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               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                    among

                            KRANZCO REALTY TRUST,

                                 KRT TRUST,

                                CV REIT, INC.

                                     and

                            KRAMONT REALTY TRUST


                        Dated as of December 10, 1999






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                              TABLE OF CONTENTS

                                                                         Page

1.   The Reorganization. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.1.   The CV Merger. . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2.   The KRT Trust Merger . . . . . . . . . . . . . . . . . . . . . .3
     1.3.   The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.4.   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .3

2.   Declaration of Trust and By-laws of Kramont . . . . . . . . . . . . . .3
     2.1.   Declaration of Trust . . . . . . . . . . . . . . . . . . . . . .3
     2.2.   By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3.   Trustees and Executive Officers of Kramont. . . . . . . . . . . . . . .4
     3.1.   Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.2.   Executive Officers . . . . . . . . . . . . . . . . . . . . . . .4

4.   KRT Trust Common and Preferred Shares, CV Common Stock and Kramont
     Common and Preferred Shares . . . . . . . . . . . . . . . . . . . . . .4
     4.1.   Conversion of KRT Trust Common Shares, and CV Common Stock . . .4
     4.2.   Exchange of Certificates . . . . . . . . . . . . . . . . . . . .8
     4.3.   Cancellation of Kramont Common Shares. . . . . . . . . . . . . 10

5.   Certain Transactions Relating to the Kranzco Reorganization and the
     Trust Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.1.   Preliminary Transactions . . . . . . . . . . . . . . . . . . . 11
     5.2.   Merger of CV Trust into CV.. . . . . . . . . . . . . . . . . . 12
     5.3.   Transactions Relating to CV Partnership. . . . . . . . . . . . 12

6.   Representations and Warranties of Kranzco and KRT Trust . . . . . . . 14
     6.1.   Existence; Good Standing; Authority; Compliance With Law . . . 14
     6.2.   Authorization, Validity and Effect of Agreements . . . . . . . 15
     6.3.   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.4.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.5.   Other Interests. . . . . . . . . . . . . . . . . . . . . . . . 17
     6.6.   No Violation . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.7.   SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.8.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.9.   Absence of Certain Changes . . . . . . . . . . . . . . . . . . 19
     6.10.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.11.  Books and Records. . . . . . . . . . . . . . . . . . . . . . . 21
     6.12.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.13.  Environmental Matters. . . . . . . . . . . . . . . . . . . . . 23
     6.14.  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . . 26
     6.15.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.16.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.17.  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . 28
     6.18.  CV Share Ownership . . . . . . . . . . . . . . . . . . . . . . 28
     6.19.  [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . . 28
     6.20.  Convertible Securities . . . . . . . . . . . . . . . . . . . . 28
     6.21.  Related Party Transactions . . . . . . . . . . . . . . . . . . 29
     6.22.  Contracts and Commitments. . . . . . . . . . . . . . . . . . . 29
     6.23.  Certain Payments Resulting From Transactions . . . . . . . . . 29
     6.24.  Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.25.  Investment Company Act of 1940 . . . . . . . . . . . . . . . . 30
     6.26.  Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.27.  State Takeover Statutes. . . . . . . . . . . . . . . . . . . . 31
     6.28.  FFO Agreements . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.29.  No Prior Activities; Other Interests . . . . . . . . . . . . . 31

7.   Representations and Warranties of CV. . . . . . . . . . . . . . . . . 31
     7.1.   Existence; Good Standing; Authority; Compliance With Law . . . 31
     7.2.   Authorization, Validity and Effect of Agreements . . . . . . . 33
     7.3.   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.4.   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.5.   Other Interests. . . . . . . . . . . . . . . . . . . . . . . . 34
     7.6.   No Violation . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.7.   SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.8.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.9.   Absence of Certain Changes . . . . . . . . . . . . . . . . . . 36
     7.10.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     7.11.  Books and Records. . . . . . . . . . . . . . . . . . . . . . . 38
     7.12.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.13.  Environmental Matters. . . . . . . . . . . . . . . . . . . . . 40
     7.14.  Employee Benefit Plans; ERISA. . . . . . . . . . . . . . . . . 42
     7.15.  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.16.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     7.17.  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . 44
     7.18.  Kranzco Stock Ownership. . . . . . . . . . . . . . . . . . . . 44
     7.19.  Related Party Transactions . . . . . . . . . . . . . . . . . . 44
     7.20.  Contracts and Commitments. . . . . . . . . . . . . . . . . . . 45
     7.21.  Certain Payments Resulting From Transactions . . . . . . . . . 45
     7.22.  Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     7.23.  Investment Company Act of 1940 . . . . . . . . . . . . . . . . 46
     7.24.  State Takeover Statutes. . . . . . . . . . . . . . . . . . . . 46
     7.25.  Mortgage Notes . . . . . . . . . . . . . . . . . . . . . . . . 47
     7.26.  FFO Agreements . . . . . . . . . . . . . . . . . . . . . . . . 48
     7A.    Representations and Warranties of Kramont. . . . . . . . . . . 49
     7A.1.  Existence: Good Standing; Authority. . . . . . . . . . . . . . 49
     7A.2.  Authorization, Validity and Effect of Agreements . . . . . . . 49
     7A.3.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 49
     7A.4.  No Prior Activities; Other Interests . . . . . . . . . . . . . 50

8.   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     8.1.   Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . 50
     8.2.   Conduct of Businesses. . . . . . . . . . . . . . . . . . . . . 53
     8.3.   Meetings of Shareholders . . . . . . . . . . . . . . . . . . . 58
     8.4.   Filings; Other Action. . . . . . . . . . . . . . . . . . . . . 59
     8.5.   Notification of Certain Matters. . . . . . . . . . . . . . . . 59
     8.6.   Inspection of Records. . . . . . . . . . . . . . . . . . . . . 59
     8.7.   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     8.8.   Registration Statement . . . . . . . . . . . . . . . . . . . . 60
     8.9.   Listing Application. . . . . . . . . . . . . . . . . . . . . . 61
     8.10.  Further Action . . . . . . . . . . . . . . . . . . . . . . . . 61
     8.11.  Affiliates of CV and Kranzco . . . . . . . . . . . . . . . . . 61
     8.12.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     8.13.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 62
     8.14.  Governance . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     8.15.  Employees and Employee Benefit Plans . . . . . . . . . . . . . 63
     8.16.  Reorganization . . . . . . . . . . . . . . . . . . . . . . . . 64
     8.17.  REIT Status. . . . . . . . . . . . . . . . . . . . . . . . . . 64
     8.18.  Other Agreements . . . . . . . . . . . . . . . . . . . . . . . 65
     8.19.  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     8.20.  The Kranzco Reorganization Transactions. . . . . . . . . . . . 65
     8.21.  CV Limited Partner Contribution. . . . . . . . . . . . . . . . 66
     8.22.  Termination of CV Related Party Transactions; Termination
            of FFO Agreements. . . . . . . . . . . . . . . . . . . . . . . 66
     8.23.  Drexel Agreement.  . . . . . . . . . . . . . . . . . . . . . . 66
     8.24.  Life Insurance . . . . . . . . . . . . . . . . . . . . . . . . 67
     8.25.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     8.26.  Performance by Kramont . . . . . . . . . . . . . . . . . . . . 67

9.   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     9.1.   Conditions to Each Party's Obligation to Effect the
            Reorganization . . . . . . . . . . . . . . . . . . . . . . . . 67
     9.2.   Conditions to Obligations of Kranzco to Effect the
            Reorganization . . . . . . . . . . . . . . . . . . . . . . . . 68
     9.3.   Conditions to Obligation of CV to Effect the Reorganization. . 70

10.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     10.1.  Termination by Mutual Consent. . . . . . . . . . . . . . . . . 72
     10.2.  Termination by Either Kranzco or CV. . . . . . . . . . . . . . 72
     10.3.  Termination by Kranzco . . . . . . . . . . . . . . . . . . . . 73
     10.4.  Termination by CV. . . . . . . . . . . . . . . . . . . . . . . 73
     10.5.  Certain Fees and Expenses Upon Termination and Abandonment . . 74
     10.6.  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . 78

11.  General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . 78
     11.1.  Nonsurvival of Representations, Warranties and Agreements. . . 78
     11.2.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
     11.3.  Assignment; Binding Effect; Benefit. . . . . . . . . . . . . . 79
     11.4.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 80
     11.5.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 80
     11.6.  Definition of Knowledge. . . . . . . . . . . . . . . . . . . . 80
     11.7.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . 80
     11.8.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 80
     11.9.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.10. Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.11. Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.12. Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.13. Incorporation. . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.14. Severability . . . . . . . . . . . . . . . . . . . . . . . . . 81
     11.15. Enforcement of Agreement . . . . . . . . . . . . . . . . . . . 81
     11.16. Non-Recourse . . . . . . . . . . . . . . . . . . . . . . . . . 81


EXHIBIT A   Amended and Restated Declaration of Trust of Kramont
EXHIBIT B   By-laws of Kramont
EXHIBIT C   Trustees of Kramont
EXHIBIT D   Executive Officers of the Kramont
EXHIBIT E   Certificate of Merger regarding Merger of Kranzco into KRT Trust
            II (Delaware)
EXHIBIT F   Articles of Merger regarding Merger of Kranzco into KRT Trust II
            (Maryland)
EXHIBIT G   Certificate of Merger regarding Merger of KRT Trust II into KRT
            Partnership (Delaware)
EXHIBIT H   Certificate of Merger regarding merger of CV Trust into CV
            (Delaware)
EXHIBIT I   Unit Contribution Agreement
EXHIBIT J   Second Amended and Restated Agreement of Limited Partnership of
            CV Partnership
EXHIBIT K   Affiliate Letter
EXHIBIT L   Norman M. Kranzdorf Employment Agreement
EXHIBIT M   Louis P. Meshon, Sr. Employment Agreement
EXHIBIT N   Amended and Restated Agreement of Limited Partnership of KRT
            Partnership
EXHIBIT O   Press Release
EXHIBIT P   Lease Amendment

                           INDEX OF DEFINED TERMS

     Each of the following terms is defined in the Section set forth opposite such term:


     Defined Term                                 Section
     ------------                                 -------

     Affiliate                                    8.11(a)
     Agreement                                    Recitals
     Ancillary Agreements                         6.2
     Average Price                                4.2(e)
     Break-Up Expenses                            10.5(d)
     Break-Up Expenses Tax Opinion                10.5(d)
     CERCLA                                       6.13(a)(vi)
     Closing                                      1.3
     Closing Date                                 1.3
     COBRA Coverage                               8.15(d)
     Code                                         Recitals
     Commitment                                   6.9
     Confidentiality Agreement                    11.5
     Conversion Transactions                      5.1
     CV                                           Recitals
     CV Acquisition Proposal                      8.1(a)
     CV Base Amount                               10.5(b)
     CV Benefit Plans                             7.14(a)
     CV Break-Up Fee                              10.5(b)
     CV Break-Up Fee Tax Opinion                  10.5(c)
     CV Common Certificate                        4.1(i)
     CV Common Stock                              4.1(h)
     CV Disclosure Letter                         7
     CV Employment Agreements                     7.19
     CV Employee Arrangements                     7.21
     CV Employees                                 8.15(a)
     CV Entities                                  7.2
     CV ERISA Affiliate                           7.14(a)
     CV Exchange Ratio                            4.1(h)
     CV GP                                        5.3(b)
     CV Ground Leases                             7.12
     CV IRS Fee Ruling                            10.5(c)
     CV Management Agreements                     7.20
     CV Material Adverse Effect                   7.1
     CV Merger                                    Recitals
     CV OP Units                                  5.3(a)
     CV Option                                    4.1(k)
     CV Options                                   4.1(k)
     CV Partnership                               Recitals
     CV Partnership Agreement                     5.3(a)
     CV Partnership Approvals                     5.3(e)
     CV Partnership Exchange Offer                5.3(a)
     CV Properties                                7.12
     CV Reports                                   7.7
     CV Shareholder Approval                      7.2
     CV Stock Option Plans                        4.1(k)
     CV Subsidiary                                7.1
     CV Trust                                     Recitals
     CV Unit Holders                              5.3(a)
     CV Voting Agreements                         Recitals
     Declaration of Trust                         6.1
     Delaware Business Trust Laws                 5.2
     DGCL                                         1.1
     DR Plan                                      4.2(i)
     Drexel Shareholder Agreement                 8.23
     Effective Time                               1.4
     Encumbrances                                 6.12
     Environmental Law                            6.13(c)(i)
     Environmental Permit                         6.13(c)(ii)
     ERISA                                        6.14, 7.14
     Exchange Act                                 6.6
     Exchange Agent                               4.2(a)
     Exchange Fund                                4.2(a)
     Expenses Recipient                           10.5(d)
     FFO Agreements                               7.26
     First CV Partnership Approval                5.3(b)
     Form S-4                                     8.8
     Funds From Operations                        6.1
     Governmental Entity                          6.1
     Hazardous Material                           6.13(c)(iii)
     Hilcoast                                     8.22(a)
     Holdings                                     Recitals
     IRS                                          6.10(a)
     IRS Expense Ruling                           10.5(d)
     Joint Proxy Statement/Prospectus             8.8
     Kramont                                      Recitals
     Kramont Amended & Restated
       Declaration of Trust                       2.1
     Kramont Common Shares                        4.1(a)
     Kramont OP Common Units                      5.3(a)
     Kramont Options                              6.3
     Kramont Preferred Exchange Ratio             4.1(f)
     Kramont Preferred Shares                     4.1(f)
     Kramont Series A-1 Preferred Shares          4.1(c)
     Kramont Series B-1 Preferred Shares          4.1(d)
     Kramont Series B-2 Preferred Shares          4.1(e)
     Kramont Series D Preferred Shares            4.1(f)
     Kranzco                                      Recitals
     Kranzco Acquisition Proposal                 8.1(c)
     Kranzco Base Amount                          10.5(c)
     Kranzco Benefit Plans                        6.14(a)
     Kranzco Break-Up Fee                         10.5(c)
     Kranzco Break-Up Fee Tax Opinion             10.5(b)
     Kranzco Common Share                         4.2(e)
     Kranzco Contribution                         5.3(c)
     Kranzco Disclosure Letter                    6
     Kranzco Employee Arrangements                6.23
     Kranzco Entities                             6.2
     Kranzco Exchange Ratio                       4.1(a)
     Kranzco ERISA Affiliate                      6.14(a)
     Kranzco Ground Leases                        6.12
     Kranzco IRS Fee Ruling                       10.5(b)
     Kranzco Material Adverse Effect              6.1
     Kranzco Preferred Shares                     6.1
     Kranzco Properties                           6.12
     Kranzco Reorganization                       Recitals
     Kranzco Reorganization Transactions          8.20
     Kranzco Reports                              6.7
     Kranzco Right                                6.3
     Kranzco Series A-1 Preferred Shares          6.1
     Kranzco Series B-1 Preferred Shares          6.1
     Kranzco Series B-2 Preferred Shares          6.1
     Kranzco Series D Preferred Shares            6.1
     Kranzco Series E Preferred Shares            6.1
     Kranzco Shareholder Approval                 6.2
     Kranzco Subsidiary                           6.1
     Kranzco Voting Agreements                    Recitals
     KRT Partnership Merger                       5.1
     KRT Partnership                              Recitals
     KRT Trust                                    Recitals
     KRT Trust Common Certificate                 4.1(b)
     KRT Trust Common Share                       4.1(a)
     KRT Trust Common Shares                      4.1(a), 4.1 (b)
     KRT Trust Merger                             Recitals
     KRT Trust Option Plans                       4.1(k)
     KRT Trust Option                             4.1(k)
     KRT Trust Options                            4.1(k)
     KRT Trust Preferred Certificate              4.1(g)
     KRT Trust Preferred Shares                   4.1(f)
     KRT Trust Series A-1 Preferred Shares        4.1(c)
     KRT Trust Series B-1 Preferred Shares        4.1(d)
     KRT Trust Series B-2 Preferred Shares        4.1(e)
     KRT Trust Series D Preferred Shares          4.1(f)
     KRT Trust II                                 Recitals
     KRT Trust II Merger                          5.1
     Louis P. Meshon, Sr.
          Employment Agreement                    8.18
     Louis P. Meshon, Sr. Insurance Policy        8.24
     Maryland REIT Law                            1.1
     Material CV Lease                            7.22(a)
     Material CV Tenant                           7.22(a)
     Material Kranzco Lease                       6.24(a)
     Material Kranzco Tenant                      6.24(a)
     MGCL                                         1.1
     Mortgage                                     7.25(a)
     NAREIT                                       6.1
     Necessary Consents                           8.25
     New Options                                  4.1
     New York Courts                              11.8
     Non-Tendering Holders                        4.2(c)
     Norman M. Kranzdorf
          Employment Agreement                    8.18
     Notice of Superior CV Proposal               8.1(a)
     Notice at Superior Kranzco Proposal          8.1(c)
     NYSE                                         4.2(e)
     Partnership Contribution                     Recitals
     Payor                                        10.5(d)
     Property Restrictions                        6.12
     Qualifying Income                            10.5(b)
     REIT                                         6.10(b), 7.10(b)
     REIT Income Requirements                     10.5(b)
     Registered Securities                        8.8
     Regulatory Filings                           6.6
     Reorganization                               Recitals, 5.1
     Return                                       6.10(a)
     Returns                                      6.10(a)
     Rule 145                                     8.11(a)
     Second CV Partnership Approval               5.3(d)
     Securities Laws                              6.7
     Series A-1 Exchange Ratio                    4.1(c)
     Series B-1 Exchange Ratio                    4.1(d)
     Series B-2 Exchange Ratio                    4.1(e)
     Series D Exchange Ratio                      4.1(f)
     Superior CV Acquisition Proposal             8.1(a)
     Superior Kranzco Acquisition Proposal        8.1(c)
     Survivor Common Shares                       4.1(a)
     Tax                                          6.10(a)
     Taxes                                        6.10(a)
     Tender Deadline Date                         4.2(c)
     Third CV Partnership Approval                5.3(d)
     Trust Merger                                 Recitals, 5.2
     Unit Contribution Agreement                  5.3(a)


               AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated as of December 10, 1999, among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit, Inc., a Delaware corporation ("CV"), and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont").

                                  RECITALS

     A. The Boards of Trustees of Kranzco, KRT Trust and Kramont and the Board of Directors of CV each has determined that a business combination between Kranzco and CV is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger of CV (the "CV Merger") and the merger of KRT Trust (the "KRT Trust Merger") into Kramont, upon the terms and subject to the conditions set forth herein. The CV Merger and the KRT Trust Merger are hereafter referred to collectively as the "Reorganization."

     B. In connection with but prior to the Reorganization, the following additional transactions will be effected: (i) Kranzco will convert all of its corporate subsidiaries into single member limited liability companies or limited partnerships and may elect to transfer certain of the assets owned directly by Kranzco to single member limited liability companies or limited partnerships, as more fully described in Section 5.1, but, KRT Trust will continue to be wholly-owned by Kranzco, (ii) Kranzco will merge with and into KRT Trust II LLC, a Delaware limited liability company and a wholly owned subsidiary of KRT Trust ("KRT Trust II"), and in connection with such merger, each shareholder of Kranzco will receive such number of common and preferred shares in KRT Trust as is equal to the number of common and preferred shares held by such shareholder in Kranzco and (iii) KRT Trust II will merge with and into KRT Operating Partnership, L.P., a Delaware limited partnership of which KRT Trust is the sole general partner ("KRT Partnership"), as more fully described in Section 5.1 (the transactions referred to in clauses (i), (ii) and (iii) of this Recital B are referred to herein as the "Kranzco Reorganization"), (iv) Montgomery CV Realty Trust, a Delaware business trust and a wholly owned subsidiary of CV ("CV Trust") will merge with and into CV, as more fully described in Section 5.2 (the "Trust Merger") and (v) immediately following the Reorganization, Kramont will contribute to KRT Partnership the units of partnership interest then held by Kramont in Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership"), solely in exchange for units of partnership interest in KRT Partnership, as more fully described in Section 5.3 (the "Partnership Contribution").

     C. Following the execution of this Agreement, KRT Partnership will offer to each holder of units of limited partner interest in CV Partnership, other than CV Trust, the right to (i) contribute to KRT Partnership the units of limited partner interest in CV Partnership held by such holder solely in exchange for units of limited partner interest in KRT Partnership or (ii) provided such holder shall theretofore have contributed to CV Partner Holdings, L.P., a Delaware limited partnership ("Holdings"), the units of limited partner interest in CV Partnership held by such holder solely in exchange for units of limited partner interest in Holdings, contribute to KRT Partnership the units of limited partner interest in Holdings held by such holder solely in exchange for units of limited partner interest in KRT Partnership, all as more fully described in Section 5.3.

     D. In order to induce Kranzco to enter into this Agreement, concurrently herewith, Kranzco and Louis P. Meshon, Sr., H. Irwin Levy and Alan Shulman are entering into Voting Agreements pursuant to which, among other matters, Louis P. Meshon, Sr., H. Irwin Levy and Alan Shulman have agreed in their capacities as shareholders to vote in favor of this Agreement and the CV Merger provided for herein and against any other competing transactions (the "Kranzco Voting Agreements").

     E. In order to induce CV to enter into this Agreement, concurrently herewith, CV, Norman M. Kranzdorf and Robert H. Dennis are entering into Voting Agreements pursuant to which, among other matters, Norman M. Kranzdorf and Robert H. Dennis have agreed in their capacities as shareholders to vote in favor of this Agreement and the KRT Merger provided for herein and against any other competing transactions (the "CV Voting Agreements").

     F. For federal income tax purposes, it is intended that each of the KRT Trust Merger and the CV Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     G. Kranzco and CV have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     H. Kranzco and CV desire to make certain representations, warranties and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                  ARTICLE 1

     1.     The Reorganization.

     1.1. The CV Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL"), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"), and the Delaware General Corporation Law ("DGCL") at the Effective Time (as defined in Section 1.4), CV shall be merged with and into Kramont in accordance with this Agreement and the separate corporate existence of CV shall thereupon cease. Kramont shall be the surviving real estate investment trust in the CV Merger. The CV Merger shall have the effects provided in this Agreement, Section 8-501.1 of the Maryland REIT Law and the applicable provisions of the DGCL.

     1.2. The KRT Trust Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the Maryland REIT Law, at the Effective Time (as defined in Section 1.4), KRT Trust shall be merged with and into Kramont in accordance with this Agreement and the separate corporate existence of KRT Trust shall thereupon cease. Kramont shall be the surviving real estate investment trust in the KRT Trust Merger. The KRT Trust Merger shall have the effects provided in this Agreement and Section 8-501.1 of the Maryland REIT Law.

     1.3. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Reorganization (the "Closing") shall take place
(a) at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Kranzco and CV may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.4. Effective Time. If all the conditions to the Reorganization set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall, on the Closing Date, cause (i) Articles of Merger meeting the requirements of the Maryland REIT Law to be properly executed, verified and delivered for filing in accordance with the Maryland REIT Law and (ii) this Agreement to be properly delivered for filing in accordance with the DGCL. The Reorganization shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland REIT Law and the filing of this Agreement with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Reorganization (the "Effective Time").


                                  ARTICLE 2

     2.     Declaration of Trust and By-laws of Kramont.

     2.1. Declaration of Trust. The Declaration of Trust of Kramont shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A attached hereto, until duly amended in accordance with the terms thereof (the "Kramont Amended and Restated Declaration of Trust").

     2.2. By-laws. The By-laws of Kramont shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B attached hereto, until duly amended in accordance with the terms thereof.


                                  ARTICLE 3

     3.     Trustees and Executive Officers of Kramont.

     3.1. Trustees. The trustees of Kramont as of the Effective Time shall be those individuals listed in Exhibit C attached hereto. If any person identified on Exhibit C is unable to serve, the Board of Directors of CV or the Board of Trustees of Kranzco, as the case may be, whichever designated such person (as indicated on Exhibit C) shall designate a successor who shall serve in such capacity.

     3.2. Executive Officers. The executive officers of Kramont as of the Effective Time shall be those individuals listed in Exhibit D attached hereto.



                                  ARTICLE 4

     4. KRT Trust Common and Preferred Shares, CV Common Stock and Kramont Common and Preferred Shares.

     4.1. Conversion of KRT Trust Common Shares, and CV Common Stock. (a) At the Effective Time, each common share of beneficial interest, $.01 par value per share of KRT Trust (each, a "KRT Trust Common Share" and collectively, the "KRT Trust Common Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one common share of beneficial interest, $.01 par value per share ("Survivor Common Shares" or "Kramont Common Shares") of Kramont (the "Kranzco Exchange Ratio"). Each KRT Trust Common Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (b) Subject to Section 4.1(a), as a result of the KRT Trust Merger and without any action on the part of the holder thereof, all KRT Trust Common Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any KRT Trust Common Shares (a "KRT Trust Common Certificate") shall thereafter cease to have any rights with respect to such KRT Trust Common Certificate, except the right to receive a certificate representing Kramont Common Shares in accordance with Section 4.1(a) upon the surrender of such KRT Trust Common Certificate subject to the first sentence of Section 4.2(c).

            (c) At the Effective Time, each Series A-1 Increasing Rate Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series A-1 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series A-1 Increasing Rate Cumulative Convertible Preferred Share of Beneficial Interest (the "Kramont Series A-1 Preferred Shares") of Kramont (the "Series A-1 Exchange Ratio"), which Kramont Series A-1 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series A-1 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (d) At the Effective Time, each Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series B-1 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest (the "Kramont Series B-1 Preferred Shares") of Kramont (the "Series B-1 Exchange Ratio"), which Kramont Series B-1 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series B-1 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (e) At the Effective Time, each Series B-2 Cumulative Convertible Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series B-2 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series B-2 Cumulative Convertible Preferred Share of Beneficial Interest (the "Kramont Series B-2 Preferred Shares") of Kramont (the "Series B-2 Exchange Ratio"), which Kramont Series B-2 Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series B-2 Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (f) At the Effective Time, each Series D Cumulative Redeemable Preferred Share of Beneficial Interest of KRT Trust (the "KRT Trust Series D Preferred Shares," and together with the KRT Trust Series A-1 Preferred Shares, the KRT Trust Series B-1 Preferred Shares and the KRT Trust Series B-2 Preferred Shares, the "KRT Trust Preferred Shares") issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the KRT Trust Merger and without any action on the part of the holder thereof, be converted into one Series D Cumulative Redeemable Preferred Share of Beneficial Interest (the "Kramont Series D Preferred Shares," together with the Kramont Series A-1 Preferred Shares, the Kramont Series B-1 Preferred Shares and the Kramont Series B-2 Preferred Shares, the "Kramont Preferred Shares") of Kramont (the "Series D Exchange Ratio," and together with the Series A-1 Exchange Ratio, the Series B-1 Exchange Ratio and the Series B-2 Exchange Ratio, the "Kramont Preferred Exchange Ratios"), which Kramont Series D Preferred Shares shall have the terms, rights and preferences designated in the Kramont Amended and Restated Declaration of Trust. Each KRT Trust Series D Preferred Share to be converted in the KRT Trust Merger shall be converted without further consideration.

            (g) Subject to Sections 4.1(c), (d), (e) and (f), as a result of the KRT Trust Merger and without any action on the part of the holder thereof, all KRT Trust Preferred Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any KRT Trust Series A-1 Preferred Shares, KRT Trust Series B-1 Preferred Shares, KRT Trust Series B-2 Preferred Shares or KRT Trust Series D Preferred Shares (a "KRT Trust Preferred Certificate") shall thereafter cease to have any rights with respect to such KRT Trust Preferred Certificate, except the right to receive a certificate representing Kramont Series A-1 Preferred Shares, Kramont Series B-1 Preferred Shares, Kramont Series B-2 Preferred Shares and Kramont Series D Preferred Shares, respectively, upon the surrender of such KRT Trust Preferred Certificate.

            (h) At the Effective Time, each share of common stock, $.01 par value per share ("CV Common Stock") of CV issued and outstanding immediately prior to the Effective Time shall automatically, by virtue of the CV Merger and without any action on the part of the holder thereof, be converted into one Kramont Common Share (the "CV Exchange Ratio"). Each share of CV Common Stock to be converted in the CV Merger shall be converted without further consideration.

            (i) Subject to Section 4.1(h), as a result of the CV Merger and without any action on the part of the holder thereof, all shares of CV Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of CV Common Stock (a "CV Common Certificate") shall thereafter cease to have any rights with respect to such CV Common Certificate, except the right to receive a certificate representing Kramont Common Shares in accordance with Section 4.1(b) upon the surrender of such CV Common Certificate subject to the first sentence of Section 4.2(c).

            (j) Each share of CV Common Stock issued and held in CV's treasury at the Effective Time, if any, shall, by virtue of the CV Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

            (k) All options to purchase KRT Trust Common Shares (individually, a "KRT Trust Option," and collectively, the "KRT Trust Options") outstanding by reason of the actions described in Section 8.20(e) of this Agreement under Kranzco's 1992 Employee Share Option Plan, Kranzco's 1992 Trustee Share Option Plan and Kranzco's 1995 Incentive Plan (as assumed by KRT Trust hereafter, collectively, the "KRT Trust Option Plans") shall remain outstanding following the Effective Time. All options to purchase shares of CV Common Stock (individually, a "CV Option" and collectively, the "CV Options") outstanding under the CV Trust Executive Stock Option Plan, the Drexel Realty, Inc. 1997 Stock Option Plan and the CV Non-Employee Director 1998 Stock Option Plan (collectively, the "CV Stock Option Plans") shall remain outstanding following the Effective Time.

            At the Effective Time, such KRT Trust Options and CV Options shall, by virtue of the KRT Trust Merger and CV Merger, respectively, and without any further action on the part of KRT Trust or CV, as the case may be, or the holder of any such KRT Trust Options or CV Options, as the case may be, be assumed by Kramont in such manner that Kramont (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such KRT Trust Options and CV Options, would be such a corporation were Section 424 of the Code applicable to such options. Each KRT Trust Option and CV Option assumed by Kramont shall be subject to and exercisable upon the same terms and conditions (including expiration date, vesting and exercise provisions) as under the applicable KRT Trust Option Plans or CV Stock Option Plans, as the case may be, except that (i) each such KRT Trust Option or CV Option, as the case may be, shall be exercisable for that whole number of Kramont Common Shares into which the number of KRT Trust Common Shares or shares of CV Common Stock, as the case may be, subject to the KRT Trust or CV Option, as the case may be, immediately prior to the Effective Time would have been converted under this Article 4 had such option been exercised in full immediately prior to the Reorganization, (ii) with respect to each assumed CV Option, the option price per Kramont Common Share shall be equal to the option price per share of CV Common Stock subject to such CV Option in effect immediately prior to the Effective Time, and (iii) with respect to each assumed KRT Trust Option, the option price per Kramont Common Share shall be equal to the option price per KRT Trust Common Share subject to such KRT Trust Option in effect immediately prior to the Effective Time. At the Effective Time, Kramont will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the Kramont Common Shares issuable in connection with the assumed KRT Trust Options and the assumed CV Options, and Kramont shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such assumed KRT Trust Options and assumed CV Options remain outstanding. At or prior to the Effective Time, Kramont shall take all corporate action necessary to reserve for issuance a sufficient number of Kramont Common Shares for delivery in connection with the assumed KRT Trust Options and assumed CV Options.

            In addition, as of the Effective Time, the Board of Trustees of Kramont shall (i) adopt a new management incentive plan, which, among other things, will provide for the issuance of options and restricted shares, the form and substance of which shall have been mutually agreed upon by KRT Trust and CV, and (ii) grant new options (which new options, when taken together with all of the assumed KRT Trust Options and the assumed CV Options, shall not exceed 10% of the number of Kramont Common Shares issued and outstanding immediately following the Reorganization) (the "New Options") to purchase Kramont Common Shares to the individuals, in the amounts and upon the terms mutually agreed upon by KRT Trust and CV. At the Effective Time, Kramont will cause to be filed one or more registration statements on Form S-8 under the Securities Act (or any successor form) in order to register the Kramont Common Shares issuable in connection with the New Options, and Kramont shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein or used pursuant thereto) for so long as such New Options remain outstanding. At or prior to the Effective Time, Kramont shall take all corporate action necessary to reserve for issuance a sufficient number of Kramont Common Shares for delivery in connection with the New Options.

     4.2.   Exchange of Certificates.

            (a) As of the Effective Time, Kramont shall deposit, or shall cause to be deposited, with an exchange agent selected by Kramont, which shall be KRT Trust's transfer agent or such other party reasonably satisfactory to KRT Trust and CV (the "Exchange Agent"), for the benefit of the holders of KRT Trust Common Shares, KRT Trust Preferred Shares and shares of CV Common Stock, for exchange in accordance with this Article 4, certificates representing Kramont Common Shares or Kramont Preferred Shares, as the case may be (such certificates for Kramont Common Stock and Kramont Preferred Shares, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 4.1 in exchange for outstanding KRT Trust Common Shares, KRT Trust Preferred Shares and shares of CV Common Stock.

            (b) Promptly after the Effective Time, Kramont shall cause the Exchange Agent to mail to each holder of record of one or more KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, shall pass, only upon delivery of the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, to the Exchange Agent and shall be in such form and have such other provisions as KRT Trust and CV may reasonably specify and (ii) instructions for use in effecting the surrender of the KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, in exchange for certificates representing shares of Kramont Common Stock or Kramont Preferred Stock, as the case may be. Subject to the first sentence of Section 4.2(c) upon surrender of a KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, shall be entitled to receive in exchange therefor a certificate representing the number of Kramont Common Shares or Kramont Preferred Shares, as the case may be, which such holder has the right to receive in respect of the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, surrendered pursuant to the provisions of this Article 4, in each case after giving effect to any required withholding tax, and the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares which is not registered in the transfer records of KRT Trust or CV, as the case may be, a certificate representing the proper number of Kramont Common Shares or Kramont Preferred Shares, as the case may be, may be issued to such a transferee if the KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, as the case may be, representing shares of such KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares, as the case may be, are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (c) Notwithstanding the foregoing, holders of KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates who do not surrender their KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, for cancellation to the Exchange Agent in accordance with this Section 4.2(c) shall, until December 31, 2001 (the "Tender Deadline Date"), continue to receive dividends and distributions, if any, on the Kramont Common Shares or Kramont Preferred Shares into which such KRT Trust Common Shares, shares of CV Common Stock and KRT Trust Preferred Shares shall have been converted pursuant to Section 4.1. Distributions on Kramont Common Shares and Kramont Preferred Shares payable after the Tender Deadline Date shall not be paid to holders ("Non-Tendering Holders") of KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates who do not surrender their KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates, as the case may be, for cancellation prior to the Tender Deadline Date, but rather shall be paid by Kramont, without interest, to such Non-Tendering Holders at the time such Non-Tendering Holders surrender their KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates, as the case may be, for cancellation pursuant to this Section 4.2(c).

            (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of KRT Trust of the KRT Trust Common Shares or KRT Trust Preferred Shares which were outstanding immediately prior to the Effective Time. At and after the Effective Time, there shall be no transfers on the stock transfer books of CV of the shares of CV Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any KRT Trust Common Certificates, CV Common Certificates or KRT Trust Preferred Certificates are presented to Kramont, they shall be cancelled and exchanged for certificates for Kramont Common Shares or Kramont Preferred Shares, as the case may be, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. KRT Trust Common Certificates, CV Common Certificates and KRT Trust Preferred Certificates surrendered for exchange by any person constituting an "affiliate" of KRT Trust or CV for purposes of Rule 145(c) under the Securities Act, shall not be exchanged until Kramont has received a written agreement from such person as provided in Section 8.11.

            (e) No fractional Kramont Common Shares shall be issued pursuant hereto. In lieu of the issuance of any fractional Kramont Common Shares to holders of KRT Trust Common Shares pursuant to Section 4.1(i), cash adjustments will be paid to holders in respect of any fractional Kramont Common Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a common share of beneficial interest, $.01 par value per share of Kranzco (a "Kranzco Common Share"). The "Average Price" of a Kranzco Common Share, shall be the closing sale price thereof on the New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) on the trading day on which the Effective Time occurs, or if the Effective Time is not a trading day, then on the trading day immediately preceding the Effective Time.

            (f) Any portion of the Exchange Fund (including any Kramont Common Shares) that remains unclaimed by the former shareholders of KRT Trust or CV, as the case may be, after the Tender Deadline Date shall be delivered to Kramont. Any former shareholders of KRT Trust or CV, as the case may be, who have not theretofore complied with this Article 4 shall thereafter look only to Kramont for delivery of certificates evidencing their Kramont Common Shares, Kramont Preferred Shares and payment of unpaid dividends or distributions, if any, deliverable in respect of each KRT Trust Common Share such shareholder holds as determined pursuant to this Agreement without any interest thereon.

            (g) None of Kranzco, KRT Trust, CV, Kramont, the Exchange Agent or any other person shall be liable to any former holder of Kranzco Common Shares, Kranzco Preferred Shares, KRT Trust Common Shares, shares of CV Common Stock or KRT Trust Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (h) In the event any KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate to be lost, stolen or destroyed and, if required by Kramont, the posting by such person of a bond in such reasonable amount as Kramont may direct as indemnity against any claim that may be made against it with respect to such KRT Trust Common Certificate, CV Common Certificate or KRT Trust Preferred Certificate, the Exchange Agent or Kramont will issue in exchange for such lost, stolen or destroyed KRT Trust Certificate, CV Common Certificate or KRT Trust Preferred Certificate a certificate representing the Kramont Common Shares or Kramont Preferred Shares, as the case may be.

            (i) In connection with the Reorganization, appropriate action shall be taken without any action on behalf of the holders thereof (i) to reflect the conversion of Kranzco Common Shares held by First Union National Bank pursuant to the Kranzco Dividend Reinvestment Plan (the "DR Plan") into an equal number of KRT Trust Common Shares and conversion of such shares into an equal number of Kramont Common Shares and (ii) to reflect the conversion of fractional Kranzco Common Shares held pursuant to the DR Plan into an equal number of fractional shares of KRT Trust and the subsequent conversion of such fractional shares of KRT Trust into a right to receive cash, without interest, in lieu of such fractional interests as provided in Section 4.2(e).

     4.3. Cancellation of Kramont Common Shares. Pursuant to the Reorganization, the Kramont Common Shares held by its shareholders immediately prior to the Reorganization will be canceled in the Reorganization for no consideration.

     4.4. Service of Process. Kramont agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of any constituent corporation of the State of Delaware, as well as enforcement of any obligation of Kramont arising from the Reorganization, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such service of process shall be mailed by the Secretary of State is:
Corporation Service Company, 1013 Centre Road, Wilmington, DE 19805.


                                  ARTICLE 5

     5. Certain Transactions Relating to the Kranzco Reorganization and the Trust Merger. Subject to the satisfaction of the conditions set forth in
Article 9 of this Agreement the following transactions will be consummated in the order described below.

     5.1.   Preliminary Transactions.  Prior to the Effective Time, Kranzco
(i) will cause all of its corporate subsidiaries to either convert into or merge with and into single-member limited liability companies or limited partnerships (in each case the sole owner of any such limited liability company or limited partnership, for Federal income tax purposes, shall be Kranzco and such limited liability company or limited partnership shall be, directly and indirectly, owned by Kranzco and its wholly-owned subsidiaries) but, KRT Trust will continue to be wholly owned by Kranzco, and (ii) may elect to transfer certain of the assets currently owned directly by Kranzco to single-member limited liability companies or limited partnerships of which, for Federal income tax purposes, the sole owner shall be Kranzco and which shall be, directly and indirectly, owned by Kranzco and its wholly-owned subsidiaries (collectively, the "Conversion Transactions").
Immediately following the Conversion Transactions, Kranzco will merge with and into KRT Trust II and in connection with such merger, (i) the shares of KRT Trust owned by Kranzco shall be canceled without any consideration and
(ii) each shareholder of Kranzco will receive such number of common and preferred shares in KRT Trust as is equal to the number of common and preferred shares held by such shareholder in Kranzco (in each case with substantially the same economic terms, rights, privileges, designations and preferences as the shares formerly held in Kranzco) and such former Kranzco shareholders shall thereupon and as of the Effective Time be the only shareholders of KRT Trust and KRT Trust II shall be the surviving entity (the "KRT Trust II Merger"). Immediately prior to the effective time of the KRT Trust II Merger, Kranzco and KRT Trust II will cause to be filed with (i) the Delaware Secretary of State, a Certificate of Merger in the form attached hereto as Exhibit E and (ii) the State Department of Assessments and Taxation of Maryland, the Articles of Merger in the form attached hereto as Exhibit F, which documents shall set forth the effects of the KRT Trust II Merger. Immediately following the KRT Trust II Merger, (i) KRT Trust II will merge with and into KRT Partnership, and KRT Partnership shall be the surviving entity (the "KRT Partnership Merger") and (ii) the agreement of limited partnership of KRT Partnership shall be amended and restated to read as set forth on Exhibit N hereto. Immediately prior to the effective time of the KRT Partnership Merger, KRT Trust II and KRT Partnership will cause to be filed with the Delaware Secretary of State, a Certificate of Merger in the form attached hereto as Exhibit G, which document will set forth the effects of the KRT Partnership Merger. Immediately following the KRT Partnership Merger, the number of common and preferred partnership interests in KRT Partnership held by KRT Trust (which, together with the non-economic interest of KRT Trust I in KRT Partnership shall thereupon be the only outstanding partnership interests) shall be equal in number and have substantially identical economic terms, rights, privileges, designations and preferences to the respective outstanding common shares and preferred shares of KRT Trust. Effective the day prior to the Effective Time, an election shall be made pursuant to Treasury Regulation Section 301.7701-3 for each of Kramont and KRT Trust to be treated as a corporation for federal income tax purposes.

     5.2. Merger of CV Trust into CV. Immediately prior to the Effective Time, CV Trust shall merge with and into CV in accordance with the DGCL and Title XII, Chapter 38 of the Delaware Code (the "Delaware Business Trust Laws"), and CV shall be the surviving entity. Immediately prior to the Effective Time, CV Trust and CV shall cause to be filed with the Delaware Secretary of State a Certificate of Merger meeting the requirements of the DGCL and the Delaware Business Trust Laws in the form attached hereto as Exhibit H.

     5.3.   Transactions Relating to CV Partnership.

            (a) Following the execution of this Agreement, KRT Trust shall cause KRT Partnership to offer (the "Contribution Offer") to each holder of units of partnership interest ("CV OP Units") in CV Partnership (other than CV Trust) (the "CV Unit Holders") the right to (i) contribute to KRT Partnership all the CV OP Units held by such CV Unit Holder in exchange for an equal number of common units of partnership interest of KRT Partnership ("Kramont OP Common Units") or (ii) at the option of such CV Unit Holder, and provided (x) such holder shall theretofore have contributed to Holdings all of the CV OP Units held by such CV Unit Holder in exchange for an equal number of units of partnership interest in Holdings, and (y) immediately prior to such contribution: the sole general partner of Holdings is CV OP Holdings LLC, the sole limited partner of Holdings is Louis P. Meshon, Sr., and Holdings has no assets or liabilities, contribute to KRT Partnership all of the units of partnership interest in Holdings held by such former CV Unit Holder (except that Louis P. Meshon, Sr. may retain units of limited partner interest in Holdings equal to 0.1% of the total units of limited partner interest in Holdings (the "Meshon Retained Interest")) in exchange for an equal number of Kramont OP Common Units, in each case pursuant to a Unit Contribution Agreement in substantially the form attached hereto as Exhibit I (the "Unit Contribution Agreement"). At the same time, CV Partnership and Kramont shall offer (the "CV Partnership Exchange Offer") each CV Unit Holder, other than CV Trust, the alternative right to exchange such holder's CV OP Units under Section 11.2D of the Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (the "CV Partnership Agreement") for an equal number of Kramont Common Shares, effective upon and subject to the consummation of the Reorganization. Each such offer shall be terminated as to any CV Unit Holder if not accepted by such CV Unit Holder by the day before the date the Proxy Statement/Prospectus (defined below) is mailed to the holders of beneficial interest of Kranzco and shareholders of CV unless extended by KRT Partnership or CV Partnership, as the case may be, in its sole discretion. If the Contribution Offer is accepted, the closing of the contribution of CV OP Units for which such offer is accepted shall be conditioned upon the occurrence of the Reorganization and shall not occur until the Effective Time. If the CV Partnership Exchange Offer is accepted, the CV OP Units of holders accepting such offer shall, at the Effective Time, automatically by virtue of the Reorganization be converted into an equal number of Kramont Common Shares.

            (b) Following the execution of this Agreement, CV shall seek the requisite approval of the partners of CV Partnership to (i) Kramont becoming the general partner of CV Partnership, (ii) the Kranzco Contribution (as defined below) and (iii) any other matters reasonably requested by either party to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the "First CV Partnership Approval").
The limited partners of CV Partnership immediately prior to the consummation of the transactions contemplated by the Unit Contribution Agreement shall be asked to consent to the adoption of the Second Amended and Restated Agreement of Limited Partnership of CV Partnership by CV GP LLC, a Delaware limited partnership ("CV GP").

            (c) Immediately following the Effective Time, Kramont shall contribute to KRT Partnership all of the units of partnership interests then held by Kramont in CV Partnership (the "Kranzco Contribution") pursuant to the Unit Contribution Agreement in exchange for a number of common units of partnership interest in KRT Partnership equal to the number of units of partnership interest in CV Partnership contributed by Kramont.

            (d) In connection with the transactions contemplated by the Unit Contribution Agreement, KRT Partnership shall (i) transfer to CV GP (x) all of the units of general and limited partner interests in CV Partnership acquired by KRT Partnership pursuant to the Unit Contribution Agreement, (y) all of the units of limited partner interests in Holdings acquired by KRT Partnership pursuant to the Unit Contribution Agreement and (z) all of the limited liability company interests in CV OP Holdings LLC that it acquired pursuant to the Unit Contribution Agreement and (ii) consent to the transfer of the units of general and limited partner interests in CV Partnership to CV GP (the "Second CV Partnership Approval").

            (e) CV GP, in its capacity as the sole general and a limited partner of CV Partnership, will consent to the execution of the Second Amended and Restated Agreement of Limited Partnership of CV Partnership in substantially the form attached hereto as Exhibit J (the "Third CV Partnership Approval" and, together with the First CV Partnership Approval and the Second CV Partnership Approval, the "CV Partnership Approvals").

                                  ARTICLE 6

     6. Representations and Warranties of Kranzco and KRT Trust. Except as set forth in the disclosure letter delivered at or prior to the execution hereof to CV (the "Kranzco Disclosure Letter") (it being understood and agreed that disclosure set forth in the Kranzco Disclosure Letter shall be deemed applicable to each particular representation and warranty of Kranzco herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty) Kranzco and KRT Trust, jointly and severally, represent and warrant to CV as follows:

     6.1.   Existence; Good Standing; Authority; Compliance With Law.
Kranzco and KRT Trust are each a real estate investment trust, KRT Partnership is a limited partnership, and each is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation. Kranzco is duly licensed or qualified to do business as a foreign trust and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Kranzco Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a "Kranzco Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition (including, without limitation, Funds from Operations (as defined below)) or prospects of Kranzco and the Kranzco Subsidiaries taken as a whole; provided, however, that a Kranzco Material Adverse Effect shall not be deemed to have occurred by reason of (i) changes or conditions affecting real estate investment trusts regionally or generally or the real estate industry regionally or generally, (ii) changes in financial or equity markets or economic, regulatory or political conditions regionally or generally, or (iii) the events set forth on Section 6.1 of the Disclosure Letter. It is understood and agreed that for purposes of this Agreement, a change in the market price of the Kranzco Common Shares or a reduction in Kranzco's Funds from Operations will not in and of itself constitute a Kranzco Material Adverse Effect. However, a restatement of the previously issued financial statements of Kranzco, as a result of which the Funds from Operations of Kranzco, as restated by Kranzco and calculated in the same manner as required to be calculated in connection with the originally issued financial statements, are materially adversely different from the Funds from Operations of Kranzco reported by Kranzco prior to such restatement, shall be deemed a Kranzco Material Adverse Effect. As used in this Agreement, "Funds from Operations" shall have the meaning given such term by the National Association of Real Estate Investment Trusts ("NAREIT") from time to time. As used in this Agreement, the term "Kranzco Subsidiary" when used with respect to Kranzco means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which Kranzco directly or indirectly owns or controls more than 50% of the equity interests, including, without limitation, KRT Trust, KRT Trust II, KRT Partnership and, upon its formation, each new limited liability company and limited partnership which is a party to any of the Conversion Transactions. Kranzco has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each Kranzco Subsidiary is a corporation, partnership, limited liability company or real estate investment trust duly organized, formed or created, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization, formation or creation, has the corporate, partnership, limited liability company or trust power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in those jurisdictions listed in Section 6.1 to the Kranzco Disclosure Letter, which are the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Kranzco Material Adverse Effect. To the best knowledge of Kranzco, neither Kranzco nor any Kranzco Subsidiary is in violation of any order of any federal, state, local or foreign governmental body, court, arbitration board, tribunal, commission, agency or authority ("Governmental Entity"), or any law, ordinance, governmental rule or regulation to which Kranzco or any Kranzco Subsidiary or any of their respective properties or assets is subject, where such violation would have a Kranzco Material Adverse Effect. Kranzco (i) has not received any notice of any violation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, (ii) to its knowledge, has not violated any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, and (iii) has not received any written notice of revocation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted. Copies of Kranzco's and the Kranzco Subsidiaries' declaration of trust, as amended and restated, together with the Articles Supplementary for the Kranzco Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest (the "Kranzco Series A-1 Preferred Shares"), the Kranzco Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest (the "Kranzco Series B-1 Preferred Shares"), the Kranzco Series B-2 Cumulative Convertible Preferred Shares (the "Kranzco Series B-2 Preferred Shares"), the Kranzco Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Kranzco Series D Preferred Shares") and the Kranzco Series E Junior Participating Preferred Shares of Beneficial Interest (the "Kranzco Series E Preferred Shares", and together with the Kranzco Series A-1 Preferred Shares, the Kranzco Series B-1 Preferred Shares, the Kranzco Series B-2 Preferred Shares and the Kranzco Series D Preferred Shares, the "Kranzco Preferred Shares") (collectively, the "Declaration of Trust"), Certificate of Incorporation, By-laws, organization documents and partnership, joint venture and limited liability company agreements, as the case may be, have been previously delivered or made available to CV and are true and correct.

     6.2. Authorization, Validity and Effect of Agreements. Each of Kranzco, KRT Trust, KRT Trust II and KRT Partnership (collectively, the "Kranzco Entities") has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement (to the extent a party hereto) and all agreements and documents contemplated hereby (collectively, the "Ancillary Agreements") to which it is a party. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding Kranzco Common Shares (collectively, the "Kranzco Shareholder Approval"), the consummation by the Kranzco Entities of this Agreement to the extent parties hereto and the consummation by the Kranzco Entities of the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Kranzco Entities. This Agreement has been and the Ancillary Agreements when executed will be, duly executed and delivered by Kranzco and KRT Trust and constitutes the valid and legally binding obligation of Kranzco and KRT Trust enforceable against Kranzco and KRT Trust in accordance with its terms, and the Ancillary Agreements to which any of the Kranzco Entities is a party (when executed and delivered pursuant hereto) will constitute the valid and legally binding obligations of each of the Kranzco Entities enforceable against each of them in accordance with their respective terms, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. Capitalization. The authorized shares of beneficial interest of Kranzco consist of 100,000,000 shares of beneficial interest, $.01 par value per share. As of November 30, 1999, Kranzco had issued and outstanding:
10,562,832 Kranzco Common Shares; 11,155 Kranzco Series A-1 Preferred Shares; 274,029 Kranzco Series B-1 Preferred Shares; 909,248 Kranzco Series B-2 Preferred Shares; and 1,800,000 Kranzco Series D Preferred Shares. No other shares of Kranzco Preferred Shares are authorized, issued or outstanding except Kranzco has authorized 140,000 Kranzco Series E Preferred Shares, none of which is issued or outstanding. Except for Kranzco Preferred Shares and Kramont Options (as defined below), Kranzco has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Kranzco Common Shares on any matter. As used in this Agreement, "Kramont Options" means options to purchase shares of Kranzco Common Shares outstanding under Kranzco's 1992 Employee Share Option Plan, 1992 Trustee Share Option Plan or 1995 Incentive Plan. All such issued and outstanding Kranzco Common Shares and Kranzco Preferred Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, except that shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Kranzco. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kranzco or any of the Kranzco Subsidiaries to issue, transfer or sell any shares of capital stock of Kranzco or any of the Kranzco Subsidiaries other than the issuance by Kranzco (i) of Kranzco Common Shares issuable upon the conversion of Kranzco Preferred Shares, (ii) of Kranzco Common Shares issuable upon exercise of share options issued to employees and trustees and (iii) of preferred stock purchase rights (each a "Kranzco Right" and collectively, the "Kranzco Rights") to the holders of Kranzco Common Shares issuable pursuant to a right to purchase Kranzco Common Shares pursuant to that certain Rights Agreement, dated November 10, 1998, between Kranzco and First Union National Bank, as rights agent. As of November 30, 1999 (i) the Kranzco Series A-1 Preferred Shares would be convertible into 500,000 Kranzco Common Shares, (ii) the Kranzco Series B-1 Preferred Shares and the Kranzco Series B-2 Preferred Shares would be convertible into 1,582,979 Kranzco Common Shares in the aggregate, and (iii) 928,750 Kranzco Common Shares are issuable upon the exercise of share options issuable to employees and trustees. Kranzco has paid all declared and unpaid dividends on the Kranzco Preferred Shares through November 30, 1999. Section 6.3 of the Kranzco Disclosure Letter sets forth the names of the holders, number of shares underlying and exercise price of each outstanding Kramont Option and the names of the holders of restricted shares, number of restricted shares held and the vesting schedule and other restrictions for such restricted shares. There are no agreements or understandings to which Kranzco is a party with respect to the voting of any of Kranzco Common Shares or which restrict the transfer of any such shares, nor does Kranzco have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in the Declaration of Trust with respect to the maintenance of Kranzco as a REIT and the share ownership limits set forth therein and the CV Voting Agreements. There are no outstanding contractual obligations of Kranzco to repurchase, redeem or otherwise acquire any Kranzco Common Shares or any other securities of Kranzco. Kranzco is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its or any Kranzco Subsidiary's securities under the Securities Act.

     6.4. Subsidiaries. Kranzco owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Kranzco Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the Kranzco Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Kranzco or such other parties set forth in Section 6.4 of the Kranzco Disclosure Letter free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Kranzco Subsidiary is set forth on the Kranzco Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation, organization, formation or creation and (ii) the name of each shareholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it. Except for the shares or partnership interests required to be issued under this Agreement at the Effective Time or as set forth in Section 6.4 of the Kranzco Disclosure Letter, none of the Kranzco Subsidiaries shall have outstanding any other shares, partnership interests or other capital stock or securities of any kind whatsoever nor any agreement, warrants, options, rights or other obligations to issue or sell any such securities or any securities exercisable for or convertible into any such securities.

     6.5.   Other Interests.  Except for interests in the Kranzco
Subsidiaries, neither Kranzco nor any Kranzco Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, limited liability company, trust or entity (other than investments in short-term investment securities).

     6.6. No Violation. Neither the execution and delivery by Kranzco or KRT Trust of this Agreement nor the consummation by the Kranzco Entities of the transactions contemplated hereby in accordance with the terms hereof, will: (i) subject to obtaining Kranzco Shareholder Approval, conflict with or result in a breach of any provisions of the Declaration of Trust of Kranzco or KRT Trust, the provisions of the certificate of limited partnership or the partnership agreement of KRT Partnership or the provisions of the respective By-laws of Kranzco or KRT Trust; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any Kramont Options, or any grant or award made under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Kranzco or any of the Kranzco Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Kranzco or any of the Kranzco Subsidiaries is a party, or by which Kranzco or any of the Kranzco Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Kranzco Material Adverse Effect; or (iv) other than (x) the filings provided for in Article 1 and Article 5, (y) any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and
(z) any filings with the NYSE, require any consent, approval or authorization of, declaration, filing or registration with, or notification to, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or make any such declaration, filing or registration with, or notification to, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent Kranzco or KRT Trust from performing, or materially impair Kranzco or KRT Trust's ability to perform, their obligations under this Agreement or have a Kranzco Material Adverse Effect.

     6.7. SEC Documents. Kranzco has timely filed all required forms, reports and documents with the SEC since November 19, 1992 (the "Kranzco Reports"). The Kranzco Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Kranzco under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Kranzco Reports (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Kranzco included in or incorporated by reference into the Kranzco Reports (including the related notes and schedules) fairly presents, in all material respects the consolidated financial position of Kranzco and the Kranzco Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Kranzco included in or incorporated by reference into the Kranzco Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Kranzco and the Kranzco Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC. Funds from Operations for Kranzco set forth in the Kranzco Reports, including the financial statements included in or incorporated by reference in the Kranzco Reports (including any related notes and schedules) for the periods set forth therein, was calculated in accordance with applicable NAREIT guidelines then in effect consistently applied during the periods involved. All offerings of securities by Kranzco or any Kranzco Subsidiary were effected in compliance with applicable law and no party participating in such offerings has any rescission rights resulting therefrom.

     6.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any Governmental Entity to which Kranzco or any Kranzco Subsidiary is a party or by which any of its properties or assets are bound or, to the best knowledge of Kranzco, to which any of its trustees, officers, employees or agents is a party, and (ii) no actions, suits or proceedings pending (of which service or notice of process has been received by an employee of Kranzco) against Kranzco or any Kranzco Subsidiary or, to the best knowledge of Kranzco, against any of its directors, trustees, officers, employees or agents in such capacity or, to the actual knowledge of Kranzco, threatened against Kranzco or any Kranzco Subsidiary or against any of its directors, trustees, officers, employees or agents in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if decided adversely, could, individually or in the aggregate, have a Kranzco Material Adverse Effect. Section 6.8 to the Kranzco Disclosure Letter lists all actions, suits and proceedings pending which, if decided adversely, would individually result in the imposition of liability, directly or indirectly, against Kranzco or any Kranzco Subsidiary in an amount in excess of $50,000. Excluding the actions, suits or proceedings set forth on Section 6.8 to the Kranzco Disclosure Letter, Kranzco and the Kranzco Subsidiaries are not subject to any actions, suits or proceedings which if decided adversely would, in the aggregate, result in the imposition of liability, directly or indirectly, against Kranzco or any Kranzco Subsidiary in an amount in excess of $500,000.

     6.9. Absence of Certain Changes. Except as disclosed in the Kranzco Reports filed with the SEC prior to the date hereof, since December 31, 1998, Kranzco and the Kranzco Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Kranzco Material Adverse Effect, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to (A) the Kranzco Common Shares, except dividends of $0.48 per share declared on March 16, 1999 and June 2, 1999 and dividends of $0.325 per share declared on September 29, 1999, (B) the Kranzco Preferred Shares except in accordance with the terms thereof and the redemption of the outstanding Kranzco Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, (iii) any commitment, contractual obligation, borrowing, refinancing, capital expenditure or transaction (each, a "Commitment") entered into by Kranzco or any of the Kranzco Subsidiaries, other than Commitments not exceeding $250,000 individually in the ordinary course of business, or (iv) any material change in Kranzco's accounting principles, practices or methods.

     6.10. Taxes. (a) Except as set forth in Section 6.10 of the Kranzco Disclosure Letter and except as has not resulted and would not result in a Kranzco Material Adverse Effect: Kranzco and each of the Kranzco Subsidiaries
(i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on its most recent balance sheet for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Returns and
(iv) has complied with all applicable laws relating to withholding Taxes. Kranzco has not received any notice of any audit (not since closed) of any Return filed by Kranzco with respect to any tax year ending after December 31, 1995, and Kranzco has not been notified by the Internal Revenue Service ("IRS") or any State taxing authority that any such audit is contemplated or pending. Neither Kranzco nor any of the Kranzco Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Kranzco nor any of the Kranzco Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Kranzco and each of the Kranzco Subsidiaries since December 31, 1992, and all material communications relating thereto have been made available for inspection to representatives of CV. Since January 1, 1998, Kranzco has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code) and neither Kranzco nor any Kranzco Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of Kranzco or any of the Kranzco Subsidiaries except liens for Taxes not yet due. Neither Kranzco nor any Kranzco Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than Kranzco and the Kranzco Subsidiaries under Treas. Reg.
Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto and the term "Tax" means any of the foregoing Taxes. The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

            (b) Kranzco (i) has met the definition of a "real estate investment trust" ("REIT") in section 856 of the Code, as in effect for each taxable year commencing with its taxable year ended December 31, 1992, for each such taxable year, (ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by Subchapter M" (as that term is used in Section 11(c) of the Code) for each such taxable year, (iii) has operated, since December 31, 1998, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above,
(iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above, (v) has no knowledge that any such challenge is pending or threatened, and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is) applicable to it. Kranzco represents that each of its corporate subsidiaries is, and at all times since its affiliation with Kranzco has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which Kranzco (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of Kranzco or the Kranzco Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998, in each case to the extent the foregoing would result in a Kranzco Material Adverse Effect. None of Kranzco, KRT Trust, KRT Trust II, KRT Partnership, or any shareholder, member, or partner of any of them will recognize any income or gain for Federal income tax purposes as a result of the Kranzco Reorganization (except that incidental items of income not greater than $1,000,000 for all such parties in the aggregate may be so recognized). The Kranzco Reorganization will not cause the KRT Trust Merger to fail to be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)of the Code. Kranzco owns 100% of the residual interest in a REMIC established by KRT Origination Corp. pursuant to a trust and servicing agreement dated as of June 18, 1996, which constitutes, for purposes of Section 856 of the Code, a residual interest in a REMIC at least 95% of the assets of which consists of "real estate assets." Kranzco and the Kranzco Subsidiaries own no other interest in any REMIC.

            (c) Kranzco has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

            (d) Kranzco has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Kranzco.

            (e)  Kranzco is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

     6.11. Books and Records. (a) The books of account and other financial records of Kranzco and the Kranzco Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in the financial statements included in the Kranzco Reports.

            (b) The minute books and other records of Kranzco and the Kranzco Subsidiaries, have been made available to CV, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust and corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees of Kranzco and the Kranzco Subsidiaries and all actions of the partners of the Kranzco Subsidiaries.

     6.12. Properties. Kranzco and the Kranzco Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in
Section 6.12 of the Kranzco Disclosure Letter (the "Kranzco Properties"), which are all of the real estate properties owned or leased by them. The Kranzco Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) liens, mortgages or deeds of trust, charges which are liens and security interests ("Encumbrances") and other Property Restrictions set forth in Section 6.12 of the Kranzco Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property (other than liens under Environmental Laws which are addressed in Section 6.13(a)(ix)), (iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to CV), and
(iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate are not substantial in amount, do not materially interfere with the present use of any of the Kranzco Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Kranzco and the Kranzco Subsidiaries. Valid policies of title insurance have been issued insuring Kranzco's or any of the Kranzco Subsidiaries' fee simple or leasehold title to the Kranzco Properties owned in fee or by leasehold in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000 and such policies will be enforceable by Kramont with respect to such properties after the Effective Time. Section 6.12 of the Kranzco Disclosure Letter contains a true and correct list of all Kranzco Properties which are leased by Kranzco pursuant to Ground Leases (collectively, the "Kranzco Ground Leases") as well as a list of all the Kranzco Ground Leases. All of such Kranzco Ground Leases are in full force and effect. Each of the Kranzco Properties is assessed as one or more tax lot(s) separate and distinct from the tax lot allocated to any other parcel of land or improvements. Except as disclosed in Section 6.12 of the Kranzco Disclosure Letter, there is no action, suit, proceeding, claim, order, decree or judgment affecting any Kranzco Subsidiary or any Kranzco Property, or any portion thereof, or relating to or arising out of the ownership, management, operation, use or occupancy of any Kranzco Property, pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality that, if adversely determined, would individually or in the aggregate have a Kranzco Material Adverse Effect, nor is any such action, suit, proceeding, claim, order, decree or judgment, to the knowledge of Kranzco or any Kranzco Subsidiary, threatened or being asserted. No Kranzco Subsidiary is a party to or subject to any judgment, writ, decree, injunction or order enjoining or restraining it from conducting any business in respect of the Kranzco Property that it owns. There are no outstanding unpaid judgments against any Kranzco Subsidiary, except for the judgments described in Section 6.12 of the Kranzco Disclosure Letter which are covered by insurance and on appeal. Any material certificate, permit or license from any government authority having jurisdiction over any of the Kranzco Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Kranzco Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress to and from any of the Kranzco Properties which are currently occupied and are material to the operation of the property have been obtained and are in full force and effect. Neither (i) Kranzco nor, (ii) to the knowledge of Kranzco, any Material Kranzco Tenant (as herein defined) to the extent it imposes an obligation on the part of Kranzco, is in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Kranzco Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a Kranzco Material Adverse Effect. To the knowledge of Kranzco, (A) there are no material structural defects relating to the Kranzco Properties, (B) there are no Kranzco Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Kranzco Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration of any Kranzco Property is underway or for which contracts have been entered into the cost of which exceeds $50,000, except in each case, as set forth in
Section 6.12 of the Kranzco Disclosure Letter. Neither Kranzco nor any of the Kranzco Subsidiaries has received any written notice to the effect that
(x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Kranzco Properties where the fair market value of the object of such proceeding exceeds $50,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by Kranzco or the Kranzco Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Kranzco Properties as currently maintained, used or operated by Kranzco or the Kranzco Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by Kranzco or the Kranzco Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant Kranzco Property. All work to be performed, payments to be made and actions to be taken by Kranzco or the Kranzco Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Kranzco Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and Kranzco is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. Kranzco owns less than $15,000,000 of nonexempt assets under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act.

     6.13. Environmental Matters. (a) Except as set forth in Section 6.13 of the Kranzco Disclosure Letter, (i) Kranzco and each of the Kranzco Subsidiaries possess all Environmental Permits (as defined below) currently required under applicable Environmental Laws (as defined below) to conduct their business and are, and within the last five years, have been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually or in the aggregate, would not have a Kranzco Material Adverse Effect, nor has Kranzco received written notice that any Environmental Permits possessed by Kranzco or any of the Kranzco Subsidiaries and material to their business will be revoked, suspended or will not be renewed;

                 (ii) to the knowledge of Kranzco, all Environmental Permits currently held by Kranzco and the Kranzco Subsidiaries pursuant to Environmental Laws and material to their business are identified in Section
6.13 of the Kranzco Disclosure Letter and represent all Environmental Permits necessary and material for the conduct of the business of Kranzco and the Kranzco Subsidiaries as currently conducted;

                 (iii) to the knowledge of Kranzco, the execution and delivery of this Agreement and the consummation by Kranzco of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits, and will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law including any transfer law;

                 (iv) Kranzco and each of the Kranzco Subsidiaries are currently in compliance, and within applicable statutory and regulatory time limitations, have complied, with all applicable Environmental Laws, except where such failures to comply, individually or in the aggregate, would not have a Kranzco Material Adverse Effect;

                 (v) except as would not have a Kranzco Material Adverse Effect, (a) there is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of Kranzco, threatened, which asserts liability under any Environmental Law against Kranzco or any of the Kranzco Subsidiaries; and (b) neither Kranzco nor any of the Kranzco Subsidiaries has received written notice of actual or potential liability or of violations under any applicable Environmental Law that remains outstanding and has not been resolved, including, but not limited to, any liability that Kranzco or the Kranzco Subsidiaries may have retained or assumed either contractually or by operation of law;

                 (vi) as of the date hereof, no property or facility currently, or to the knowledge of Kranzco, formerly owned, operated or leased by Kranzco or any of its present or former Kranzco Subsidiaries, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or on any comparable foreign or state list established under any Environmental Law;

                 (vii) to the knowledge of Kranzco, (a) there has been no disposal, spill, discharge or release of any Hazardous Material (as defined below), on, at, or under any property presently or formerly owned, leased or operated by Kranzco, any of the Kranzco Subsidiaries, or any predecessor in interest, except for such disposals, spills, discharges and releases that, individually or in the aggregate, would not have a Kranzco Material Adverse Effect; and (b) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by Kranzco or any of the Kranzco Subsidiaries or that would reasonably likely result in material liabilities of, or losses, damages or costs to Kranzco or any of the Kranzco Subsidiaries under any Environmental Law;

                 (viii) except as would not have a Kranzco Material Adverse Effect, (a) there are not any underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently owned, leased or operated by Kranzco, any of the Kranzco Subsidiaries or respective predecessors in interest, and (b) no friable asbestos-containing materials or polychlorinated biphenyls in concentrations or amounts regulated under Environmental Laws are being used or have been disposed of during Kranzco's ownership or operation, or are located at, on, or under any such facility or property in violation of any applicable Environmental Law; and

                 (ix) to the knowledge of Kranzco, no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by Kranzco or any of the Kranzco Subsidiaries under any Environmental Law.

            (b) Kranzco has made available to CV and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, tests and data in Kranzco's or Kranzco's Subsidiaries' possession or custody concerning the presence of Hazardous Materials or any other environmental condition at properties, assets or facilities currently or formerly owned, operated or leased by Kranzco or any present or former Kranzco Subsidiary or predecessor in interest, or concerning compliance by Kranzco and the Kranzco Subsidiaries with, or liability under, any Environmental Law.

            (c)  For purposes of this Section 6.13 and Section 7.13:

                 (i) "Environmental Law" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, code, order, judgment, directive, ordinance, decree or common law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, or human health and safety.

                 (ii) "Environmental Permit" shall mean any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

                 (iii) "Hazardous Material" shall mean any pollutant, contaminant or hazardous, toxic, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, petroleum product or oil (including crude oil or any fraction thereof), any radioactive substance, any pesticide, any polychlorinated biphenyls, any lead-based paint, any chemical, and any other substance that can give rise to liability under any Environmental Law, or is regulated or classified by reason of its toxicity, carcinogenicity, ignitability, corrosivity, reactivity or other characteristic under any Environmental Law.

     6.14. Employee Benefit Plans; ERISA. (a) All employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and each bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, disability, accident, sick, vacation, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission or sales arrangement, change in control, noncompetition, and other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) covering employees or independent contractors of Kranzco and the Kranzco Subsidiaries (whether current, former or retired) or their beneficiaries (collectively, the "Kranzco Benefit Plans") are listed in Section 6.14 of the Kranzco Disclosure Letter. True and complete copies of the Kranzco Benefit Plans have been made available to CV. To the extent applicable, each Kranzco Benefit Plan complies, in all material respects, with the requirements of ERISA, the Code, and with the terms of such Kranzco Benefit Plan's plan documents, and any Kranzco Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (which may be a favorable determination letter issued to a prototype sponsor for any Kranzco Benefit Plan which is a standardized prototype plan) and is administered in compliance in all material respects with ERISA and the Code and all applicable regulations thereunder and with the terms of such Kranzco Benefit Plan's plan document. None of Kranzco, any of the Kranzco Subsidiaries, any entity that would be deemed a single-employer with Kranzco or any of the Kranzco Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (each an "Kranzco ERISA Affiliate") or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any employee pension benefit plan (within the meaning of ERISA Section 3(2)) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the
Code), or any single employer pension plan. None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco Benefit Plan has incurred or is expected to incur any liability or penalty under Section 4975 of the Code or Sections 406 or 502(i) of ERISA. To the knowledge of Kranzco, there are no anticipated claims against or otherwise involving any of the Kranzco Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Kranzco Benefit Plan activities) is pending or has been brought against or with respect to any such Kranzco Benefit Plan. All contributions required to be made as of the date hereof to the Kranzco Benefit Plans have been made or provided for by Kranzco by full accruals as if all targets required by such Kranzco Benefit Plan had been or will be met at maximum levels in its financial statements. Except as provided in the Kranzco Disclosure Letter, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events including, without limitation, a termination of employment following the transactions contemplated by this Agreement) constitute an event under any Kranzco Benefit Plan that will or may reasonably be expected to result in any payment, acceleration, vesting or increase in benefits with respect to any employee, trustee, director, former employee or director of Kranzco or any of the Kranzco Subsidiaries, whether or not any such Kranzco Benefit Plan would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

            (b) None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate has any unfunded liabilities for benefits or claims accrued pursuant to any Kranzco Benefit Plan, which Kranzco Benefit Plan is not intended to be qualified under Section 401(a) of the Code, and that is an employee pension benefit plan within the meaning of ERISA Section 3(2), a nonqualified deferred compensation plan or an excess benefit plan.

            (c) None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate maintains any plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, and none of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate is subject to or expected to be subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. None of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate has incurred or is expected to incur any liability from tax, excise tax, penalty or fee with respect to any Plan, including, but not limited to, taxes arising under Sections 4971 through 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability. Except as required by Section 4980B of the Code and Sections 601 through 607 of ERISA and the regulations promulgated thereunder, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code, and except as otherwise disclosed in the Kranzco Disclosure Letter, none of Kranzco, any of the Kranzco Subsidiaries or any Kranzco ERISA Affiliate maintains or contributes to any plan or arrangement which provides, or has any liability to provide life insurance, medical or other employee welfare benefits (whether or not vested) to any employee or former employee upon his retirement or termination of employment with Kranzco or any of the Kranzco Subsidiaries.

            (d) No amounts payable under any Kranzco Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of Kranzco, any Kranzco Subsidiaries or any Kranzco ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, arrangement, or to modify or change any existing Kranzco Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any Kranzco Benefit Plan.

     6.15. Labor Matters. Neither Kranzco nor any of the Kranzco Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Kranzco, threatened against Kranzco or any of the Kranzco Subsidiaries relating to their business, except for any such proceeding which would not have a Kranzco Material Adverse Effect. To the knowledge of Kranzco, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Kranzco or any of the Kranzco Subsidiaries.

     6.16. No Brokers. Kranzco has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Kranzco or CV to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Kranzco has retained ING Baring Furman Selz LLC as its financial advisor, the arrangements with which have been disclosed in writing to CV prior to the date hereof. Other than the foregoing arrangements, Kranzco is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.17. Opinion of Financial Advisor. The Board of Trustees of Kranzco has received the opinion of ING Baring Furman Selz LLC, to the effect that, as of the date of this Agreement, the Kranzco Exchange Ratio is fair to the holders of Kranzco Common Shares from a financial point of view.

     6.18. CV Share Ownership. Neither Kranzco nor any of the Kranzco Subsidiaries owns any shares of Common Stock of CV or other securities convertible into any shares of capital stock of CV.

     6.19.  [Intentionally Omitted]

     6.20. Convertible Securities. Except for the Kranzco Preferred Shares and the Kramont Options, Kranzco, KRT Partnership, KRT Trust and KRT Trust II have no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Kranzco Common Shares or KRT Trust Common Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby and the Kranzco Subsidiaries have no outstanding options, warrants or other securities exercisable for, or convertible into, Kranzco Common Shares or KRT Trust Common Shares.

     6.21. Related Party Transactions. Set forth in Section 6.21 of the Kranzco Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Kranzco or any of the Kranzco Subsidiaries with any person who is an officer, trustee or affiliate of Kranzco or any of the Kranzco Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. The copies of such documents, all of which have previously been delivered or made available to CV, are listed in Section 6.21 of the Kranzco Disclosure Letter and are true and correct.

     6.22. Contracts and Commitments. The Kranzco Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness of Kranzco or any of the Kranzco Subsidiaries in each case in excess of $250,000, whether or not secured or collateralized by mortgages, deeds of trust or other security interests in the Kranzco Properties or personal property of Kranzco and the Kranzco Subsidiaries and (ii) each Commitment entered into by Kranzco or any of the Kranzco Subsidiaries (excluding tenant allowances, reimbursements and leases entered into the ordinary course) which may result in total payments or liability in excess of $250,000 per Commitment. Copies of the foregoing have been previously delivered or made available to CV, are listed in Section 6.22 of the Kranzco Disclosure Letter and are true and correct. None of Kranzco or any of the Kranzco Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods and to the knowledge of Kranzco, no event has occurred with respect to the other party thereto which, with notice or the lapse of time, or both, would give rise to an event of default and the transactions contemplated in this Agreement will not result in any obligations by Kranzco to pay a fee to any lender, mortgagee or other party or result in any debt owing to any such party becoming due and payable. Excluding the Commitments set forth in Section
6.22 of the Kranzco Disclosure Letter, Kranzco and the Kranzco Subsidiaries are not subject to any Commitments that, in the aggregate, exceed $3,000,000 (excluding Commitments that may be terminated by Kranzco or any Kranzco Subsidiary on not more than 60 days' notice, without cost or penalty). All options of Kranzco or any of the Kranzco Subsidiaries to purchase real property are set forth on the Kranzco Disclosure Letter and such options and Kranzco's or the Kranzco Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which Kranzco or any of the Kranzco Subsidiaries is a party are set forth on the Kranzco Disclosure Letter and neither Kranzco nor any of the Kranzco Subsidiaries are in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     6.23. Certain Payments Resulting From Transactions. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Kranzco Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Kranzco Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Kranzco or any of the Kranzco Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Kranzco or CV to amend or terminate any Kranzco Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit will be required to be made pursuant to the terms of any agreement, commitment or Kranzco Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director, trustee or employee of Kranzco or any of the Kranzco Subsidiaries, except as set forth in Section 6.23 to the Kranzco Disclosure Letter.

     6.24.  Leases.

            (a) Section 6.24 of the Kranzco Disclosure Letter sets forth a list of all Kranzco Properties that are subject to or encumbered by any non-residential lease (i) accounting for 1% or more of Kranzco's rental revenues for the most recent period reflected in the financial statements included in the Kranzco Reports or (ii) involving at least 25,000 square feet of gross leasable area (each, a "Material Kranzco Lease" and each tenant with respect thereto, a "Material Kranzco Tenant") and, with respect to each such Material Kranzco Lease, sets forth the following information:

                 (i)   the name of the lessee;

                 (ii)  the expiration date of the lease;

                 (iii) the amount (or method of determining the amount) of annual rentals due under the lease;

                 (iv) with respect to any Material Kranzco Lease with a remaining term of less than 24 months, whether the lessee has notified Kranzco in writing of any intention not to renew, or seek to renew, the lease; and

                 (v) any notices with respect to a material default given by a lessee under a Material Kranzco Lease which has not been cured.

            (b) Except as set forth in Section 6.24 of the Kranzco Disclosure Letter, (i) all rental payments due under each Material Kranzco Lease have been paid during the period January 1, 1999 through November 30, 1999, and (ii) to Kranzco's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Kranzco Lease.

     6.25. Investment Company Act of 1940. Neither Kranzco nor any of the Kranzco Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     6.26. Mortgage Notes. Neither Kranzco nor any of its Subsidiaries holds any notes or related mortgages.

     6.27. State Takeover Statutes. To the knowledge of Kranzco, the provisions of Sections 3-602 and 3-702 of the Maryland General Corporation Law will not apply to Kranzco, KRT Trust, KRT Trust II or any acquisition of shares of any of them in connection with this Agreement and the transactions contemplated hereby. The Board of Trustees of Kranzco has adopted a resolution as follows: "RESOLVED, that, pursuant to Section 3-603(c) of the MGCL, any business combination entered into as a result of, or which results from the Reorganization or the transactions contemplated thereby between Kranzco, KRT Trust or Kramont (or any affiliate of Kranzco, KRT Trust or Kramont) and CV (or any officer, director, shareholder or affiliate thereof), is hereby exempted from the provisions of Section 3-602 of the MGCL; provided, however, that this resolution may be altered, amended or repealed by either the Kranzco Board of Trustees or the KRT Trust Board of Trustees, in whole or in part, at any time before the consummation of such business combination."

     6.28. FFO Agreements. Kranzco has no agreements or arrangements pursuant to which any officer, trustee or employee of Kranzco or any other Person receives any payment or benefit based in any way on the Funds from Operations generated by Kranzco.

     6.29. No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its organization and the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, KRT Trust, KRT Trust II and KRT Partnership have not engaged, and prior to the Effective Time KRT Trust, KRT Trust II and KRT Partnership will not engage, in any business of any type or kind, or have incurred any liabilities or obligations, or entered into or will enter into, any agreements or arrangements with any person or entity. Except as contemplated by this Agreement and the transactions contemplated hereby, KRT Trust, KRT Trust II and KRT Partnership do not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.


                                  ARTICLE 7

     7. Representations and Warranties of CV. Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Kranzco (the "CV Disclosure Letter") (it being understood and agreed that disclosure set forth in the CV Disclosure Letter shall be deemed applicable to each particular representation and warranty of CV herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), CV represents and warrants to Kranzco and KRT Trust, as follows:

     7.1. Existence; Good Standing; Authority; Compliance With Law. CV is a corporation, CV Trust is a business trust, and CV Partnership is a limited partnership, and each of them is duly organized, created or formed, validly existing and in good standing under the laws of the State of Delaware. CV is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a CV Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, "CV Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, financial condition (including, without limitation, Funds from Operations) or prospects of CV and the CV Subsidiaries taken as a whole; provided, however, that a CV Material Adverse Effect shall not be deemed to have occurred by reason of (i) changes or conditions affecting real estate investment trusts regionally or generally or the real estate industry regionally or generally or (ii) changes in financial or equity markets or economic, regulatory or political conditions regionally or generally or (iii) the events set forth in Schedule 7.1 of the Disclosure Letter. However, a restatement of the previously issued financial statements of CV, as a result of which Funds from Operations of CV, as restated by CV and calculated in the same manner as required to be calculated in connection with the originally issued financial statements, are materially adversely different from the Funds from Operations of CV reported by CV prior to such restatement, shall be deemed a CV Material Adverse Effect. It is understood and agreed that for purposes of this Agreement, a change in the market price of CV Common Stock or a reduction in CV's Funds from Operations will not in and of itself constitute a CV Material Adverse Effect. As used in the Agreement, the term "CV Subsidiary" when used with respect to CV means any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which CV directly or indirectly owns or controls more than 50% of the equity interests, including, without limitation, CV Trust, CV Partnership, Drexel Realty, Inc., Royce Realty, Inc. and MGA Payroll, Inc., CV has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each CV Subsidiary is a corporation, business trust, limited liability company or partnership duly organized, formed or created, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or creation, has the corporate, partnership or trust power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in those jurisdictions listed in Schedule 7.1 to the CV Disclosure Letter, which are the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a CV Material Adverse Effect. To the best knowledge of CV, neither CV nor any CV Subsidiary is in violation of any order of any Governmental Entity, or any law, ordinance, governmental rule or regulation to which CV or any of the CV Subsidiaries or any of their respective properties or assets is subject, where such violation would have a CV Material Adverse Effect. To the best knowledge of CV, CV and the CV Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a CV Material Adverse Effect. CV (i) has not received any notice of any violation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, (ii) to its knowledge, has not violated any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted, and
(iii) has not received any written notice of revocation of any licenses, permits or other authorizations that are necessary to the operation of its business as now conducted. Copies of CV's and the CV Subsidiaries' Certificate of Incorporation, By-laws, organization documents, and partnership and joint venture agreements (including, without limitation, the partnership agreement of CV Partnership) have been previously delivered or made available to Kranzco and are true and correct.

     7.2. Authorization, Validity and Effect of Agreements. CV has the requisite corporate power and authority, CV Trust has the requisite trust power and authority, and CV Partnership has the requisite partnership power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement (to the extent a party hereto) and the Ancillary Agreements to which it is a party. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of CV Common Stock (the "CV Shareholder Approval") and the requisite CV Partnership Approvals, the consummation by the CV Entities (as defined below) of this Agreement to the extent parties hereto and the consummation by CV, CV Trust and CV Partnership (collectively the "CV Entities") of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of the CV Entities. This Agreement has been, and the Ancillary Agreements when executed will be, duly executed and delivered by CV and this Agreement constitutes the valid and legally binding obligation of CV, enforceable against CV in accordance with its terms, and the Ancillary Agreements to which any of the CV Entities is party (when executed and delivered pursuant hereto) will constitute the valid and legally binding obligations of each of the CV Entities enforceable against each of them in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.3. Capitalization. The authorized shares of common stock of CV consist of 20,000,000 shares of common stock , $.01 par value per share. As of November 30, 1999, CV had issued and outstanding 7,966,621 shares of CV Common Stock. No shares of preferred stock of CV are authorized, issued or outstanding. CV has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of CV Common Stock on any matter. All such issued and outstanding shares of CV Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate CV or any of the CV Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of CV or any of the CV Subsidiaries, other than the issuance, by CV of 1,462,406 shares of CV Common Stock upon redemption of limited partner units in CV Partnership (which limited partner units in CV Partnership, subject to certain restrictions, may be offered for redemption by the holders thereof in exchange for cash or, at CV Trust's option, shares of CV Common Stock on a one-for-one basis) except pursuant to the CV Options. After the Effective Time, Kramont will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of CV or Kramont pursuant to any CV Benefit Plan (as defined in Section 7.14) except pursuant to the CV Options. As of November 30, 1999, 295,000 shares of CV Common Stock are issuable upon the exercise of share options issuable to employees and trustees. Schedule
7.3 of the CV Disclosure Letter sets forth the names of the holders, number of shares underlying and exercise price of each outstanding CV Option and the names of the holders of restricted shares, number of restricted shares held and the vesting schedule and other restrictions for such restricted shares. There are no agreements or understandings to which CV is a party with respect to the voting of any shares of CV Common Stock or which restrict the transfer of any such shares, nor does CV have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in the Certificate of Incorporation with respect to the maintenance of CV as a REIT and the share ownership limits set forth therein and the Kranzco Voting Agreements. There are no outstanding contractual obligations of CV to repurchase, redeem or otherwise acquire any shares of CV Common Stock or any other securities of CV. CV is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its or any CV Subsidiaries' securities under the Securities Act, except as set forth in the CV Partnership Agreement.

     7.4. Subsidiaries. CV owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the CV Subsidiaries. Each of the outstanding shares of capital stock of or other equity interest in each of the CV Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by CV or such other parties set forth in Schedule 7.4 of the CV Disclosure Letter, free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each CV Subsidiary is set forth on the CV Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation, organization, formation or creation and (ii) the name of each shareholder or owner of an equity interest and each holder of a partnership interest and the number of issued and outstanding shares of capital stock or share capital or percentage interest for non-corporate entities held by it. Schedule 7.4 of the CV Disclosure Letter sets forth (i) the number of units of limited partner interest and general partner interest in CV Partnership held by CV Trust, (ii) the total number of units of limited partner interest and general partner interest in CV Partnership held by CV Trust that were not originally issued to CV Trust by CV Partnership but were acquired by CV Trust from other limited partners of CV Partnership and (iii) the total number of outstanding units of limited partner interest and general partner interest in CV Partnership. All redemptions or repurchases of units of partnerships interests in CV Partnership were effected in compliance with the terms of the partnership agreement of CV Partnership and all applicable federal and state securities laws. Except for the shares or partnership interests required to be issued under this Agreement or disclosed on the CV Disclosure Letter, at the Effective Time, none of CV Subsidiaries shall have outstanding any other shares, partnership interests or other capital stock or securities of any kind whatsoever nor any agreement, warrants, options, rights or other obligations to issue or sell any such securities or any securities exercisable for or convertible into any such securities.

     7.5. Other Interests. Except for interests in the CV Subsidiaries, neither CV nor any CV Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, limited liability company, trust or entity (other than investments in short-term investment securities).

     7.6. No Violation. Neither the execution and delivery by CV of this Agreement nor the consummation by the CV Entities of the transactions contemplated hereby in accordance with the terms hereof, will: (i) subject to obtaining CV Shareholder Approval, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of CV or the Declaration of Trust or By-laws of CV Trust or the certificate of partnership or partnership agreement of CV Partnership; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of CV's Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of CV or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CV or any of the CV Subsidiaries is a party, or by which CV or any of the CV Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a CV Material Adverse Effect; or (iv) other than (x) the filings provided for in Article 1 and Article 5, (y) the Regulatory Filings and (z) any filings with the NYSE, require any consent, approval or authorization of, declaration, filing or registration with, or notification to, any Governmental Entity, except where the failure to obtain any such consent, approval or authorization of, or make any such declaration, filing or registration with, or notification to, any governmental or regulatory authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent CV from performing, or materially impair its ability to perform, its obligations under this Agreement or have a CV Material Adverse Effect.

     7.7. SEC Documents. CV has timely filed all required forms, reports and documents with the SEC since January, 1992 (the "CV Reports"). The CV Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by CV under the Securities Laws. As of their respective dates, the CV Reports (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of CV included in or incorporated by reference into the CV Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of CV and the CV Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of CV included in or incorporated by reference into the CV Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of CV and the CV Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC. Funds from Operations for CV set forth in the CV Reports, including the financial statements included in or incorporated by reference in the CV Reports (including any related notes and schedules) for the periods set forth therein, was calculated in accordance with applicable NAREIT guidelines then in effect consistently applied during the periods involved. All offerings of securities by CV or any CV Subsidiary were effected in compliance with applicable law and no party participating in such offerings has any rescission rights resulting therefrom.

     7.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any Governmental Entity to which CV or any CV Subsidiary is a party or by which any of its properties or assets are bound or, to the best knowledge of CV, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending (of which service or notice of process has been received by an employee of CV) against CV or any CV Subsidiary or, to the best knowledge of CV, against any of its directors, officers, employees or agents or, to the actual knowledge of CV, threatened against CV or any CV Subsidiary or against any of its directors, officers, employees or agents in such capacity, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if decided adversely, could, individually or in the aggregate, have a CV Material Adverse Effect. Schedule 7.8 to the CV Disclosure Letter lists all actions, suits and proceedings pending which, if decided adversely, would individually result in the imposition of liability, directly or indirectly, against CV or any CV Subsidiary in an amount in excess of $50,000. Excluding the actions, suits or proceedings set forth in Schedule 7.8 to the CV Disclosure Letter, CV and the CV Subsidiaries are not subject to any actions, suits or proceedings which if decided adversely would in the aggregate result in the imposition of liability, directly or indirectly, against CV or any CV Subsidiary in an amount in excess of $500,000.

     7.9. Absence of Certain Changes. Except as disclosed in the CV Reports filed with the SEC prior to the date hereof, since December 31, 1998, CV and the CV Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any CV Material Adverse Effect, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the CV Common Stock, except dividends of $0.29 per share declared on March 10, 1999, June 7, 1999, August 19, 1999 and November 12, 1999, (iii) any Commitment entered into by CV or any of the CV Subsidiaries, other than Commitments not exceeding $250,000 individually in the ordinary course of business, or (iv) any material change in CV's accounting principles, practices or methods.

     7.10.  Taxes.

            (a) Except as set forth in Schedule 7.10 of the CV Disclosure Letter and except as has not resulted and would not result in a CV Material Adverse Effect: CV and each of the CV Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has not been rejected and has not expired and all such Returns are correct and complete in all material respects and (ii) has paid or caused to be paid or adequately accrued or reserved on its most recent balance sheet for all Taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has paid all Taxes shown to be due and payable on any Returns and (iv) has complied with all applicable laws relating to withholding Taxes. CV has not received any notice of any audit (not since closed) of any Return filed by CV with respect to any tax year ending after December 31, 1995, and CV has not been notified by the IRS or any State taxing authority that any such audit is contemplated or pending. Neither CV nor any of the CV Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither CV nor any of the CV Subsidiaries is a party to any pending audit, action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by CV and each of the CV Subsidiaries since December 31, 1995, and all material communications relating thereto have been made available for inspection to representatives of Kranzco. Since January 1, 1998, CV has incurred no liability for Taxes under Sections 857(b) (other than 857(b)(1) or (3)), 860C or 4981 of the Code or, other than as reported on Returns, Internal Revenue Service Notice 88-19, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the
Code) and neither CV nor any CV Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. There are no Tax liens upon the assets of CV or any of the CV Subsidiaries except liens for Taxes not yet due. Neither CV nor any CV Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes (other than customary provisions contained in leases relating to real estate or similar taxes), or has any liability for Taxes of any person other than CV and the CV Subsidiaries under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise, or is a party to any agreement, contract, or arrangement that could result in the payment of any "excess parachute payments" under Section 280G of the Code or any amount that would be non-deductible under Section 162(m) of the Code.

            (b) CV (i) has met the definition of a REIT in section 856 of the Code, as in effect for each taxable year commencing with its taxable year ended December 31, 1982, for each such taxable year, (ii) has been (A) a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply and (B) a "corporation subject to a tax imposed by subchapter M" (as that term is used in section 11(c) of the Code) for each such taxable year,
(iii) has operated, since December 31, 1998, to the date of this representation, and intends to continue to operate in such a manner, for all periods from the date of this representation, through the end of its taxable year that includes the Closing Date, as to meet the requirements described in clauses (i) and (ii) above, (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge regarding whether it has met the requirements described in clauses (i) and (ii) above, (v) has no knowledge that any such challenge is pending or threatened, and (vi) has complied with (and intends to continue to comply with) section 857(f)(1) of the Code for each taxable year that such provision was (or is ) applicable to it. CV represents that each of its corporate subsidiaries is, and at all times since its affiliation with CV has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each partnership, limited liability company, joint venture or other legal entity (other than a corporation) in which CV (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. None of CV or the CV Subsidiaries has a net unrealized built-in gain within the meaning of Section 1374(d)(1) of the Code that is subject to an election under IRS Notice 88-19 or has any accumulated earnings and profits from the years ending on or prior to December 31, 1998 in each case to the extent the foregoing would result in a CV Material Adverse Effect. None of CV, CV Trust or any shareholder of CV will recognize any income or gain for Federal income tax purposes as a result of the merger of CV Trust into CV.

            (c) CV has not agreed to and is not required to make any adjustment under Section 481(a) of the Code.

            (d) CV has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by CV.

            (e)  CV is not a "foreign person" as such term is defined in
Section 1445(f) of the Code.

     7.11. Books and Records. (a) The books of account and other financial records of CV and the CV Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in the financial statements included in the CV Reports.

            (b) The minute books and other records of CV and the CV Subsidiaries, have been made available to Kranzco, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust and corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees and Directors of CV and the CV Subsidiaries and all actions of the partners of the CV Subsidiaries.

     7.12. Properties. CV and the CV Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule
7.12 of the CV Disclosure Letter (the "CV Properties"), which are all of the real estate properties owned or leased by them. The CV Properties are not subject to any Property Restrictions, except for (i) Encumbrances and other Property Restrictions set forth in Schedule 7.12 of the CV Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property (other than liens under Environmental Laws, which are addressed in Section 7.13(a)(ix)),
(iii) Encumbrances and other Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Kranzco), and
(iv) mechanics', carriers', workmen's and repairmen's liens, and other Property Restrictions and limitations, if any, which individually or in the aggregate are not substantial in amount, do not materially interfere with the present use of any of the CV Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by CV and the CV Subsidiaries. Valid policies of title insurance have been issued insuring CV's or any of the CV Subsidiaries' fee simple or leasehold title to the CV Properties owned in fee or by leasehold in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy where the amount involved exceeds $50,000 and such policies will be enforceable by Kramont with respect to such properties after the Effective Time. Schedule
7.12 of the CV Disclosure Letter contains a true and correct list of all CV Properties which are leased by CV pursuant to Ground Leases (collectively, the "CV Ground Leases") as well as a list of all the CV Ground Leases. All of such CV Ground Leases are in full force and effect. Each of the CV Properties is assessed as one or more tax lot(s) separate and distinct from the tax lot allocated to any other parcel of land or improvements. Except as disclosed in Schedule 7.12 of the CV Disclosure Letter, there is no action, suit, proceeding, claim, order, decree or judgment affecting any CV Subsidiary or any CV Property, or any portion thereof, or relating to or arising out of the ownership, management, operation, use or occupancy of any CV Property, pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality that, if adversely determined, would individually or in the aggregate have a CV Material Adverse Effect, nor is any such action, suit, proceeding, claim, order, decree or judgment, to the knowledge of CV or any CV Subsidiary, threatened or being asserted. No CV Subsidiary is a party to or subject to any judgment, writ, decree, injunction or order enjoining or restraining it from conducting any business in respect of the CV Property that it owns. There are no outstanding unpaid judgments against any CV Subsidiary, except for the judgments described in
Schedule 7.12 of the CV Disclosure Letter which are covered by insurance and on appeal. Any material certificate, permit or license from any government authority having jurisdiction over any of the CV Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the CV Properties or which is necessary to permit the lawful use and operation in all material respects of all driveways, roads and other means of egress and ingress to and from any of the CV Properties which are currently occupied and are material to the operation of the property have been obtained and are in full force and effect. Neither (i) CV nor (ii) to the knowledge of CV, any Material CV Tenant (as herein defined) to the extent it imposes an obligation on the part of CV, is in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the CV Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a CV Material Adverse Effect. To the knowledge of CV,
(A) there are no material structural defects relating to the CV Properties,
(B) there are no CV Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any CV Property in excess of $50,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration of any CV Property is underway or for which contracts have been entered into the cost of which exceeds $50,000, except in each case, as set forth in Schedule 7.12 of the CV Disclosure Letter. Neither CV nor any of the CV Subsidiaries has received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the CV Properties where the fair market value of the object of such proceeding exceeds $50,000 or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by CV or the CV Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the CV Properties as currently maintained, used or operated by CV or the CV Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by CV or the CV Subsidiaries which is not insured over and where the remedying of such violations would materially and adversely affect the relevant CV Property. All work to be performed, payments to be made and actions to be taken by CV or the CV Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the CV Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and CV is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements. CV owns less than $15,000,000 of nonexempt assets under
Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act. For purposes of this Schedule 7.12, the term "CV Properties" shall not be deemed to include properties managed by CV or a CV Subsidiary but not owned by CV or any CV Subsidiary.

     7.13. Environmental Matters. (a) Except as set forth in Schedule 7.13 of the CV Disclosure Letter,

                 (i) CV and each of the CV Subsidiaries possess all Environmental Permits currently required under applicable Environmental Laws to conduct their business and are, and within the last five years, have been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually or in the aggregate, would not have a CV Material Adverse Effect, nor has CV received written notice that any Environmental Permits possessed by CV or any of the CV Subsidiaries and material to their business will be revoked, suspended or will not be renewed;

                 (ii) to the knowledge of CV, all Environmental Permits currently held by CV and the CV Subsidiaries pursuant to Environmental Laws and material to their business are identified in Schedule 7.13 of the CV Disclosure Letter and represent all Environmental Permits necessary and material for the conduct of the business of CV and the CV Subsidiaries as currently conducted;

                 (iii) to the knowledge of CV, the execution and delivery of this Agreement and the consummation by CV of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits, and will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law including any transfer law;

                 (iv) CV and each of the CV Subsidiaries are currently in compliance, and within applicable statutory and regulatory time limitations, have complied, with all applicable Environmental Laws, except where such failures to comply, individually or in the aggregate, would not have a CV Material Adverse Effect;

                 (v)   except as would not have a CV Material Adverse Effect,
     (a) there is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of CV, threatened, which asserts liability under any Environmental Law against CV or any of the CV Subsidiaries; and (b) neither CV nor any of the CV Subsidiaries has received written notice of actual or potential liability or of violations under any applicable Environmental Law that remains outstanding and has not been resolved, including, but not limited to, any liability that CV or any of the CV Subsidiaries may have retained or assumed either contractually or by operation of law;

                 (vi) as of the date hereof, no property or facility currently, or to the knowledge of CV, formerly owned, operated or leased by CV or any of its present or former CV Subsidiaries, or by any respective predecessor in interest, or to CV's knowledge, any property or facility for which CV holds a Mortgage (as defined herein), is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable foreign or state list established under any Environmental Law;

                 (vii) to the knowledge of CV, (a) there has been no disposal, spill, discharge or release of any Hazardous Material, on, at, or under any property presently or formerly owned, leased or operated by CV, any of the CV Subsidiaries, or any predecessor in interest, except for such disposals, spills, discharges and releases that, individually or in the aggregate, would not have a CV Material Adverse Effect; and
     (b) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, including without limitation, at any facility or property for which CV holds a Mortgage, in either case that could reasonably be expected to require investigation, removal, remedial or corrective action by CV or any of the CV Subsidiaries or that would reasonably likely result in material liabilities of, or losses, damages or costs to CV or any of the CV Subsidiaries under any Environmental Law;

                 (viii) except as would not have a CV Material Adverse Effect, (a) there are not any underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently owned, leased or operated by CV, any of the CV Subsidiaries or respective predecessors in interest, or, to CV's knowledge, on any facility or property for which CV holds a Mortgage, and (b) no friable asbestos-containing materials or polychlorinated biphenyls in concentrations or amounts regulated under Environmental Laws are being used or have been disposed of during CV's ownership or operation, or are located at, on, or under any such facility or property in violation of any applicable Environmental Law; and

                 (ix) to the knowledge of CV, no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by CV or any of the CV Subsidiaries or against any properties, assets or facilities for which CV holds a Mortgage under any Environmental Law.

            (b) CV has made available to Kranzco and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, tests and data in CV's or CV's Subsidiaries' possession or custody concerning the presence of Hazardous Materials or any other environmental condition at properties, assets or facilities currently or formerly owned, operated or leased by CV or any present or former Subsidiary or predecessor in interest, or for which CV holds a Mortgage, or concerning compliance by CV and the CV Subsidiaries with, or liability under, any Environmental Law.

     7.14. Employee Benefit Plans; ERISA. (a) All employee benefit plans within the meaning of Section 3(3) of ERISA and each bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, disability, accident, sick, vacation, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission or sales arrangement, change in control, noncompetition, and other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) covering employees or independent contractors of CV and the CV Subsidiaries (whether current, former or retired) or their beneficiaries (collectively, the "CV Benefit Plans") are listed in Schedule 7.14 of the CV Disclosure Letter. True and complete copies of the CV Benefit Plans have been made available to Kranzco. To the extent applicable, each CV Benefit Plan complies, in all material respects, with the requirements of ERISA, the Code, and with the terms of such CV Benefit Plan's plan documents, and any CV Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (which may be a favorable determination letter issued to a prototype sponsor for any CV Benefit Plan which is a standardized prototype plan) and is administered in compliance in all material respects with ERISA and the Code and all applicable regulations thereunder and with the terms of such CV Benefit Plan's plan document. None of CV, any of the CV Subsidiaries, any entity that would be deemed a single-employer with CV or any of the CV Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (each an "CV ERISA Affiliate") or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any employee pension benefit plan (within the meaning of ERISA Section 3(2)) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including, without limitation any, "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), or any single employer pension plan. None of CV, any of the CV Subsidiaries or any CV Benefit Plan has incurred or is expected to incur any liability or penalty under Section 4975 of the Code or Sections 406 or 502(i) of ERISA. To the knowledge of CV, there are no anticipated claims against or otherwise involving any of the CV Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of CV Benefit Plan activities) is pending or has been brought against or with respect to any such CV Benefit Plan. All contributions required to be made as of the date hereof to the CV Benefit Plans have been made or provided for by CV by full accruals as if all targets required by such CV Benefit Plan had been or will be met at maximum levels on its financials. Except as provided in the CV Disclosure Letter, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events including, without limitation, a termination of employment following the transactions contemplated by this Agreement) constitute an event under any CV Benefit Plan that will or may reasonably be expected to result in any payment, acceleration, vesting or increase in benefits with respect to any employee, trustee, director, former employee or director of CV or any of the CV Subsidiaries, whether or not any such CV Benefit Plan would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

            (b) None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate has any unfunded liabilities for benefits or claims accrued pursuant to any CV Benefit Plan, which CV Benefit Plan is not intended to be qualified under Section 401(a) of the Code, and that is an employee pension benefit plan within the meaning of ERISA Section 3(2), a nonqualified deferred compensation plan or an excess benefit plan.

            (c) None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate maintains any plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of
Section 601 of ERISA and Section 4980B of the Code, and none of CV, any of the CV Subsidiaries or any CV ERISA Affiliate is subject to or expected to be subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. None of CV, any of the CV Subsidiaries or any CV ERISA Affiliate has incurred or is expected to incur any liability from tax, excise tax, penalty or fee with respect to any Plan, including, but not limited to, taxes arising under Sections 4971 through 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability. Except as required by Section 4980B of the Code and Sections 601 through 607 of ERISA and the regulations promulgated thereunder, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code, and except as otherwise disclosed in the CV Disclosure Letter, none of CV, any of the CV Subsidiaries or any CV ERISA Affiliate maintains or contributes to any plan or arrangement which provides, or has any liability to provide life insurance, medical or other employee welfare benefits (whether or not vested) to any employee or former employee upon his retirement or termination of employment with CV or any of the CV Subsidiaries.

            (d) No amounts payable under any CV Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code. None of CV, any CV Subsidiaries or any CV ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, arrangement, or to modify or change any existing CV Benefit Plan. No event, condition or circumstance exists that would prevent the amendment or termination of any CV Benefit Plan.

     7.15. Labor Matters. Neither CV nor any of the CV Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of CV, threatened against CV or any of the CV Subsidiaries relating to their business, except for any such proceeding which would not have a CV Material Adverse Effect. To the knowledge of CV, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CV or any of the CV Subsidiaries.

     7.16. No Brokers. CV has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Kranzco or CV to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that CV has retained Salomon Smith Barney Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Kranzco prior to the date hereof. Other than the foregoing arrangements, CV is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     7.17. Opinion of Financial Advisor. The Board of Directors of CV has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the CV Exchange Ratio is fair to the holders of CV Common Stock from a financial point of view.

     7.18. Kranzco Stock Ownership. Neither CV nor any of the CV Subsidiaries owns any shares of capital stock of Kranzco or other securities convertible into any shares of beneficial interest of Kranzco.

     7.19. Related Party Transactions. Set forth in Schedule 7.19 of the CV Disclosure Letter is a list of all arrangements, agreements and contracts entered into by CV or any of the CV Subsidiaries with any person who is an officer, director or affiliate of CV or any of the CV Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, including, without limitation, all employment agreements to which CV is a party (the "CV Employment Agreements"). The copies of such documents, all of which have been previously delivered or made available to Kranzco, are listed in Schedule 7.19 of the CV Disclosure Letter and are true and correct.

     7.20.  Contracts and Commitments.  The CV Disclosure Letter sets forth
(i) all notes, debentures, bonds and other evidence of indebtedness of CV or any of the CV Subsidiaries in each case in excess of $250,000 whether or not secured or collateralized by mortgages, deeds of trust or other security interests in the CV Properties or personal property of CV and the CV Subsidiaries, (ii) each Commitment entered into by CV or any of the CV Subsidiaries (excluding tenant allowances, reimbursements and leases entered into in the ordinary course of business) which may result in total payments or liability in excess of $250,000 per Commitment. Copies of the foregoing have been previously delivered or made available to Kranzco, are listed in
Schedule 7.20 the CV Disclosure Letter and are true and correct, (iii) all management agreements with respect to any CV Property (the "CV Management Agreements") and (iv) all management agreements to which CV or any CV Subsidiary is a party that do not relate to any CV Property. None of CV or any of the CV Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above and or is in default respecting any payment obligations thereunder beyond any applicable grace periods and to the knowledge of CV, no event has occurred with respect to the other party thereto which, with notice or the lapse of time, or both, would give rise to an event of default. Excluding the Commitments set forth in Schedule 7.20 of the CV Disclosure Schedule, CV and the CV Subsidiaries are not subject to any Commitments that, in the aggregate, exceed $3,000,000 (excluding Commitments that may be terminated by CV or any CV Subsidiary in not more than 60 days' notice, without cost or penalty). All options of CV or any of the CV Subsidiaries to purchase real property are set forth on the CV Disclosure Letter and such options and CV's or the CV Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which CV or any of the CV Subsidiaries is a party are set forth on the CV Disclosure Letter and neither CV nor any of the CV Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     7.21. Certain Payments Resulting From Transactions. The execution of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any CV Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "CV Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of CV or any of the CV Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Kranzco, or CV to amend or terminate any CV Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit will be required to be made pursuant to the terms of any agreement, commitment or CV Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of CV or any of the CV Subsidiaries.

     7.22. Leases. (a) Schedule 7.22 of the CV Disclosure Letter sets forth a list of all CV Properties that are subject to or encumbered by any non-residential lease (i) accounting for 1% or more of CV's rental revenues for the most recent period reflected in the financial statements included in the CV Reports or (ii) involving at least 25,000 square feet of gross leasable area (each, a "Material CV Lease" and each tenant with respect thereto, a "Material CV Tenant") and, with respect to each such Material CV Lease, sets forth the following information:

                 (i)   the name of the lessee;

                 (ii)  the expiration date of the lease;

                 (iii) the amount (or method of determining the amount) of annual rentals due under the lease;

                 (iv) with respect to any Material CV Lease with a remaining term of less than 24 months, whether the lessee has notified CV in writing of any intention not to renew, or seek to renew, the lease; and

                 (v) any notices with respect to a material default given by a lessee under a Material CV Lease which has not been cured.

            (b) Except as set forth in Schedule 7.22 of the CV Disclosure Letter, (i) all rental payments due under each Material CV Lease have been paid during the period January 1, 1999 through November 30, 1999, and (ii) to CV's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material CV Lease.

     7.23. Investment Company Act of 1940. Neither CV nor any of the CV Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     7.24. State Takeover Statutes. To the knowledge of CV, CV has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation, including, without limitation, Section 203 of the DGCL. The Board of Directors of CV has adopted a resolution as follows: "RESOLVED: that, pursuant to Section 203(a)(1) of the DGCL, the transactions contemplated by the Agreement and Plan of Reorganization and Merger, including the CV Merger and the Kranzco Voting Agreements, are hereby authorized and approved with the intent that neither the restrictions contained in Section 203 of the DGCL nor similar restrictions contained in any other state takeover law be applicable to the CV Merger, the Kranzco Voting Agreements, the Agreement and Plan of Reorganization and Merger or the transactions contemplated thereby." Neither CV nor any of the CV Subsidiaries has in effect any plan, scheme, device or arrangement commonly or colloquially known as a "poison pill" or an "anti-takeover" plan or any similar plan, scheme, device or arrangement.

     7.25.  Mortgage Notes.

            (a)  Mortgages.   Set forth in Schedule 7.25 of the CV Disclosure
Letter is a list of each note and related mortgage and all amendments and modifications thereof (each such note and mortgage, together with the loan evidenced thereby, a "Mortgage") held by CV, including the original and unpaid principal amounts thereof, the due date thereof and interest rate thereon.

            (b) Validity of Collateral Documents. To the knowledge of CV, each Mortgage and equivalent documents related to a Mortgage creates in CV or a wholly owned subsidiary thereof a valid security interest in the property described therein. Valid policies of title insurance have been issued insuring the first priority mortgage of CV or a wholly owned subsidiary of CV in each Mortgage and equivalent documents relating to a Mortgage, and such policies will be enforceable by Kramont with respect to such properties after the Effective Time.

            (c)  (i)   No Defense by Borrower.  To the knowledge of CV, the
borrower under each Mortgage has no valid defense that prevents the holder thereof or its assigns from enforcing the payment provisions thereof, or from foreclosing against the property subject to such Mortgage, which defense arises from applicable local, state or federal laws or regulations pertaining to usury, if any, and any or all other requirements of any federal, state or local law including, without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, and equal credit opportunity or disclosure laws applicable to such Mortgage, if any. To the knowledge of CV, such Mortgage is not subject to any valid right of rescission, setoff, abatement, diminution, counterclaim or defense that prevents the holder thereof or its assigns from enforcing the payment provisions of the Mortgage, if any, or from foreclosing against the mortgaged property subject to such Mortgage, and no such claims have been asserted.

                 (ii) Defaults. To the knowledge of CV, there is no default by the owner of any property covered by a Mortgage or by CV in the payment or performance of any term or conditions of any Mortgage.

                 (iii) Disbursement of Loan Proceeds. The borrower under each Mortgage does not have the right to disbursement of additional loan proceeds or future advances with respect to such Mortgage.

                 (iv)  Cross-Collateralization.  Except as set forth in
Schedule 7.25(c)(iv) of the CV Disclosure Letter, each Mortgage is not cross-collateralized with any other loan.

                 (v) Owner. Except as set forth in Schedule 7.25(c)(v) of the CV Disclosure Letter, CV is the sole owner of and holds legal title to each Mortgage, and each Mortgage has not been assigned or pledged and is owned by CV free and clear of any right, interest or claim of any third party.

                 (vi) Loan Documents. The documents representing the Mortgages provided to Kranzco are true and correct copies of the documents they purport to be, are all of the documents constituting the Mortgages, are in full force and effect, and have not been superseded, amended, modified, canceled or otherwise changed.

            (d) Condemnation. To the best of CV's knowledge, there is no pending or threatened condemnation proceeding or similar proceeding affecting any property encumbered by a Mortgage or any part thereof which could have an adverse effect upon the use of the property for its intended purposes.

            (e) Litigation. To CV's knowledge, there is no litigation, proceeding or governmental investigation pending, or any other injunction, decree, notice of violation or claim outstanding, existing or relating to any Mortgage or the property encumbered thereby.

            (f) Compliance with Laws. To CV's knowledge, no written notice has been issued by any governmental authority or any party entitled to enforce a restrictive covenant affecting any property encumbered by a Mortgage to the effect that (i) any zoning law, ordinance or regulation has been violated by the maintenance, operation, occupancy or use of such property which violation has not been cured and would adversely affect the current operation, current occupancy or current use of such mortgaged property, (ii) any building, or other federal, state or municipal law, ordinance, regulation, or any restrictive covenant, including without limitation, any Environmental Law, is currently violated by the current maintenance, current operation, current occupancy, or current use of such mortgaged property such that the violation would adversely affect the current operation, currency occupancy or current use of such mortgaged property or
(iii) any licenses, permits, inspections, authorizations, certifications and approvals, including without limitation, any Environmental Permits required by any governmental authorities having jurisdiction over the operation of such mortgaged property, in its present manner, have not been performed or issued and paid for and are not in full force and effect, in each case without which the operation of such mortgaged property would be adversely affected.

            (g) Title Insurance. Valid and enforceable ALTA policies of title insurance have been issued insuring each Mortgage in an amount not less than the original principal amount of such Mortgage and each such policy is presently in full force and effect and there are no pending claims against any such policy. Each such policy insures that the subject Mortgage is a valid first lien on the mortgaged property and as of the date of such policy, the mortgaged property was free and clear of encumbrances and liens of record having priority over the lien of the subject Mortgage, subject only to the matters set forth therein.

     7.26. FFO Agreements. Schedule 7.26 of the CV Disclosure Letter lists all agreements and arrangements pursuant to which any officer, director or employee of CV or any other Person receives any payment or benefit based in any way on the Funds from Operations generated by CV (the "FFO Agreements").


                                 ARTICLE 7A

     7A.    Representations and Warranties of Kramont.  Kramont represents to
CV and Kranzco as follows:

     7A.1. Existence: Good Standing; Authority. Kramont is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland. Kramont is or will be prior to the Effective Time duly licensed or qualified to do business as a foreign trust and is or will be prior to the Effective Time in good standing under the laws of each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition or prospects of Kramont. Copies of Kramont's Declaration of Trust, Bylaws and organization documents have been previously delivered or made available to CV and Kranzco and are true and correct.

     7A.2. Authorization, Validity and Effect of Agreements. Kramont has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement, and the Ancillary Agreements to which it is a party. The consummation by Kramont of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite trust action on the part of Kramont. Assuming the due authorization, execution and delivery thereof by the other parties thereto, this Agreement constitutes, and the Ancillary Agreements to which Kramont is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Kramont, enforceable against Kramont in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7A.3. Capitalization. The authorized capital shares of beneficial interest of Kramont consist of 2,000 shares of beneficial interest, $.01 par value per share. As of the date hereof, there are 2,000 shares of Kramont Common Stock issued and outstanding, 1,000 of which are owned by each of CV and KRT Trust. Kramont has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Kramont on any matter. All such issued and outstanding Kramont Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kramont to issue, transfer or sell any Kramont Common Shares.

     7A.4. No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its organization and the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, Kramont has not engaged, and prior to the Effective Time Kramont will not engage, in any business of any type or kind or incurred any liabilities or obligations or entered into or will enter into any agreements or arrangements with any person or entity. Kramont does not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.


                                  ARTICLE 8
     8.     Covenants.

     8.1. Acquisition Proposals. (a) Unless and until this Agreement shall have been terminated in accordance with its terms, CV agrees and covenants: (a) that neither it nor any of the CV Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the CV Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of ten (10%) or more of the assets or any equity securities of, CV or any of the CV Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "CV Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a CV Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.1(a); and (c) that it will notify Kranzco immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1(a) shall prohibit the Board of Directors of CV from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide CV Acquisition Proposal, if, and only to the extent that, (A) a majority of the disinterested members of the Board of Directors of CV determines in good faith after consultation with outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law or, as applicable, its duties under its Certificate of Incorporation and that such Person has the ability and financial wherewithal to consummate a Superior CV Acquisition Proposal, and
(B) CV complies with the provisions of Section 8.1(b); and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to a CV Acquisition Proposal. Nothing in this
Section 8.1(a) shall (x) permit CV to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit CV to enter into any agreement with respect to a CV Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither CV nor any of the CV Subsidiaries shall enter into any agreement with any person that provides for, or in any way facilitates, a CV Acquisition Proposal), or
(z) affect any other obligation of any party under this Agreement. Neither the Board of Directors of CV nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Kranzco Entities, the approval or recommendation by the Board of Directors of CV or any committee thereof of this Agreement or the CV Merger or (ii) approve or recommend, or propose to approve or recommend, any CV Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of CV may approve and recommend a Superior CV Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the CV Merger, but only (1) after providing written notice to Kranzco (a "Notice of Superior CV Proposal") advising Kranzco that the Board of Directors has received a Superior CV Acquisition Proposal, specifying the material terms and conditions of such Superior CV Acquisition Proposal, and
(2) if Kranzco does not within five business days after Kranzco's receipt of the Notice of Superior CV Proposal, make an offer which the Board of Directors of CV determines in its good faith judgment (after consultation with its independent financial advisor) to be as favorable to the holders of
CV's Common Stock as such Superior CV Acquisition Proposal.   As used herein,
"Superior CV Acquisition Proposal" means a bona fide CV Acquisition Proposal made by a third party which a majority of the disinterested members of the Board of Directors of CV determines in good faith (after consultation with independent financial advisors) to be more favorable to CV's shareholders than the CV Merger and which the Board of Directors of CV intends to accept and determines is reasonably capable of being consummated.

            (b) CV shall promptly advise Kranzco orally and in writing of any CV Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any CV Acquisition Proposal, and the material terms and conditions of such CV Acquisition Proposal or inquiry. CV will keep Kranzco fully informed of the status and details of any such CV Acquisition Proposal or inquiry. CV shall give Kranzco at least one day's advance notice of any information to be supplied to any Person making a CV Acquisition Proposal.

            (c) Unless and until this Agreement shall have been terminated in accordance with its terms, Kranzco agrees and covenants: (a) that neither it nor any of the Kranzco Subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, trustees, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Kranzco Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of ten (10%) or more of the assets or any equity securities of, Kranzco or any of the Kranzco Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "Kranzco Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Kranzco Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.1(c); and (c) that it will notify CV immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1(c) shall prohibit the Board of Trustees of Kranzco from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Kranzco Acquisition Proposal, if, and only to the extent that, (A) a majority of the disinterested members of the Board of Trustees of Kranzco determines in good faith after consultation with outside counsel that such action is required for the Board of Trustees to comply with its fiduciary duties to shareholders imposed by law or, as applicable, its duties under its Declaration of Trust and that such Person has the ability and financial wherewithal to consummate a Superior Kranzco Acquisition Proposal, (B) Kranzco complies with the provisions of Section 8.1(d), and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to a Kranzco Acquisition Proposal. Nothing in this Section 8.1(c) shall (x) permit Kranzco to terminate this Agreement (except as specifically provided in Article 10 hereof), (y) permit Kranzco to enter into any agreement with respect to a Kranzco Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither Kranzco nor any of the Kranzco Subsidiaries shall enter into any agreement with any person that provides for, or in any way facilitates, a Kranzco Acquisition Proposal), or (z) affect any other obligation of any party under this Agreement. Neither the Board of Trustees of Kranzco nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the CV Entities, the approval or recommendation by the Board of Trustees of Kranzco or any committee thereof of this Agreement or the KRT Trust Merger or (ii) approve or recommend, or propose to approve or recommend, any Kranzco Acquisition Proposal. Notwithstanding the foregoing, the Board of Trustees of Kranzco may approve and recommend a Superior Kranzco Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the KRT Trust Merger, but only (1) after providing written notice to CV (a "Notice of Superior Kranzco Proposal") advising CV that the Board of Trustees has received a Superior Kranzco Acquisition Proposal, specifying the material terms and conditions of such Superior Kranzco Acquisition Proposal, and (2) if CV does not within five business days after CV's receipt of the Notice of Superior Kranzco Proposal, make an offer which the Board of Trustees of Kranzco determines in its good faith judgment (after consultation with its independent financial advisor) to be as favorable to the holders of Kranzco Common Shares as such Superior Kranzco Acquisition Proposal. As used herein, "Superior Kranzco Acquisition Proposal" means a bona fide Kranzco Acquisition Proposal made by a third party which a majority of the distinterested members of the Board of Trustees of Kranzco determines in good faith (after consultation with independent financial advisors) to be more favorable to Kranzco's shareholders than the KRT Trust Merger and which the Board of Trustees of Kranzco intends to accept and determines is reasonably capable of being consummated.

            (d) Kranzco shall promptly advise CV orally and in writing of any Kranzco Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Kranzco Acquisition Proposal, and the material terms and conditions of such Kranzco Acquisition Proposal or inquiry. Kranzco will keep CV fully informed of the status and details of any such Kranzco Acquisition Proposal or inquiry. Kranzco shall give CV at least one day's advance notice of any information to be supplied to any Person making a Kranzco Acquisition Proposal.

            (e) Notwithstanding anything to the contrary contained herein, Kranzco and its affiliates shall not, without CV's consent, disclose to any other person (except Kranzco's advisors in connection with this transaction) any confidential, proprietary or non-public information of or about CV or its affiliates. Notwithstanding anything to the contrary contained herein, CV or its affiliates shall not, without Kranzco's consent, disclose to any other person (except CV's advisors in connection with this transaction) any confidential, proprietary or non-public information of or about Kranzco or its affiliates.

     8.2. Conduct of Businesses. (a) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the Kranzco Disclosure Letter or the CV Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, CV and
Kranzco:

                 (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                 (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 8.1, any proposals to engage in material transactions;

                 (iii) Except as provided in Sections 8.2(b)(v) and 8.2(c)(v), shall coordinate the record dates for any dividends payable with respect to the CV Common Stock, the Kranzco Common Shares and the Kranzco Preferred Shares until the Closing; and

                 (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

            (b) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the Kranzco Disclosure Letter or unless CV has consented in writing thereto, Kranzco:

                 (i)   Shall, and shall cause each of the Kranzco
     Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

                 (ii) Shall not, and shall cause each of the Kranzco Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of (other than tenant improvements, reimbursements and allowances in the ordinary course of business), or enter into any agreement or commitment to develop or construct retail shopping center properties or other real estate projects, except as set forth in Section 8.2 of the Kranzco Disclosure Letter;

                 (iii) Shall not amend its or KRT Trust's Declaration of Trust or By-laws, or permit the amendment of the certificate of limited partnership and limited partnership agreement of KRT Partnership or the certificate of formation and limited liability company agreement of KRT Trust II; and

                 (iv) Shall not, and shall cause each of the Kranzco Subsidiaries not to, (i) except (x) pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including pursuant to Kranzco Preferred Shares) existing on the date hereof or (y) as payment of trustees's fees in accordance with past practice or pursuant to Kranzco's dividend reinvestment plan or as otherwise disclosed pursuant to this Agreement, issue any of its shares of beneficial interest, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any of its shares of beneficial interest, or (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future trustees, officers or directors except Kranzco and the Kranzco Subsidiaries shall be permitted to pay Christmas bonuses consistent with past practice, or (iv) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

                 (v) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its shares of beneficial interest, except regular quarterly dividends on the Kranzco Common Shares and regular quarterly dividends on the Kranzco Preferred Shares, as well as any other required dividends, distributions or payments with respect to such Kranzco Preferred Shares (which, with respect to the Kranzco Common Shares, shall have record dates to the extent occurring prior to the Effective Time of December 31, 1999 and March 31, 2000 and corresponding payment dates of January 21, 2000 and April 21, 2000), and (ii) except in connection with (x) share-based employee benefit plans of Kranzco or (y) the use of shares of beneficial interest to pay the exercise price or tax withholding in connection with share-based employee benefit plans of Kranzco, directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest or capital stock of any of the Kranzco Subsidiaries, or make any commitment for any such action;

                 (vi) Shall not, and shall not permit any of the Kranzco Subsidiaries to, sell, lease or otherwise dispose of (i) any Kranzco Properties or any of its capital stock of or other interests in the Kranzco Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate except the sale of certain properties listed in Section 8.2 to the Kranzco Disclosure Letter;

                 (vii) Shall not, and shall not permit any of the Kranzco Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to the Kranzco Subsidiaries in existence on the date hereof and advances to tenants;

                 (viii) Shall not, and shall not permit any of the Kranzco Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Kranzco included in the Kranzco Reports or incurred in the ordinary course of business consistent with past practice;

                 (ix) Shall not, and shall not permit any of the Kranzco Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $100,000 except (A) tenant reimbursements and allowances and leases entered into in the ordinary course of business consistent with past practice, (B) capital expenditures incurred in the ordinary course of business consistent with past practice, (C) pending Commitments listed in Section 8.2(b)(ix) of the Kranzco Disclosure Letter and (D) payment of fees and expenses in connection with obtaining the consents necessary to cure the violations or conflicts set forth in Section 6.6 of the Kranzco Disclosure Letter;

                 (x) Shall not, and shall not permit any of the Kranzco Subsidiaries to, enter into any Commitment with any officer, director, trustee, consultant or affiliate of Kranzco or any of the Kranzco Subsidiaries, except as set forth in Section 8.2 of the Kranzco Disclosure Letter;

                 (xi) Shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                 (xii) Shall maintain, and cause the Kranzco Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Kranzco;

                 (xiii) Shall take all actions necessary to cause KRT Partnership not to own, directly or indirectly, more than 10% of the voting interests in any corporation at the Effective Time; or

                 (xiv) Shall not, and shall not permit any of the Kranzco Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

            (c) During the period from the date of this Agreement until the earlier of the date of the termination of this Agreement and the Effective Time, except as set forth in the CV Disclosure Letter or unless Kranzco has consented in writing thereto, CV:

                 (i) Shall, and shall cause each of the CV Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement below;

                 (ii) Shall not, and shall cause each of the CV Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of (other than tenant improvements, reimbursements and allowances in the ordinary course of business), or enter into any agreement or commitment to develop or construct retail shopping center properties or other real estate projects, except as set forth in
     Schedule 8.2 of the CV Disclosure Letter;

                 (iii) Except as set forth in Section 5.3(e), shall not amend its or Certificate of Incorporation or By-laws, permit the amendment of CV Trust's Declaration of Trust or By-laws or permit the amendment of the certificate of limited partnership or limited partnership agreement of CV Partnership;

                 (iv) Shall not, and shall cause each of the CV Subsidiaries not to, (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof or otherwise disclosed pursuant to this Agreement, issue any shares of its capital stock or any of its partnership interests or beneficial interests, as the case may be, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except CV and the CV Subsidiaries shall(x) be permitted to pay Christmas bonuses consistent with past practice, (y) make any remaining payments for bonuses based upon Funds from Operations of CV for the calendar year ending December 31, 1999 and (z) make a payment of a pro rata portion of bonuses based upon Funds from Operations of CV for the period from January 1, 1999 through the Closing Date, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or less favorable to participants in such plans;

                 (v) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except regular quarterly dividends on the CV Common Stock (which, with respect to the CV Common Stock, shall have record dates to the extent occurring prior to the Effective Time of January 4, 2000 and March 16, 2000 and corresponding payment dates of January 13, 2000 and April 5, 2000), and (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of CV or the CV Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the CV Subsidiaries (other than CV OP Units of CV Partnership upon redemption by the holder thereof), or make any commitment for any such action;

                 (vi) Shall not, and shall not permit any of the CV Subsidiaries to, sell, lease or otherwise dispose of (i) any CV Properties or any of its capital stock of or other interests in the CV Subsidiaries or (ii) any of its other assets which are material, individually or in the aggregate except the sale of certain properties listed in Schedule 8.2 to the CV Disclosure Letter;

                 (vii) Shall not, and shall not permit any of the CV Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person other than loans, advances or capital contributions to the CV Subsidiaries in existence on the date hereof and advances to tenants;

                 (viii) Shall not, and shall not permit any of the CV Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of CV included in the CV Reports or incurred in the ordinary course of business consistent with past practice;

                 (ix) Shall not, and shall not permit any of the CV Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $100,000 except (A) tenant reimbursements and allowances and leases entered into in the ordinary course of business consistent with past practice, (B) capital expenditures incurred in the ordinary course of business consistent with past practice, (C) pending Commitments listed in Schedule 8.2(c)(ix) of the CV Disclosure Letter and (D) payment of fees and expenses in connection with obtaining the consents necessary to cure the violations or conflicts set forth in Schedule 7.6 of the CV Disclosure Letter;

                 (x) Shall not, and shall not permit any of the CV Subsidiaries to, enter into any Commitment with any officer, director, trustee, consultant or affiliate of CV or any of the CV Subsidiaries, except as set forth in Schedule 8.2 of the CV Disclosure Letter;

                 (xi) Shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

                 (xii) Shall maintain, and cause the CV Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like CV; or

                 (xiii) Shall take all actions necessary to cause CV Partnership not to own, directly or indirectly, more than 10% of the voting interests in any corporation at the Effective Time; or

                 (xiv) Shall not, and shall not permit any of the CV Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

     8.3. Meetings of Shareholders. Each of Kranzco and CV will take all action necessary in accordance with applicable law and its Declaration of Trust, Certificate of Incorporation and By-laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Kranzco and CV will use their best efforts to convene their respective shareholder meetings on the same day and to designate the same record date for such meetings, which record dates shall be mutually agreed upon by Kranzco and CV. The Board of Trustees of Kranzco and the Board of Directors of CV shall recommend such approval, and Kranzco and CV shall use their reasonable best efforts to obtain such approval, including, without limitation, timely mailing the Joint Proxy Statement/Prospectus (as defined in Section 8.8); provided, however, that such recommendation or use of reasonable best efforts to obtain such approval is subject to any action taken by, or upon authority of, (i) the Board of Trustees of Kranzco in the exercise of its good faith judgment as to its duties to its shareholders imposed by law or (ii) the Board of Directors of CV in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law. It shall be a condition to the mailing of the Joint Proxy Statement/Prospectus that (i) CV shall have received a "comfort" letter from Arthur Andersen LLP, independent public accountants for Kranzco, dated as of a date within two business days before the date on which the Form S-4 (as defined in Section 8.8) shall become effective, with respect to the financial statements of Kranzco included in the Joint Proxy Statement/Prospectus, in form and substance reasonably satisfactory to CV, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Joint Proxy Statement/Prospectus, and (ii) Kranzco shall have received a "comfort" letter from BDO Seidman, LLP, independent public accountants for CV, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of CV included in the Joint Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Kranzco, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Joint Proxy Statement/Prospectus.

     8.4. Filings; Other Action. Subject to the terms and conditions herein provided, Kranzco, CV and Kramont shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings, declarations, registrations and notifications are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings, declarations, registrations and notifications and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Kranzco, CV and Kramont necessary to effectuate the Conversion Transactions; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors or trustees of Kranzco, CV and Kramont shall take all such necessary action. If any "fair price" or "control share acquisition" statute or similar statute or regulation shall become applicable to the transactions contemplated hereby, the Kranzco Entities and the CV Entities shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Boards of Trustees, Boards of Directors, partners or managers, as the case may be, to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to minimize or eliminate the effects of any such statute or regulation on the transactions contemplated hereby. Kranzco and CV shall promptly advise each other of and confer and consult with respect to any communications from Governmental Entities with respect to the transactions contemplated by this Agreement.

     8.5. Notification of Certain Matters. Kranzco and CV shall keep each other informed of all non-routine actions that each intends to take in connection with any Environmental Laws and all actions shall be on terms and conditions reasonably satisfactory to the other. Each shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Conversion Transactions or other transactions contemplated hereby.

     8.6. Inspection of Records. Until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, each of Kranzco and CV shall allow all designated officers, attorneys, environmental and other consultants, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Kranzco and the Kranzco Subsidiaries and CV and the CV Subsidiaries and will permit each other and their authorized representatives to conduct Phase I environmental inspections as they may reasonably require to the extent that no Phase I environmental inspection has previously been conducted for the particular property at issue, for purposes related to an evaluation of the transactions contemplated hereby, subject to any restrictions arising under applicable law. All information furnished under this Section 8.6 is subject to the Confidentiality Agreement (as herein defined).

     8.7. Publicity. The initial press release relating to this Agreement shall be a joint press release in the form attached hereto as Exhibit O (or as otherwise mutually agreed upon by CV and Kranzco) and thereafter Kranzco and CV shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     8.8. Registration Statement. As promptly as practicable following the date hereof, Kranzco, CV and Kramont shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus and forms of proxy, together with any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") relating to the special meetings and the votes of the shareholders of Kranzco and CV with respect to this Agreement and the transactions contemplated by this Agreement. Promptly after clearance by the SEC of the Joint Proxy Statement/Prospectus, Kramont and, to the extent required by law, KRT Trust shall prepare and thereafter file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of (i) the KRT Trust Common Shares and KRT Trust Preferred Shares to be issued to the shareholders of Kranzco in the KRT Trust II Merger, to the extent required under the Securities Act, and (ii) the Kramont Common Shares and Kramont Preferred Shares to be issued to the holders of KRT Trust Common Shares, KRT Trust Preferred Shares and CV Common Stock in the Reorganization (the KRT Trust Common Shares, KRT Trust Preferred Shares, Kramont Common Shares and Kramont Preferred Shares referred to in clauses (i) and (ii) are referred to herein as the "Registered Securities"). Kranzco, Kramont and CV will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Kranzco Entities, on the one hand, and the CV Entities, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy
Statement/Prospectus and the Form S-4.   Kramont shall use its reasonable
best efforts, and CV, Kranzco and KRT Trust will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Joint Proxy Statement/Prospectus with the SEC). Each of the Kranzco Entities and the CV Entities agrees promptly to correct any information provided by it for use in the Joint Proxy Statement/Prospectus and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement/Prospectus and the Form S-4 and to cause the Joint Proxy Statement/Prospectus and the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Kranzco shareholders and CV shareholders, in each case as and to the extent required by applicable federal and state securities laws, the Maryland REIT Law and the DGCL. Each of the Kranzco Entities and the CV Entities agrees that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 and each amendment or supplement thereto at the time of mailing of the Joint Proxy Statement/Prospectus or effectiveness of the Form S-4 will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Kranzco Entities and the CV Entities will advise the other parties, and deliver copies (if any) to them, promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Joint Proxy Statement/Prospectus and the Form S-4, (ii) any responses thereto and (iii) notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Registered Securities for offering or sale in any jurisdiction.

            Kranzco and CV shall each use their best efforts to timely mail the Proxy Statement/Prospectus to its shareholders.

     8.9. Listing Application. Kramont shall promptly prepare and submit to the NYSE a listing application covering the Kramont Common Shares and Kramont Series B-1 Preferred Shares and Kramont Series D Preferred Shares issuable in the Reorganization and Kramont Common Shares issuable upon exercise of the New Options being issued in connection with the Reorganization and any other shares of Kramont issued in the Reorganization as may be required by the NYSE, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Shares, subject to official notice of issuance.

     8.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform, and shall cause its subsidiary to perform, such further acts and execute such documents as may reasonably be required to effect the Reorganization. At and after the Effective Time, the officers and directors of Kramont will be authorized to execute and deliver, in the name and on behalf of KRT Trust, KRT Partnership, CV or CV Partnership, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of KRT Trust, KRT Partnership, CV or CV Partnership, any other actions and things to vest, perfect or confirm of record or otherwise in Kramont and its Subsidiaries any and all right, title and interest in, to and under any of the rights, properties or assets of KRT Trust, KRT Partnership, CV or CV Partnership or their respective Subsidiaries acquired or to be acquired by Kramont as a result of, or in connection with the Reorganization.

     8.11. Affiliates of CV and Kranzco. (a) At least 30 days prior to the Closing Date, CV shall deliver to Kranzco a list of names and addresses of those persons who were, in CV's reasonable judgment, at the record date for its shareholders' meeting to approve the CV Merger, "affiliates" (each such person, an "Affiliate") of CV within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). CV shall provide Kranzco such information and documents as Kranzco shall reasonably request for purposes of reviewing such list. CV shall use all reasonable efforts to deliver or cause to be delivered to Kranzco, prior to the Closing Date, from each of the Affiliates of CV identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit K. Kramont shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Kramont Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Kramont Common Shares, consistent with the terms of such Affiliate Letters.

            (b) At least 30 days prior to the Closing Date, Kranzco shall deliver to CV a list of names and addresses of those persons who were, in Kranzco's reasonable judgment, at the record date for its shareholders' meeting to approve the KRT Trust Merger, Affiliates of Kranzco within the meaning of Rule 145 under the Securities Act. Kranzco shall provide CV such information and documents as CV shall reasonably request for purposes of reviewing such list. Kranzco shall use all reasonable efforts to deliver or cause to be delivered to CV, prior to the Closing Date, from each of the Affiliates of Kranzco identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit K. Kramont shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Kramont Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Kramont Common Shares, consistent with the terms of such Affiliate Letters.

            (c) Kramont shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of CV may reasonably request, all to the extent required from time to time to enable any Affiliate of CV or Kranzco to sell Kramont Common Shares received by such Affiliate in the Reorganization without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     8.12. Expenses. Subject to Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee in connection with the filing of the Form S-4 or Joint Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Joint Proxy Statement/Prospectus, and the expenses of Kramont, shall be shared equally by Kranzco and CV.

     8.13. Indemnification. From and after the Effective Time, Kramont shall exculpate and indemnify to the fullest extent permitted by the MGCL each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of CV, or any CV Subsidiary, Kranzco or any Kranzco Subsidiary. Such exculpation and indemnification shall cover action on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement.

     8.14. Governance. Kramont shall take all action necessary to cause the board comprising the full Board of Trustees of Kramont at the Effective Time to be those individuals listed on Exhibit C attached hereto.

     8.15. Employees and Employee Benefit Plans. (a) As of the Effective Time, the employment of all current employees of CV, CV Partnership and CV Trust (collectively, solely for the purposes of this Section 8.15, the "CV Employees") and of Kranzco, including those employees on disability, short-term or long-term, or leave of absence, paid or unpaid, except those persons agreed upon by Kranzco and CV, shall be terminated by their respective employers and then shall be offered employment with KRT Partnership in the same geographic area, in substantially the same positions on substantially the same economic terms as they occupied immediately prior to the Closing Date; provided, however, that employees of Kranzco and CV with rights or claims under any severance plans of, agreements or arrangements with, or obligations owed by, either Kranzco or CV will be required to waive such rights and claims in writing simultaneously with or prior to accepting an offer of employment with KRT Partnership; provided further, however, that such waiver of rights and claims by an employee of Kranzco listed in Section
8.15 of the Kranzco Disclosure Letter shall be null and void retroactive to the date of such waiver in the event that such employee's employment is terminated for any reason (other than for cause) by KRT Partnership within one year of the Closing. In the event any such former employee refuses to execute the waiver described above, KRT Partnership shall be under no obligation to employ such person. Kranzco and CV will agree as to the benefits and the fringe benefits to be provided to KRT Partnership employees after the Reorganization. Except for Louis P. Meshon, Sr., Norman M. Kranzdorf and Robert H. Dennis, nothing herein shall be construed to require KRT Partnership to retain any former Kranzco or CV employees for any specific period of time after the Closing Date. All such former employees of Kranzco or CV who are employed by KRT Partnership or Kramont shall receive credit for the time that they were employed with CV or Kranzco, as the case may be, for purposes of vacation eligibility.

            (b) Subject to the third to last sentence of Section 8.15(a), as of the Closing Date, all employees of CV and all employees of Kranzco who shall be hired by KRT Partnership shall be eligible for coverage under a group health plan provided by KRT Partnership, which group health plan shall be the same plan presently covering the employees of Kranzco or such other plan as the Board of Trustees of Kramont shall determine immediately after the Effective Time. All former employees of CV and Kranzco shall receive credit with respect to such group health plan for (i) service with CV or Kranzco or any of their respective Subsidiaries for purposes of determining eligibility to participate (including waiting periods of any time) and (ii) deductibles, if any, required under such plan to the extent deductibles have been paid by such former CV or Kranzco employees or their dependents under their previous group health plans. Any and all exclusions or limitations relative to pre-existing conditions shall be waived by the KRT Partnership group health plan with respect to all such former CV or Kranzco employees.

            (c) Prior to the Closing Date, Kranzco, CV and KRT Partnership shall take all necessary action, including the adoption of necessary corporate and trust resolutions and plan amendments, and shall make all required governmental filings to permit and effect (i) the adoption of Kranzco's defined contribution pension plan by KRT Partnership or such other plan as the Board of Trustees of Kramont shall determine immediately after the Effective Time, which plan shall then be renamed the KRT Partnership 401(k) Plan, and (ii) the merger of CV's defined contribution plan with and into KRT Partnership 401(k) Plan such that as of the Closing Date, all participants in both the Kranzco defined contribution plan and the CV defined contribution plan shall be covered under the KRT Partnership 401(k) Plan.
All former Kranzco and CV employees who are hired by KRT Partnership or Kramont shall receive credit for service with Kranzco and CV, respectively, for purposes of determining eligibility to participate and vesting in the KRT Partnership 401(k) Plan.

            (d) KRT Partnership shall provide continuation coverage as required under Section 4980B of the Code and Section 601 of ERISA ("COBRA Coverage") to all employees of CV and Kranzco and their respective beneficiaries who experience a "qualifying event" (as defined in the Code) at any time on or prior to the Closing Date, and shall offer COBRA Coverage to all persons who experience a qualifying event as a result of the transactions contemplated by this Agreement.

            (e) In connection with the transactions contemplated by this Agreement, the Board of Trustees of Kranzco will take such action as is reasonably necessary to accelerate the vesting of restricted stock awards set forth in Section 6.3 of the Kranzco Disclosure Letter, such that all such shares shall be vested at the Effective Time.

            (f) Prior to the Effective Time, Kranzco shall cause a Lease Amendment in the form attached hereto as Exhibit P to be executed by the parties thereto.

     8.16. Reorganization. From and after the date hereof and until the earlier to occur of termination of this Agreement and the Effective Time, neither Kranzco nor CV nor any of their respective Subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the CV Merger or the KRT Trust Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Kramont shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the CV Merger or the KRT Trust Merger as a reorganization within the meaning of Section 368(a) of the Code.

     8.17. REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Kranzco or CV from taking, and Kranzco and CV hereby agree, respectively, to take any action at any time or from time to time that in the reasonable judgment of the Board of Trustees of Kranzco or Board of Directors of CV, as the case may be, upon advice of counsel, is legally necessary for Kranzco or CV, as the case may be, to maintain its qualification as a REIT or to eliminate or reduce income or excise taxes under Sections 856-860 and 4981 of the Code (and similar provisions of state or local tax law) for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of Kranzco or shareholders of CV, as the case may be. In the event any such distribution (other than regular quarterly dividends) is made by Kranzco or CV, the other entity shall have the right to make an equivalent distribution to maintain economic parity between them. Each of CV and Kranzco shall use its best efforts to take any such actions as may be necessary to maintain their status as a REIT for any period or portion thereof ending on or prior to the Effective Time (including, without limitation, the mailing of shareholder demand letters as required by Treasury Regulations Section 1.857-
8).

     8.18. Other Agreements. Kramont shall enter into (i) an employment agreement with Norman M. Kranzdorf to become effective on the first business day following the Effective Time in substantially the form attached hereto as Exhibit L (the "Norman M. Kranzdorf Employment Agreement") and (ii) an employment agreement with Louis P. Meshon, Sr. to become effective on the first business day following the Effective Time in substantially the form attached hereto as Exhibit M (the "Louis P. Meshon, Sr. Employment Agreement").

     8.19. Dividends. The Kranzco Entities and the CV Entities agree that it will be the policy of the Board of Trustees of Kramont effective as of the Effective Time subject to the exercise of its duties to the Kramont shareholders under applicable law that cash dividends on the Kramont Common Shares for the first year following the Effective Time will be payable in an amount equal to $1.30 per share.

     8.20. The Kranzco Reorganization Transactions. Prior to the Effective Time, the Kranzco Entities shall take the following actions in connection with the Kranzco Reorganization (the "Kranzco Reorganization Transactions"):

            (a)  Kranzco shall consummate the Conversion Transactions;

            (b) Following the Conversion Transactions, Kranzco and KRT Trust II shall consummate the KRT Trust II Merger;

            (c) Following the KRT Trust II Merger, KRT Trust II and KRT Partnership shall consummate the KRT Partnership Merger;

            (d) To the extent required under the Securities Act, KRT Trust shall use its reasonable best efforts, pursuant to the Form S-4, to register under the Securities Act the issuance of the KRT Trust Common Shares to holders of Kranzco Common Shares and the issuance of preferred shares of beneficial interest in KRT Trust to the holders of Kranzco Preferred Shares, in each case in connection with the KRT Trust II Merger; and

            (e) Upon consummation of the KRT Trust II Merger, the Kramont Options shall, by virtue of the KRT Trust II Merger and without any further action on the part of Kranzco or the holder of any such Kramont Options, be assumed by KRT Trust in such manner that KRT Trust (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Kramont Options, KRT Trust would be such a corporation were Section 424 of the Code applicable to such options. Each Kramont Option assumed by KRT Trust shall be exercisable upon the same terms and conditions as under the applicable Kranzco Stock Option Plan and the applicable Option agreement issued thereunder (including that each KRT Trust Option shall be exercisable for the same number of KRT Trust Common Shares as the number of Kranzco Common Shares that were issuable upon exercise of the Kramont Options immediately prior to the KRT Trust II Merger). At or prior to the consummation of the KRT Trust II Merger, KRT Trust shall take all corporate action necessary to reserve for issuance a sufficient number of KRT Trust Common Shares for delivery in connection with the assumed Kramont Options.

     8.21. CV Limited Partner Contribution. Following the execution of this Agreement, CV shall (i) use its reasonable best efforts to (A) facilitate holders of units of limited partner interest in CV Partnership entering into the Unit Contribution Agreement and (B) to obtain the First CV Partnership Approval and (ii) cause CV Trust, in its capacity as general partner of CV Partnership, to recommend that the holders of units of limited partner interest in CV Partnership enter into the Unit Contribution Agreement and approve the transactions subject to the First CV Partnership Approval. All actions taken by CV pursuant to this Section 8.21 shall be in accordance with federal and state securities laws and in a manner as would not prevent the offering and issuance of units of limited partner interest in KRT Partnership to holders of units of limited partner interest in CV Partnership from being in compliance with Regulation D under the Securities Act of 1933, as amended.

     8.22. Termination of CV Related Party Transactions; Termination of FFO Agreements. (a) CV shall, prior to the Effective Time and without cost to CV, cause the CV Management Agreements, the CV Employment Agreements and related party arrangements set forth in Schedule 8.22 of the CV Disclosure Letter to be terminated no later than the Effective Time. CV shall prior to the Effective Time enter into a consulting agreement with Hilcoast Advisory Services, Inc. ("Hilcoast") reasonably acceptable to Kranzco and CV expiring no later than six months after the Effective Time, providing for maximum payments to Hilcoast of $5,000 per month.

            (b) CV shall take all necessary action in order for CV not to be obligated to make any payments to employees of CV with respect to Funds from Operations of CV for any period commencing after the Closing Date.

     8.23. Drexel Agreement. CV Partnership and Louis P. Meshon, Sr. will enter into a shareholders agreement with Drexel Realty, Inc. (the "Drexel Shareholder Agreement") on terms reasonably satisfactory to Kranzco and CV.

     8.24. Life Insurance. CV shall promptly obtain a $10,000,000 life insurance policy on Louis P. Meshon, Sr. (the "Louis P. Meshon, Sr. Insurance Policy") which it will keep in effect until after the Effective Time, pursuant to which Kranzco and CV will each be a beneficiary and which will provide that in the event of the death of Louis P. Meshon, Sr. prior to the Effective Time or termination of this Agreement, Kranzco and CV shall each receive proceeds of $5,000,000. Any payment under this Section 8.24 shall be in lieu of any other payment under Section 10.5.

     8.25. Consents. Kranzco and CV shall each use their reasonable best efforts to obtain the consents set forth in Schedule 9.1 of the CV Disclosure Letter and Section 9.1 of the Kranzco Disclosure Letter (collectively, the "Necessary Consents") prior to the time the Joint Proxy Statement/Prospectus described in Section 8.3 is mailed to holders of Kranzco Common Shares and CV Common Stock. Kranzco, KRT Trust and CV agree that the Joint Proxy Statement/Prospectus will not be mailed to holders of Kranzco Common Shares and CV Common Stock until either (i) the Necessary Consents have been obtained or (ii) Kranzco, KRT Trust and CV agree otherwise.

     8.26. Performance by Kramont. Kranzco and CV shall each cause Kramont to effectuate the transactions contemplated by this Agreement.


                                  ARTICLE 9

     9.     Conditions.

     9.1.   Conditions to Each Party's Obligation to Effect the
Reorganization. The respective obligation of each party to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The CV Shareholder Approval and the Kranzco Shareholder Approval shall have been obtained in the manner required by applicable law or regulations of any stock exchange or regulatory body and the Kranzco Declaration of Trust or the CV Certificate of Incorporation, as the case may be.

            (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Reorganization or the other transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

            (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of Kranzco and CV, threatened by the SEC.

            (d) Kramont shall have obtained the approval for the listing on the NYSE, subject to official notice of issuance, of the Kramont Common Shares issuable in connection with the Reorganization , the Kramont Series B-1 Preferred Shares and the Kramont Series D Preferred Shares issuable in connection with the KRT Trust Merger and the Kramont Common Shares issuable upon the exercise of the Kramont Options.

            (e) All consents, authorizations, orders and approvals of (and filings and registrations with and notifications to) any Governmental Entity or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Reorganization and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, registration or notification would not have a material adverse effect on the business, results of operations or financial condition of Kranzco (and the Kranzco Subsidiaries) and CV (and the CV Subsidiaries), taken as a whole, following the Effective Time. No event or state of facts shall have occurred or exist which would cause the consummation of the transactions contemplated in this Agreement, in the reasonable opinion of CV or Kranzco, to cause a risk to the qualification of Kramont as a real estate investment trust under the Code.

            (f) Kranzco and CV shall have received the opinion of Ballard Spahr Andrews & Ingersoll LLP to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approval of the Reorganization and this Agreement by the shareholders of Kranzco has been obtained, and as to such other matters as are customary in a transaction such as the Reorganization (including, without limitation, that each transaction included in the Reorganization will be and each transaction included in the Kranzco Reorganization Transactions has been effected in compliance with Maryland law to the extent that such transaction is governed by Maryland law).

            (g) Kranzco and CV shall have received the opinion of Richards, Layton & Finger, P.A. to the effect that this Agreement is enforceable under Delaware law, that all requisite approval of the Reorganization and this Agreement by the shareholders of CV has been obtained and as to such other matters as are customary in a transaction such as the Reorganization (including, without limitation, as to the effectiveness under Delaware law of the CV Merger, the KRT Trust Merger and the KRT Partnership Merger).

            (h) The consents set forth in Section 9.1 to the Kranzco Disclosure Letter and Schedule 9.1 to the CV Disclosure Letter shall have been obtained or CV and Kranzco shall have otherwise agreed as set forth in Section 8.25.

     9.2.   Conditions to Obligations of Kranzco to Effect the
Reorganization. The obligation of the Kranzco Entities to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Kranzco:

            (a) CV shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of CV contained in this Agreement that are qualified as to a CV Material Adverse Effect shall be true and correct and any of such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have a CV Material Adverse Effect, in each case as of the Effective Time as if made on the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Kranzco shall have received a certificate of the President or a Vice President of CV, dated the Closing Date, certifying to such effect;

            (b) The Kranzco Entities shall have received the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, dated the Closing Date, to the effect that the KRT Trust Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that KRT Trust and Kramont will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of Kranzco, CV, Kramont and others.

            (c) The Kranzco Entities shall have received the opinion of Roberts & Holland LLP dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1991, (i) CV was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and at all times since that taxable year, its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and (ii) CV Partnership has been during and since its formation, and continues to be, treated for Federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations). In rendering its opinion, Roberts & Holland LLP may rely on representations of CV and others.

            (d) The Kranzco Entities shall have received a "comfort" letter from BDO Seidman, LLP, dated the Closing Date, with respect to the financial statements of CV included in the Joint Proxy
     Statement/Prospectus, substantially in the form described in Section
     8.8.

            (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of CV and the CV Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a CV Material Adverse Effect.

            (f) Louis P. Meshon, Sr. shall have executed and delivered the Louis P. Meshon, Sr. Employment Agreement in substantially the form attached hereto as Exhibit M.

            (g) Holders of at least 75% of the units of limited partner interest in CV Partnership (excluding units of limited partner interest held by CV Trust) shall have executed the Unit Contribution Agreement, given notice of redemption of their CV OP Units or accepted the CV Partnership Exchange Offer.

            (h) Louis P. Meshon, Sr., H. Irwin Levy and any entities controlled by either of them shall have executed and delivered the Unit Contribution Agreement and the documents contemplated thereby.

            (i) Louis P. Meshon, Sr. and CV Partnership shall have executed and delivered the Drexel Shareholder Agreement.

            (j)  CV Trust shall have merged with and into CV.

            (k) The FFO Agreements, the CV Management Agreements and the CV Employment Agreements shall have been terminated.

            (l) CV shall have taken all action necessary to ensure that any CV Options granted or awarded pursuant to the CV Stock Option Plans shall not result in the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any CV Options in connection with the Reorganization and other transactions contemplated by this Agreement.

     9.3. Conditions to Obligation of CV to Effect the Reorganization. The obligations of the CV Entities to effect the Reorganization shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by CV:

            (a) Kranzco shall have performed in all material respects its covenants and its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Kranzco and KRT Trust contained in this Agreement that are qualified as to a Kranzco Material Adverse Effect shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have a Kranzco Material Adverse Effect, in each case as of the Effective Time as if made on the Effective Time (except to the extent that the representation or warranty is expressly limited by the terms of another date), and CV shall have received a certificate of the President or a Vice President of Kranzco and KRT Trust, dated the Closing Date, certifying to such effect.

            (b) The CV Entities shall have received the opinion of Roberts & Holland LLP or another nationally recognized law firm selected by CV, dated the Closing Date, to the effect that the CV Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CV, and Kramont will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion such firm may rely on representations of CV, Kranzco and others.

            (c) The CV Entities shall have received the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1992, Kranzco was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and at all times since that initial taxable year, its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering its opinion, Robinson Silverman Pearce Aronsohn & Berman LLP may rely on representations of Kranzco and others.

            (d) The CV Entities shall have received a "comfort" letter from Arthur Andersen LLP, dated the Closing Date, with respect to the financial statements of Kranzco included in the Proxy
     Statement/Prospectus, substantially in the form described in Section
     8.8.

            (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Kranzco and the Kranzco Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Kranzco Material Adverse Effect.

            (f) The Board of Trustees of Kramont shall be comprised of those individuals listed on Exhibit C attached hereto.

            (g) Kramont shall have executed and delivered the Louis P. Meshon, Sr. Employment Agreement in substantially the form attached hereto as Exhibit M.

            (h) Norman M. Kranzdorf shall have executed and delivered the Norman M. Kranzdorf Employment Agreement in substantially the form attached hereto as Exhibit L.

            (i)  [Intentionally Omitted]

            (j)  The Kranzco Reorganization shall have been consummated.

            (k) Kranzco shall have caused the Lease Amendment in the form attached hereto as Exhibit P to be executed by the parties hereto.

            (l) Kranzco shall have taken all action necessary to ensure that any Kramont Options granted or awarded pursuant to the Kranzco Stock Option Plans shall not result in the triggering of any payment or other material obligations pursuant to, or accelerate vesting under any Kramont Options in connection with the Reorganization and other transactions contemplated by this Agreement.


                                 ARTICLE 10

     10.    Termination.

     10.1. Termination by Mutual Consent. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Kranzco or CV, by the mutual written consent of Kranzco and CV.

     10.2. Termination by Either Kranzco or CV. This Agreement may be terminated and the Reorganization may be abandoned by action of the Board of Trustees of Kranzco or the Board of Directors of CV if:

            (a) the Reorganization shall not have been consummated by July 31, 2000; provided, however, that the right to terminate under this clause (a) shall not be available to the party who shall have breached in any material respect its obligations under this Agreement in a manner that shall have proximately caused the Reorganization not to be consummated by such date; or

            (b) a meeting of Kranzco's shareholders shall have been duly convened and held and the approval of Kranzco's shareholders required by
     Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof; or

            (c) a meeting of CV's shareholders shall have been duly convened and held and the approval of CV's shareholders required by Section 9.1(a) shall not have been obtained at such meeting or at any adjournment thereof;

            (d) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause;

            (e) Louis P. Meshon, Sr. shall have died prior to the Effective Time; or

            (f) by reason of any change in applicable laws, rules or regulations of any federal, state or local governmental entity, agency or authority, the Kranzco Reorganization Transactions cannot be consummated.

     10.3. Termination by Kranzco. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Kranzco referred to in Section 9.1(a), by action of the Board of Trustees of Kranzco, if:

            (a) the Board of Directors of CV withdraws, modifies or changes in a manner adverse to Kranzco its recommendation to CV's shareholders of this Agreement or the Reorganization , other than as a result of the occurrence of an event that, in the good faith judgment of the Board of Directors of CV has or is reasonably likely to have a Kranzco Material Adverse Effect, or if the Board of Directors of CV approves or recommends a Superior CV Acquisition Proposal; or

            (b) in the exercise of its good faith judgment as to its duties to its shareholders imposed by law the Board of Trustees of Kranzco determines that such termination is required by reason of a Superior Kranzco Acquisition Proposal being made, provided, however, that in order for the termination of this Agreement pursuant to this Section 10.3(b) to be effective, Kranzco shall have complied with all provisions of Section 10.5, including the payment of all amounts due under Section 10.5; or

            (c) CV shall have breached its obligations under Section 8.1(a) or CV or H. Irwin Levy, Louis P. Meshon, Sr., or Alan Shulman shall have breached its or his obligations under the Kranzco Voting Agreements; or

            (d) there has been a breach by CV of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a CV Material Adverse Effect, which breach is not curable by July 31, 2000; or

            (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CV (including, without limitation, performance by CV of its obligations pursuant to
     Section 8.26), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Kranzco to CV.

     10.4. Termination by CV. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time by action of the Board of Directors of CV, if:

            (a) the Board of Trustees of Kranzco withdraws, modifies or changes in a manner adverse to CV its recommendation to Kranzco's shareholders of this Agreement or the Reorganization , other than as a result of the occurrence of an event that, in the good faith judgment of the Board of Trustees of Kranzco has or is reasonably likely to have a CV Material Adverse Effect, or if the Board of Trustees of Kranzco approves or recommends a Superior Kranzco Acquisition Proposal; or

            (b) in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law the Board of Directors of CV determines that such termination is required by reason of a Superior CV Acquisition Proposal being made; provided, however, that in order for the termination of this Agreement pursuant to this
     Section 10.4(b) to be effective, CV shall have complied with all provisions of Section 10.5, including the payment of all amounts due under Section 10.5; or

            (c) Kranzco shall have breached its obligations under Section 8.1(c) or Kranzco or Norman M. Kranzdorf or Robert H. Dennis shall have breached its, or his obligations under the CV Voting Agreements; or

            (d) there has been a breach by Kranzco or any Kranzco Subsidiary of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Kranzco Material Adverse Effect, which breach is not curable by July 31, 2000; or

            (e) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Kranzco (including, without limitation, performance by Kranzco of its obligations pursuant to Section 8.26), taking action in such capacity which would prevent Kramont from performing its covenants and agreements hereunder), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CV to Kranzco.

     10.5. Certain Fees and Expenses Upon Termination and Abandonment. (a) If this Agreement shall be terminated (i) pursuant to Section 10.3(a), 10.4(b) or 10.3(c) CV will pay Kranzco (provided CV was not entitled to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e) at the time of such termination) a fee equal to the CV Break-Up Fee (as defined below),
(ii) pursuant to Section 10.3(d) or 10.3(e), then CV will pay Kranzco (provided CV was not entitled to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated
(i) pursuant to Section 10.3(b), 10.4(a) or 10.4(c), Kranzco will pay CV (provided Kranzco was not entitled to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e) at the time of such termination) a fee equal to the Kranzco Break-Up Fee (as defined below), (ii) pursuant to Section 10.4(d) or 10.4(e), then Kranzco will pay CV (provided Kranzco was not entitled to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If the Reorganization is not consummated (other than due to the termination of this Agreement pursuant to Section 10.1, 10.2 or Kranzco's failure to perform its obligations under this Agreement in such a manner so as to entitle CV to terminate this Agreement pursuant to Section 10.4(d) or 10.4(e)) and at the time of the termination of this Agreement a CV Acquisition Proposal has been received by CV, and either prior to the termination of this Agreement or within twelve (12) months thereafter CV enters into any written CV Acquisition Proposal which is subsequently consummated (whether or not such CV Acquisition Proposal is the same CV Acquisition Proposal which had been received at the time of the termination of this Agreement), then CV shall pay the CV Break-Up Fee to Kranzco. If the Reorganization is not consummated (other than due to the termination of this Agreement pursuant to Section 10.1, 10.2 or CV's failure to perform its obligations under this Agreement in such a manner so as to entitle Kranzco to terminate this Agreement pursuant to Section 10.3(d) or 10.3(e)) and at the time of the termination of this Agreement a Kranzco Acquisition Proposal has been received by Kranzco, and either prior to the termination of this Agreement or within twelve (12) months thereafter Kranzco enters into any written Kranzco Acquisition Proposal which is subsequently consummated (whether or not such Kranzco Acquisition Proposal is the same Kranzco Acquisition Proposal which had been received at the time of the termination of this Agreement), then Kranzco shall pay the Kranzco Break-Up Fee to CV. The payment of the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be, shall be compensation and liquidated damages for the loss suffered by Kranzco or CV (as applicable) as a result of the failure of the Reorganization to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be. The CV Break-Up Fee shall be paid by CV to Kranzco, the Kranzco Break-Up Fee shall be paid by Kranzco to CV, or the Break-Up Expenses shall be paid by CV to Kranzco or Kranzco to CV (as applicable), in immediately available funds within fifteen (15) days after the date the event giving rise to the obligation to make such payment occurred. If this Agreement shall be terminated by either party pursuant to
Section 10.2(e), Kranzco and CV shall each be entitled to receive $5,000,000 under the Insurance Policy, and neither Kranzco nor CV shall be entitled to receive the CV Break-Up Fee or the Kranzco Break-Up Fee, as the case may be, or the Break-Up Expenses.

            (b) As used in this Agreement, "CV Break-Up Fee" shall be an amount equal to the lesser of (i) $5,000,000 plus Break-Up Expenses (the "CV Base Amount") and (ii) the maximum amount that can be paid to Kranzco, without causing it to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code (the "REIT Income Requirements") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and 856(c)(3) of the Code ("Qualifying Income"), as determined by independent accountants to Kranzco. Notwithstanding the foregoing, in the event Kranzco receives a letter from outside counsel (the "Kranzco Break-Up Fee Tax Opinion") or ruling from the IRS (the "Kranzco IRS Fee Ruling") to the effect that Kranzco's receipt of the CV Base Amount would either constitute Qualifying Income or would otherwise not cause Kranzco to fail to meet REIT Income Requirements, the CV Break-Up Fee shall be an amount equal to the CV Base Amount and shall be payable in full within three business days after receipt of such opinion or Kranzco IRS Fee Ruling. The obligation of CV to pay the CV Break-Up Fee or to pay any unpaid portion of the CV Break-Up Fee not payable by reason of clause (ii) above shall terminate three years from the date of this Agreement. In the event that Kranzco is not able to receive the full CV Base Amount by reason of clause (ii), CV shall place the unpaid portion of the CV Base Amount in escrow by wire transfer within three days of termination, and the escrow agent shall not release any portion thereof to Kranzco, and such portion shall not be payable, except in accordance with, and unless and until CV receives, either one or a combination of the following: (x) a letter from Kranzco's independent accountants indicating the maximum amount that can be paid at that time to Kranzco without causing Kranzco to fail to meet the REIT Income Requirements or (y) a Kranzco Break-Up Fee Tax Opinion or Kranzco IRS Fee Ruling, in either of which events the escrow agent or CV shall pay to Kranzco the lesser of the unpaid portion of the CV Base Amount or in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Each of Kranzco and CV agrees to amend this Section 10.5 at the request of Kranzco in order to (x) maximize the portion of the CV Base Amount that may be paid to Kranzco hereunder without causing Kranzco to fail to meet the REIT Income Requirements or (y) improve Kranzco's chances of securing a Kranzco Break-Up Fee Tax Opinion or Kranzco IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of CV to pay the CV Break-Up Fee is satisfied or otherwise terminates shall be released to CV.

            (c) As used in this Agreement, "Kranzco Break-Up Fee" shall be an amount equal to the lesser of (i) $6,000,000 plus Break-Up Expenses (the "Kranzco Base Amount") and (ii) the maximum amount that can be paid to CV, without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to CV. Notwithstanding the foregoing, in the event CV receives a letter from outside counsel (the "CV Break-Up Fee Tax Opinion") or ruling from the IRS (the "CV IRS Fee Ruling") to the effect that CV's receipt of the Kranzco Base Amount would either constitute Qualifying Income or would otherwise not cause CV to fail to meet REIT Income Requirements, the Kranzco Break-Up Fee shall be an amount equal to the Kranzco Base Amount and shall be payable in full within three business days after receipt of such opinion or CV IRS Fee Ruling. The obligation of Kranzco to pay the Kranzco Break-Up Fee or to pay any unpaid portion of the Kranzco Break-Up Fee not payable by reason of clause (ii) above shall terminate three years from the date of this Agreement. In the event that CV is not able to receive the full Kranzco Base Amount by reason of clause (ii), Kranzco shall place the unpaid portion of the Kranzco Base Amount in escrow by wire transfer within three days of termination, and the escrow agent shall not release any portion thereof to CV, and such portion shall not be payable, except in accordance with, and unless and until Kranzco receives, either one or a combination of the following: (x) a letter from CV's independent accountants indicating the maximum amount that can be paid at that time to CV without causing CV to fail to meet the REIT Income Requirements or (y) a CV Break-Up Fee Tax Opinion or CV IRS Fee Ruling, in either of which events the escrow agent or Kranzco shall pay to CV the lesser of the unpaid portion of the Kranzco Base Amount or in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Kranzco agrees to amend this Section 10.5 at the request of CV in order to (x) maximize the portion of the Kranzco Base Amount that may be paid to CV hereunder without causing CV to fail to meet the REIT Income Requirements or (y) improve CV's chances of securing a CV Break-Up Fee Tax Opinion or CV IRS Fee Ruling, provided that no such amendment may result in any additional cost or expense to the other party other than reasonable attorneys' fees. Amounts remaining in escrow after the obligation of Kranzco to pay the Kranzco Break-Up Fee is satisfied or otherwise terminates shall be released to Kranzco.

            (d) The "Break-Up Expenses" payable to Kranzco or CV, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of (i) $1,500,000 and (ii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Expenses Recipient. Notwithstanding the foregoing, in the event the Expenses Recipient receives a letter from outside counsel (the "Break-Up Expenses Tax Opinion") or a ruling from the IRS (the "IRS Expense Ruling") to the effect that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would otherwise not cause the Expenses Recipient to fail to meet the REIT Income Requirements, the Break-Up Expenses shall be determined without regard to clause (ii) above and shall be payable in full within three business days after receipt of such opinion or IRS ruling. The obligation of Kranzco or CV, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses not applicable by reason of clause
(ii) above shall terminate three years from the date of this Agreement. In the event that the Expenses Recipient is not able to receive the full Break-Up Expenses by reason of clause (ii) above, the Payor shall place the unpaid amount of the Break-Up Expenses in escrow, and the escrow agent shall not release any portion thereof to the Expenses Recipient, and such portion shall not be payable, except in accordance with, and unless and until the Payor receives any one or a combination of the following: (x) a letter from the Expenses Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Expenses Recipient without causing the Expenses Receipt to fail to meet the REIT Income Requirements or (y) a Break-Up Expenses Tax Opinion or IRS Expense Ruling, in either of which events the escrow agent or the Payor shall pay to the Expenses Recipient the lesser of the unpaid Break-Up Expenses or, in the case of clause (x), the maximum amount stated in the letter referred to in clause (x) above. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses is satisfied or otherwise terminates shall be released to the party making such escrow deposit.

            (e) In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this Article 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 8.12 and except for the provisions of Sections 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10, 11.13,
11.14 and 11.15. In the event Kranzco or an escrow agent on behalf of Kranzco has received the CV Break-Up Fee or Break-Up Expenses, Kranzco shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting a CV Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against CV or any of its officers, directors or trustees based in whole or part upon its or their receipt, consideration, recommendation or approval of a CV Acquisition Proposal or CV's exercise of its right of termination under Section 10.4(a). In the event CV or an escrow agent on behalf of CV has received the Kranzco Break-Up Fee or Break-Up Expenses, CV shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting a Kranzco Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Kranzco or any of its officers, directors or trustees based in whole or part upon its or their receipt, consideration, recommendation or approval of a Kranzco Acquisition Proposal or Kranzco's exercise of its right of termination under Section 10.3(a). Notwithstanding the foregoing, in the event Kranzco or CV, as the case may be, is required to file suit to seek all or a portion of the CV Break-Up Fee or the Kranzco Break-Up Fee and/or Break-Up Expenses, and it ultimately succeeds, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

     10.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Trustees or Board of Directors, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE 11

     11.    General Provisions.

     11.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Reorganization , provided, however, that the agreements contained in Article 4, the last sentence of Section 8.4 and Sections 8.11, 8.13, 8.14, 8.15 and 8.16, and this Article 11 shall survive the Reorganization.

     11.2. Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

            If to Kramont, to the address set forth below for the Kranzco entities and the CV entities.

            If to any of the Kranzco Entities:

                 Norman M. Kranzdorf
                 Kranzco Realty Trust
                 128 Fayette Street
                 Conshohocken, PA   19428
                 Facsimile: (610) 941-9193

            With a copy to:

                 Alan S. Pearce, Esq.
                 Robinson Silverman Pearce
                   Aronsohn & Berman LLP
                 1290 Avenue of the Americas
                 New York, NY  10104
                 Facsimile:  (212) 541-4630

            If to any of the CV Entities:

                 Louis P. Meshon, Sr.
                 CV Reit, Inc.
                 100 Century Road
                 West Palm Beach, FL  33417
                 Facsimile:  (561) 640-3160

            With copies to:

                 Louis P. Meshon, Sr.
                 Montgomery CV Realty L.P.
                 Plymouth Plaza
                 580 Germantown Pike
                 Plymouth Meeting, PA 19462
                 Facsimile: (610) 834-8110

            and

                 Klaus Eppler, Esq.
                 Proskauer Rose LLP
                 1585 Broadway
                 New York, NY 10036-8299
                 Facsimile: (212) 969-2900

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

     11.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4. Entire Agreement. This Agreement, the Exhibits, the Kranzco Disclosure Letter and the CV Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     11.5. Confidentiality. Except to the extent that any of the provisions of that certain confidentiality agreement dated July 7, 1998, between Kranzco and CV, as amended by a letter agreement dated April 7, 1999, between Kranzco and CV (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and shall survive any termination of this Agreement.

     11.6. Definition of Knowledge. (a) As used in this Agreement, the phrase "to the knowledge of Kranzco" (or words of similar import) means the knowledge of Norman M. Kranzdorf, Robert H. Dennis and Edmund Barrett.

            (b) As used in this Agreement, the phrase "to the knowledge of CV" (or words of similar import) means the knowledge of Louis P. Meshon, Sr., Etta Strehle and Jack Jaiven.

     11.7. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors or Board of Trustees, as the case may be, at any time before or after approval of matters presented in connection with the Reorganization by the shareholders of Kranzco and CV, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws except that the validity of the Reorganization shall be governed by the Maryland REIT Law and the DGCL, to the extent applicable. To the fullest extent permitted by law, each of the Kranzco Entities and the CV Entities hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

     11.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     11.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.11. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.12. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.13. Incorporation. The Kranzco Disclosure Letter and the CV Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.15. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.16. Non-Recourse. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of Kranzco by the undersigned in his capacity as a trustee or officer of Kranzco, under its Declaration of Trust, bind only the trust estate of Kranzco, and no individual, and no trustee, officer employee, agent or shareholder of Kranzco shall be bound or have any personal liability hereunder. CV shall look solely to the assets of Kranzco for satisfaction of any liability in connection with the obligations of Kranzco hereunder, and any person or entity dealing with Kranzco in connection herewith shall look solely to the trust estate for the payment of any claim or for the performance of any obligation hereunder. CV will not seek recourse or commence any action against any of the shareholders of Kranzco or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of Kranzco or seek recourse against any of their personal assets, for the performance or payment of any obligation of Kranzco hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, and arrangements which may relate to this transaction.


     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                              KRANZCO REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By:  /s/ Norman M. Kranzdorf
    ______________________       ________________________________
    Hermina Kranzdorf            Name:   Norman M. Kranzdorf
    Secretary                    Title:  President and
                                         Chief Executive Officer


                              KRT TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By:  /s/ Norman M. Kranzdorf
   _______________________       ________________________________
   Hermina Kranzdorf             Name:   Norman M. Kranzdorf
   Secretary                     Title:  President and
                                         Chief Executive Officer


                              CV REIT, INC.
ATTEST:
By: /s/ Orilla Floyd          By: /s/ Louis P. Meshon, Sr.
   ______________________        _______________________________
   Orilla Floyd                  Name:   Louis P. Meshon, Sr.
   Secretary                     Title:  President and
                                         Chief Executive Officer


                              KRAMONT REALTY TRUST
ATTEST:
By: /s/ Hermina Kranzdorf     By: /s/ Louis P. Meshon, Sr.
   _______________________       _______________________________
   Hermina Kranzdorf             Name:   Louis P. Meshon, Sr.
   Secretary                     Title:  President and Chief Executive
                                         Officer

                                                  Exhibit A to
                                                  Reorganization Agreement


                            KRAMONT REALTY TRUST

                    ARTICLES OF AMENDMENT AND RESTATEMENT


          FIRST: Kramont Realty Trust, a Maryland real estate investment trust (the "Trust") formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law" or "MRL"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

          SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

                                  ARTICLE I

                                  FORMATION

          The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust is a separate legal person and shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code").

                                 ARTICLE II

                                    NAME

          The name of the trust (hereinafter called the "Trust") is:

                            Kramont Realty Trust

          Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name Kramont Realty Trust is not practicable, the Trust may use any other designation or name for the Trust.

                                 ARTICLE III

                             PURPOSES AND POWERS

          Section 3.1 Purposes. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

          Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by the MRL and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

                                 ARTICLE IV

                               RESIDENT AGENT

          The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

                                  ARTICLE V

                             BOARD OF TRUSTEES

          Section 5.1 Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and
(b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

          The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to determine that compliance with any restriction or limitations on ownership and transfers of shares of the Trust's beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

          Section 5.2 Number. The number of Trustees (hereinafter the "Trustees") initially shall be seven, which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected in the manner provided in the Bylaws. The names and addresses of the Trustees who shall serve until their successors are duly elected and qualify are:

          Name                     Address
      Norman M. Kranzdorf    c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      Louis P. Meshon, Sr.   c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      E. Donald Shapiro      c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      Bernard J. Korman      c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      H. Irwin Levy          c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      Alan Schulman          c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

      Milton S. Schneider    c/o Kramont Realty Trust
                             Plymouth Plaza
                             580 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462

          The Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereafter elected.

          At any meeting of the Board of Trustees, the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) may be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of shareholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of shareholders, with the Trustees of each class to hold office until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualify.

               Section 5.3 Resignation, Removal or Death. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, a Trustee may be removed at any time, only for cause, at a meeting of the shareholders, by the affirmative vote of not less than two-thirds of all the votes entitled to be cast generally in the election of Trustees. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trustees as they require for all property which he holds as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform those acts.

               Section 5.4 REIT Qualification. If the Trust elects to qualify for federal income tax treatment as a REIT, the Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust REIT election pursuant to Section 856(g) of the Code. The Board of Trustees also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

                                 ARTICLE VI

                        SHARES OF BENEFICIAL INTEREST

               Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares").
 The Trust has authority to issue a total of 100,000,000 Shares, $.01 par value per share, consisting of 95,448,845 common shares of beneficial interest and 4,551,155 preferred shares of beneficial interest. If shares of one class are reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

               Section 6.2 Common Shares. Each common share of beneficial interest of the Trust (each a "Common Share," and collectively "Common Shares") shall entitle the holder thereof to one vote (on a non-cumulative basis) on each matter upon which holders of Common Shares are entitled to vote pursuant to Section 8.2. The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

               Section 6.3 Preferred Shares. The Board of Trustees may classify any unissued preferred shares of beneficial interest of the Trust (each a "Preferred Share," and collectively "Preferred Shares") and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares.

               Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including, without limitation, the occurrence of any event and the contents of any document) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

               Section 6.5 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split, Share dividend or charitable contribution), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

               Section 6.6 Dividends and Distributions. The Board of Trustees may from time to time authorize the Trust to declare and pay to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees shall determine. The Board of Trustees shall endeavor to authorize the declaration and payment of such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. No determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in
Section 562(c) of the Code.

               Section 6.7 General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

               Section 6.8 Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

               Section 6.9 Declaration and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

               Section 6.10 Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

                                 ARTICLE VII

               RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

               Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

               Aggregate Share Ownership Limit. The term "Aggregate Share Ownership Limit" shall mean not more than 9.8 percent in value of the aggregate of the outstanding Equity Shares. The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

               Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

               Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

               Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

               Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1.

               Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               Common Share Ownership Limit. The term "Common Share Ownership Limit" shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares. The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

               Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

               Declaration of Trust. The term "Declaration of Trust" shall mean these Articles of Amendment and Restatement as accepted for record by the SDAT, as hereafter amended and supplemented.

               Equity Shares. The term "Equity Shares" shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

               Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Trust for whom an Excepted Holder Limit is created by this
Article VII or by the Board of Trustees pursuant to Section 7.2.7.

               Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

               Initial Date. The term "Initial Date" shall mean the date upon which these Articles of Amendment and Restatement containing this
Article VII are accepted for record by the SDAT.

               Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

               NYSE.  The term "NYSE" shall mean the New York Stock Exchange.

               Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

               Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

               REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

               Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

               SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

               Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

               Trustee. The term "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

               Section 7.2  Equity Shares.

                    Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                         (a)  Basic Restrictions.

                              (i)  (1) No Person, other than an Excepted
Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                              (ii) No Person shall Beneficially or
Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                              (iii) Notwithstanding any other provisions
contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                         (b)  Transfer in Trust.  If any Transfer of Equity
Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or (ii),

                              (i)  then that number of Equity Shares the
Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or

                              (ii) if the transfer to the Charitable Trust
described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                    Section 7.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

                    Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a) or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

                    Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                         (a)  every owner of more than five percent (or such
lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares and other Equity Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

                         (b)  each Person who is a Beneficial or Constructive
Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                    Section 7.2.5  Remedies Not Limited.  Subject to Section
5.1 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

                    Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or
Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.


                    Section 7.2.7  Exceptions.

                         (a)  Subject to Section 7.2.1(a)(ii), the Board of
Trustees, in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

                              (i)  the Board of Trustees obtains such
representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii);

                              (ii) such Person does not and represents that
it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                              (iii) such Person agrees that any violation or
attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

                         (b)  Prior to granting any exception pursuant to
Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                         (c)  Subject to Section 7.2.1(a)(ii), an underwriter
which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                         (d)  The Board of Trustees may only reduce the
Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

                    Section 7.2.8 Increase in Aggregate Share Ownership and Common Share Ownership Limits. The Board of Trustees may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit.

                    Section 7.2.9 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

               The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of 9.8 percent (in value or number of shares) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Equity Shares of the Trust in excess of 9.8 percent of the value of the total outstanding Equity Shares of the Trust, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Equity Shares that would result in the Trust being "closely held" under
               Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and
               (iv) no Person may Transfer Equity Shares if such Transfer would result in Equity Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

                    Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

               Section 7.3  Transfer of Equity Shares in Trust.

                    Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries, whether or not previously designated by the Trust pursuant to Section 7.3.6. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to
Section 7.2.1(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.
If the Trust has not designated a Charitable Beneficiary before the date of the transfer referred to in this Section 7.3.1, the Trust shall promptly do so thereafter.

                    Section 7.3.2 Status of Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

                    Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

                    Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then
(i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

                    Section 7.3.5 Purchase Right in Shares Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                    Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

               Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this
Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

               Section 7.5  Enforcement.  The Trust is authorized
specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII for any purpose, including, without limitation, protection of the Trust's status as a REIT.

               Section 7.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                ARTICLE VIII

                                SHAREHOLDERS

               Section 8.1 Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

               Section 8.2 Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Section 10.3;
(c) termination of the Trust as provided in Section 12.2; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust, as provided in Article XI; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

               Section 8.3 Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by the MRL, have any right to require the Trust to pay such holder the fair value of his Shares in an appraisal or similar proceeding.

               Section 8.4 Extraordinary Actions. Except as specifically provided in Section 5.3 (relating to removal of Trustees) and in Section 10.3 and Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

               Section 8.5 Board Approval. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

               Section 8.6 Action By Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast such number of votes as would be required to approve the matter at a meeting of the shareholders as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                 ARTICLE IX

                    LIABILITY LIMITATION, INDEMNIFICATION
                       AND TRANSACTIONS WITH THE TRUST

               Section 9.1 Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of being a shareholder.

               Section 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

               Section 9.3 Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of such status as a present or former shareholder, Trustee or officer of the Trust, or director, officer, partner, trustee, manager, employee or agent of such other real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or enterprise. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

               Section 9.4 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                  ARTICLE X

                                 AMENDMENTS

               Section 10.1 General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments thereto.


               Section 10.2 By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by the MRL, without any action by the shareholders, to qualify as a real estate investment trust under the Code or under the MRL and as otherwise provided in the Declaration of Trust.

               Section 10.3 By Shareholders. Any amendment to the Declaration of Trust shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except (i) as otherwise provided in this Declaration of Trust, (ii) where approval of the shareholders is not required by the MRL or would not be required if the Trust were a Maryland corporation and (iii) any amendment to Section 5.3 or
Article XI or to this sentence of the Declaration of Trust, which amendments shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.






                                 ARTICLE XI

               MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

          Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter except where approval of the shareholders is not required by the MRL or would not be required if the Trust were a Maryland corporation.

                                 ARTICLE XII

                      DURATION AND TERMINATION OF TRUST

               Section 12.1 Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of the MRL.

               Section 12.2  Termination.

                    (a)  Upon the termination of the Trust:

                         (i)  The Trust shall carry on no business except for
the purpose of winding up its affairs.

                         (ii) The Trustees shall proceed to wind up the
affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                         (iii) After paying or adequately providing for the
payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                    (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                ARTICLE XIII

                                MISCELLANEOUS

               Section 13.1 Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

               Section 13.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

               Section 13.3  Severability.

                    (a) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, the MRL or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to
Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

                    (b) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

               Section 13.4 Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Board of Trustees or officers, to the extent appropriate and not inconsistent with the Code or the MRL, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

               Section 13.5 Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

                                 ARTICLE XIV

                    SERIES A-1 INCREASING RATE CUMULATIVE
                        CONVERTIBLE PREFERRED SHARES

          Section 14.1   Distributions.

               (a) The holders of shares of the Series A-1 Increasing Rate Preferred Shares will be entitled to receive, when, as and if authorized by the Board of Trustees out of assets of the Company legally available therefor (and subject to the limitation described in the last sentence of this paragraph), cumulative cash distributions on the Series A-1 Increasing Rate Preferred Shares from ____________ __, ____ (such date, the "Initial Payment Period Commencement Date"), notwithstanding that no Series A-1 Increasing Rate Preferred Shares had been issued on such date, at the per share annual rates set forth below:


     Annual Rate per
Series A-1 Increasing                   Period Covered By
 Rate Preferred Share                      Annual Rate
---------------------                   -----------------

          60.00               April 19, 1999 through April 18, 2000
          62.50               April 19, 2000 through April 18, 2001
          65.00               Thereafter

          Distributions shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on ____________ __, ____, with the initial distribution being computed from the Initial Payment Period Commencement Date, and shall be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series A-1 Increasing Rate Preferred Shares had been issued on such date. If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series A-1 Preferred Increasing Rate Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series A-1 Increasing Rate Preferred Shares for the year and the denominator of which shall be the Total Distributions. Each distribution shall be paid to the holders of record of the Series A-1 Increasing Rate Preferred Shares as they appear on the share register of the Company on such record date, not more than 90 days preceding the distribution payment date thereof, as shall be fixed by the Board of Trustees or a duly authorized committee thereof; provided, however, if a holder converts Series A-1 Increasing Rate Preferred Shares into Common Shares (as hereinafter defined), then such holder, in addition to all accrued and unpaid distributions with respect to prior quarters, shall be entitled to receive a pro rata portion of the distribution which would have been payable on such converted Series A-1 Increasing Rate Preferred Shares had such shares been outstanding for the entire such quarter determined by multiplying the amount of the distribution which would have been payable on such converted Series A-1 Increasing Rate Preferred Shares had such shares been outstanding for the entire such quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1 Increasing Rate Preferred Shares and the denominator of which is the total number of days in such quarter; provided, further, that such converting holder will be required to pay to the Company (and the Company shall be entitled to deduct from the pro rata distribution which such holder is entitled to receive with respect to the converted Series A-1 Increasing Rate Preferred Shares for such quarter) at the time of such conversion a pro rata portion of the distribution which such converting holder is expected to receive on the Common Shares into which his Series A-1 Increasing Rate Preferred Shares were converted for such quarter determined by multiplying the amount of the distribution which would have been payable on such Common Shares for the immediately preceding quarter by a fraction the numerator of which is the number of days in such quarter elapsed through the day immediately preceding the date of conversion of such converted Series A-1 Increasing Rate Preferred Shares and the denominator of which is the total number of days in such quarter. In the event that the distribution on the Common Shares for the quarter in which the Series A-1 Increasing Rate Preferred Shares are converted to Common Shares is less than the distribution on the Common Shares for the immediately preceding quarter, the Company will pay such holder an amount equal to the difference between
(i) the pro rata portion of the distribution on the Common Shares which the holder was expected to receive and which was deducted by the Company pursuant to the last proviso of the preceding sentence and (ii) the pro rata portion of the distribution on the Common Shares which the holder actually received.

               (b) No distribution or other payment with respect to redemption, purchase or other acquisition of the Common Shares or of any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference (other than distributions in shares of Common Shares or in any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference) shall be declared or paid or set apart for payment or other distribution upon the Common Shares or upon any other shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares with respect to distributions or the liquidation preference, unless full cumulative distributions on the Series A-1 Increasing Rate Preferred Shares have been paid or declared and a sum sufficient for such full payment on the next distribution date set apart in trust for payment for all past distribution periods. Holders of the Series A-1 Increasing Rate Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of full accrued and cumulative distributions as herein provided other than liquidating distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series A-1 Increasing Rate Preferred Shares that may be in arrears.

          The terms "accrued distributions," "distributions accrued" and "distributions in arrears," whenever used herein with reference to shares of preferred shares of beneficial interest, shall be deemed to mean an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective series thereof from the date or dates on which such distributions commence to accrue to the end of the then current quarterly distribution period for such preferred shares (or, in the case of redemption or conversion, to the date of redemption or conversion, as the case may be), less the amount of all distributions paid, or declared in full and set aside for the payment thereof, upon such shares of preferred shares.

               (c) Distributions payable on the Series A-1 Increasing Rate Preferred Shares for any period less than a full quarterly distribution period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Quarterly distributions payable on the Series A-1 Increasing Rate Preferred Shares shall be computed by dividing the annual distribution rate by four.

          Section 14.2 Trustees' Right to Refuse to Transfer Series A-1 Increasing Rate Preferred Shares; Limitation on Holdings.

               (a) The terms and provisions of this Section 14.2 shall apply in addition to, and not in limitation of, the terms and provisions of Article VII hereof.

               (b) Each Person (as defined in Section 1.5 hereof) who owns directly or indirectly more than 5% in number or value of the total Series A-1 Increasing Rate Preferred Shares outstanding shall, within 30 days after January 1 of each year, give written notice to the Company stating the Person's name and address, the number of Series A-1 Increasing Rate Preferred Shares directly or indirectly owned by such Person, and a description of the capacity in which such Series A-1 Increasing Rate Preferred Shares are held. For purposes of this Article XIV, the value of the total Series A-1 Increasing Rate Preferred Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Series A-1 Increasing Rate Preferred Shares, irrespective of such shareholder's percentage ownership of outstanding Series A-1 Increasing Rate Preferred Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Series A-1 Increasing Rate Preferred Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section
1.5 hereof), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

               (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective transferor or acquiror of Series A-1 Increasing Rate Preferred Shares, any proposed transfer or issuance of Series A-1 Increasing Rate Preferred Shares would jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance of refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

               (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series A-1 Increasing Rate Preferred Shares which could result in direct or indirect ownership (as hereinafter defined) of Series A-1 Increasing Rate Preferred Shares exceeding 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding (the "Excess Preferred Shares") by a Person other than a Preferred Excepted Person (as defined in Section 14.2(e) below), such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be reasonably required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

               (e) Any transfer of Series A-1 Increasing Rate Preferred Shares that would (i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1 Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein. Any issuance of Series A-1 Increasing Rate Preferred Shares that would (i) create a direct or indirect owner of Excess Preferred Shares other than a Preferred Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series A-1 Increasing Rate Preferred Shares hereunder and shall be deemed never to have had an interest therein.

          "Preferred Excepted Person" shall mean David H. Hillman and any other Person approved by the Board of Trustees, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code.

               (f) The Company, by notice to the holder thereof, may purchase any or all Series A-1 Increasing Rate Preferred Shares that are proposed to be transferred or are the subject of an attempted transfer which is void pursuant to Section 14.2(e) or 14.2(h) hereof pursuant to which, in the opinion of the Board of Trustees, which shall be binding upon any proposed transferor or transferee of Series A-1 Increasing Rate Preferred Shares, a transfer would result in any Person acquiring Excess Preferred Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in their sole discretion, to purchase such Excess Preferred Shares from the prospective transferor or from any purported transferee of an attempted transfer which is void pursuant to Section 14.2(e) or 14.2(h) hereof. The purchase price for any Excess Preferred Shares shall be equal to the fair market value of the Series A-1 Increasing Rate Preferred Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent or the date of the attempted transfer which is void pursuant to Section 14.2(e) or 14.2(h) hereof, as the case may be, as reflected in the closing sale price for the Series A-1 Increasing Rate Preferred Shares, if then listed on a national securities exchange, or such price for the Series A-1 Increasing Rate Preferred Series on the principal exchange if then listed on more than one national securities exchange, or if the Series A-1 Increasing Rate Preferred Shares are not then listed on a national securities exchange, the latest bid quotation for the Series A-1 Increasing Rate Preferred Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Series A-1 Increasing Rate Preferred Shares as determined by the Board of Trustees in good faith. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series A-1 Increasing Rate Preferred Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Preferred Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series A-1 Increasing Rate Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Excess Preferred Shares prior to the discovery by the Company that the Series A-1 Increasing Rate Preferred Shares have been transferred in violation of this Section 14.2 shall be repaid to the Company upon demand.

               (g) Notwithstanding any other provision in this Declaration of Trust or the Bylaws, Sections 14.2(e), (f), (g) and (h) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Series A-1 Increasing Rate Preferred Shares then outstanding and entitled to vote. If Section 14.2(e), (f), (g) or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series A-1 Increasing Rate Preferred Shares in violation of such Sections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series A-1 Increasing Rate Preferred Shares on behalf of the Company.

               (h) Subject to Section 14.2(l), notwithstanding any other provision of this Article XIV to the contrary, any purported transfer, sale or acquisition of Series A-1 Increasing Rate Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series A-1 Increasing Rate Preferred Shares) which would result in the termination of the status of the Company as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Series A-1 Increasing Rate Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Excess Preferred Shares in subsection (f) of this Section 14.2.

               (i)  Subject to Section 14.2(l), nothing contained in this
Section 14.2 or in any other provision of this Article XIV shall limit the authority of the Board of Trustees to take such other action as they deem necessary or advisable to protect the Company and the interests of the shareholders by preservation of the Company's status as a real estate investment trust under the REIT Provisions of the Code.

               (j) If any provision of this Section 14.2 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 14.2 may be inconsistent with any other provision of this Article XIV, this Section 14.2 shall be controlling.

               (k) For purposes of this Article XIV, Series A-1 Increasing Rate Preferred Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Series A-1 Increasing Rate Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, and/or would be considered to own such Series A-1 Increasing Rate Preferred Shares by reason of the REIT Provisions of the Code.

               (l) Notwithstanding any other provision of Section 14.2, nothing in this Article XIV shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 14.2 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 14.2.

          Section 14.3   Redemption at the Option of the Company.

          (a) The Series A-1 Increasing Rate Preferred Shares may be redeemed at the option of the Company by resolution of its Board of Trustees, in whole or from time to time in part, subject to the limitations set forth below, at the redemption price per share of One Thousand Dollars ($1,000) (the "Call Price"), plus, in each case, all distributions accrued and unpaid on the shares of the Series A-1 Increasing Rate Preferred Shares up to the date of such redemption, upon giving notice as provided below:

          (b) If fewer than all of the outstanding Series A-1 Increasing Rate Preferred Shares are to be redeemed, the shares to be redeemed shall be determined pro rata unless the holders of more than 50% of the then outstanding Series A-1 Increasing rate Preferred Shares agree to another manner of selection reasonably acceptable to the Board of Trustees. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series A-1 Increasing Rate Preferred Shares (an "Excess Holder") would become a holder of in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding because such Excess Holder's Series A-1 Increasing Rate Preferred Shares were not redeemed, or were only redeemed in part, then the Company shall either, at its election (i) redeem the requisite number of Series A-1 Increasing Rate Preferred Shares of such Excess Holder or (ii) redeem a fewer number of Series A-1 Increasing Rate Preferred Shares from other shareholders of Series A-1 Increasing Rate Preferred Shares, as determined by and in the sole discretion of the Board of Trustees, such that such Excess Holder will not hold in excess of 75% of the lesser of the number or the value of the total Series A-1 Increasing Rate Preferred Shares outstanding subsequent to such redemption, unless the Excess Holder is a Preferred Excepted Person (as defined in Section 14.2(e) hereof), in which event the Company shall have the option to redeem or not redeem, as described above, such requisite number of Series A-1 Increasing Rate Preferred Shares, as determined in the sole discretion of the Board of Trustees.

          (c) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series A-1 Increasing Rate Preferred Shares, the Company shall mail a written notice to each holder of record of the Series A-1 Increasing Rate Preferred Shares to be redeemed in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), the redemption price, the number of shares to be redeemed (and, if fewer than all the Series A-1 Increasing Rate Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder) and the place(s) where the certificate(s) representing such shares are to be surrendered for payment. On or after the Redemption Date each holder of the Series A-1 Increasing Rate Preferred Shares to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the Call Price of such shares and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof), all distributions on the Series A-1 Increasing Rate Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Company, except the right to receive the Call Price of such shares upon the surrender of certificates representing the same and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the Redemption Date may irrevocably deposit the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof of the Series A-1 Increasing Rate Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the City of Philadelphia, Commonwealth of Pennsylvania, or Borough of Manhattan, City and State of New York, or in any city in which the Company at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of the Series A-1 Increasing Rate Preferred Shares to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the Call Price and all accrued and unpaid distributions up to the Redemption Date pro rated in the manner provided for in the second paragraph of Section 14.1(b) hereof). Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of the Series A-1 Increasing Rate Preferred Shares at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Company.

          If a notice of redemption has been given pursuant to this Section
14.3 and any holder of Series A-1 Increasing Rate Preferred Shares shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Company pursuant to Section 14.6 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment, as required by Section 14.6 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 14.6 below and any moneys set aside by the Company for the redemption of such shares of converted Series A-1 Increasing Rate Preferred Shares shall revert to the general funds of the Company.

          Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series A-1 Increasing Rate Preferred Shares have been paid on or before the Redemption Date for all past distribution periods and the then current distribution period, no Series A-1 Increasing Rate Preferred Shares shall be redeemed unless all outstanding Series A-1 Increasing Rate Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A-1 Increasing Rate Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A-1 Increasing Rate Preferred Shares. The Company shall not purchase or otherwise acquire directly or indirectly any Series A-1 Increasing Rate Preferred Shares or any shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights and the liquidation preference (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A-1 Increasing Rate Preferred Shares as to distribution rights or the liquidation preference), unless full cumulative distributions on all outstanding Series A-1 Increasing Rate Preferred Shares have been paid or declared and a sum sufficient for the payment thereof on the next distribution date set apart in trust for payment for all past distribution periods and the then current distribution period.

          (d) The Series A-1 Increasing Rate Preferred Shares redeemed, repurchased or retired pursuant to the provisions of this Section 14.3 or surrendered to the Company upon conversion shall thereupon be retired and may not be reissued as Series A-1 Increasing Rate Preferred Shares but shall thereafter have the status of authorized but unissued shares of beneficial interest.

          Section 14.4   Voting Rights.

          The holders of Series A-1 Increasing Rate Preferred Shares shall not be entitled to vote on any matter except (i) as provided in Section 14.8, and (ii) as required by law.

          Section 14.5   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A-1 Increasing Rate Preferred Shares shall be entitled to receive, in cash, out of the remaining assets of the Company legally available therefor, the amount of One Thousand Dollars ($1,000.00) for each Series A-1 Increasing Rate Preferred Share, plus an amount equal to all distributions accrued and unpaid on each such share up to the date of such distribution of assets, before any distribution shall be made to the holders of Common Shares or any other shares of beneficial interest of the Company ranking (as to any such distribution of assets) junior to the Series A-1 Increasing Rate Preferred Shares. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of Series A-1 Increasing Rate Preferred Shares and all other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 Increasing Rate Preferred Shares are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of Series A-1 Increasing Rate Preferred Shares and such other classes and series of preferred shares ranking (as to any such distribution of assets) on a parity with the Series A-1 Increasing Rate Preferred Shares in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 14.5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation of merger of the Company with or into any other corporation,
(ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation; provided, however, that, in each case, effective provision is made in the charter of the resulting and surviving corporation or otherwise for the recognition, preservation and protection of the rights of the holders of Series A-1 Increasing Rate Preferred Shares.

          (c) After the payment of the full preferential amounts provided for herein to the holders of Series A-1 Increasing Rate Preferred Shares or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Company.

          (d) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution; provided, however, if the Company were to be dissolved at the time of the distribution and, after giving effect to amounts that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution, the Company would not have been permitted to make such distribution by dividend, redemption or other acquisition of Shares or otherwise under the Maryland General Corporation Law if such law were applicable to the Company, then the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing Rate Preferred Shares into Common Shares in accordance with the provisions of
Section 14.6 below.

          Section 14.6   Conversion.

          (a) Holders of Series A-1 Increasing Rate Preferred Shares shall have the right, exercisable at any time and from time to time, subject, however, to the next sentence of this Section 14.6(a), after April 18, 1999 and prior to 5:00 p.m. on April 18, 2009, except in the case of the Series A-1 Increasing Rate Preferred Shares called for redemption as set forth below, to convert all or any portion of such Series A-1 Increasing Rate Preferred Shares into such number of Common Shares as would then receive aggregate annual cash distributions based on the last quarterly distribution paid to holders of such Common Shares equal to the then aggregate annual cash distributions such holders of the Series A-1 Increasing Rate Preferred Shares are entitled to receive on the number of Series A-1 Increasing Rate Preferred Shares which such-holders elect to convert into Common Shares in accordance herewith. Notwithstanding the foregoing, (i) in no event shall the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Preferred Shares is convertible exceed the greater of (A) the number of Common Shares equal to the quotient of 500,000 divided by 11,155 or (B) the number of Common Shares equal to the quotient of the number of Common Shares representing 5% of all of the outstanding Common Shares at the time of conversion divided by 11,155 and (ii) not more than the following number of Series A-1 Increasing Rate Preferred Shares may be converted during the following periods (commencing at 9:30 a.m. on the first day of each period and ending at 5:00 p.m. on the last day of each period):


                    Number of New Shares     Maximum Number of Shares
     Period             Convertible          Convertible During Period
     ------         --------------------     -------------------------

April 19, 1999 to
April 18, 2000              1,860                      1,860

April 19, 2000 to
April 18, 2001              1,860                      3,720

April 19, 2001 to
April 18, 2002              1,860                      5,578

April 19, 2002 to
April 18, 2003              1,860                      5,578

April 19, 2003 to
April 18, 2004              1,860                      5,578

April 19, 2004 to
April 18, 2005              1,855                      5,578

April 19, 2005 to
April 18, 2009                  0                      5,578

 In the event that the aggregate number of Common Shares into which each share of Series A-1 Increasing Rate Convertible Preferred Shares otherwise is convertible exceeds the greater of the numbers computed in accordance with clauses (A) and (B) of the foregoing sentence, shares of Series A-1 Increasing Rate Convertible Preferred Shares shall, at the election of the holder, be convertible into the maximum number of Common Shares permitted pursuant to such clauses. In the event that the holders of Series A-1 Increasing Rate Preferred Shares elect to convert more than the number of Series A-1 Increasing Rate Preferred Shares set forth above during any period, then each such holder electing to convert shall only be entitled to convert on a pro rata basis with all other holders electing to convert based upon the relative number of Series A-1 Increasing Rate Preferred Shares each holder elected to convert. In the case of Series A-1 Increasing Rate Preferred Shares called for redemption, all shares of Series A-1 Increasing Rate Preferred Shares called for redemption may be immediately converted to Common Shares in accordance with this Section 14.6 and such conversion right will expire at the close of business on the last business day preceding the Redemption Date. Notice of redemption at the option of the Company must be mailed not less than 30 days and not more than 90 days prior to the Redemption Date as provided in Section 14.3(c) hereof. Upon conversion, such holders shall be entitled to receive cash distributions payable on the number of Series A-1 Increasing Rate Preferred Shares which such holders elect to convert into Common Shares in accordance with Section 14.1 hereof.

          (b) Any holder of one or more Series A-1 Increasing Rate Preferred Shares electing to convert such share or shares shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Shares, with the form of notice of election to convert as the Company shall prescribe fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 14.6(a) or 14.6(d) hereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Shares upon said date.

          (c) No fractional Common Share or scrip representing a fractional share shall be issued upon conversion of Series A-1 Increasing Rate Preferred Shares. If more than one Series A-1 Convertible Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A-1 Increasing Rate Preferred Shares so surrendered. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series A-1 Increasing Rate Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Shares on the last trading day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

          (d) If a holder converts Series A-1 Increasing Rate Preferred Shares, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Company any amount required by the last sentence of Section 14.6(a) hereof.

          (e) The Company shall reserve and shall at all times have reserved out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the then outstanding Series A-1 Increasing Rate Preferred Shares. All Common Shares which may be issued upon conversion of Series A-1 Increasing Rate Preferred Shares shall be validly issued, fully paid and nonassessable, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series A-1 Increasing Rate Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

          Section 14.7   Ranking.

          (a) With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series A-1 Increasing Rate Preferred Shares shall rank senior to the Common Shares but shall not rank senior to or on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares so provide. Nothing contained herein shall be deemed a limitation on the right of the Company to increase the number of authorized or issued Common Shares of any class or series. In the event the Company shall issue any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares, then notwithstanding the limitations in Section 14.6(a) above the holders of the Series A-1 Increasing Rate Preferred Shares shall have the right to immediately convert all or any of the Series A-1 Increasing Rate Preferred Shares into Common Shares in accordance with the provisions of Section 14.6 above.

          (b) So long as any Series A-1 Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding shares of Series A-1 Increasing Rate Preferred Shares, voting as a class, authorize, create or issue to any seller of real property to the Company in consideration of the purchase price for such real property, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares.

          Section 14.8 Limitation on Amending this Article XIV. In addition to any other rights provided by applicable law, so long as any Series A-1 Increasing Rate Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least a majority of the total number of outstanding Series A-1 Increasing Rate Preferred Shares, voting as a class, amend any of the provisions of this Article XIV so as to materially adversely affect the preferences, rights or powers of the Series A-1 Increasing Rate Preferred Shares; provided, however, that no such vote or written consent of the holders of the Series A-1 Increasing Rate Preferred Shares shall be required if, at or prior to the time when such change is to take effect, the Company has mailed a notice of redemption as provided for in Section 14.3(c) above and sufficient funds have been deposited in trust for the redemption of all of the then outstanding Series A-1 Increasing Rate Preferred Shares on the Redemption Date set forth in such notice.

          Section 14.9 No Preemptive Rights. No holder of Series A-1 Increasing Rate Preferred Shares will possess any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

          Section 14.10  Notice of Taking Certain Actions.  In the event:

          (a) the Company shall declare any cash distribution on its Common Shares as a result of which holders would have the right to convert their shares of Series A-1 Increasing Rate Preferred Shares to Common Shares pursuant to Section 14.5(d) hereof; or

          (b) the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights; or

          (c) of any capital reorganization or reclassification of the shares of beneficial interest of the Company or of any consolidation, merger, or statutory share exchange of the Company with another corporation, or of the sale of all or substantially all of its assets to another corporation which is to be effected in such a way that holders of Common Shares shall be entitled to receive stock, securities or other assets with respect to or in exchange for Common Shares; or

          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (e) of the issuance by the Company of any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or the liquidation preference, senior to the Series A-1 Increasing Rate Preferred Shares; or

          (f) of the amendment of these Articles Supplementary so as to materially adversely affect the preferences, rights or powers of the Series A-1 Increasing Rate Preferred Shares;

then the Company shall provide to the holders of the Series A-1 Increasing Rate Preferred Shares, at least 10 days prior to the applicable date therefor, a notice stating (1) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights, (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer is expected to become effective, or the date as of which it is elected that the holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or transfer, (3) the date of the issuance of shares of beneficial interest of the Company ranking senior to the Series A-1 Increasing Rate Preferred Shares or (4) the date of amendment of this Article XIV.

          Section 14.11 Deposits in Trust. Whenever the Company is required or elects to set apart in trust (a) in the case of distributions, a sum sufficient for the payment of cumulative distributions on the outstanding Series A-1 Increasing Rate Preferred Shares under this Article XIV or (b) in the case of redemption, a sum sufficient for the payment of the Call Price and all accrued and unpaid distributions through the Redemption Date as described in Section 14.3(c) hereof, the Company shall irrevocably deposit such sum in cash in trust for the holders of the Series A-1 Increasing Rate Preferred Stock and shall have conveyed all right, title and interest to such sum for the benefit of the holders of the Series A-1 Increasing Rate Preferred Shares, under the terms of an irrevocable trust agreement in customary form, as trust funds in trust solely for the benefit of such holders with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000).

                                 ARTICLE XV

          9.75% SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED SHARES

          Section 15.1   Certain Definitions.

          Unless the context otherwise requires, the terms defined in this
Section 15.1 shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series B-1 Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

          Additional Common Equity. The term "Additional Common Equity" shall have the meaning set forth in Section 15.4(f)(ii).

          Adjustment Event. The term "Adjustment Event" shall mean any event described in Section 15.4(f).

          Board of Trustees. The term "Board of Trustees" shall mean the Board of Trustees of the Company.

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law to close.

          Call Price. The term "Call Price" shall have the meaning set forth in Section 15.7(a).

          Capital Gains Amount. The term "Capital Gains Amount" shall have the meaning set forth in Section 15.2(g).

          Capital Lease. The term "Capital Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on the balance sheet of the lessee.

          Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class or series of common shares of beneficial interest of the Company, including the Common Shares, and any other shares, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

          Common Share Distribution. The term "Common Share Distribution" shall have the meaning set forth in Section 15.4(a).

          Common Share Distribution Period. The term "Common Share Distribution Period" shall have the meaning set forth in Section 15.4(a).

          Common Share Equivalent. The term "Common Share Equivalent" shall have the meaning set forth in Section 15.4(f)(ii).

          Common Shares. The term "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

          Company Affiliate. The term "Company Affiliate" shall have the meaning set forth in Section 15.4(f)(ii).

          Converted Series B-1 Preferred Share Distribution. The term "Converted Series B-1 Preferred Share Distribution" shall have the meaning set forth in Section 15.4(a).

          Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Section 15.4(f)(ii).

          Current Market Price per Common Share. The term "Current Market Price per Common Share" shall mean the average of the closing prices for a Common Share for the thirty trading days preceding the tenth trading day prior to the relevant date of determination. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate.

          Distribution. The term "Distribution" or "Distributions" shall mean any cash or other property paid or payable on or with respect to any share of beneficial interest, common or preferred, including, without limitation, any dividend or other distribution, whether in liquidation or otherwise.

          Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 15.2(b).

          Distribution Period. The term "Distribution Period" shall mean the period from and including the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date, to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from and including any Distribution Payment Date to, but not including, the next Distribution Payment Date.

          Distributions Accrued and Accrued Distributions. The terms "Distributions Accrued" and "Accrued Distributions" shall mean, with respect to any class or series of preferred shares of beneficial interest, an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective class or series thereof from the date or dates on which such distributions commence to accrue to the end of the then current distribution period for such preferred shares, less the amount of all distributions paid, with respect to such preferred shares for such period from the date such distributions commenced to accrue.

          Excess Amount. The term "Excess Amount" shall have the meaning set forth in Section 15.4(a).

          Excess Shares. The term "Excess Shares" shall have the meaning set forth in Section 15.6(d).

          Four Quarter Preferential Distribution Non-Payment. The term "Four Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 15.5(b)(ii).

          Initial Payment Period Commencement Date. The term "Initial Payment Period Commencement Date" shall mean ____________ __, ____.

          Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of Shares which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series B-1 Preferred Shares shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of Shares which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series B-1 Preferred Shares shall have received the entire amount to which such Class B Preferred Shares is entitled upon such liquidation, dissolution or winding up.

          Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

          Merger. The term "Merger" shall mean the merger of Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), into KRT Trust II LLC, a Delaware limited liability company.

          Notice of Redemption. The term "Notice of Redemption" shall have the meaning set forth in Section 15.7(b).

          Overlapping Period. The term "Overlapping Period" shall have the meaning set forth in Section 15.4(a).

          Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of Shares which is entitled to receive payment of distributions on a parity with the Series B-1 Preferred Shares or
(ii) any class or series of Shares which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series B-1 Preferred Shares.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series B-1 Preferred Shares; provided, that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

          Preferential Distribution Non-Payment. The term "Preferential Distribution Non-Payment" shall have the meaning set forth in Section 15.5(b)(ii).

          Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 15.5(b)(ii).

          Record Date. The term "Record Date" shall mean the date designated by the Board of Trustees at the time a distribution is declared; provided, that such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than ninety (90) days prior to such Distribution Payment Date.

          Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 15.7(b).

          Redemption Distributions. The term "Redemption Distributions" shall have the meaning set forth in Section 15.7(a).

          REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

          Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of Shares ranking senior to the Series B-1 Preferred Shares in respect of the right to receive distributions or (ii) any class or series of Shares ranking senior to the Series B-1 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

          Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company.

          Series A-1 Preferred Share Conversion Limit. The term "Series A Preferred Share Conversion Limit" shall have the meaning set forth in Section 15.4(f).

          Series B-1 Conversion Price. The term "Series B-1 Conversion Price" shall have the meaning set forth in Section 15.4(a).

          Series B-1 Excepted Person. The term "Series B-1 Excepted Person" shall have the meaning set forth in Section 15.6(e).

          Series B-1 Excess Shares. The term "Series B-1 Excess Shares" shall have the meaning set forth in Section 15.6(d).

          Shares. The term "Shares" shall mean any transferable shares of beneficial interest of the Company of any class or series.

          Six Quarter Preferential Distribution Non-Payment. The term "Six Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 15.5(b)(ii).

          Special Conversion Event. The term "Special Conversion Event" shall mean:

               (i)  Norman M. Kranzdorf ceasing to be any of the following:
(A) Chief Executive Officer, (B) Chief Operating Officer or (C) any other senior executive officer of the Company having an active role in such capacity in the management of the business of the Company;

               (ii) the merger or consolidation of the Company with or into any Person, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of the Company's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares;

              (iii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of the Company;

               (iv) a tender offer or other similar offer for at least a majority of the voting shares of beneficial interest of the Company by any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, is commenced and completed, and as a result thereof such Person or related group of Persons owns or controls more than a majority of the issued and outstanding voting securities of the Company;

               (v) with respect to any agreements for, or notes or other instruments evidencing, borrowed money of the Company or any of the Subsidiaries for, individually or in the aggregate, $10,000,000 or more (including as a result of any cross-default provisions), if (A) the Company or any of the Subsidiaries defaults in any payment of principal or interest,
(B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in any case, the holders (or trustees on behalf of such holders) of any indebtedness for borrowed money of the Company or any of the Subsidiaries for an aggregate amount of $10,000,000 or more, pursuant to such agreements, notes or instruments, or any cross-default provisions contained in any agreements, notes or instruments representing indebtedness for borrowed money, elect to accelerate the stated maturity or payment dates of such indebtedness;

               (vi) with respect to any Capital Lease of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Lease (including as a result of any cross-default provisions), if (A) a default by the Company or any of the Subsidiaries occurs in any payment of any rental obligations, (B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in each case, if the lessors of Capital Leases of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Leases, pursuant to such Capital Leases, or any cross-default provisions contained in any Capital Leases, elect to accelerate all remaining rental obligations under such Capital Leases to become due prior to the stated payment dates thereof;

              (vii) the commencement by or against the Company of any insolvency, bankruptcy, dissolution, liquidation or receivership proceedings with respect to the Company;

             (viii) the loss of the Company's status as a REIT; or

               (ix) if the Company shall have failed to pay a distribution on the outstanding Series B-1 Preferred Shares for any quarterly Distribution Period within five days of the Distribution Payment Date therefor.

          Subsidiaries. The term "Subsidiaries" shall mean all corporations, partnerships or other business entities of which more than 50% of the total voting securities or equity securities are owned or controlled by the Company.

          Total Distributions. The term "Total Distributions" shall have the meaning set forth in Section 15.2(g).

          Section 15.2   Distributions.

          (a) The record holders of Series B-1 Preferred Shares shall be entitled to receive from the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date, when, as and if authorized by the Board of Trustees, out of assets legally available for payment of distributions, cumulative cash distributions at a rate of 9.75% per annum of the Liquidation Preference per Series B-1 Preferred Share, computed on the basis of a 360-day year consisting of twelve 30-day months.

          (b) Distributions on the Series B-1 Preferred Shares shall accrue and be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series B-1 Preferred Shares had been issued on such date. Distributions shall be payable quarterly in arrears for each Distribution Period when, as and if authorized by the Board of Trustees, on January 20, April 20, July 20 and October 20 of each year (each, a "Distribution Payment Date"), commencing on _____________ __, ____. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series B-1 Preferred Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Section 15.2(a). Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Subject to Section 15.4(a), distributions shall be paid to the record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Record Date for such distribution. Subject to Section 15.4(a), distributions in respect of any past Distribution Periods that are in arrears may be authorized, declared, set apart for payment and paid at any time to record holders on the Record Date therefor. Any distribution payment made on Series B-1 Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. Upon issuance, the Series B-1 Preferred Shares will rank on a parity as to distributions with the Series A-1 Preferred Shares and the Series B-2 Preferred Shares.

          (c) Except as provided in the next sentence, if any Series B-1 Preferred Shares are outstanding, no distributions (other than in Junior Shares or Common Shares) shall be authorized, declared, set apart for payment or paid on any class or series of Junior Shares or Parity Shares unless all accrued distributions on the Series B-1 Preferred Shares for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B-1 Preferred Shares and any other class or series of Parity Shares, all distributions authorized or declared upon the Series B-1 Preferred Shares and any such class or series of Parity Shares shall be authorized or declared pro rata so that the amount of distributions authorized or declared per share on the Series B-1 Preferred Shares and such class or series of Parity Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series B-1 Preferred Shares and such class or series of Parity Shares bear to each other.

          (d) Except as provided in Section 15.2(c), unless all accrued distributions on the Series B-1 Preferred Shares have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company (except by conversion into or exchange for Junior Shares or Common Shares). Holders of the Series B-1 Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or Shares, in excess of accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B-1 Preferred Shares that may be in arrears.

          (e) No distribution on Series B-1 Preferred Shares shall be required to be authorized, declared, set apart for payment or paid by the Company to the extent such authorization, declaration, setting apart for payment or payment shall be restricted or prohibited by law. Notwithstanding that any distributions on Series B-1 Preferred Shares are restricted or prohibited by law, such distributions shall accrue and be cumulative.

          (f) Distributions on the Series B-1 Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not distributions are authorized or declared for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

          (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of Shares (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series B-1 Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series B-1 Preferred Shares for the year and the denominator of which shall be the Total Distributions.

          Section 15.3   Distributions Upon Liquidation, Dissolution or
Winding Up.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution shall be made to the holders of any Junior Shares, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior Shares, if any, of the Company, the holders of Series B-1 Preferred Shares shall be entitled to receive, out of the assets of the Company legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the Board of Trustees (or a combination thereof)) in the amount of the Liquidation Preference for each Series B-1 Preferred Share plus an amount equal to all accrued and unpaid distributions pursuant to Section 15.2 (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distributions) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this Section 15.3(a), the holders of Series B-1 Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution.

          (b) Notwithstanding any provision in Section 15.3(a) to the contrary, in the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for payment of distributions are insufficient to pay
(x) the full amount of the liquidating distributions to which holders of Series B-1 Preferred Shares would otherwise be entitled pursuant to Section 15.3(a) and (y) the corresponding amounts of the liquidating distributions to which holders of Parity Shares would be entitled upon liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series B-1 Preferred Shares and the holders of the Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Upon issuance, the Series B-1 Preferred Shares will rank on a parity with the Series A-1 Preferred Shares and the Series B-2 Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company.

          Section 15.4   Conversion.

          (a) Holders of Series B-1 Preferred Shares shall have the right, at any time and from time to time, to convert all or any Series B-1 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-1 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by: (i) multiplying the number of Series B-1 Preferred Shares to be converted by $25.00 and (ii) dividing the result by the conversion price listed below that will be in effect during the corresponding date of conversion listed below:

Date of Conversion                                          Conversion Price
------------------                                          ----------------
February 28, 1999 to and including February 27, 2000             $ 18.6875
February 28, 2000 to and including February 27, 2001             $ 18.2000
February 28, 2001 and thereafter                                 $ 17.7125
At any time after a Special Conversion Event shall
 have occurred                                                   $ 17.7125
At any time after Notice of Redemption pursuant to
 Section 15.7 hereof                                             $ 16.2500

If, and each time, a conversion price listed above then in effect (the "Series B-1 Conversion Price") shall be adjusted pursuant to the terms of these Sections 15.1 through 15.14, all of the conversion prices listed above shall be so adjusted as though such conversion prices were in effect on the
date of adjustment.   The Series B-1 Conversion Price shall be the conversion
price as last adjusted and then in effect. Notwithstanding anything else to the contrary, (x) after any Special Conversion Event under clauses (i), (iv),
(v), (vi), (vii), (viii) or (ix) of the definition thereof and (y) immediately prior to any Special Conversion Event under clauses (ii) or (iii) of the definition thereof, holders of Series B-1 Preferred Shares shall have the right, exercisable at any time, to convert, in accordance with the terms of this Section 15.4, all or any such Series B-1 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-1 Preferred Shares are entitled) into such number of
fully paid Common Shares as is obtained by:   (x) multiplying the number of
Series B-1 Preferred Shares to be converted by $25.00 and (y) dividing the result by $17.7125, as adjusted pursuant to this Section 15.4.

          Notwithstanding anything to the contrary, during the period from the date the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof until the consummation of such Special Conversion Event, the holders of Series B-1 Preferred Shares shall have the right to make an election to convert all or any Series B-1 Preferred Shares conditional upon approval of such Special Conversion Event by the holders entitled to vote on such matter, in which case, if such Special Conversion Event is approved, conversion of such Series B-1 Preferred Shares as to which a conditional election has been made shall occur immediately prior to such Special Conversion Event.

          In the event that a tender offer or other similar offer shall have been commenced which if consummated would result in a Special Conversion Event under clause (iv) of the definition thereof, holders shall have the right to convert their Series B-1 Preferred Shares pursuant to the terms hereof within the five business day period prior to the consummation of such tender offer or other similar offer; provided, however, if such tender offer or other similar offer is not consummated or, if consummated, does not result in a Special Conversion Event under clause (iv) of the definition thereof, then the Company shall have the right to redeem any and all Common Shares into which any Series B-1 Preferred Shares were converted pursuant to such clause (iv) for the same number of Series B-1 Preferred Shares converted pursuant thereto, upon written notice from the Company notifying such holder of the election of the Company to redeem such Series B-1 Preferred Shares stating the number of Common Shares to be surrendered, the number of Series B-1 Preferred Shares to be issued therefor and the date and the place(s) where the certificate(s) representing such Series B-1 Preferred Shares are to be surrendered. On or after the date specified in such notice, each such holder shall present and surrender his certificate or certificates for such Common Shares to the Company at the place designated in such notice for redemption and thereupon such holder shall be issued the same number of Series B-1 Preferred Shares converted and each surrendered certificate shall be cancelled. From and after the date of issuance of the number of Series B-1 Preferred Shares set forth in the notice, (i) all distributions on the Common Shares to be redeemed shall cease to accrue, and (ii) all rights of the holders thereof as holders of Common Shares shall cease and terminate, except for the right to receive the number of Series B-1 Preferred Shares upon the surrender of Common Shares certificates as set forth in the notice.

          In addition to any other notice required to be given hereunder, if a Special Conversion Event shall have occurred, the Company shall, within five Business Days of such occurrence, send notice to all holders of Series B-1 Preferred Shares (1) that the Series B-1 Preferred Shares are convertible and not subject to any waiting period with respect to the conversion thereof,
(2) of the date as of which the Series B-1 Preferred Shares became convertible, (3) of the ratio at which the Series B-1 Preferred Shares are convertible and (4) a description of the nature of the Special Conversion Event or Adjustment Event, as the case may be. The Company shall send notice to all holders of Series B-1 Preferred Shares describing any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, together with a form of conversion notice, at least 30 calendar days prior to any vote of holders of the Common Shares required to approve such action, or, if no such vote is so required, prior to the consummation of the transaction.

          Notwithstanding the surrender of Series B-1 Preferred Shares for conversion into Common Shares, all accrued distributions with respect to such Series B-1 Preferred Shares for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the registered holder of such Series B-1 Preferred Shares in the same manner as if such registered holder continued to be the registered holder of such converted Series B-1 Preferred Shares following such conversion or, if upon conversion of such Series B-1 Preferred Shares there will be no more Series B-1 Preferred Shares outstanding, then at the time of such conversion. In addition, if any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares, such holder shall be entitled to receive a distribution on such Series B-1 Preferred Shares converted for the portion of the current Distribution Period such holder owned the Series B-1 Preferred Shares surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Series B-1 Preferred Share converted equal to the product of (i) the distribution payable on each Series B-1 Preferred Share converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

          If any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares and as a result thereof such holder is or will be entitled to receive distributions with respect to both such Series B-1 Preferred Shares converted and such Common Shares into which such Series B-1 Preferred Shares were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such Common Shares has not yet been determined, at the time of such determination), the Company shall withhold from any distribution payable on such Series B-1 Preferred Shares converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Series B-1 Preferred Shares converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Company to withhold from any distribution payable to such holder on any Series B-1 Preferred Shares owned by such holder or, to the extent permissible, on any Common Shares owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each Common Share into which such Series B-1 Preferred Shares were converted for the distribution period relating to the Common Shares in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the Common Shares in which the Overlapping Period occurs.

          (b) Any holder of one or more Series B-1 Preferred Shares electing to convert such Share or Shares shall deliver the certificate or certificates therefor to the principal office of the transfer agent for the Common Shares, with the form of notice of election to convert prescribed by the Company fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form reasonably satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and any payments (or evidence of payment) required pursuant to Section 15.4(d). The conversion right with respect to any such Series B-1 Preferred Shares shall be deemed to have been exercised on the date upon which the last of the conditions for conversion provided in this Section 15.4(b) have been satisfied by the holder of such Series B-1 Preferred Shares, and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

          (c) No fractional Common Share or scrip representing a fractional Common Share shall be issued upon conversion of Series B-1 Preferred Shares. If more than one Series B-1 Preferred Share shall be surrendered for conversion on any day by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B-1 Preferred Shares so surrendered by such holder on such day. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series B-1 Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Share.

          (d) If a holder converts Series B-1 Preferred Shares, the Company shall pay, at the time of and as a condition precedent to conversion, any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of the Person in whose name such Series B-1 Preferred Shares are registered.

          (e) The Company shall reserve and shall at all times keep reserved out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the then outstanding Series B-1 Preferred Shares that may then be converted. All Common Shares which may be issued upon conversion of Series B-1 Preferred Shares shall be validly issued and fully paid, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series B-1 Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

          The Series B-1 Preferred Shares converted pursuant to the provisions of this Section 15.4 shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (f) The conversion rate in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (i) Distribution of Common Shares; Reclassification; Subdivision; Combination. In case the Company shall (1) pay a dividend payable in, effect a split up of, or make any other distribution in, Common Shares to holders of the Common Shares, (2) reclassify the outstanding Common Shares into Shares of some other class or series of Shares, (3) subdivide the outstanding Common Shares into a greater number of Common Shares or (4) combine the outstanding Common Shares into a smaller number of Common Shares, the conversion rate immediately prior to such action shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which he would have owned immediately following such action had such Series B-1 Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this Section 15.4(f)(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a reclassification, subdivision or combination.

               (ii) Issuance of Additional Common Equity. (A) If the Company shall issue to a Person who is not a Company Affiliate (as defined below) at the time of issuance any Additional Common Equity (as defined below) at a price per share less than 85% of the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

               (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Additional Common Equity at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

          "Additional Common Equity" shall mean all Common Equity issued by the Company except: (1) the Common Shares issued upon conversion of the Series B-1 Preferred Shares; (2) the Common Equity issued upon conversion of any Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest which, by their terms, are convertible into Common Equity and (a) which were received in the Merger in exchange for Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest of Kranzco issued by Kranzco prior to November 12, 1996,
          (b) for which no adjustment pursuant to this Section 15.4(f) was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment is provided in another provision of this Section 15.4(f); (3) up to an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case issued to Affiliates of the Company, at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, including, without limitation, shares of Common Equity or Common Share Equivalents issued to directors, officers, employees, or trustees of the Company or any Subsidiary of the Company and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of Trustees from time to time (including, without limitation, the Company's 1999 Incentive Plan);
          (4) the issuance of shares of Common Equity under any circumstances for which an adjustment is provided in Section 15.4(f)(i); or (5) Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of Common Equity.

          "Company Affiliate" shall mean, with respect to any issuance of Additional Common Equity, (i) any trustee, director, officer or employee of the Company or of any subsidiary of the Company, (ii) any Person that is the direct or indirect owner of more than five percent of the issued and outstanding Common Equity of the Company,
          (iii) any Person that controls, is controlled by or is under common control with, the Company, (iv) any trustee, director, officer, employee or family member of any Person listed in clauses (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through (iv) of this definition is a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

          "Common Share Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than Series B-1 Preferred Shares) or other securities which are or may be convertible into or exchangeable for Additional Common Equity ("Convertible Securities"), or any warrant, option or other right to subscribe for any Convertible Securities or for any Additional Common Equity.

          For purposes of this Section 15.4(f)(ii), the number of Common Equity at any time outstanding shall not include Common Equity held in the treasury of the Company.

               (iii) Issuance of Common Share Equivalents. (A) If the Company shall issue to a Person who is not a Company Affiliate at the time of issuance any Common Share Equivalent and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to 85% of the Current Market Price per Common Share on the record date for determination of the holders of the Common Shares entitled to receive such issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to 85% of the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share. Such adjustments shall become effective immediately after such record date.

               (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Common Share Equivalents and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to the Current Market Price per Common Share on the date of issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share. Such adjustments shall become effective immediately after such issuance.

               (iv) Conversion of Series A-1 Preferred Shares. Notwithstanding anything to the contrary contained in this Section 15.4(f), if the aggregate number of Common Shares into which the Series A-1 Preferred Shares are converted exceeds 500,000 Common Shares, subject to adjustment pursuant to Section 15.4(f)(i) (the "Series A-1 Preferred Share Conversion Limit"), then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive such number of Common Shares as would have been received by such holder of Series B-1 Preferred Shares having the same percentage of the then outstanding Common Shares upon such conversion as such holder would have received upon conversion if the aggregate number of Common Shares into which the Series A-1 Preferred Shares were converted equalled the Series A-1 Preferred Share Conversion Limit at the time of conversion of such Series B-1 Preferred Shares.

               (v) Additional Adjustments. In the event that the Company shall issue to Affiliates of the Company in excess of an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case which are issued at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the calculation of the number of Common Shares into which each Series B-1 Preferred Share is convertible shall be adjusted pursuant to the provisions of this
          Section 15.4(f) for each such shares of Common Equity and Common Share Equivalents to Affiliates of the Company at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance.

               (vi) Limitation of Adjustments. For purposes of this Section 15.4(f), the number of Common Shares or Common Equity at any time outstanding shall not include Common Shares or Common Equity held in the treasury of the Company. No adjustment of the Series B-1 Conversion Price shall be made under Section 15.4(f)(iii), upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or rights, if any adjustment shall previously have been made in the Series B-1 Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to Section 15.4(f)(iii) or otherwise pursuant to this
          Section 15.4(f).

               (vii) Additional Distributions. If the Company shall make a dividend or distribution of securities (other than Common Shares or Common Share Equivalents) or other property to the holders of Junior Shares and not to the holders of the Series B-1 Preferred Shares, then, unless the holders of the Series B-1 Preferred Shares are entitled to receive such distribution at a later time upon conversion of the Series B-1 Preferred Shares and such distribution has been set aside for such later distribution, each holder of Series B-1 Preferred Shares shall receive at the time of payment or issuance of such dividend or distribution, without payment or any consideration therefor, such securities or other property which he would have owned immediately following such dividend or distribution had such holder's Series B-1 Preferred Shares been converted immediately prior thereto; and an appropriate provision therefor shall be made a part of any such dividend or distribution.

               (viii) Computation of Consideration. In making adjustments to the Series B-1 Conversion Price pursuant to this Section 15.4(f), the consideration received by the Company shall be deemed to be the following: to the extent that any Additional Common Equity, and Common Share Equivalents or rights shall be issued for a cash consideration, the consideration received by the Company therefor, or, if such Additional Common Equity or Common Share Equivalents are offered by the Company for subscription, the subscription price paid to and received by the Company, or, if such Additional Common Equity or Common Share Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in each such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the consideration received by the Company shall be the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Trustees. The consideration for any Additional Common Equity issuable pursuant to any Common Share Equivalents shall be the consideration received by the Company for issuing such Common Share Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Share Equivalents. In the case of the issuance at any time of any Additional Common Equity or Common Share Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Shares, the Company shall be deemed to have received for such Additional Common Equity or Common Share Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Trustees, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

          (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a change of 1% or more of the conversion price as in effect prior to the last adjustment of the conversion rate; provided, that any adjustment which by reason of this Section 15.4(g) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 15.4 shall be rounded up to the nearest cent ($.01) or to the nearest one-thousandth (1/1000) of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

          (h) In the event that, as a result of an adjustment made pursuant to Section 15.4(f), the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall become entitled to receive any Shares other than Common Shares, thereafter the number of such Shares so receivable upon conversion of any Series B-1 Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in this Section 15.4.

          (i) The Company may make such increases in the number of Common Shares to be received upon the conversion of Series B-1 Preferred Shares, in addition to those required by Section 15.4(f), as is considered to be advisable by the Board of Trustees in order that any event treated for Federal income tax purposes as a distribution of shares or share rights shall not be taxable to the recipients thereof.

          (j) Whenever the conversion rate is adjusted, the Company shall, in addition to any notice required to be delivered pursuant to Section 15.4(a) or 15.4(k), promptly, but in no event later than ten days following such adjustment, send notice to all holders of Series B-1 Preferred Shares of the adjustment and shall cause to be prepared a certificate signed by the principal financial officer of the Company setting forth, in reasonable detail, the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof (including a description of the basis on which the Board of Trustees made any determination relating to such adjustment); such certificate shall forthwith be filed with each transfer agent for the Series B-1 Preferred Shares.

          (k) Each holder of Series B-1 Preferred Shares shall be entitled to all notices, including notice of the record dates for any votes with respect to the Common Shares, delivered to holders of Common Shares. In addition, in the event that:

               (i) the Company resolves to take any action which, if it were to occur, would require an adjustment in the conversion rate, or takes such action, or

               (ii) the Company resolves to take any action which, if it were to occur, would constitute a Special Conversion Event, or a Special Conversion Event occurs,

a holder of Series B-1 Preferred Shares, if it has a right to convert, may wish to convert, at the applicable conversion ratio, some or all of such shares into Common Shares prior to the record date for, or the effective date of, the transaction so that it may receive the rights, warrants, securities or assets which a holder of Common Shares on that date may receive. Therefore, the Company shall, in addition to any notice required to be delivered pursuant to Section 15.4(a) or 15.4(j), send notice to all holders of Series B-1 Preferred Shares stating the proposed record or effective date of the transaction described in clauses (ii) or (iii) of the definition of Special Conversion Event at least 30 days before such date.

          In the event (a) that the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights or (b) of any capital reorganization or reclassification of the shares of beneficial interest of the Company, then the Company shall provide to the holders of the Series B-1 Preferred Shares prompt notice stating (i) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights or (ii) the date on which a capital reorganization or reclassification is expected to become effective.

          (l) In case of (i) any reclassification of outstanding Common Shares issuable upon conversion of Series B-1 Preferred Shares, or (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification of outstanding Common Shares issuable upon such conversion), the rights of the holders of the outstanding Series B-1 Preferred Shares shall be adjusted in the manner described below:

               (i) In the event that the Company is the surviving corporation, each Series B-1 Preferred Share shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion of each Series B-1 Preferred Share, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon such conversion had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such Series B-1 Preferred Share shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.4(l). The provisions of this Section 15.4(l)(i) shall similarly apply to successive reclassifications, consolidations and mergers.

               (ii) In the event that the Company is not the surviving corporation, (A) effective provision shall be made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares or (B) the surviving corporation shall, without payment of any additional consideration therefor, issue new Series B-1 Preferred Shares providing that, upon conversion thereof, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon conversion of the Series B-1 Preferred Shares, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon conversion of the Series B-1 Preferred Shares had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such new Series B-1 Preferred Shares shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.4(l)(ii). The provisions of this Section 15.4(l)(ii) shall similarly apply to successive reclassifications, consolidations and mergers.

          A change in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination, shall not be deemed a reclassification for purposes of these Sections 15.1 through 15.14.

          Section 15.5   Voting Rights.

          (a) The holders of Series B-1 Preferred Shares shall not be entitled to vote at, or participate in, any meeting of shareholders of the Company, and shall have no other right to vote, except (i) as provided in
Section 15.12, (ii) as provided in Section 15.5(b) or (iii) as required by law.

          (b) (i) (A) If (x) the Company shall have failed to pay the distributions on the outstanding Series B Preferred Shares for any two quarterly Distribution Periods (whether or not consecutive) or (y) a Special Conversion Event shall have occurred (notwithstanding that such Special Conversion Event at any time thereafter no longer continues), the holders of the Series B Preferred Shares shall immediately and at all times thereafter vote together with the holders of the Common Shares as a single class on all actions to be taken by the holders of the Common Shares. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled.

          (B) If the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, and if the holders of the Common Shares are entitled to vote on such Special Conversion Event, then the holders of the Series B Preferred Shares shall be entitled to vote together with the holders of the Common Shares as a single class on such Special Conversion Event. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled with respect to such resolution.

          (ii) If the Company shall have failed to authorize and pay or declare and set apart for payment the distributions accumulated on the outstanding Series B Preferred Shares (A) for any four quarterly Distribution Periods (a "Four Quarter Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect one additional trustee to the Board of Trustees (a "Preferred Shares Trustee") and (B) for any six quarterly Distribution Periods (a "Six Quarter Preferential Distribution Non-Payment"; each of a Six Quarter Preferential Distribution Non-Payment and a Four Quarter Preferential Distribution Non-Payment shall be referred to herein as a "Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one additional trustee and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect a second Preferred Shares Trustee, until the full distributions accumulated on all outstanding Series B Preferred Shares for such four or six, as the case may be, quarterly Distribution Periods have been authorized and paid or declared and set apart for payment.

          The right of the holders of Series B Preferred Shares to elect a Preferred Shares Trustee may be exercised at any annual meeting of shareholders, or, within the limitations hereinafter provided, at a special meeting of holders of Series B Preferred Shares held for such purpose. At any time after such voting power shall have so vested in the holders of Series B Preferred Shares, the Board of Trustees shall, at the request of holders of record of at least 25% of the Series B Preferred Shares then outstanding, call a special meeting of the holders of Series B Preferred Shares for the election of the Preferred Shares Trustee to be elected by the holders of Series B Preferred Shares, to be held within 90 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of shareholders; provided, however, that the Board of Trustees shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders. At any meeting so called or at any annual meeting, (a) holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, shall be sufficient to constitute a quorum for the election of a Preferred Shares Trustee as provided in this Section 15.5(b)(ii), and (b) holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, shall have the power to elect a Preferred Shares Trustee. If any such special meeting required to be called as above provided shall not be called by the Board of Trustees within 90 days of a request pursuant to this
Section 15.5(b)(ii), then the holders of record of at least 25% of the Series B Preferred Shares then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the Company's expense, call such meeting to be held at the place and upon the notice above provided. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series B Preferred Shares become entitled to elect a Preferred Shares Trustee as above provided. No Preferred Shares Trustee elected by the holders of the Series B Preferred Shares may be removed except by the vote of the holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, at a meeting called for such purpose. So long as a Preferential Distribution Non-Payment shall continue, if a Preferred Shares Trustee who has been elected by the holders of Series B Preferred Shares to serve on the Board of Trustees shall no longer serve on the Board of Trustees by reason of resignation, death or removal, such vacancy shall be filled by holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, at a meeting called in accordance with the provisions of this
Section 15.5(b)(ii).

          If and when all accumulated distributions on the Series B Preferred Shares have been authorized and paid or declared and set apart for payment, the holders of the Series B Preferred Shares shall be divested of the special voting rights provided by this Section 15.5(b), subject to revesting in the event of each and every subsequent Four Quarter Preferential Distribution Non-Payment or Six Quarter Preferential Distribution Non-Payment, as the case may be. Upon termination of such special voting rights attributable to all holders of the Series B Preferred Shares, the term of office of the Preferred Shares Trustee or Trustees shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by one or two, as the case may be.

          (c) So long as any Series B Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series B Preferred Shares of the right to elect a Preferred Shares Trustee under the circumstances provided for in Section 15.5(b) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

          (d) A Preferred Shares Trustee elected pursuant to Section 15.5(b) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series B Preferred Shares) and qualification of his successor or (y) the termination of the special voting rights as provided for in Section 15.5(b).

          Section 15.6 Trustees' Right to Refuse to Transfer Series B-1 Preferred Shares; Limitation on Holdings.

          (a) The terms and provisions of this Section 15.6 shall apply in addition to, and not in limitation of, the terms and provisions of Article VII.

          (b) Each Person who owns directly or indirectly more than five percent in number or value of the total Shares outstanding shall, by January 30 of each year, give written notice to the Company stating the Person's name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. For purposes of this Section 15.6, the number and value of the total Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Shares, irrespective of such shareholder's percentage "ownership" of outstanding Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5), to comply with the requirements of any taxing authority or governmental agency or to ensure or ascertain compliance with this Section
15.6.  For purposes of this Section 15.6, "ownership" shall be as defined in
Section 15.6(k).

          (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series B-1 Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to cause any such transfer not to occur or to void any such issuance.

          (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series B-1 Preferred Shares which could result in direct or indirect ownership of Shares exceeding 9.8% of the lesser of the number or the value of the total Shares (such excess shares, the "Excess Shares") by a Person other than a Series B-1 Excepted Person, such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership. On each date of determination, the calculation of the number of the total Shares outstanding on such date shall be made assuming the conversion or exercise of all Series B-1 Preferred Shares, Common Share Equivalents and Convertible Securities of such transferee on the date of determination in accordance with the terms of these Sections 15.1 through 15.14.

          (e) Any transfer or issuance of Series B-1 Preferred Shares that would (i) create a direct or indirect owner of Excess Shares other than a Series B-1 Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B-1 Preferred Shares hereunder and shall be deemed never to have had an interest therein.

          "Series B-1 Excepted Person" shall mean (i) any Person defined as an "Excepted Person" pursuant to the Declaration of Trust, (ii) any Person approved prior to the issuance of Series B-1 Preferred Shares by the Board of Trustees, (iii) any Person approved after the issuance of Series B-1 Preferred Shares by the Board of Trustees, at its option and in its sole discretion, and (iv) each Person listed below, for so long as its direct or indirect ownership of Shares, individually or in the aggregate, in any combination, with those of any or all other Persons listed below, do not and could not exceed, the number of Shares or the percentage set forth below of the lesser of the number or the value of the Shares outstanding. Notwithstanding anything contained in these Sections 15.1 through 15.14 to the contrary, the Board of Trustees shall not grant approval to any Person, and no Person shall be or be deemed a Series B-1 Excepted Person, if such Person's direct or indirect ownership of Series B-1 Excess Shares would or could result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT provisions of the Code.



                                        Aggregate Number of Shares or
                                        Percentage For All
Names of Series B-1 Excepted Persons    Such Excepted Persons Combined
Robert A. Mandor, Leonard S. Mandor,    The maximum number of shares of
Mill Neck Associates, B.& L.            beneficial interest of the Company,
Associates, L.L.C. and/or               into which such holders' Series B-1
Mountain View Mall, Inc. and/or         Preferred Shares and Series B-2
their affiliates.                       Preferred Shares are then
                                        convertible, plus 33,200 Common
                                        Shares, less any shares of beneficial
                                        interest of the Company transferred
                                        by any such holders to any Person who
                                        is not one of the Series B-2 Excepted
                                        Persons listed herein, but in no
                                        event less than 9.8%.

          (f) The Company, by notice to the holder, transferor or transferee thereof, as the case may be, may purchase any or all Excess Shares (i) that are or proposed to be transferred in violation of any of the provisions hereof or (ii) that are or proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Trustees (which shall be binding upon any proposed transferor or transferee of Series B-1 Preferred Shares), would result in any Person acquiring Series B-1 Excess Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in its sole discretion, to purchase such Series B-1 Excess Shares. The purchase price for each Series B-1 Excess Share shall be equal to the greatest of (i) the average of the closing prices for a Series B-1 Preferred Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent,
(ii) the product of (x) the average of the closing prices for a Common Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent and (y) the number (including fractions) of Common Shares into which such Series B-1 Preferred Share may be converted on such day and (iii) the sum of (x) the Liquidation Preference for such Series B-1 Preferred Share and (y) the accrued and unpaid distributions on such Series B-1 Preferred Share. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case of the New York Stock Exchange, Inc., or if the Series B-1 Preferred Shares or Common Shares, as the case may be, are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Series B-1 Preferred Shares or Common Shares, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Series B-1 Preferred Shares or Common Shares, as the case may be, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Series B-1 Preferred Shares or Common Shares, as the case may be, are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees, but in no event later than twenty Business Days after the Board of Trustees elects to make such purchase. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series B-1 Preferred Shares to be so purchased shall have been made or duly provided for, the holder of any Series B-1 Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series B-1 Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series B-1 Excess Shares prior to the discovery by the Company that the Series B-1 Preferred Shares have been transferred in violation of this
Section 15.6 shall be repaid to the Company upon demand. The Series B-1 Preferred Shares purchased pursuant to the provisions of this Section 15.6(f) shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (g) If Section 15.6(e), (f), (g) or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series B-1 Preferred Shares in violation of such subsections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series B-1 Preferred Shares on behalf of the Company. The Company, by notice to the acquiror thereof, may purchase any or all Series B-1 Preferred Shares so acquired in the manner designated by Section 15.6(f).

          (h) Subject to Section 15.6(l), notwithstanding any other provision in these Sections 15.1 through 15.14 to the contrary, any purported transfer, sale or acquisition of Series B-1 Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect ownership, or attribution of ownership, of Series B-1 Preferred Shares) which would result in the termination of the status of the Company as a REIT under the REIT Provisions of the Code shall be null and void ab initio. Any such Series B-1 Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series B-1 Excess Shares in Section 15.6(f).

          (i)  Subject to Section 15.6(l), nothing contained in this Section
15.6 or in any other provision of these Sections 15.1 through 15.14 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the Shareholders by preservation of the Company's status as a REIT under the REIT Provisions of the Code.

          (j) If any provision of this Section 15.6 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 15.6 may be inconsistent with any other provision in these Sections 15.1 through 15.14, this Section 15.6 shall be controlling.

          (k) For purposes of these Sections 15.1 through 15.14, Series B-1 Preferred Shares not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such Series B-1 Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and/or would be considered to own such Series B-1 Preferred Shares by reason of the REIT Provisions of the Code.

          (l) Notwithstanding any other provision of Section 15.6, nothing in these Sections 15.1 through 15.14 shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 15.6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 15.6.

          Section 15.7   Redemption at the Option of the Board of Trustees.

          (a) After February 27, 2002, if the aggregate Liquidation Preferences of all of the outstanding Series B-1 Preferred Shares shall at any time be less than $3,000,000, the Board of Trustees may, at its option and in its sole discretion, redeem the Series B-1 Preferred Shares in whole, subject to the limitations set forth below, at a redemption price equal to $25.00 per share (the "Call Price"), plus (i) all distributions accrued and unpaid on such Series B-1 Preferred Shares for past Distribution Periods and
(ii) the pro rata portion of the distributions on such Series B-1 Preferred Shares for the current Distribution Period through the Redemption Date (together, the "Redemption Distributions"), upon giving notice as provided below.

          (b) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series B-1 Preferred Shares (the "Redemption Date"), the Company shall mail a written notice (a "Notice of Redemption") to each holder of record of the Series B-1 Preferred Shares in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such Series B-1 Preferred Shares, stating the Redemption Date, the Call Price, the number of Series B-1 Preferred Shares then outstanding and to be redeemed and the place(s) where the certificate(s) representing such Series B-1 Preferred Shares are to be surrendered for payment.

          (c) On or after the Redemption Date each holder of the Series B-1 Preferred Shares shall present and surrender his certificate or certificates for such Series B-1 Preferred Shares to the Company at the place designated in such notice for redemption and thereupon the Call Price and the Redemption Distributions for such Series B-1 Preferred Shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price or the Redemption Distributions), (i) all distributions on the Series B-1 Preferred Shares shall cease to accrue, and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except for the right (x) to surrender their Series B-1 Preferred Shares for conversion into Common Shares as provided for, and in accordance with, the provisions of these Sections 15.1 through 15.14, (including, without limitation, Section 15.4 hereof) at any time prior to the Redemption Date or (y) to receive the Call Price and the Redemption Distributions with respect to such Series B-1 Preferred Shares upon the surrender of certificates representing the same, (ii) the Series B-1 Preferred Shares shall no longer be deemed to be outstanding for any purpose whatsoever and (iii) the Series B-1 Preferred Shares redeemed pursuant to the provisions of this Section 15.7 shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (d) If a Notice of Redemption has been given pursuant to Section 15.7(b) above and any holder of Series B-1 Preferred Shares shall, prior to the close of business on the last Business Day preceding the Redemption Date, give written notice to the Company pursuant to Section 15.4 of the conversion of any or all of the Series B-1 Preferred Shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then such redemption shall not become effective as to such Series B-1 Preferred Shares to be converted, such conversion shall become effective as provided in Section 15.4.

          Section 15.8   Exclusion of Other Rights.

          Except as may otherwise be required by law, the Series B-1 Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions or limitations as to dividends or other distributions other than as specifically set forth in the Declaration of Trust.

          Section 15.9   Headings of Subdivisions.

          The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          Section 15.10  Severability of Provisions.

          If any of the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, or limitations as to distributions of Series B-1 Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

          Section 15.11  Ranking.

          With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series B-1 Preferred Shares shall rank senior to any Junior Shares, the Common Shares and any Common Share Equivalent and on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Section 15.12 hereof have been complied with. However, the Company may authorize or increase any class or series of Parity Shares or Junior Shares, or both, without the vote or consent of the holders of the Series B-1 Preferred Shares.

          Section 15.12  Limitations.

          In addition to any other rights provided to the holders of the Series B-1 Preferred Shares by applicable law, so long as any Series B-1 Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the total number of outstanding Series B Preferred Shares, voting together as a separate class,

               (i) authorize, create or issue, or increase the par value or authorized or issued amount of, any class or series of Senior Shares, or rights to subscribe to or acquire, any security convertible into, any class or series of Senior Shares, or reclassify any shares of beneficial interest into any such Senior Shares or reclassify any Junior Shares into Parity Shares;

               (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Sections 15.1 through 15.14) so as to adversely affect the preferences, right to convert, conversion price adjustments, notice rights, special conversion rights, distribution and liquidation rights, preferences, restrictions or limitations, redemption rights or privileges, or voting powers or rights of the Series B-1 Preferred Shares; or

               (iii) modify an express contract right of the Series B-1 Preferred Shares; but (except as otherwise provided in these Sections 15.1 through 15.14 or required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares, or (ii) in connection with the authorization or increase of any class or series of Parity Shares or Junior Shares. The Company with the written consent or affirmative vote of the holders of a majority of the Series B Preferred Shares shall have the right to amend, alter or repeal any of the provisions of these Sections 15.1 through 15.14 without the approval, consent or vote of any other class of shares of beneficial interest of the Company.

          Section 15.13  No Preemptive Rights.

          No holder of Series B-1 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Company convertible, including securities into or carrying a right to subscribe to or acquire Shares.

          Section 15.14  Notices.

          Except as may otherwise be provided in the Declaration of Trust, all notices to holders of Series B-1 Preferred Shares shall be written, and delivered by first class mail, postage prepaid, addressed to record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company on the applicable record date, or, if no record date has been set, then on the date of delivery of such notice.

                                 ARTICLE XVI

          9.75% SERIES B-2 CUMULATIVE CONVERTIBLE PREFERRED SHARES


          Section 16.1   Certain Definitions.

          Unless the context otherwise requires, the terms defined in this
Section 16.1 shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series B-2 Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

          Additional Common Equity. The term "Additional Common Equity" shall have the meaning set forth in Section 16.4(f)(ii).

          Adjustment Event. The term "Adjustment Event" shall mean any event described in Section 16.4(f).

          Board of Trustees. The term "Board of Trustees" shall mean the Board of Trustees of the Company.

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law to close.

          Call Price. The term "Call Price" shall have the meaning set forth in Section 16.7(a).

          Capital Gains Amount. The term "Capital Gains Amount" shall have the meaning set forth in Section 16.2(g).

          Capital Lease. The term "Capital Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on the balance sheet of the lessee.

          Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class or series of common shares of beneficial interest of the Company, including the Common Shares, and any other shares, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

          Common Share Distribution. The term "Common Share Distribution" shall have the meaning set forth in Section 16.4(a).

          Common Share Distribution Period. The term "Common Share Distribution Period" shall have the meaning set forth in Section 16.4(a).

          Common Share Equivalent. The term "Common Share Equivalent" shall have the meaning set forth in Section 16.4(f)(ii).

          Common Shares. The term "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

          Company Affiliate. The term "Company Affiliate" shall have the meaning set forth in Section 16.4(f)(ii).

          Converted Series B-2 Preferred Share Distribution. The term "Converted Series B-2 Preferred Share Distribution" shall have the meaning set forth in Section 16.4(a).

          Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Section 16.4(f)(ii).

          Current Market Price per Common Share. The term "Current Market Price per Common Share" shall mean the average of the closing prices for a Common Share for the thirty trading days preceding the tenth trading day prior to the relevant date of determination. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate.

          Distribution. The term "Distribution" or "Distributions" shall mean any cash or other property paid or payable on or with respect to any share of beneficial interest, common or preferred, including, without limitation, any dividend or other distribution, whether in liquidation or otherwise.

          Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 16.2(b).

          Distribution Period. The term "Distribution Period" shall mean the period from and including the Initial Payment Period Commencement Date, notwithstanding that no Series B-2 Preferred Shares had been issued on such date, to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from and including any Distribution Payment Date to, but not including, the next Distribution Payment Date.

          Distributions Accrued and Accrued Distributions. The terms "Distributions Accrued" and "Accrued Distributions" shall mean, with respect to any class or series of preferred shares of beneficial interest, an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective class or series thereof from the date or dates on which such distributions commence to accrue to the end of the then current distribution period for such preferred shares, less the amount of all distributions paid, with respect to such preferred shares for such period from the date such distributions commenced to accrue.

          Excess Amount. The term "Excess Amount" shall have the meaning set forth in Section 16.4(a).

          Excess Shares. The term "Excess Shares" shall have the meaning set forth in Section 16.6(d).

          Four Quarter Preferential Distribution Non-Payment. The term "Four Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 16.5(b)(ii).

          Initial Payment Period Commencement Date. The term "Initial Payment Period Commencement Date" shall mean ____________ __, ____.

          Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of Shares which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series B-2 Preferred Shares shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of Shares which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series B-2 Preferred Shares shall have received the entire amount to which such Class B Preferred Shares is entitled upon such liquidation, dissolution or winding up.

          Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

          Merger. The term "Merger" shall mean the merger of Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), into KRT Trust II LLC, a Delaware limited liability company.

          Notice of Redemption. The term "Notice of Redemption" shall have the meaning set forth in Section 16.7(b).

          Overlapping Period. The term "Overlapping Period" shall have the meaning set forth in Section 16.4(a).

          Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of Shares which is entitled to receive payment of distributions on a parity with the Series B-2 Preferred Shares or (ii) any class or series of Shares which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series B-2 Preferred Shares.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series B-2 Preferred Shares; provided, that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

          Preferential Distribution Non-Payment. The term "Preferential Distribution Non-Payment" shall have the meaning set forth in Section 16.5(b)(ii).

          Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 16.5(b)(ii).

          Record Date. The term "Record Date" shall mean the date designated by the Board of Trustees at the time a distribution is declared; provided, that such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than ninety (90) days prior to such Distribution Payment Date.

          Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 16.7(b).

          Redemption Distributions. The term "Redemption Distributions" shall have the meaning set forth in Section 16.7(a).

          REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

          Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of Shares ranking senior to the Series B-2 Preferred Shares in respect of the right to receive distributions or (ii) any class or series of Shares ranking senior to the Series B-2 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

          Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company.

          Series A-1 Preferred Share Conversion Limit. The term "Series A Preferred Share Conversion Limit" shall have the meaning set forth in Section 16.4(f).

          Series B-2 Conversion Price. The term "Series B-2 Conversion Price" shall have the meaning set forth in Section 16.4(a).

          Series B-2 Excepted Person. The term "Series B-2 Excepted Person" shall have the meaning set forth in Section 16.6(e).

          Series B-2 Excess Shares. The term "Series B-2 Excess Shares" shall have the meaning set forth in Section 16.6(d).

          Shares. The term "Shares" shall mean any transferable shares of beneficial interest of the Company of any class or series.

          Six Quarter Preferential Distribution Non-Payment. The term "Six Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Section 16.5(b)(ii).

          Special Conversion Event. The term "Special Conversion Event" shall mean:

               (i)  Norman M. Kranzdorf ceasing to be any of the following:
          (A) Chief Executive Officer, (B) Chief Operating Officer or (C) any other senior executive officer of the Company having an active role in such capacity in the management of the business of the Company;

               (ii) the merger or consolidation of the Company with or into any Person, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of the Company's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-2 Preferred Shares;

               (iii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of the Company;

               (iv) a tender offer or other similar offer for at least a majority of the voting shares of beneficial interest of the Company by any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, is commenced and completed, and as a result thereof such Person or related group of Persons owns or controls more than a majority of the issued and outstanding voting securities of the Company;

               (v) with respect to any agreements for, or notes or other instruments evidencing, borrowed money of the Company or any of the Subsidiaries for, individually or in the aggregate, $10,000,000 or more (including as a result of any cross-default provisions), if
          (A) the Company or any of the Subsidiaries defaults in any payment of principal or interest, (B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in any case, the holders (or trustees on behalf of such holders) of any indebtedness for borrowed money of the Company or any of the Subsidiaries for an aggregate amount of $10,000,000 or more, pursuant to such agreements, notes or instruments, or any cross-default provisions contained in any agreements, notes or instruments representing indebtedness for borrowed money, elect to accelerate the stated maturity or payment dates of such indebtedness;

               (vi) with respect to any Capital Lease of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Lease (including as a result of any cross-default provisions), if (A) a default by the Company or any of the Subsidiaries occurs in any payment of any rental obligations, (B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in each case, if the lessors of Capital Leases of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Leases, pursuant to such Capital Leases, or any cross-default provisions contained in any Capital Leases, elect to accelerate all remaining rental obligations under such Capital Leases to become due prior to the stated payment dates thereof;

               (vii) the commencement by or against the Company of any insolvency, bankruptcy, dissolution, liquidation or receivership proceedings with respect to the Company;

               (viii)  the loss of the Company's status as a REIT; or

               (ix) if the Company shall have failed to pay a distribution on the outstanding Series B-2 Preferred Shares for any quarterly Distribution Period within five days of the Distribution Payment Date therefor.

          Subsidiaries. The term "Subsidiaries" shall mean all corporations, partnerships or other business entities of which more than 50% of the total voting securities or equity securities are owned or controlled by the Company.

          Total Distributions. The term "Total Distributions" shall have the meaning set forth in Section 16.2(g).

          Section 16.2   Distributions.

          (a) The record holders of Series B-2 Preferred Shares shall be entitled to receive from the Initial Payment Period Commencement Date, notwithstanding that no Series B-2 Preferred Shares had been issued on such date, when, as and if authorized by the Board of Trustees, out of assets legally available for payment of distributions, cumulative cash distributions at a rate of 9.75% per annum of the Liquidation Preference per Series B-2 Preferred Share, computed on the basis of a 360-day year consisting of twelve 30-day months.

          (b) Distributions on the Series B-2 Preferred Shares shall accrue and be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series B-2 Preferred Shares had been issued on such date. Distributions shall be payable quarterly in arrears for each Distribution Period when, as and if authorized by the Board of Trustees, on January 20, April 20, July 20 and October 20 of each year (each, a "Distribution Payment Date"), commencing on _____________ __, ____. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series B-2 Preferred Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Section 16.2(a). Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Subject to Section 16.4(a), distributions shall be paid to the record holders of the Series B-2 Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Record Date for such distribution. Subject to Section 16.4(a), distributions in respect of any past Distribution Periods that are in arrears may be authorized, declared, set apart for payment and paid at any time to record holders on the Record Date therefor. Any distribution payment made on Series B-2 Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. Upon issuance, the Series B-2 Preferred Shares will rank on a parity as to distributions with the Series A-1 Preferred Shares and the Series B-1 Preferred Shares.

          (c) Except as provided in the next sentence, if any Series B-2 Preferred Shares are outstanding, no distributions (other than in Junior Shares or Common Shares) shall be authorized, declared, set apart for payment or paid on any class or series of Junior Shares or Parity Shares unless all accrued distributions on the Series B-2 Preferred Shares for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B-2 Preferred Shares and any other class or series of Parity Shares, all distributions authorized or declared upon the Series B-2 Preferred Shares and any such class or series of Parity Shares shall be authorized or declared pro rata so that the amount of distributions authorized or declared per share on the Series B-2 Preferred Shares and such class or series of Parity Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series B-2 Preferred Shares and such class or series of Parity Shares bear to each other.

          (d) Except as provided in Section 16.2(c), unless all accrued distributions on the Series B-2 Preferred Shares have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company (except by conversion into or exchange for Junior Shares or Common Shares). Holders of the Series B-2 Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or Shares, in excess of accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B-2 Preferred Shares that may be in arrears.

          (e) No distribution on Series B-2 Preferred Shares shall be required to be authorized, declared, set apart for payment or paid by the Company to the extent such authorization, declaration, setting apart for payment or payment shall be restricted or prohibited by law. Notwithstanding that any distributions on Series B-2 Preferred Shares are restricted or prohibited by law, such distributions shall accrue and be cumulative.

          (f) Distributions on the Series B-2 Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not distributions are authorized or declared for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

          (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of Shares (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series B-2 Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series B-2 Preferred Shares for the year and the denominator of which shall be the Total Distributions.

          Section 16.3   Distributions Upon Liquidation, Dissolution or
Winding Up.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution shall be made to the holders of any Junior Shares, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior Shares, if any, of the Company, the holders of Series B-2 Preferred Shares shall be entitled to receive, out of the assets of the Company legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the Board of Trustees (or a combination thereof)) in the amount of the Liquidation Preference for each Series B-2 Preferred Share plus an amount equal to all accrued and unpaid distributions pursuant to Section 16.2 (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distributions) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this Section 16.3(a), the holders of Series B-2 Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution.

          (b) Notwithstanding any provision in Section 16.3(a) to the contrary, in the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for payment of distributions are insufficient to pay
(x) the full amount of the liquidating distributions to which holders of Series B-2 Preferred Shares would otherwise be entitled pursuant to Section 16.3(a) and (y) the corresponding amounts of the liquidating distributions to which holders of Parity Shares would be entitled upon liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series B-2 Preferred Shares and the holders of the Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Upon issuance, the Series B-2 Preferred Shares will rank on a parity with the Series A-1 Preferred Shares and the Series B-1 Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company.

          Section 16.4   Conversion.

           (i) Each outstanding Series B-2 Preferred Share shall, without any action on the part of the holder thereof, automatically be converted into one Series B-1 Preferred Share on February 28, 2000 (unless otherwise converted earlier pursuant to this Section 16.4(a)).

          (ii) Holders of Series B-2 Preferred Shares shall have the right, exercisable after February 28, 2000 (unless otherwise exercisable earlier pursuant to this Section 16.4(a)), at any time and from time to time, to convert all or any of their Series B-2 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-2 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by: (i) multiplying the number of Series B-2 Preferred Shares to be converted by $25.00 and (ii) dividing the result by the conversion price listed below that will be in effect during the corresponding date of conversion listed below:

Date of Conversion                                          Conversion Price
------------------                                          ----------------
February 28, 2000 to and including February 27, 2001......  $     18.2000
February 28, 2001 and thereafter..........................  $     17.7125
At any time after a Special Conversion Event shall
 have occurred............................................  $     17.7125
At any time after Notice of Redemption pursuant to
 Section 16.7 hereof......................................  $     16.2500

          If, and each time, a conversion price listed above then in effect (the "Series B-2 Conversion Price") shall be adjusted pursuant to the terms of these Sections 16.1 through 16.14, all of the conversion prices listed above shall be so adjusted as though such conversion prices were in effect on the date of adjustment.

          The Series B-2 Conversion Price shall be the conversion price as last adjusted and then in effect. Notwithstanding anything else to the contrary, (x) after any Special Conversion Event under clauses (i), (iv),
(v), (vi), (vii), (viii) or (ix) of the definition thereof and (y) immediately prior to any Special Conversion Event under clauses (ii) or (iii) of the definition thereof, each Series B-2 Preferred Share shall, without any action on the part of the holder thereof, immediately and automatically be converted into one Series B-1 Preferred Share and, holders of Series B-2 Preferred Shares shall have the right, exercisable at any time, to convert, in accordance with the terms of this Section 16.4, all or any such Series B-2 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-2 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by: (x) multiplying the number of Series B-2 Preferred Shares to be converted by $25.00 and (y) dividing the result by $17.7125, as adjusted pursuant to this
Section 16.4.

          Notwithstanding anything to the contrary, during the period from the date the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof until the consummation of such Special Conversion Event, the holders of Series B-2 Preferred Shares shall have the right to make an election to convert all or any Series B-2 Preferred Shares into Common Shares, conditional upon approval of such Special Conversion Event by the holders entitled to vote on such matter, in which case, if such Special Conversion Event is approved, conversion of such Series B-2 Preferred Shares to Common Shares as to which a conditional election has been made shall occur immediately prior to such Special Conversion Event.

          In the event that a tender offer or other similar offer shall have been commenced which if consummated would result in a Special Conversion Event under clause (iv) of the definition thereof, holders shall have the right to convert their Series B-2 Preferred Shares pursuant to the terms hereof within the five business day period prior to the consummation of such tender offer or other similar offer; provided, however, if such tender offer or other similar offer is not consummated or, if consummated, does not result in a Special Conversion Event under clause (iv) of the definition thereof, then the Company shall have the right to redeem any and all Common Shares into which any Series B-2 Preferred Shares were converted pursuant to such clause (iv) for the same number of Series B-2 Preferred Shares converted pursuant thereto, upon written notice from the Company notifying such holder of the election of the Company to redeem such Series B-2 Preferred Shares stating the number of Common Shares to be surrendered, the number of Series B-2 Preferred Shares to be issued therefor and the date and the place(s) where the certificate(s) representing such Series B-2 Preferred Shares are to be surrendered. On or after the date specified in such notice, each such holder shall present and surrender his certificate or certificates for such Common Shares to the Company at the place designated in such notice for redemption and thereupon such holder shall be issued the same number of Series B-2 Preferred Shares converted and each surrendered certificate shall be cancelled. From and after the date of issuance of the number of Series B-2 Preferred Shares set forth in the notice, (i) all distributions on the Common Shares to be redeemed shall cease to accrue, and (ii) all rights of the holders thereof as holders of Common Shares shall cease and terminate, except for the right to receive the number of Series B-2 Preferred Shares upon the surrender of Common Shares certificates as set forth in the notice.

          In addition to any other notice required to be given hereunder, if a Special Conversion Event shall have occurred, the Company shall, within five Business Days of such occurrence, send notice to all holders of Series B-2 Preferred Shares (1) that the Series B-2 Preferred Shares are convertible for Common Shares and not subject to any waiting period with respect to the conversion thereof, (2) of the date as of which the Series B-2 Preferred Shares became convertible for Common Shares, (3) of the ratio at which the Series B-2 Preferred Shares are convertible for Common Shares and (4) a description of the nature of the Special Conversion Event or Adjustment Event, as the case may be. The Company shall send notice to all holders of Series B-2 Preferred Shares describing any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, together with a form of conversion notice, at least 30 calendar days prior to any vote of holders of the Common Shares required to approve such action, or, if no such vote is so required, prior to the consummation of the transaction.

          Notwithstanding the surrender of Series B-2 Preferred Shares for conversion into Common Shares, all accrued distributions with respect to such Series B-2 Preferred Shares for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the registered holder of such Series B-2 Preferred Shares in the same manner as if such registered holder continued to be the registered holder of such converted Series B-2 Preferred Shares following such conversion or, if upon conversion of such Series B-2 Preferred Shares there will be no more Series B-2 Preferred Shares outstanding, then at the time of such conversion. In addition, if any holder surrenders Series B-2 Preferred Shares for conversion into Common Shares, such holder shall be entitled to receive a distribution on such Series B-2 Preferred Shares converted for the portion of the current Distribution Period such holder owned the Series B-2 Preferred Shares surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Series B-2 Preferred Share converted equal to the product of (i) the distribution payable on each Series B-2 Preferred Share converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

          If any holder surrenders Series B-2 Preferred Shares for conversion into Common Shares and as a result thereof such holder is or will be entitled to receive distributions with respect to both such Series B-2 Preferred Shares converted and such Common Shares into which such Series B-2 Preferred Shares were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such Common Shares has not yet been determined, at the time of such determination), the Company shall withhold from any distribution payable on such Series B-2 Preferred Shares converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Series B-2 Preferred Shares converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Company to withhold from any distribution payable to such holder on any Series B-2 Preferred Shares owned by such holder or, to the extent permissible, on any Common Shares owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each Common Share into which such Series B-2 Preferred Shares were converted for the distribution period relating to the Common Shares in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the Common Shares in which the Overlapping Period occurs.

          (b) Any holder of one or more Series B-2 Preferred Shares electing to convert such Share or Shares shall deliver the certificate or certificates therefor to the principal office of the transfer agent for the Common Shares, with the form of notice of election to convert prescribed by the Company fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form reasonably satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and any payments (or evidence of payment) required pursuant to Section 16.4(d). The conversion right with respect to any such Series B-2 Preferred Shares shall be deemed to have been exercised on the date upon which the last of the conditions for conversion provided in this Section 16.4(b) have been satisfied by the holder of such Series B-2 Preferred Shares, and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

          (c) No fractional Common Share or scrip representing a fractional Common Share shall be issued upon conversion of Series B-2 Preferred Shares. If more than one Series B-2 Preferred Share shall be surrendered for conversion on any day by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B-2 Preferred Shares so surrendered by such holder on such day. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series B-2 Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Share.

          (d) If a holder converts Series B-2 Preferred Shares, the Company shall pay, at the time of and as a condition precedent to conversion, any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion. The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of the Person in whose name such Series B-2 Preferred Shares are registered.

          (e) The Company shall reserve and shall at all times keep reserved out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the then outstanding Series B-2 Preferred Shares that may then be converted. All Common Shares which may be issued upon conversion of Series B-2 Preferred Shares shall be validly issued and fully paid, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series B-2 Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

          The Series B-2 Preferred Shares converted pursuant to the provisions of this Section 16.4 shall thereupon be retired and may not be reissued as Series B-2 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (f) The conversion rate in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (i) Distribution of Common Shares; Reclassification; Subdivision; Combination. In case the Company shall (1) pay a dividend payable in, effect a split up of, or make any other distribution in, Common Shares to holders of the Common Shares, (2) reclassify the outstanding Common Shares into Shares of some other class or series of Shares, (3) subdivide the outstanding Common Shares into a greater number of Common Shares or (4) combine the outstanding Common Shares into a smaller number of Common Shares, the conversion rate immediately prior to such action shall be adjusted so that the holder of any Series B-2 Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which he would have owned immediately following such action had such Series B-2 Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this Section 16.4(f)(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a reclassification, subdivision or combination.

               (ii) Issuance of Additional Common Equity. (A) If the Company shall issue to a Person who is not a Company Affiliate (as defined below) at the time of issuance any Additional Common Equity (as defined below) at a price per share less than 85% of the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-2 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-2 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

               (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Additional Common Equity at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-2 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-2 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

          "Additional Common Equity" shall mean all Common Equity issued by the Company except: (1) the Common Shares issued upon conversion of the Series B-2 Preferred Shares; (2) the Common Equity issued upon conversion of any Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest which, by their terms, are convertible into Common Equity and (a) which were received in the Merger in exchange for Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest of Kranzco issued by Kranzco prior to November 12, 1996,
          (b) for which no adjustment pursuant to this Section 16.4(f) was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment is provided for in another provision of this Section 16.4(f); (3) up to an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case issued to Affiliates of the Company, at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, including, without limitation, shares of Common Equity or Common Share Equivalents issued to directors, officers, employees, or trustees of the Company or any Subsidiary of the Company and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of Trustees from time to time (including, without limitation, the Company's 1999 Incentive Plan);
          (4) the issuance of shares of Common Equity under any circumstances for which an adjustment is provided in Section 16.4(f)(i); or (5) Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of Common Equity.

          "Company Affiliate" shall mean, with respect to any issuance of Additional Common Equity, (i) any trustee, director, officer or employee of the Company or of any subsidiary of the Company, (ii) any Person that is the direct or indirect owner of more than five percent of the issued and outstanding Common Equity of the Company,
          (iii) any Person that controls, is controlled by or is under common control with, the Company, (iv) any trustee, director, officer, employee or family member of any Person listed in clauses (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through (iv) of this definition is a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

          "Common Share Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than Series B-2 Preferred Shares) or other securities which are or may be convertible into or exchangeable for Additional Common Equity ("Convertible Securities"), or any warrant, option or other right to subscribe for any Convertible Securities or for any Additional Common Equity.

          For purposes of this Section 16.4(f)(ii), the number of Common Equity at any time outstanding shall not include Common Equity held in the treasury of the Company.

               (iii) Issuance of Common Share Equivalents. (A) If the Company shall issue to a Person who is not a Company Affiliate at the time of issuance any Common Share Equivalent and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to 85% of the Current Market Price per Common Share on the record date for determination of the holders of the Common Shares entitled to receive such issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to 85% of the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-2 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-2 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share. Such adjustments shall become effective immediately after such record date.

               (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Common Share Equivalents and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to the Current Market Price per Common Share on the date of issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-2 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-2 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share. Such adjustments shall become effective immediately after such issuance.

               (iv) Conversion of Series A-1 Preferred Shares. Notwithstanding anything to the contrary contained in this Section 16.4(f), if the aggregate number of Common Shares into which the Series A-1 Preferred Shares are converted exceeds 500,000 Common Shares, subject to adjustment pursuant to Section 16.4(f)(i) (the "Series A-1 Preferred Share Conversion Limit"), then the number of Common Shares into which each Series B-2 Preferred Share shall be convertible shall be adjusted so that the holder of any Series B-2 Preferred Shares thereafter surrendered for conversion shall be entitled to receive such number of Common Shares as would have been received by such holder of Series B-2 Preferred Shares having the same percentage of the then outstanding Common Shares upon such conversion as such holder would have received upon conversion if the aggregate number of Common Shares into which the Series A-1 Preferred Shares were converted equalled the Series A-1 Preferred Share Conversion Limit at the time of conversion of such Series B-2 Preferred Shares.

               (v) Additional Adjustments. In the event that the Company shall issue to Affiliates of the Company in excess of an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case which are issued at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the calculation of the number of Common Shares into which each Series B-2 Preferred Share is convertible shall be adjusted pursuant to the provisions of this
          Section 16.4(f) for each such shares of Common Equity and Common Share Equivalents to Affiliates of the Company at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance.

               (vi) Limitation of Adjustments. For purposes of this Section 16.4(f), the number of Common Shares or Common Equity at any time outstanding shall not include Common Shares or Common Equity held in the treasury of the Company. No adjustment of the Series B-2 Conversion Price shall be made under Section 16.4(f)(iii), upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or rights, if any adjustment shall previously have been made in the Series B-2 Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to Section 16.4(f)(iii) or otherwise pursuant to this
          Section 16.4(f).

               (vii) Additional Distributions. If the Company shall make a dividend or distribution of securities (other than Common Shares or Common Share Equivalents) or other property to the holders of Junior Shares and not to the holders of the Series B-2 Preferred Shares, then, unless the holders of the Series B-2 Preferred Shares are entitled to receive such distribution at a later time upon conversion of the Series B-2 Preferred Shares and such distribution has been set aside for such later distribution, each holder of Series B-2 Preferred Shares shall receive at the time of payment or issuance of such dividend or distribution, without payment or any consideration therefor, such securities or other property which he would have owned immediately following such dividend or distribution had such holder's Series B-2 Preferred Shares been converted immediately prior thereto; and an appropriate provision therefor shall be made a part of any such dividend or distribution.

               (viii) Computation of Consideration. In making adjustments to the Series B-2 Conversion Price pursuant to this Section 16.4(f), the consideration received by the Company shall be deemed to be the following: to the extent that any Additional Common Equity, any Common Share Equivalents or rights shall be issued for a cash consideration, the consideration received by the Company therefor, or, if such Additional Common Equity or Common Share Equivalents are offered by the Company for subscription, the subscription price paid to and received by the Company, or, if such Additional Common Equity or Common Share Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in each such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the consideration received by the Company shall be the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Trustees. The consideration for any Additional Common Equity issuable pursuant to any Common Share Equivalents shall be the consideration received by the Company for issuing such Common Share Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Share Equivalents. In the case of the issuance at any time of any Additional Common Equity or Common Share Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Shares, the Company shall be deemed to have received for such Additional Common Equity or Common Share Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Trustees, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

          (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a change of 1% or more of the conversion price as in effect prior to the last adjustment of the conversion rate; provided, that any adjustment which by reason of this Section 16.4(g) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 16.4 shall be rounded up to the nearest cent ($.01) or to the nearest one- thousandth (1/1000) of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

          (h) In the event that, as a result of an adjustment made pursuant to Section 16.4(f), the holder of any Series B-2 Preferred Shares thereafter surrendered for conversion shall become entitled to receive any Shares other than Common Shares, thereafter the number of such Shares so receivable upon conversion of any Series B-2 Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in this Section 16.4.

          (i) The Company may make such increases in the number of Common Shares to be received upon the conversion of Series B-2 Preferred Shares, in addition to those required by Section 16.4(f), as is considered to be advisable by the Board of Trustees in order that any event treated for Federal income tax purposes as a distribution of shares or share rights shall not be taxable to the recipients thereof.

          (j) Whenever the conversion rate is adjusted, the Company shall, in addition to any notice required to be delivered pursuant to Section 16.4(a) or 16.4(k), promptly, but in no event later than ten days following such adjustment, send notice to all holders of Series B-2 Preferred Shares of the adjustment and shall cause to be prepared a certificate signed by the principal financial officer of the Company setting forth, in reasonable detail, the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof (including a description of the basis on which the Board of Trustees made any determination relating to such adjustment); such certificate shall forthwith be filed with each transfer agent for the Series B-2 Preferred Shares.

          (k) Each holder of Series B-2 Preferred Shares shall be entitled to all notices, including notice of the record dates for any votes with respect to the Common Shares, delivered to holders of Common Shares. In addition, in the event that:

               (i) the Company resolves to take any action which, if it were to occur, would require an adjustment in the conversion rate, or takes such action, or

               (ii) the Company resolves to take any action which, if it were to occur, would constitute a Special Conversion Event, or a Special Conversion Event occurs,

a holder of Series B-2 Preferred Shares, if it has a right to convert, may wish to convert, at the applicable conversion ratio, some or all of such shares into Common Shares prior to the record date for, or the effective date of, the transaction so that it may receive the rights, warrants, securities or assets which a holder of Common Shares on that date may receive. Therefore, the Company shall, in addition to any notice required to be delivered pursuant to Section 16.4(a) or 16.4(j), send notice to all holders of Series B-2 Preferred Shares stating the proposed record or effective date of the transaction described in clauses (ii) or (iii) of the definition of Special Conversion Event at least 30 days before such date.

          In the event (a) that the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights or (b) of any capital reorganization or reclassification of the shares of beneficial interest of the Company, then the Company shall provide to the holders of the Series B-2 Preferred Shares prompt notice stating (i) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights or (ii) the date on which a capital reorganization or reclassification is expected to become effective.

          (l) In case of (i) any reclassification of outstanding Common Shares issuable upon conversion of Series B-2 Preferred Shares, or (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification of outstanding Common Shares issuable upon such conversion), the rights of the holders of the outstanding Series B-2 Preferred Shares shall be adjusted in the manner described below:

               (i) In the event that the Company is the surviving corporation, each Series B-2 Preferred Share shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion of each Series B-2 Preferred Share, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon such conversion had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such Series B-2 Preferred Share shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 16.4(l). The provisions of this Section 16.4(l)(i) shall similarly apply to successive reclassifications, consolidations and mergers.

               (ii) In the event that the Company is not the surviving corporation, (A) effective provision shall be made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-2 Preferred Shares or (B) the surviving corporation shall, without payment of any additional consideration therefor, issue new Series B-2 Preferred Shares providing that, upon conversion thereof, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon conversion of the Series B-2 Preferred Shares, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon conversion of the Series B-2 Preferred Shares had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such new Series B-2 Preferred Shares shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 16.4(l)(ii). The provisions of this Section 16.4(l)(ii) shall similarly apply to successive reclassifications, consolidations and mergers.

          A change in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination, shall not be deemed a reclassification for purposes of these Sections 16.1 through 16.14.

          Section 16.5   Voting Rights.

          (a) The holders of Series B-2 Preferred Shares shall not be entitled to vote at, or participate in, any meeting of shareholders of the Company, and shall have no other right to vote, except (i) as provided in
Section 16.12, (ii) as provided in Section 16.5(b), or (iii) as required by law.

          (b) (i) (A) If (x) the Company shall have failed to pay the distributions on the outstanding Series B Preferred Shares for any two quarterly Distribution Periods (whether or not consecutive) or (y) a Special Conversion Event shall have occurred (notwithstanding that such Special Conversion Event at any time thereafter no longer continues), the holders of the Series B Preferred Shares shall immediately and at all times thereafter vote together with the holders of the Common Shares as a single class on all actions to be taken by the holders of the Common Shares. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled.

          (B) If the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, and if the holders of the Common Shares are entitled to vote on such Special Conversion Event, then the holders of the Series B Preferred Shares shall be entitled to vote together with the holders of the Common Shares as a single class on such Special Conversion Event. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled with respect to such resolution.

          (ii) If the Company shall have failed to authorize and pay or declare and set apart for payment the distributions accumulated on the outstanding Series B Preferred Shares (A) for any four quarterly Distribution Periods (a "Four Quarter Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect one additional trustee to the Board of Trustees (a "Preferred Shares Trustee") and (B) for any six quarterly Distribution Periods (a "Six Quarter Preferential Distribution Non-Payment"; each of a Six Quarter Preferential Distribution Non-Payment and a Four Quarter Preferential Distribution Non-Payment shall be referred to herein as a "Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one additional trustee and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect a second Preferred Shares Trustee, until the full distributions accumulated on all outstanding Series B Preferred Shares for such four or six, as the case may be, quarterly Distribution Periods have been authorized and paid or declared and set apart for payment.

          The right of the holders of Series B Preferred Shares to elect a Preferred Shares Trustee may be exercised at any annual meeting of shareholders, or, within the limitations hereinafter provided, at a special meeting of holders of Series B Preferred Shares held for such purpose. At any time after such voting power shall have so vested in the holders of Series B Preferred Shares, the Board of Trustees shall, at the request of holders of record of at least 25% of the Series B Preferred Shares then outstanding, call a special meeting of the holders of Series B Preferred Shares for the election of the Preferred Shares Trustee to be elected by the holders of Series B Preferred Shares, to be held within 90 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of shareholders; provided, however, that the Board of Trustees shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders. At any meeting so called or at any annual meeting, (a) holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, shall be sufficient to constitute a quorum for the election of a Preferred Shares Trustee as provided in this Section 16.5(b)(ii), and (b) holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, shall have the power to elect a Preferred Shares Trustee. If any such special meeting required to be called as above provided shall not be called by the Board of Trustees within 90 days of a request pursuant to this
Section 16.5(b)(ii), then the holders of record of at least 25% of the Series B Preferred Shares then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the Company's expense, call such meeting to be held at the place and upon the notice above provided. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series B Preferred Shares become entitled to elect a Preferred Shares Trustee as above provided. No Preferred Shares Trustee elected by the holders of the Series B Preferred Shares may be removed except by the vote of the holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, at a meeting called for such purpose. So long as a Preferential Distribution Non-Payment shall continue, if a Preferred Shares Trustee who has been elected by the holders of Series B Preferred Shares to serve on the Board of Trustees shall no longer serve on the Board of Trustees by reason of resignation, death or removal, such vacancy shall be filled by holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, at a meeting called in accordance with the provisions of this
Section 16.5(b)(ii).

          If and when all accumulated distributions on the Series B Preferred Shares have been authorized and paid or declared and set apart for payment, the holders of the Series B Preferred Shares shall be divested of the special voting rights provided by this Section 16.5(b), subject to revesting in the event of each and every subsequent Four Quarter Preferential Distribution Non-Payment or Six Quarter Preferential Distribution Non-Payment, as the case may be. Upon termination of such special voting rights attributable to all holders of the Series B Preferred Shares, the term of office of the Preferred Shares Trustee or Trustees shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by one or two, as the case may be.

          (c) So long as any Series B Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series B Preferred Shares of the right to elect a Preferred Shares Trustee under the circumstances provided for in Section 16.5(b) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

          (d) A Preferred Shares Trustee elected pursuant to Section 16.5(b) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series B Preferred Shares) and qualification of his successor or (y) the termination of the special voting rights as provided for in Section 16.5(b).

          Section 16.6 Trustees' Right to Refuse to Transfer Series B-2 Preferred Shares; Limitation on Holdings.

          (a) The terms and provisions of this Section 16.6 shall apply in addition to, and not in limitation of, the terms and provisions of Article VII.

          (b) Each Person who owns directly or indirectly more than five percent in number or value of the total Shares outstanding shall, by January 30 of each year, give written notice to the Company stating the Person's name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. For purposes of this Section 16.6, the number and value of the total Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Shares, irrespective of such shareholder's percentage "ownership" of outstanding Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5), to comply with the requirements of any taxing authority or governmental agency or to ensure or ascertain compliance with this Section
16.6.   For purposes of this Section 16.6, "ownership" shall be as defined in
Section 16.6(k).

          (c) If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series B-2 Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to cause any such transfer not to occur or to void any such issuance.

          (d) As a condition to any transfer and/or registration of transfer on the books of the Company of any Series B-2 Preferred Shares which could result in direct or indirect ownership of Shares exceeding 9.8% of the lesser of the number or the value of the total Shares (such excess shares, the "Excess Shares") by a Person other than a Series B-2 Excepted Person, such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership. On each date of determination, the calculation of the number of the total Shares outstanding on such date shall be made assuming the conversion or exercise of all Series B-2 Preferred Shares, Common Share Equivalents and Convertible Securities of such transferee on the date of determination in accordance with the terms of these Sections 16.1 through 16.14.

          (e) Any transfer or issuance of Series B-2 Preferred Shares that would (i) create a direct or indirect owner of Excess Shares other than a Series B-2 Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B-2 Preferred Shares hereunder and shall be deemed never to have had an interest therein.

          "Series B-2 Excepted Person" shall mean (i) any Person defined as an "Excepted Person" pursuant to the Declaration of Trust, (ii) any Person approved prior to the issuance of Series B-2 Preferred Shares by the Board of Trustees, (iii) any Person approved after the issuance of the Series B-2 Preferred Shares by the Board of Trustees, at its option and in its sole discretion, and (iv) each Person listed below, for so long as its direct or indirect ownership of Shares, individually or in the aggregate, in any combination, with those of any or all other Persons listed below, do not and could not exceed, the number of Shares or the percentage set forth below of the lesser of the number or the value of the Shares outstanding. Notwithstanding anything contained in these Sections 16.1 through 16.14 to the contrary, the Board of Trustees shall not grant approval to any Person, and no Person shall be or be deemed a Series B-2 Excepted Person, if such Person's direct or indirect ownership of Series B-2 Excess Shares would or could result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT provisions of the Code.

Names of Series B-2 Excepted       Aggregate Number of Shares or Percentage
          Persons                                 For All Such
                                             Excepted Persons Combined

Robert A. Mandor, Leonard S.       The maximum number of shares of beneficial
Mandor, Mill Neck Associates,      interest of the Company, into which such
B. & L. Associates, L.L.C.         holders' Series B-1 Preferred Shares and
and/or Mountain View Mall,         Series B-2 Preferred Shares are then
Inc. and/or their affiliates       convertible, plus 33,200 Common Shares,
                                   less any shares of beneficial interest of the Company transferred by any such holders to any Person who is not one of the Series B-2 Excepted Persons listed herein, but in no event less than 9.8%.

          (f) The Company, by notice to the holder, transferor or transferee thereof, as the case may be, may purchase any or all Excess Shares (i) that are or proposed to be transferred in violation of any of the provisions hereof or (ii) that are or proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Trustees (which shall be binding upon any proposed transferor or transferee of Series B-2 Preferred Shares), would result in any Person acquiring Series B-2 Excess Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in its sole discretion, to purchase such Series B-2 Excess Shares. The purchase price for each Series B-2 Excess Share shall be equal to the greatest of (i) the average of the closing prices for a Series B-2 Preferred Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent, (ii) the product of (x) the average of the closing prices for a Common Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent and (y) the number (including fractions) of Common Shares into which such Series B-2 Preferred Share may be converted on such day and
(iii) the sum of (x) the Liquidation Preference for such Series B-2 Preferred Share and (y) the accrued and unpaid distributions on such Series B-2 Preferred Share. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Series B-2 Preferred Shares or Common Shares, as the case may be, are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Series B-2 Preferred Shares or Common Shares, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Series B-2 Preferred Shares or Common Shares, as the case may be, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Series B-2 Preferred Shares or Common Shares, as the case may be, are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees, but in no event later than twenty Business Days after the Board of Trustees elects to make such purchase. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series B-2 Preferred Shares to be so purchased shall have been made or duly provided for, the holder of any Series B-2 Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series B-2 Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series B-2 Excess Shares prior to the discovery by the Company that the Series B-2 Preferred Shares have been transferred in violation of this Section 16.6 shall be repaid to the Company upon demand. The Series B-2 Preferred Shares purchased pursuant to the provisions of this Section 16.6(f) shall thereupon be retired and may not be reissued as Series B-2 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (g) If Section 16.6(e), (f), (g), or (h) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series B-2 Preferred Shares in violation of such subsections shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series B-2 Preferred Shares on behalf of the Company. The Company, by notice to the acquiror thereof, may purchase any or all Series B-2 Preferred Shares so acquired in the manner designated by Section 16.6(f).

          (h) Subject to Section 16.6(l), notwithstanding any other provision in these Sections 16.1 through 16.14 to the contrary, any purported transfer, sale or acquisition of Series B-2 Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect ownership, or attribution of ownership, of Series B-2 Preferred Shares) which would result in the termination of the status of the Company as a REIT under the REIT Provisions of the Code shall be null and void ab initio. Any such Series B-2 Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series B-2 Excess Shares in Section 16.6(f).

          (i)  Subject to Section 16.6(l), nothing contained in this Section
16.6 or in any other provision of these Sections 16.1 through 16.14 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the Shareholders by preservation of the Company's status as a REIT under the REIT Provisions of the Code.

          (j) If any provision of this Section 16.6 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 16.6 may be inconsistent with any other provision in these Sections 16.1 through 16.14, this Section 16.6 shall be controlling.

          (k) For purposes of these Sections 16.1 through 16.14, Series B-2 Preferred Shares not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such Series B-2 Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and/or would be considered to own such Series B-2 Preferred Shares by reason of the REIT Provisions of the Code.

          (l) Notwithstanding any other provision of Section 16.6, nothing in these Sections 16.1 through 16.14 shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 16.6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 16.6.

          Section 16.7   Redemption at the Option of the Board of Trustees.

          (a) After February 27, 2002, if the aggregate Liquidation Preferences of all of the outstanding Series B-2 Preferred Shares shall at any time be less than $3,000,000, the Board of Trustees may, at its option and in its sole discretion, redeem the Series B-2 Preferred Shares in whole, subject to the limitations set forth below, at a redemption price equal to $25.00 per share (the "Call Price"), plus (i) all distributions accrued and unpaid on such Series B-2 Preferred Shares for past Distribution Periods and
(ii) the pro rata portion of the distributions on such Series B-2 Preferred Shares for the current Distribution Period through the Redemption Date (together, the "Redemption Distributions"), upon giving notice as provided below.

          (b) At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series B-2 Preferred Shares (the "Redemption Date"), the Company shall mail a written notice (a "Notice of Redemption") to each holder of record of the Series B-2 Preferred Shares in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such Series B-2 Preferred Shares, stating the Redemption Date, the Call Price, the number of Series B-2 Preferred Shares then outstanding and to be redeemed and the place(s) where the certificate(s) representing such Series B-2 Preferred Shares are to be surrendered for payment.

          (c) On or after the Redemption Date each holder of the Series B-2 Preferred Shares shall present and surrender his certificate or certificates for such Series B-2 Preferred Shares to the Company at the place designated in such notice for redemption and thereupon the Call Price and the Redemption Distributions for such Series B-2 Preferred Shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price or the Redemption Distributions), (i) all distributions on the Series B-2 Preferred Shares shall cease to accrue, and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except for the right (x) to surrender their Series B-2 Preferred Shares for conversion into Common Shares as provided for, and in accordance with, the provisions of these Sections 16.1 through 16.14 (including, without limitation, Section 16.4 hereof) at any time prior to the Redemption Date or (y) to receive the Call Price and the Redemption Distributions with respect to such Series B-2 Preferred Shares upon the surrender of certificates representing the same, (ii) the Series B-2 Preferred Shares shall no longer be deemed to be outstanding for any purpose whatsoever and (iii) the Series B-2 Preferred Shares redeemed pursuant to the provisions of this Section 16.7 shall thereupon be retired and may not be reissued as Series B-2 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

          (d) If a Notice of Redemption has been given pursuant to Section 16.7(b) above and any holder of Series B-2 Preferred Shares shall, prior to the close of business on the last Business Day preceding the Redemption Date, give written notice to the Company pursuant to Section 16.4 of the conversion of any or all of the Series B-2 Preferred Shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then such redemption shall not become effective as to such Series B-2 Preferred Shares to be converted, such conversion shall become effective as provided in Section 16.4.


          Section 16.8   Exclusion of Other Rights.

     Except as may otherwise be required by law, the Series B-2 Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions or limitations as to dividends or other distributions other than as specifically set forth in the Declaration of Trust.

          Section 16.9   Headings of Subdivisions.

          The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          Section 16.10  Severability of Provisions.

          If any of the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-2 Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, or limitations as to distributions of Series B-2 Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-2 Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

          Section 16.11  Ranking.

          With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series B-2 Preferred Shares shall rank senior to any Junior Shares, the Common Shares and any Common Share Equivalent and on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Section 16.12 hereof have been complied with. However, the Company may authorize or increase any class or series of Parity Shares or Junior Shares, or both, without the vote or consent of the holders of the Series B-2 Preferred Shares.

          Section 16.12  Limitations.

          In addition to any other rights provided to the holders of the Series B-2 Preferred Shares by applicable law, so long as any Series B-2 Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the total number of outstanding Series B Preferred Shares, voting together as a separate class,

               (i) authorize, create or issue, or increase the par value or authorized or issued amount of, any class or series of Senior Shares, or rights to subscribe to or acquire, any security convertible into, any class or series of Senior Shares, or reclassify any shares of beneficial interest into any such Senior Shares or reclassify any Junior Shares into Parity Shares;

               (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Sections 16.1 through 16.14) so as to adversely affect the preferences, right to convert, conversion price adjustments, notice rights, special conversion rights, distribution and liquidation rights, preferences, restrictions or limitations, redemption rights or privileges, or voting powers or rights of the Series B-2 Preferred Shares; or

               (iii) modify an express contract right of the Series B-2 Preferred Shares;

but (except as otherwise provided in these Sections 16.1 through 16.14 or required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares, or (ii) in connection with the authorization or increase of any class or series of Parity Shares or Junior Shares. The Company with the written consent or affirmative vote of the holders of a majority of the Series B Preferred Shares shall have the right to amend, alter or repeal any of the provisions of these Sections 16.1 through 16.14 without the approval, consent or vote of any other class of shares of beneficial interest of the Company.

          Section 16.13  No Preemptive Rights.

          No holder of Series B-2 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Company convertible, including securities into or carrying a right to subscribe to or acquire Shares.

          Section 16.14  Notices.

          Except as may otherwise be provided in the Declaration of Trust, all notices to holders of Series B-2 Preferred Shares shall be written, and delivered by first class mail, postage prepaid, addressed to record holders of the Series B-2 Preferred Shares as their names shall appear on the share records of the Company on the applicable record date, or, if no record date has been set, then on the date of delivery of such notice.

                                ARTICLE XVII
                       SERIES D CUMULATIVE REDEEMABLE
                              PREFERRED SHARES

          Section 17.1   Certain Definitions.

          Unless the context otherwise requires, the terms defined in this
Section 17.1 shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series D Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          Capital Shares. The term "Capital Shares" shall mean, with respect to any Person, any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital shares), warrants or options to purchase any thereof.

          Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common shares of beneficial interest of the Company, including the Common Shares, and any other shares of beneficial interest of the Company, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

          Common Shares. The term "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

          Distribution Payment Date. The term "Distribution Payment Date" shall have the meaning set forth in Section 17.2(b).

          Distribution Period. The term "Distribution Period" shall mean the period from, and including, the Initial Payment Period Commencement Date, notwithstanding that no Series D Preferred Shares had been issued on such date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

          Distribution Record Date. The term "Distribution Record Date" shall mean the date designated by the Board of Trustees of the Company at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than ten days prior to such Distribution Payment Date.

          Initial Payment Period Commencement Date. The term "Initial Payment Period Commencement Date" shall mean ____________ __, ____.

          Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series D Preferred Shares shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of shares of beneficial interest of the Company which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series D Preferred Shares shall have received the entire amount to which such Class D Preferred Shares are entitled upon such liquidation, dissolution or winding up.

          Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

          Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Company which is entitled to receive payment of distributions on a parity with the Series D Preferred Shares, (ii) any class or series of shares of beneficial interest of the Company which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series D Preferred Shares, and (iii) the Series A-1 Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

          Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit (as defined in paragraph (F) below) applies, but does not include an underwriter which participates in a public offering of the Series D Preferred Shares, provided that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

          Preferential Distribution Non-Payment. The term "Preferential Distribution Non-Payment" shall have the meaning set forth in Section 17.5(b).

          Preferred Shares Trustee. The term "Preferred Shares Trustee" shall have the meaning set forth in Section 17.5(b).

          Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 17.4(b) below.

          Redemption Price. The term "Redemption Price" shall mean a price per Series D Preferred Share equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

          Redemption Record Date. The term "Redemption Record Date" shall mean the date designated by the Board of Trustees of the Company for redemption of Series D Preferred Shares, provided, however, that such Redemption Record Date shall be not more than 60 days nor less than 30 days prior to such Redemption Date.

          REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

          Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred
Shares in respect of the right to receive distributions or (ii) any class or series of shares of beneficial interest of the Company ranking senior to the Series D Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

          Series A-1 Preferred Shares. The term "Series A-1 Preferred Shares" shall mean the Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

          Series B-1 Preferred Shares. The term "Series B-1 Preferred Shares" shall mean the Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

          Series B-2 Preferred Shares. The term "Series B-2 Preferred Shares" shall mean the Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.

          Section 17.2   Distributions.

          (a) The record holders of Series D Preferred Shares shall be entitled to receive cash distributions, when, as and if authorized and declared by the Board of Trustees, out of assets legally available for payment of distributions. Such distributions shall be payable quarterly by the Company in cash at a rate of 9.5% of the Liquidation Preference per annum (equivalent to $2.375 per Series D Preferred Share per annum).

          (b) Distributions on Series D Preferred Shares shall be cumulative from the Initial Payment Period Commencement Date, notwithstanding that no Series D Preferred Shares had been issued on such date. Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Trustees of the Company on the 20th day of January, April, July, and October of each year (each, a "Distribution Payment Date"), commencing on _____________ __, ____. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series D Preferred Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Section 17.2(a) above. Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be paid to the holders of record of the Series D Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Distribution Record Date for such distribution. Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor. Any distribution payment made on Series D Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

          (c) If any Series D Preferred Shares are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior Shares or Parity Shares for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Shares for all past Distribution Periods and the then current Distribution Period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to distributions with the Series D Preferred Shares, all distributions authorized upon the Series D Preferred Shares and any other such class or series of Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Series D Preferred Shares and such class or series of such Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series D Preferred Shares and such class or series of Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Shares which may be in arrears.

          (d) Except as provided in Section 17.2(c), unless full cumulative distributions on the Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior Shares) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior Shares or Parity Shares nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Junior Shares).

          (e) Notwithstanding anything contained herein to the contrary, no distributions on Series D Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

          (f) Notwithstanding anything contained herein to the contrary, distributions on the Series D Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not any agreement of the Company prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

          (g) If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid for the year to holders of all classes of shares of beneficial interest of the Company (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid to the holders of the Series D Preferred Shares for the year and the denominator of which shall be the Total Distributions.

          Section 17.3   Distributions Upon Liquidation, Dissolution or
Winding Up.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any Senior Shares as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Series D Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series D Preferred Shares and the corresponding amounts payable on all shares of Parity Shares as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D Preferred Shares and all such Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. The Series D Preferred Shares rank pari passu to the Series A-1 Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Company immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 17.3; provided that, in each case, effective provision is made in the charter of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Shares.

          Section 17.4   Redemption by the Company.

          (a) The Series D Preferred Shares may be redeemed for cash, in whole or from time to time in part, on any date on or after December 11, 2002 as fixed by the Board of Trustees of the Company at the Redemption Price.
The Redemption Price of the Series D Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of other Capital Shares of the Company and not from any other source.

          (b) Each date fixed for redemption pursuant to Section 17.4(a) is called a "Redemption Date". If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date or the Company's default in the payment of the distribution.

          (c) In case of redemption of less than all of the Series D Preferred Shares at the time outstanding, the shares to be redeemed shall be selected by the Company pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Trustees.

          In order to facilitate the redemption of Series D Preferred Shares, the Board of Trustees may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

          (d) Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addressees as they appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to any holder to whom the Company has failed to give notice or except as to any holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series D Preferred Shares to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of Series D Preferred Shares to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

          (e) If notice has been mailed in accordance with Section 17.4(d), and such notice provided that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the Series D Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares, and all rights of the holders thereof as shareholders of the Company (except the right to receive from the Company the Redemption Price) shall cease.
Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

          (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:

               (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

          (g) No Series D Preferred Shares may be redeemed except with assets legally available for the payment of the Redemption Price.

          (h) Unless full cumulative distributions on all Series D Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series D Preferred Shares shall be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares from persons owning in the aggregate 9.8 percent or more of the lesser of the number or value of the total outstanding shares of beneficial interest of the Company pursuant to provisions of the Declaration of Trust, or 10 percent or more of the lesser of the number or value of the total outstanding Series D Preferred Shares pursuant to provisions of this
Article XVII. Unless full cumulative distributions on all outstanding Series D Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Company shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares (except by conversion into or exchange for shares of the Company ranking junior to the Series D Preferred Shares as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

          (i)  All Series D Preferred Shares redeemed pursuant to this
Section 17.4 shall be retired and shall be reclassified as authorized and unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

          Section 17.5   Voting Rights.

          (a) The holders of Series D Preferred Shares shall not be entitled to vote on any matter except (i) as provided in Section 17.8 or (ii) as provided in Section 17.5(b).

          (b) In the event the Company shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding Series D Preferred Shares for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a "Preferential Distribution Non-Payment"), the number of trustees of the Company shall be increased by two and the holders of the outstanding Series D Preferred Shares, voting together as a class with all other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights and then entitled to vote on the election of such additional two trustees, shall be entitled to elect such two additional trustees until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding Series D Preferred Shares have been authorized and paid or set apart for payment. Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Shares Trustee, the Board of Trustees may, and upon the written request of the holders of record of not less than 20% of the holders of the Series D Preferred Shares and all holders of other classes or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote on the election of such additional trustee or trustees shall, call a special meeting of such holders for the purpose of electing the additional trustee or trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Company and all holders of the Series D Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights are afforded the opportunity to elect such additional trustee or trustees (or fill any vacancy) at such annual meeting of shareholders.

          If and when all accumulated distributions on the Series D Preferred Shares have been authorized and paid or set aside for payment in full, the holders of the Series D Preferred Shares shall be divested of the special voting rights provided by this Section 17.5(b), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment. Upon termination of such special voting rights attributable to all holders of the Series D Preferred Shares and shares of any other class or series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights, the term of office of each trustee elected by the holders of the Series D Preferred Shares and such parity preferred shares (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series D Preferred Shares and all other series of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights who would then be entitled to vote in such Preferred Shares Trustee's election, voting together as a separate class, at a meeting called for such purpose.

          (c) So long as any Series D Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees of the Company shall at all times be such that the exercise, by the holders of the Series D Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights, of the right to elect trustees under the circumstances provided for in Section 17.5(b) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

          (d) Trustees elected pursuant to Section 17.5(b) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series D Preferred Shares and the holders of preferred shares of the Company ranking on a parity with the Series D Preferred Shares with respect to distribution rights) and qualification of their respective successors or (y)the termination of the term of office of each Preferred Shares Trustee upon the termination of the special voting rights as provided for in subparagraph (2) of this Section 17.5(b) or as otherwise provided for in Section 17.5(b).

          (e) So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series D Preferred Shares and all other series of preferred shares ranking on a parity with the Series D Preferred Shares with respect to distribution rights who are then entitled to vote in the election of such Preferred Shares Trustee as provided above. As long as the Preferential Distribution Non-Payment shall continue, holders of the Series D Preferred Shares shall not, as such shareholders, be entitled to vote on the election or removal of trustees other than Preferred Shares Trustees, but shall not be divested of any other voting rights provided to such shareholders by the Declaration of Trust and this Article XVII with respect to any other matter to be acted upon by the shareholders of the Company.

          Section 17.6 Restriction on Transfer and Ownership of Series D Preferred Shares

          (a) The terms and provisions of this Section 17.6 shall apply in addition to, and not in limitation of, the terms and provisions of Article VII.

          (b)  Definitions.  In addition to the definitions set forth in
Section 17.1 above, for the purpose of this Section 17.6, the following terms shall have the following meanings:

               Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

               Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 17.6(d)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

               Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 17.6(d)(i).

               Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Series D Preferred Shares by a Person, whether the interest in Series D Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

               Excepted Holder. The term "Excepted Holder" shall mean any shareholder of the Company for whom an Excepted Holder Limit is created by this Section 17.6 or by the Board of Trustees pursuant to Section
17.6(c)(vii)(A).

               Excepted Holder Limit. The term "Excepted Holder Limit" shall mean with respect to any Excepted Holder, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 17.6(c)(vii)(A), and subject to adjustment pursuant to Section 17.6(c)(viii), the percentage limit established by the Board of Trustees pursuant to Section 17.6(c)(vii)(A).

               Initial Date. The term "Initial Date" shall mean the date upon which this Article XVII containing this Section 17.6 is accepted for record by the State Department of Assessments and Taxation of Maryland.

               Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Series D Preferred Shares, the Closing Price for such Series D Preferred Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Series D Preferred Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series D Preferred Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Series D Preferred Shares are listed or admitted to trading or, if such Series D Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series D Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series D Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for such Series D Preferred Shares, the fair market value of Series D Preferred Shares, as determined in good faith by the Board of Trustees, which determination shall be conclusive for all purposes hereof.

               Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of
Section 17.6(c)(i), would Beneficially Own or Constructively Own Series D Preferred Shares in violation of the provisions of Section 17.6(c)(i)(A) and if appropriate in the context, shall also mean any Person who would have been the record owner of Series D Preferred Shares that the Prohibited Owner would have so owned.

               Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day, after the Initial Date, on which the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Series D Preferred Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

               Series D Preferred Share Ownership Limit. The term "Series D Preferred Share Ownership Limit" shall mean not more than 10 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Series D Preferred Shares. The number and value of outstanding Series D Preferred Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

               Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series D Preferred Shares or the right to vote or receive dividends on Series D Preferred Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series D Preferred Shares or any interest in Series D Preferred Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Series D Preferred Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

               Trustee. The term "Trustee" shall mean the Person, unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Charitable Trust.

          (c)  Series D Preferred Shares.

               (i) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

                    (A) Basic Restrictions. No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Series D Preferred Share Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own Series D Preferred Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                    (B) Transfer in Trust. If any Transfer of Series D Preferred Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Series D Preferred Shares in violation of Section 17.6(c)(i)(A),

                         (x)   then that number of Series D Preferred Shares
the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 17.6(c)(i)(A) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 17.6(d), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Series D Preferred Shares; or

                         (y)   if the transfer to the Charitable Trust
described in clause (x) of this sentence would not be effective for any reason to prevent the violation of Section 17.6(c)(i)(A), then the Transfer of that number of Series D Preferred Shares that otherwise would cause any Person to violate Section 17.6(c)(i)(A) shall be void ab initio and the intended transferee shall acquire no rights in such Series D Preferred Shares.

               (ii) Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
Section 17.6(c)(i) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Series D Preferred Shares in violation of Section 17.6(c)(i) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Series D Preferred Shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 17.6(c)(i) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above, irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

               (iii) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Series D Preferred Shares that will or may violate
Section 17.6(c)(i)(A), or any Person who would have owned Series D Preferred Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 17.6(c)(i)(B), shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company's status as a REIT.

               (iv) Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                    (A) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Series D Preferred Shares, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Series D Preferred Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company's status as a REIT and to ensure compliance with the Series D Preferred Share Ownership Limit.

                    (B) each Person who is a Beneficial or Constructive Owner of Series D Preferred Shares and each Person (including the shareholder of record) who is holding Series D Preferred Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

               (v)  Remedies Not Limited. Subject to Section 17.6(e) and
Article III, nothing contained in this subparagraph (3) of this Section 17.6(c) shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders in preserving the Company's status as a REIT.

               (vi) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 17.6(c), Section 17.6(d) or any definition contained in Section 17.6(b), the Board of Trustees shall have the power to determine the application of the provisions of this Section 17.6(c) or Section 17.6(d) with respect to any situation based on the facts known to it. If Section 17.6(c) or 17.6(d) requires an action by the Board of Trustees and this Article XVII fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 17.6(b), 17.6(c) or 17.6(d).

               (vii)  Exceptions.

                    (A) The Board of Trustees, in its sole discretion, may exempt a Person from the Series D Preferred Share Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if:

                              (x)  the Board of Trustees obtains such
representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial or Constructive Ownership of such Series D Preferred Shares would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

                              (y)  such Person does not and represents that
it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 10 percent interest (as set forth in Section 856(d) (2) (B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Company's ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

                              (z)  such Person agrees that any violation or
attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 17.6(c)(i) through 17.6(c)(vi) will result in such Series D Preferred Shares being automatically transferred to a Charitable Trust in accordance with Section 17.6(c)(i)(A) and 17.6(d).

                    (B) Prior to granting any exception pursuant to Section 17.6(c)(vii)(A), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                    (C) An underwriter which participates in a public offering or a private placement of Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) may Beneficially Own or Constructively Own Series D Preferred Shares (or securities convertible into or exchangeable for Series D Preferred Shares) in excess of the Series D Preferred Share Ownership Limit, but only to the extent and for so long as it is necessary to facilitate such public offering or private placement.

                    (D) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series D Preferred Share Ownership Limit.

               (viii) Increase in Series D Preferred Share Ownership Limits. The Board of Trustees may from time to time increase the Series D Preferred Share Ownership Limit if the Board determines, in its sole discretion, that such increase will not adversely affect the Company's ability to qualify as a REIT.

               (ix) Legend. Each certificate for Series D Preferred Shares shall bear substantially the following legend:

               The shares evidenced by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Company's Declaration of Trust, as amended and supplemented, no Person may Beneficially or Constructively Own Series D Preferred Shares of the Company in excess of 10 percent (in value or number of shares) of the outstanding Series D Preferred Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Series D Preferred Shares which cause or will cause a Person to Beneficially or Constructively Own Series D Preferred Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the Series D Preferred Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in
               Article XVII of the Company's Declaration of
               Trust relating to the Series D Preferred shares, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series D Preferred Shares of the Company on request and without charge.

          Instead of the foregoing legend, the certificate may state that the Company will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

          (d)  Transfer of Series D Preferred Shares in Trust.

               (i) Ownership in Trust. Upon any purported Transfer or other event described in Section 17.6(c)(i)(B) that would result in a transfer of Series D Preferred Shares to a Charitable Trust, such Series D Preferred Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 17.6(c)(i)(B). The Trustee shall be appointed by the Board of Trustees of the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 17.6(d)(vi).

               (ii) Status of Shares Held by the Trustee. Series D Preferred Shares held by the Trustee shall be issued and outstanding Series D Preferred Shares of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

               (iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Series D Preferred Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid with respect to Series D Preferred Shares after the time that such Series D Preferred Shares have been transferred to the Trustee but before the discovery by the Company of such transfer shall be paid by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Series D Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee (but only votes cast with respect to such transferred Series D Preferred Shares) and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible trust action, then the Trustee shall not have authority to rescind and recast such vote. Notwithstanding the provisions of this Section 17.6, until the Company has received notification that Series D Preferred Shares have been transferred into a Charitable Trust, the Company shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

               (iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Company that Series D Preferred Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 17.6(c)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 17.6(d)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. In addition, if a Prohibited Owner has received any dividend or other distribution paid with respect to Series D Preferred Shares prior to the discovery by the Company that such Series D Preferred Shares have been transferred to the Trustee and the Prohibited Owner has not paid the Trustee the amount of such dividend or other distribution as required by Section 17.6(d)(iii), the amount received by the Prohibited Owner pursuant to the preceding sentence shall be reduced by the amount of such dividend or other distribution. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Series D Preferred Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this
Section 17.6(d)(iv), such excess shall be paid by the Prohibited Owner to the Trustee upon demand.

               (v) Purchase Right in Shares Transferred to the Trustee. Series D Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 17.6(d)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

               (vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Board of Trustees of the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Series D Preferred Shares held in the Charitable Trust would not violate the restrictions set forth in
Section 17.6(c)(i)(A) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

          (e) Stock Exchange Transactions. Nothing in this Section 17.6 shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this
Section 17.6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 17.6.

          (f) Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 17.6.

          (g) Non-Waiver. No delay or failure on the part of the Company or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

          Section 17.7   Ranking.

          With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series D Preferred Shares rank senior to the Common Shares, and on a parity with the Series A-1 Preferred Shares, the Series B-1 Preferred Shares and the Series B-2 Preferred Shares and any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Section 17.8 hereof have been complied with. However, the Company may authorize or increase any class or series of shares of beneficial interest ranking on a parity with or junior to the Series D Preferred Shares as to distribution rights or liquidation preference without the vote or consent of the holders of the Series D Preferred Shares.

          Section 17.8   Limitations.

          So long as any Series D Preferred Shares are outstanding, the Company shall not, without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding Series D Preferred Shares, voting as a class,

                         1. authorize, create or issue, or increase the authorized or issued amount of, any class or series of, or rights to subscribe to or acquire, any security convertible into, any class or series of shares of beneficial interest ranking as to distribution rights or liquidation preference, senior to the Series D Preferred Shares, or reclassify any shares of beneficial interest into any such shares; or

                         2. amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including this Article XVII) that would change the preferences, rights or privileges with respect to the Series D Preferred Shares so as to affect the Series D Preferred Shares materially and adversely;

but (except as otherwise expressly required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized Common Shares; (ii) in connection with the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series D Preferred Shares;
(iii) in connection with any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Company is not the surviving entity if, as a result of the merger or consolidation, the holders of Series D Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series D Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series D Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series D Preferred Shares is to be made or any such change is to take effect, as the case may be, the Series D Preferred Shares have been called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series D Preferred Shares.

          Section 17.9   Exclusion of Other Rights.

          The Series D Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth herein or elsewhere in the Declaration of Trust.

          Section 17.10  Headings of Subdivisions.

          The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          Section 17.11  Severability of Provisions.

          If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series D Preferred Shares set forth herein or elsewhere in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series D Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

          Section 17.12  No Preemptive Rights.

          No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Company.

          Section 17.13  Conversion.

          The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

               THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

               The undersigned President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


               IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ______ day of ____________, 1999.

ATTEST:                       KRAMONT REALTY TRUST


_________________________     __________________________(SEAL)
                Secretary                      President

                                                       Exhibit B to
                                                       Reorganization
                                                       Agreement



                            KRAMONT REALTY TRUST

                         AMENDED AND RESTATED BYLAWS


                                  ARTICLE I

                                   OFFICES

          Section 1. PRINCIPAL OFFICE. The principal office of the Trust shall be located at such place or places as the Trustees may designate.

          Section 2. ADDITIONAL OFFICES. The Trust may have additional offices at such places as the Trustees may from time to time determine or the business of the Trust may require.

                                 ARTICLE II

                          MEETINGS OF SHAREHOLDERS

          Section 1. PLACE. All meetings of shareholders shall be held at the principal office of the Trust or at such other place as shall be determined by the Board of Trustees and stated in the notice of the meeting. Unless specifically invited to attend a meeting by any officer of the Trust, only shareholders of record or persons holding a valid proxy of a shareholder of record may attend any meeting of shareholders.

          Section 2. ANNUAL MEETING. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held each year on a date and at the time set by the Trustees. Failure to hold an annual meeting does not invalidate the Trust's existence or affect any otherwise valid acts of the Trust.

          Section 3.  SPECIAL MEETINGS.

               (a) General. The president or the Board of Trustees may call a special meeting of the shareholders. Subject to subsection (b) of this
Section 3, a special meeting of shareholders shall also be called by the secretary of the Trust upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

               (b) Shareholder Requested Special Meetings. (1) Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice to the secretary (the "Record Date Request Notice") by registered mail, return receipt requested, request the Board of Trustees to set a record date to determine the shareholders entitled to request a special meeting (the "Request Record Date"). The Record Date Request Notice shall set forth the purpose of the requested special meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders of record as of the date of signature (or their duly authorized proxies or other agents), shall bear the date of signature of each such shareholder (or proxy or other agent) and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest at the requested special meeting is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder. Upon receiving the Record Date Request Notice, the Board of Trustees may set a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution setting the Request Record Date is adopted by the Board of Trustees. If the Board of Trustees, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date and make a public announcement of such Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is actually received by the secretary.

                    (2) In order for any shareholder to request a special meeting, one or more written requests for a special meeting, signed by shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date entitled to cast not less than a majority (the "Special Meeting Percentage") of all of the votes entitled to be cast at such meeting (the "Special Meeting Request") shall be delivered to the secretary. In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at the meeting (which shall be limited to the matters set forth in the Record Date Request Notice received by the secretary of the Trust), shall bear the date of signature of each such shareholder (or proxy or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Trust's books, and a current name and address, if different, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class and number of shares of beneficial interest of the Trust which are owned of record and beneficially by each such shareholder, shall be sent to the secretary by registered mail, return receipt requested, and shall be received by the secretary within sixty days after the Request Record Date. Any requesting shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

                    (3) The secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of the special meeting (including the Trust's proxy materials). The secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

                    (4) Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the president or the Board of Trustees, whichever has called the meeting. In the case of any special meeting called by the secretary upon the request of shareholders (a "Shareholder Requested Meeting"), such meeting shall be held at such place, date and time as may be designated by the Board of Trustees; provided, however, that the date of any Shareholder Requested Meeting shall be not more than 90 days after the record date for such meeting (the "Meeting Record Date"); and provided further that if the Board of Trustees fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the "Delivery Date"), a date and time for a Shareholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Trustees fails to designate a place for a Shareholder Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Trust. In setting a date for any special meeting, the president or the Board of Trustees may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for a meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting. In the case of any Shareholder Requested Meeting, if the Board of Trustees fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.

                    (5) If at any time as a result of written revocations of requests for a special meeting, shareholders of record (or their duly authorized proxies or other agents) as of the Request Record Date for the meeting entitled to cast less than the applicable Special Meeting Request Percentage shall have delivered and not revoked requests for the special meeting, the secretary may refrain from mailing the notice of the meeting or, if the notice of the meeting has been mailed, the secretary may revoke the notice of the meeting at any time before ten days prior to the meeting if the secretary has first sent to all other requesting shareholders written notice of such revocation and of the intention to revoke the notice of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

                    (6) The president or the Board of Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the inspectors certify to the Trust that the valid requests received by the secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

                    (7) For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such shareholder personally, by leaving it at his residence or usual place of business or by any other means authorized by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid.

          Section 5. SCOPE OF NOTICE. Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

          Section 6. ORGANIZATION. At every meeting of the shareholders, the President shall conduct the meeting or, in the case of vacancy in office or absence of the President, one of the following officers present shall conduct the meeting in the order stated: the Chairman of the Board, if there be one, the Vice Chairman of the Board, if there be one, the Vice Presidents in their order of rank and seniority, or a Chairman chosen by the shareholders entitled to cast a majority of the votes which all shareholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or, in his absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the Chairman of the meeting. The Chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such Chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other agents or other such persons as the Chairman of the meeting may determine;
(c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other agents or other such persons as the Chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; and (f) recessing or adjourning the meeting to a later date, time and place announced at the meeting. Unless otherwise determined by the Chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

          Section 7. QUORUM. At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

          Section 8. VOTING. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. Each share may be voted for as many individuals as there are Trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

          Section 9. PROXIES. A shareholder may cast the votes entitled to be cast by the shares owned of record by him either in person or by proxy executed in any manner authorized by Maryland law by the shareholder or by his duly authorized agent. Such proxy shall be filed with the secretary of the Trust before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

          Section 10. VOTING OF SHARES BY CERTAIN HOLDERS. Shares of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or a comparable governing body of such other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

          Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

          The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

          Notwithstanding any other provision contained herein or in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

          Section 11. INSPECTORS. At any meeting of shareholders, the chairman of the meeting may appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

          Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

          Section 12. REPORTS TO SHAREHOLDERS. The Trustees shall submit to the shareholders at or before the annual meeting of shareholders a report of the business and operations of the Trust during such fiscal year, containing a balance sheet and a statement of income and surplus of the Trust, accompanied by the certification of an independent certified public accountant, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject. Within the earlier of 20 days after the annual meeting of shareholders or 120 days after the end of the fiscal year of the Trust, the Trustees shall place the annual report on file at the principal office of the Trust and with any governmental agencies as may be required by law and as the Trustees may deem appropriate.

          Section 13.  NOMINATIONS AND SHAREHOLDER BUSINESS.

          (a) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 13(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13(a).

               (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a) (1) of this Section 13, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by the shareholders.
To be timely, a shareholder's notice shall be delivered to the secretary at the principal executive offices of the Trust not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of notice for the preceding year's annual meeting; provided, however, that in the event that the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the tenth day following the day on which disclosure of the date of mailing of the notice for such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee, (A) the name, age, business address and residence address of such person, (B) the class and number of shares of beneficial interest of the Trust that are beneficially owned by such person, and (C) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,
(x) the name and address of such shareholder, as they appear on the Trust's books, and a current name and address, if different, and of such beneficial owner and (y) the class and number of shares of each class of shares of the Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

               (3)  Notwithstanding anything in this subsection (a) of this
Section 13 to the contrary, in the event that the Board of Trustees increases or decreases the maximum or minimum number of Trustees in accordance with
Article III, Section 2 of these Bylaws, and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a shareholder's notice required by this Section 13(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

          (b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected (i) pursuant to the Trust's notice of meeting (ii) by or at the direction of the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 13 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 13. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust's notice of meeting, if the shareholder's notice containing the information required by paragraph (a) of this Section 13 shall be delivered to the secretary at the principal executive offices of the Trust not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting commence a new time period or extend the existing time period for the giving of a shareholder's notice as described above.

          (c) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible to serve as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 13. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 13 and, if any proposed nomination or business is not in compliance with this Section 13, to declare that such defective nomination or proposal be disregarded.

               (2) For purposes of this Section 13, (a) the "date of mailing of the notice" shall mean the date of the proxy statement for the solicitation of proxies for election of Trustees and (b) "public announcement" shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or (ii) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

               (3) Notwithstanding the foregoing provisions of this Section 13, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13. Nothing in this Section 13 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Trust to omit a proposal from, the Trust's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

          Section 14. INFORMAL ACTION BY SHAREHOLDERS. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the shareholders.

          Section 15. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

                                 ARTICLE III

                                  TRUSTEES

          Section 1. GENERAL POWERS; QUALIFICATIONS; TRUSTEES HOLDING OVER. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees. A Trustee shall be an individual at least 21 years of age who is not under legal disability. In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify.

          Section 2. NUMBER. The number of Trustees shall be seven, which number may be increased or decreased only by the affirmative vote of at least two-thirds of the Whole Board of Trustees (as defined herein). Any amendment to this section must be approved by the affirmative vote of two-thirds of the Whole Board of Trustees.

          As used in these Bylaws, "Whole Board of Trustees" shall mean the number of Trustees set forth in this section, as such number may be increased or decreased from time to time pursuant to these Bylaws.

          Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary.
The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

          Section 4. SPECIAL MEETINGS. Special meetings of the Trustees may be called by or at the request of the president or by a majority of the Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

          Section 5. NOTICE. Notice of any special meeting shall be delivered personally or by telephone, telegraph, electronic mail, facsimile-transmission, United States mail or courier to each Trustee at his business, electronic mail or residence address. Notice by personal delivery or telegraph shall be given at least three days prior to the meeting. Notice given by United States mail shall be given at least ten days prior to the meeting. Notice by telephone, facsimile-transmission, electronic mail or courier shall be given at least 72 hours prior to the meeting. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is
delivered to the telegraph company.   Telephone notice shall be deemed given
when the Trustee is personally given such notice in a telephone call to which he is a party. Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Electronic mail notice shall be deemed given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Notice by courier shall be deemed to be given upon delivery to the address given to the Trust by the Trustee and receipt by such courier of a signature evidencing delivery thereat. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

          Section 6. QUORUM. A majority of the Whole Board of Trustees shall constitute a quorum for the transaction of business at any meeting of the Trustees, provided that, if less than a majority of the Whole Board of Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

          The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

          Section 7. VOTING. The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by applicable statute, the Declaration of Trust or these Bylaws.

          Section 8. TELEPHONE MEETINGS. Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

          Section 9. INFORMAL ACTION BY TRUSTEES. Any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each Trustee and such written consent is filed with the minutes of proceedings of the Trustees.

          Section 10. VACANCIES. If for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than three Trustees remain). Any vacancy on the Board of Trustees for any cause other than an increase in the number of Trustees shall be filled, at any regular meeting or special meeting called for that purpose, by a majority of the remaining Trustees, although such majority is less than a quorum. Any vacancy in the number of Trustees created by an increase in the number of Trustees shall be filled by a majority vote of the entire Board of Trustees. Any individual so elected as Trustee shall hold office for the unexpired term of the Trustee he is replacing.

          Section 11. COMPENSATION. Trustees shall not receive any stated salary for their services as Trustees but, by resolution of the Trustees, may receive compensation per year and/or per meeting and/or per visit to real property owned or to be acquired by the Trust and for any service or activity they performed or engaged in as Trustees, which compensation shall be approved by a majority of the Whole Board of Trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees from serving the Trust in any other capacity and receiving compensation therefor.

          Section 12. REMOVAL OF TRUSTEES. The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

          Section 13. LOSS OF DEPOSITS. No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

          Section 14. SURETY BONDS. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his duties.

          Section 15. RELIANCE. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

          Section 16. CERTAIN RIGHTS OF TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS. The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Trust.

          Section 17. INTERESTED TRUSTEE TRANSACTIONS. Section 2-419 of the Maryland General Corporation Law (the "MGCL") shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

                                 ARTICLE IV

                                 COMMITTEES

          Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Trustees may appoint from among its members an Executive Committee, an Audit Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Trustees.

          Section 2. POWERS. The Trustees may delegate to committees appointed under Section 1 of this Article any of the powers of the Trustees, except as prohibited by law.

          Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

          One-third, but not less than one, of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee. The Board of Trustees may designate a chairman of any committee, and such chairman may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

          Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next succeeding meeting of the Board of Trustees, and any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no contract rights of third persons shall be affected by any such revision or alteration.

          Section 4. TELEPHONE MEETINGS. Members of a committee of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

          Section 5. INFORMAL ACTION BY COMMITTEES. Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

          Section 6. VACANCIES. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all committee vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

                                  ARTICLE V

                                  OFFICERS

          Section 1. GENERAL PROVISIONS. The officers of the Trust shall consist of a president, a secretary and a treasurer. In addition, the Trustees may from time to time appoint such other officers, executives, employees and agents with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. In their discretion, the Trustees may leave unfilled any office except that of president, treasurer and secretary. Election of an officer or appointment of an executive, employee or agent shall not of itself create contract rights between the Trust and such officer or agent.

          Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Trust may be removed by the Trustees if in their judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his resignation to the Trustees, the president or the secretary. Any resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust. The chief executive officer shall have the power to hire and/or terminate all officers, executives, employees and agents, all of whom shall report, either directly or through superiors, to the chief executive officer.

          Section 3. VACANCIES. A vacancy in any office may be filled by the Trustees for the balance of the term.

          Section 4. CHIEF EXECUTIVE OFFICER. The Trustees may designate a chief executive officer from among the elected officers. The chief executive officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust.

          Section 5. CHIEF OPERATING OFFICER. The Trustees may designate a chief operating officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

          Section 6. CHIEF FINANCIAL OFFICER. The Trustees may designate a chief financial officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

          Section 7. CHAIRMAN AND VICE CHAIRMAN OF THE BOARD. The Trustees may designate a chairman of the board and a vice chairman of the board from among the elected Trustees. The chairman of the board and the vice chairman of the board shall perform such duties as may be assigned to him or them by the Trustees.

          Section 8. PRESIDENT. The president shall preside over the meetings of the Trustees and of the shareholders at which he shall be present and shall in general supervise and control all of the business and affairs of the Trust. In the absence of a designation of a chief executive officer by the Trustees, the president shall be the chief executive officer and, except as prohibited by law, any governmental entity or any exchange on which securities of the Trust are listed, shall be ex officio a member of all committees that may, from time to time, be constituted by the Trustees. The president may execute any lease, deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Trustees from time to time.

          Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

          Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him by the president or by the Trustees.

          Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.

          He shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the president and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Trust.

          If required by the Trustees, he shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trustees for the faithful performance of the duties of his office and for the restoration to the Trust, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his possession or under his control belonging to the Trust.

          Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Trustees. The assistant treasurers shall, if required by the Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Trustees.

          Section 13. SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by the Trustees and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he is also a Trustee.

                                 ARTICLE VI

                    CONTRACTS, LOANS, CHECKS AND DEPOSITS

          Section 1. CONTRACTS. The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees.

          Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or officers or agent or agents of the Trust in such manner as shall from time to time be determined by the Trustees.

          Section 3. DEPOSITS. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Trustees may designate.

                                 ARTICLE VII

                                   SHARES

          Section 1. CERTIFICATES. Each shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interests held by him in the Trust. Each certificate shall be signed by the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

          Section 2. TRANSFERS. Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation. Upon surrender to the Trust or the transfer agent of the Trust of a share certificate duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Trust shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

          The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

          Notwithstanding the foregoing, transfers of shares of beneficial interest of the Trust will be subject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.

          Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, an officer designated by the Trustees may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner's legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

          Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

          In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than 20 days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days before the date of such meeting.

          If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

          When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

          Section 5. STOCK LEDGER. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

          Section 6. FRACTIONAL SHARES; ISSUANCE OF UNITS. The Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

                                ARTICLE VIII

                               ACCOUNTING YEAR

          The Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.

                                 ARTICLE IX

                                DISTRIBUTIONS

          Section 1. AUTHORIZATION. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees, subject to the provisions of law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration of Trust.

          Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Trust or for such other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve in the manner in which it was created.

                                  ARTICLE X

                                    SEAL

          Section 1. SEAL. The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its formation. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

          Section 2. AFFIXING SEAL. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

                                 ARTICLE XI

                   INDEMNIFICATION AND ADVANCE OF EXPENSES

          To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article XI and without limitation, any individual who, while a Trustee, officer or shareholder and at the express request of the Trust, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner, manager or trustee of such real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any Trustee or officer or any former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason of such status, provided that, in the case of a Trustee or officer, the Trust shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Trust may, with the approval of its Trustees, provide such indemnification or payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Declaration of Trust or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

                                 ARTICLE XII

                              WAIVER OF NOTICE

          Whenever any notice is required to be given pursuant to the Declaration of Trust or Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                ARTICLE XIII

                             AMENDMENT OF BYLAWS

          The Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws by the affirmative vote of a majority of the Whole Board of Trustees, except where such alteration or repeal of these Bylaws or addition of new Bylaws would affect Article III, Section 2 hereof, in which case the affirmative vote of two-thirds of the Whole Board of Trustees shall be required.

                                 ARTICLE XIV

                                MISCELLANEOUS

          All references to the Declaration of Trust shall include any amendments thereto.

                                  Exhibit C

                       Trustees of the Surviving Trust

          1.   Donald Shapiro*
          2.   Bernard J. Korman*
          3.   Norman M. Kranzdorf*
          4.   H. Irwin Levy**
          5.   Louis P. Meshon, Sr.**
          6.   Alan Shulman**
          7.   Milton S. Schneider**



*  Designated by Kranzco.

** Designated by CV.


                                  Exhibit D

                       Officers of the Surviving Trust

               Name                     Title

          1.   Louis Meshon, Sr.        President and CEO
          2.   Norman M. Kranzdorf      Chairman of the Board
          3.   George Demuth            Executive Vice President
          4.   Mary Gannon              Secretary
          5.   Etta Strehle             Treasurer

          All other officers to be presented to the Board by the CEO for approval

                                                       Exhibit E to
                                                       Reorganization
                                                       Agreement




                            CERTIFICATE OF MERGER
                                     OF
                            KRANZCO REALTY TRUST
                                    INTO
                              KRT TRUST II LLC

                        Dated:  ___________ __, 2000


          The undersigned limited liability company formed and existing under and by virtue of the Delaware Limited Liability Company Act, 6 Del. C.
Section  18-101, et seq. (the "Act"),

          DOES HEREBY CERTIFY:

          FIRST: The name and state of domicile and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:

                                               State of Domicile
                                              and Jurisdiction of
          Name                             Formation or Organization
          ----                             -------------------------

          Kranzco Realty Trust                    Maryland

          KRT Trust II LLC                        Delaware

          SECOND: An agreement and plan of merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with applicable law, including, in the case of KRT Trust II LLC, Section 18-209 of the Act and, in the case of Kranzco Realty Trust, Section 8-501.1 of the Maryland REIT Law and Section 1-301 of the Maryland General Corporation Law.

          THIRD: The name of the surviving Delaware limited liability company is KRT Trust II LLC.

          FOURTH: The merger of Kranzco Realty Trust into KRT Trust II LLC shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

          FIFTH: The executed Merger Agreement is on file at a place of business of the surviving Delaware limited liability company. The address of such place of business of the surviving Delaware limited liability company is 128 Fayette Street, Conshohocken, PA 19428.



          SIXTH: A copy of the Merger Agreement will be furnished by the surviving Delaware limited liability company, on request and without cost, to any member of KRT Trust II LLC and to any holder of a beneficial interest in Kranzco Realty Trust.



                                   KRT TRUST II LLC

                                   By:  KRT Trust
                                        authorized person


                                   By:__________________________
                                        Name:
                                        Title:

                                                       Exhibit F to
                                                       Reorganization
                                                       Agreement



                             ARTICLES OF MERGER

                                     OF

                            KRANZCO REALTY TRUST

                                    INTO

                              KRT TRUST II LLC


THIS IS TO CERTIFY THAT:

          FIRST: Kranzco Realty Trust, a Maryland real estate investment trust (the "Merging Entity" or "Kranzco"), and KRT Trust II LLC, a Delaware limited liability company, agree to merge in the manner hereinafter set forth (the "Merger").

          SECOND: KRT Trust II LLC is the entity to survive the merger (the "Surviving Entity").

          THIRD: The Surviving Entity was formed on November 5, 1999 under the laws of the State of Delaware. The Merging Entity was formed as a real estate investment trust under the laws of the State of Maryland on June 17, 1992.

          FOURTH: The Surviving Entity is not registered or qualified to do business in the State of Maryland. The Surviving Entity does not have a principal office in the State of Maryland. The Merging Entity does not have a principal office in the State of Maryland.

          FIFTH: The Merging Entity owns no interest in land in the State of Maryland.

          SIXTH: The principal office of the Surviving Entity in its jurisdiction of organization is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name and address of the Surviving Entity's resident agent in the State of Maryland are James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, LLP, 19th Floor, 300 East Lombard Street, Baltimore, Maryland 21202.

          SEVENTH: (a) The total number of shares of all classes of beneficial interest which the Merging Entity has the authority to issue and the number of shares of each class are as follows:

          100,000,000 shares of beneficial interest, $.01 par value per share, of which 95,308,845 shares are classified as Common Shares of Beneficial Interest ("Common Shares"), 11,155 shares are classified as Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series A-1 Preferred Shares"), 1,235,000 shares are classified as 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series B-1 Preferred Shares"), 1,235,000 shares are classified as 9.75% Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest (the "Series B-2 Preferred Shares"), 2,070,000 shares are classified as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series D Preferred Shares") and 140,000 are classified as Series E Junior Participating Preferred Shares of beneficial interest (the "Series E Preferred Shares"). The aggregate par value of all shares of all classes having a par value is $1,000,000.

          (b) Upon the Effective Time (as defined below), the percentage interest in the Surviving Entity of each class of limited liability company interests of the Surviving Entity and the class of limited liability company interests and the respective number of units representing the limited liability company interests in each class of limited liability company interests will be as follows:

          membership common units (10,562,832) - 77.9127% of all outstanding membership units;

          Class A-1 membership preferred units (11,155) -- .0823% of all outstanding membership units;

          Class B-1 membership preferred units (274,029) -- 2.0213% of all outstanding membership units;

          Class B-2 membership preferred units (909,248) -- 6.7067% of all outstanding membership units; and

          Class D membership preferred units (1,800,000) - 13.2770% of all outstanding membership units

          EIGHTH: Upon the Effective Time, the Merging Entity shall be merged into the Surviving Entity; and, thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Entity; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Entity shall be transferred to, vested in, and devolved upon the Surviving Entity, without further act or deed, subject to all of the debts and obligations of the Merging Entity.

          Upon the Effective Time, each Common Share of the Merging Entity shall be converted into one Common Share of Beneficial Interest, $.01 par value per share (each a "KRT Trust Common Share"), of KRT Trust, a Maryland real estate investment trust ("KRT Trust"), without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series A-1 Preferred Share of the Merging Entity shall be converted into one Series A-1 Increasing Rate Cumulative Convertible Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series B-1 Preferred Share of the Merging Entity shall be converted into one 9.75% Series B-1 Cumulative Convertible Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series B-2 Preferred Share of the Merging Entity shall be converted into one 9.75% Series B-2 Cumulative Convertible Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          Upon the Effective Time, each Series D Preferred Share of the Merging Entity shall be converted into one Series D Cumulative Redeemable Preferred Share of Beneficial Interest, $.01 par value per share, of KRT Trust, without the necessity of any action on the part of the holder thereof.

          No Series E Preferred Shares will be issued or outstanding at the Effective Time.

          Upon the Effective Time, each certificate representing a share of beneficial interest of Kranzco issued and outstanding prior to the Merger shall be deemed to be the certificate representing the share of beneficial interest of KRT Trust into which such share of beneficial interest of Kranzco was converted pursuant to the Merger, and neither KRT Trust nor the Surviving Entity shall issue any new certificates representing any common or preferred shares of beneficial interest or units of limited liability company interest at the Effective Time.

          Each KRT Trust Common Share held by the Merging Entity shall be canceled upon the Effective Time, without any action on the part of or receipt of any consideration by the holder thereof.

          Upon the Effective Time, all of the outstanding membership interest of the Surviving Entity shall be converted into 10,562,832 membership common units of the Surviving Entity, 11,155 Class A-1 membership preferred units of the Surviving Entity, 274,029 Class B-1 membership preferred units of the Surviving Entity, 909,248 Class B-2 membership preferred units of the Surviving Entity, and 1,800,000 Class D membership preferred units of the Surviving Entity.

          NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Entity in the manner and by the vote required by Maryland law and its declaration of trust, as follows:

          The Board of Trustees of the Merging Entity, at a meeting duly called and held on December 10, 1999, adopted a resolution approving the terms and conditions of the transaction described herein. No shareholder vote on the transaction is required pursuant to Section 8-501.1(c)(4) of the Maryland REIT Law since the Surviving Entity is a wholly-owned subsidiary of the Merging Entity.

          TENTH: The terms and conditions of the transaction described in these Articles were duly authorized and approved by the Surviving Entity in the manner and by the vote required by the laws of the State of Delaware and the certificate of formation of the Surviving Entity, as follows:

          The sole member approved the terms and conditions of the transaction described in these Articles by executing that certain Agreement and Plan of Merger and Reorganization by and between the Merging Entity and the Surviving Entity, dated as of December 10, 1999.

          ELEVENTH: The Merger shall become effective upon the later of (i) acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland or (ii) the filing of the certificate of merger merging Kranzco into KRT Trust II LLC with the Secretary of State of the State of Delaware (the "Effective Time").

          TWELFTH: Each undersigned President or Member acknowledges these Articles of Merger to be the act and deed of the entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each President or Member acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the party on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this ____ day of ___________, 2000.

                              MERGING ENTITY:

ATTEST:                       KRANZCO REALTY TRUST



_______________________       By:_______________________(SEAL)
__________, Secretary            _______________, President



                              SURVIVING ENTITY:

WITNESS:                      KRT TRUST II LLC



                              By:  KRT Trust, its sole Member



_______________________       By:____________________(SEAL)
                                 ______________, [Title]

                                                       Exhibit G to
                                                       Reorganization
                                                       Agreement



                            CERTIFICATE OF MERGER
                                     OF
                              KRT TRUST II LLC
                                    INTO
                     KRAMONT OPERATING PARTNERSHIP, L.P.

                         dated: __________ __, 2000

          The undersigned limited partnership formed and existing under and by virtue of the Delaware Revised Uniform Limited Partnership Act, 6 Del.C.
Section 17-101, et seq. (the "Act"),

          DOES HEREBY CERTIFY:

          FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which are to merge are as follows:

                                             Jurisdiction of
     Name                               Formation or Organization
     ----                               -------------------------

     KRT Trust II LLC                             Delaware

     Kramont Operating Partnership, L.P.          Delaware

          SECOND: An Agreement and Plan of Merger has been approved and executed in accordance with Section 17-211 of the Act and Section 18-209 of the Delaware Limited Liability Company Act by (i) Kramont Operating Partnership, L.P. and (ii) KRT Trust II LLC.

          THIRD: The name of the surviving Delaware limited partnership shall be Kramont Operating Partnership, L.P.

          FOURTH: The merger of KRT Trust II LLC into Kramont Operating Partnership, L.P. shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

          FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the surviving Delaware limited partnership. The address of such place of business of the surviving Delaware limited partnership is 128 Fayette Street, Conshohocken, PA 19428.

          SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving Delaware limited partnership, on request and without cost, to any partner of Kramont Operating Partnership, L.P. and to any member of KRT Trust II LLC.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the day and year first above written.

                                        KRAMONT OPERATING PARTNERSHIP, L.P.


                                        By:  KRT Trust,
                                             as General Partner

                                        By:______________________________
                                             Name:
                                             Title:

                                                       Exhibit H to
                                                       Reorganization
                                                       Agreement

                            CERTIFICATE OF MERGER
                                     OF
                         MONTGOMERY CV REALTY TRUST
                                    INTO
                                CV REIT, INC.

                         dated: __________ ___, 2000
 (Under Section 254 of the General Corporation Law of the State of Delaware
            and Section 3815 of the Delaware Business Trust Act)

          The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, 8 Del. C.
Section 101, et seq. (the "GCL"),

          DOES HEREBY CERTIFY:

          FIRST: The name and state of domicile of each of the constituent entities which is to merge are as follows:

          Name                               State of Domicile
          ----                               -----------------
          Montgomery CV Realty Trust         Delaware
          CV REIT, Inc.                      Delaware

          SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 254(d) of the GCL and Section 3815(a) of the Delaware Business Trust Act, 12 Del.C. Section 3801, et seq.

          THIRD: The name of the surviving Delaware corporation is CV REIT, Inc.

          FOURTH: The certificate of incorporation of the surviving Delaware corporation shall be its certificate of incorporation.

          FIFTH: The merger of Montgomery CV Realty Trust into CV REIT, Inc. shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

          SIXTH: The executed Agreement and Plan of Merger is on file at an office of the surviving Delaware corporation. The address of such office of the surviving Delaware corporation is 100 Century Road, West Palm Beach, Florida 33417.

          SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving Delaware corporation, on request and without cost, to any stockholder of CV REIT, Inc., and to any beneficial owner of Montgomery CV Realty Trust.

                                   CV REIT, INC.

                                   By:_________________________
                                        Name:
                                        Title:
                                                       Exhibit I to
                                                       Reorganization
                                                       Agreement

                         UNIT CONTRIBUTION AGREEMENT


     THIS AGREEMENT is made as of __________, 2000 among KRAMONT REALTY TRUST ("Kramont"), a Maryland real estate investment trust the limited partners of Montgomery CV Realty L.P., a Delaware limited partnership, that are signatories to this Agreement (individually, a "Limited Partner" and collectively, the "Limited Partners"), KRT OPERATING PARTNERSHIP, L.P. ("Kramont OP"), a Delaware limited partnership (which will change its name to Kramont Operating Partnership, L.P. in connection with the Mergers (defined below)) CV PARTNER HOLDINGS, L.P. ("Holdings"), a Delaware limited partnership, and CV GP LLC ("CV GP"), a Delaware limited liability company, the sole member of which is Kramont OP.

                              R E C I T A L S:


     A. WHEREAS, Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly-owned subsidiary of Kranzco, CV Reit, Inc., a Delaware corporation ("CV"), and Kramont have entered into an Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999 (the "Reorganization Agreement"), pursuant to which, among other things, CV and KRT Trust will merge with and into Kramont (the "Mergers"), with Kramont as the surviving entity, and as a result of the Mergers, Kramont will become the sole general partner and a limited partner of Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership").

     B. WHEREAS, prior to the Mergers, KRT Trust is the sole member of KRT Trust II LLC, a Delaware limited liability company, and is the sole general partner of Kramont OP.

     C. WHEREAS, in connection with and prior to the transactions contemplated by the Reorganization Agreement, it is contemplated that Kranzco will merge with and into KRT Trust II LLC (the "KRT Trust II Merger"), with KRT Trust II LLC being the surviving entity, and KRT Trust II LLC will then merge with and into Kramont OP (the "KRT Partnership Merger"), with Kramont OP being the sole surviving entity, and as a result of such transactions, (i) Kramont OP will own all of the assets formerly owned by Kranzco other than Kranzco's interest in KRT Trust and (ii) KRT Trust and KRT Trust I LLC, a Delaware limited liability company wholly-owned by KRT Trust, will own all of the common units of partnership interest of Kramont OP (the "Kramont Common OP Units") and all of the preferred units of partnership interest of Kramont OP (the "Kramont OP Preferred Units").

     D. WHEREAS, following consummation of the Mergers pursuant to the Reorganization Agreement, Kramont and KRT Trust I LLC, a limited liability company then wholly-owned by Kramont, will own all of the Kramont Common OP Units and Kramont OP Preferred Units, as well as general partner and limited partner interests in CV Partnership.

     E. WHEREAS, Kramont desires to contribute to Kramont OP immediately following the consummation of the Mergers all of the units of general partner interest and units of limited partner interest in CV Partnership held by Kramont in exchange for additional Kramont Common OP Units representing limited partner interests in Kramont OP, pursuant to the terms and conditions of this Agreement.

     F. WHEREAS, in connection with the Mergers, each Limited Partner desires simultaneously with the contribution described in Recital E above to either (i) contribute to Kramont OP all of the units of limited partner interest in CV Partnership then held by such Limited Partner in exchange for Kramont Common OP Units representing limited partner interests in Kramont OP or (ii) (A) first contribute to Holdings all of the units of limited partner interest in CV Partnership then held by such Limited Partner in exchange for units of limited partner interest in Holdings and (B) then contribute to Kramont OP all of the units of limited partner interest in Holdings then held by such Limited Partner (except that Louis P. Meshon, Sr. may retain units of limited partner interest in Holdings equal to 0.1% of the total units of limited partner interest in Holdings (the "Meshon Retained Interest") and contribute to Kramont OP all of his remaining units of limited partner interest in Holdings) in exchange for Kramont Common OP Units representing limited partner interests in Kramont OP, in each case, pursuant to the terms and conditions of this Agreement.

     G. WHEREAS, following the contribution to Kramont OP of units of general partner interest and units of limited partner interest in CV Partnership, all of the units of limited partner interest in Holdings (other than the Meshon Retained Interest) issued to the Limited Partners in exchange for their contribution to Holdings of units of limited partner interest in CV Partnership and 100% of the interests in CV OP Holdings LLC, the general partner of Holdings, pursuant to this Agreement (such contributed units, collectively, the "Interests"), Kramont OP desires to contribute the Interests to CV GP.

     H. WHEREAS, prior to the date hereof, the Limited Partners have each executed a Confidentiality Agreement with respect to the Mergers and the transactions contemplated hereby.

     I. All capitalized terms used herein but not otherwise defined herein shall have the meanings as set forth in the Reorganization Agreement.

                            A G R E E M E N T S:

     In consideration of the foregoing premises and the respective agreements, covenants and obligations herein contained and other good and valuable consideration, the parties agree as follows:

     1. Contributions. (a) Subject to the terms and conditions contained herein, Kramont hereby agrees to contribute to Kramont OP all of its units of general partner and limited partner interests in CV Partnership to be acquired by Kramont in connection with the Mergers (the "Kramont Contributed Interests"), free and clear of all liens, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts or other encumbrances ("Liens") in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof.


          (b) Subject to the terms and conditions contained herein, immediately after the Effective Time, Louis P. Meshon, Sr., holder of 100% of the interests in CV OP Holdings LLC, the general partner of Holdings ("GP of Holdings"), hereby agrees to contribute to Kramont OP his entire interest in the GP of Holdings, free and clear of all Liens, without further consideration.


          (c) Subject to the terms and conditions contained herein, each Limited Partner hereby agrees by checking (or failing to check) the appropriate box on the signature page hereof to either (i) contribute to Kramont OP all of its units of limited partner interest in CV Partnership (the "Limited Partner Contributed Interests" and together with the Kramont Contributed Interests, the "Contributed Interests"), free and clear of all Liens, in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof, and be admitted as a limited partner of Kramont OP or (ii) (A) first contribute to Holdings all of its Limited Partner Contributed Interests, free and clear of all Liens, in exchange for the number of units of limited partner interest in Holdings set forth in Section 2 hereof and (B) then contribute to Kramont OP all of its units of limited partner interest in Holdings (other than the Meshon Retained Interest), free and clear of all Liens, in exchange for the number of Kramont Common OP Units representing limited partner interests in Kramont OP set forth in Section 2 hereof, and be admitted as a limited partner of Kramont OP. Alternatively, by checking the box indicated on the signature page hereto, a Limited Partner may elect pursuant to section 8.6A(i) of the Partnership Agreement to have the Redemption Right (as defined in the Partnership Agreement) effective immediately. Holdings may decline to accept a contribution of Limited Partner Contributed Interests from any Limited Partner if Holdings determines in its reasonable discretion that such Limited Partner's adjusted basis for Federal tax purposes in such Limited Partner Contributed Interests is equal to or greater than such Limited Partner's share of the liabilities of CV Partnership. After the admission of the Limited Partners as limited partners of Kramont OP as contemplated by this Section 1(c), KRT Trust I LLC shall cease to be a limited partner of Kramont OP and its limited partner interest in Kramont OP will be canceled without any consideration.


          (d) Subject to the terms and conditions contained herein, following contribution of the Interests to Kramont OP in accordance with Sections 1(a), (b) and (c) hereof, Kramont OP hereby agrees to contribute to CV GP all of the Interests, free and clear of all Liens.

     2. Consideration for Contributed Interests. (a) Solely in exchange for the contribution to Kramont OP by Kramont of its units of general partner and limited partner interests in CV Partnership, Kramont OP shall issue to Kramont such number of Kramont Common OP Units representing limited partner interests in Kramont OP as is set forth on Schedule 1 of this Agreement opposite Kramont's name, which shall equal the number of OP Units (as defined in the CV Partnership Agreement) in CV Partnership owned by CV immediately prior to the Mergers.

          (b) Solely in exchange for the contribution to Kramont OP of the Limited Partner Contributed Interests by each Limited Partner pursuant to
Section 1(c)(i) above, Kramont OP shall issue to such Limited Partner such number of Kramont Common OP Units representing limited partner interests in Kramont OP as is set forth on Schedule 2 to this Agreement opposite such Limited Partner's name, which shall equal the number of OP Units contributed by such Limited Partner pursuant hereto as set forth on the signature page to this Agreement executed by such Limited Partner. Promptly following the Closing, Kramont OP will issue to each Limited Partner who so requests a certificate representing such Limited Partner's Kramont Common OP Units representing limited partner interests in Kramont OP.

          (c) Solely in exchange for the contribution to Holdings of the Limited Partner Contributed Interests by each Limited Partner pursuant to
Section 1(c)(ii) above, Holdings shall issue to such Limited Partner such number of units of limited partner interest in Holdings as is equal the number of OP Units contributed by such Limited Partner pursuant hereto as set forth on the signature page to this Agreement executed by such Limited Partner. Such units of limited partner interest in Holdings (other than the Meshon Retained Interest) shall be contributed to Kramont OP, and solely in exchange therefor Kramont OP shall issue to such Limited Partner such number of Kramont Common OP Units representing units of limited partner interest in Kramont OP as is set forth on Schedule 2 to this Agreement opposite such Limited Partner's name, which shall equal the number of units of limited partner interest in Holdings acquired by such Limited Partner pursuant to
Section 1(c)(ii)(A) above and contributed to Kramont OP. Promptly following the Closing, Kramont OP will issue to each Limited Partner who so requests a certificate representing such Limited Partner's Kramont Common OP Units representing limited partner interests in Kramont OP.

     3.   Delivery of Certificates; Execution of Documents.  (a)
Concurrently with the execution of this Agreement, each Limited Partner is irrevocably depositing with Louis P. Meshon, Sr. ("Meshon") solely for purposes of his making the deliveries contemplated hereunder (i) the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner to Kramont OP or to Holdings, as the case may be, with OP Unit powers duly endorsed in blank, and (ii) in the case of Limited Partners who will make contributions pursuant to Section 1(c)(ii) hereof, an Assignment of Partnership Interest in the form of Exhibit A hereto. Each Limited Partner hereby appoints Meshon as his, her or its attorney-in-fact, with full power and authority in his, her or its name, place and stead, upon the closing of the transactions contemplated by the Reorganization Agreement, (A) in the case of contributions made pursuant to
Section 1(c)(i) hereof, to deliver to Kramont OP the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner, together with the related OP Unit powers, in exchange for the Kramont Common OP Units representing limited partner interests in Kramont OP described in Section 2 hereof and (B) in the case of contributions made pursuant to Section 1(c)(ii) hereof, to (x) deliver to Holdings the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner, together with the related OP Unit powers, in exchange for uncertificated units of limited partner interest in Holdings described in Section 2 hereof and then (y) deliver to Kramont OP the Assignment of Partnership Interest executed by such Limited Partner in order to effect the contribution of the units of limited partner interest in Holdings held by such Limited Partner in exchange for the Kramont OP Common Units described in Section 2(b) above. By executing this Agreement, each Limited Partner acknowledges that he, she or it is irrevocably bound by the terms hereof, subject only to the consummation of the Reorganization, and that (i) the certificates representing the Limited Partner Contributed Interests contributed by such Limited Partner shall be released by Meshon (A) to Kramont OP, in the case of contributions made pursuant to Section 1(c)(i) hereof, and (B) to Holdings, in the case of contributions made pursuant to
Section 1(c)(ii) hereof and (ii) the Assignments of Partnership Interests shall be released by Meshon to Kramont OP upon consummation of the Mergers without any further action on the part of such Limited Partner.

          (b) Until consummation of the transactions contemplated hereby, the Limited Partners shall continue to be the owners of their OP Units represented by the certificates which are being deposited with Meshon hereunder and they shall be entitled to receive all distributions with respect thereto prior to such contribution.

     4.   Admission of Kramont OP and Withdrawal of Contributing Partners.

          (a) As required by the CV Partnership Agreement (as defined below), Kramont, in its capacity as the sole general partner of CV Partnership, hereby consents, effective immediately following the Effective Time, to the transfer of the Limited Partner Contributed Interests by the Limited Partners to Kramont OP or Holdings pursuant to this Agreement and to the admission of Holdings and Kramont OP as substitute limited partners of CV Partnership.

          (b) The Limited Partners, in their capacity as limited partners of CV Partnership, hereby consent, effective immediately following the Effective Time, to (i) the transfer by Kramont of the units of general partner interest in CV Partnership to Kramont OP, to the withdrawal of Kramont as the successor general partner of CV Partnership, and to the admission of Kramont OP as the successor general partner of CV Partnership, (ii) all transfers of interests in CV Partnership and interests in Holdings as set forth in Section 1 above and (iii) the adoption by CV GP of the amended and restated CV Partnership Agreement.

          (c) Kramont OP, in its capacity as the sole general partner and a limited partner of CV Partnership, and Holdings, in its capacity as a limited partner of CV Partnership, hereby consent, effective immediately following the contribution of all of the Contributed Interests to Kramont OP, to the transfer of the Contributed Interests to CV GP pursuant to this Agreement, as required by the CV Partnership Agreement, and to the admission of CV GP as the successor general partner of CV Partnership, to the withdrawal of Kramont OP as the general partner and a limited partner of CV Partnership, and to the admission of CV GP as a limited partner of CV Partnership.

          (d) CV GP, in its capacity as the sole general partner and a limited partner of CV Partnership, effective immediately following the contribution of the Interests to CV GP, hereby consents to the amendment and restatement of the Amended and Restated Agreement of Limited Partnership, dated as of December 31, 1997, by and among Montgomery CV Trust and the other parties set forth therein on Exhibit A thereto (the "CV Partnership Agreement") in substantially the form set forth on Exhibit B hereto.

          (e) Immediately following the Effective Time and simultaneously with the consummation of the contributions described in Sections 1(a), (b) and (c) of this Agreement, Kramont OP shall be admitted to CV Partnership as a successor general partner of CV Partnership, and Kramont OP and Holdings shall be admitted to CV Partnership as substitute limited partners of CV Partnership. Immediately following the admission of Kramont OP as a successor general partner of CV Partnership, Kramont shall cease to be general partner of CV Partnership, and shall thereupon cease to have or exercise any right or power as a general partner of CV Partnership. Immediately following the admission of Kramont OP and Holdings as substitute limited partners of CV Partnership, Kramont and the Limited Partners shall cease to be limited partners of CV Partnership, and shall thereupon cease to have any right or power as limited partners of CV Partnership. By their execution of this Agreement, Kramont OP and Holdings hereby agree to accept all the terms and conditions of the CV Partnership Agreement.

          (f) Simultaneously with the contribution of the Interests to CV GP in accordance with Section 1(d) hereof, CV GP shall be admitted to CV Partnership as a successor general partner and substitute limited partner of CV Partnership. Immediately following the admission of CV GP as a successor general partner of CV Partnership, Kramont OP shall cease to be general partner of CV Partnership, and shall thereupon cease to have or exercise any right or power as a general partner of CV Partnership. Immediately following the admission of CV GP as a substitute limited partner of CV Partnership, Kramont OP shall cease to be a limited partner of CV Partnership, and shall thereupon cease to have any right or power as a limited partner of CV Partnership. By its execution of this Agreement, CV GP hereby agrees to accept all the terms and conditions of the CV Partnership Agreement (as defined below).

     5. Representation and Warranties of Kramont. Kramont represents and warrants to the Limited Partners and Kramont OP that Kramont is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland with the requisite trust power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The contribution by Kramont of the Kramont Contributed Interests hereunder has been duly authorized by all necessary action on the part of Kramont. This Agreement has been duly executed and delivered by Kramont and constitutes the valid and legally binding obligation of Kramont, enforceable against Kramont in accordance with its terms.

     6. Representation and Warranties of the Limited Partners. Each of the Limited Partners represents and warrants to Kramont and Kramont OP with respect to itself as follows:

          (a) Organization; Authority. Such Limited Partner is (i) an individual or an estate with the legal capacity or power to enter into and to consummate the transactions contemplated by this Agreement and the Partnership Agreement and otherwise to carry out his, her or its obligations hereunder and thereunder or (ii) a corporation duly incorporated, or a limited partnership, or a limited liability company or a trust duly formed or created, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or creation, with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Partnership Agreement and otherwise to carry out its obligations hereunder and thereunder. To the extent such Limited Partner is a corporation, limited partnership, limited liability company or a trust or other entity, the contribution by such Limited Partner of the Limited Partner Contributed Interests hereunder and the execution of, and the consummation of the transactions contemplated by, this Agreement have duly authorized by all necessary action on the part of such Limited Partner and the person signing on behalf of such entity is duly authorized to sign such agreement. This Agreement and the Partnership Agreement have been duly executed and delivered by such Limited Partner and constitute the valid and legally binding obligations of such Limited Partner, enforceable against such Limited Partner, in accordance with their respective terms. The consummation of the transactions contemplated hereby and by the Partnership Agreement to be performed by such Limited Partner will not result in a breach or violation of, or a default under, (i) if such Limited Partner is not an individual, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, (ii) any material agreement by which such Limited Partner or any of such Limited Partner's properties are bound, (iii) if such Limited Partner is not an individual, any material agreement by which any of its partners, members, beneficiaries, trustees, or shareholders, as the case may be, is or are bound, or (iv) any statute, regulation, order or other law to which such Limited Partner is subject or (if such Limited Partner is not an individual) any of its partners, members, beneficiaries, trustees, executors, administrators or shareholders as the case may be, is or are subject.

          (b) Ownership of Limited Partner Contributed Interests. Each Limited Partner is contributing to Kramont OP (in the case of contributions made pursuant to Section 1(c)(i) hereof) or to Holdings (in the case of contributions made pursuant to Section 1(c)(ii) hereof) all of the units of limited partner interest in CV Partnership legally and/or beneficially owned by such Limited Partner. Each Limited Partner making a contribution pursuant to Section 1(c)(ii) hereof will contribute to Kramont OP all of the units of limited partner interest in Holdings legally and/or beneficially owned by such Limited Partner, provided, however, that Meshon shall retain the Meshon Retained Interest. Such Limited Partner is the record and beneficial owner of the Limited Partner Contributed Interests set forth on the signature page to this Agreement executed by such Limited Partner, and Kramont OP (in the case of contributions made pursuant to Section 1(c)(i) hereof) or Holdings (in the case of contributions made pursuant to Section 1(c)(ii) hereof), as the case may be, shall acquire complete and sole record and beneficial ownership of all such Limited Partner Contributed Interests, free and clear of all Liens, to be contributed by it hereunder, together with all rights, powers and privileges incident thereto and all duties and obligations and responsibilities incident thereto. Such Limited Partner that is making a contribution pursuant to Section 1(c)(ii) hereof will be the record and beneficial owner of the units of limited partner interest in Holdings acquired pursuant to this Agreement, and Kramont OP shall acquire complete and sole record and beneficial ownership of all such units of limited partner interest in Holdings acquired pursuant to this Agreement, free and clear of all Liens, to be contributed by it hereunder, together with all rights, powers and privileges incident thereto and all duties and obligations and responsibilities incident thereto. There is and on the Closing Date there will be no basis for any claim against such Limited Partner under any provision of the Master Agreement (as defined in the CV Partnership Agreement) or any other agreement with or relating to CV.

          (c) Consents. No consent, authorization, order or approval of any third party is required in connection with the execution, delivery and performance of this Agreement by such Limited Partner.

          (d) Investment Intent. Such Limited Partner is acquiring the Kramont Common OP Units acquired by it for its own account for investment purposes only and not with a view to or for distributing or reselling such Kramont Common OP Units or any part thereof or interest therein.

          (e) Limited Partner Status. If the appropriate box on the signature page to this Agreement executed by such Limited Partner is checked, at the time such Limited Partner was offered to exchange its Limited Partner Contributed Interests or its interests in Holdings for Kramont Common OP Units, it was, and, at the date hereof it is, and at the Closing Date it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

          (f) Experience of Limited Partners. Such Limited Partner either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Kramont Common OP Units, and has so evaluated the merits and risks of such investment. Such Limited Partner has been or has had an adequate opportunity to be represented by legal counsel in connection with this Agreement and the transactions contemplated hereby.

          (g) Ability of the Limited Partners to Bear Risk of Investment. Such Limited Partner is able to bear the economic risk of an investment in the Kramont Common OP Units, and, at the present time, is able to afford a complete loss of such investment.

          (h) Access to Information. Each Limited Partner acknowledges receipt of the private placement memorandum dated _________, 2000, which includes the Reorganization Agreement and a draft of the Joint Proxy Statement/Prospectus of Kranzco and CV (the "PPM") and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Kramont OP concerning the Reorganization and the terms and conditions of the contribution of the Limited Partner Contributed Interests and the merits and risks of investing in the Kramont Common OP Units and CV Partnership; (ii) access to information about Kramont OP and Kramont OP's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which Kramont OP possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the PPM. Each Limited Partner hereby acknowledges that no representations as to potential profit, cash flows, taxable income or loss, funds from operations or yield, if any, in respect of Kramont OP, Kramont or CV Partnership have been made by Kramont OP or Kramont or any employee or representative or Affiliate of Kramont OP or Kramont, and that any projections submitted to such Limited Partner shall not constitute any representation or warranty of any kind or nature, express or implied. Each Limited Partner acknowledges that no projections regarding taxes have been provided by Kramont OP or any of its partners, or any employee or representative or affiliate of any of its partners, and the Limited Partners are each relying on their own tax advisors with respect to the transactions contemplated by this Agreement.

          (i) Residence. The signature page correctly sets forth the state of principal residence, in the case of an individual Limited Partner signing this Agreement, and the legal residence, in the case of an entity which is a Limited Partner signing this Agreement.

          (j) Reliance. Each Limited Partner understands and acknowledges that (i) the Kramont Common OP Units are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and Kramont OP will rely upon the accuracy and truthfulness of, the foregoing representations and such Limited Partner hereby consents to such reliance.

     7. Representation and Warranties of Kramont OP. Kramont OP represents and warrants to Kramont and the Limited Partners as follows:

          (a) Organization; Authority. Kramont OP is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Kramont OP and constitutes the valid and legally binding obligation of Kramont OP, enforceable against Kramont OP, in accordance with its terms.

          (b) Issuance of Contributed Interests. All action required to be taken by Kramont OP as a condition to the issuance and sale of the Kramont Common OP Units to Kramont and the Limited Partners pursuant hereto has been taken. Immediately following the Effective Time, such Kramont Common OP Units will represent duly and validly issued Kramont Common OP Units representing limited partner interests in Kramont OP, and each party hereto will have the rights of a general partner, in the case of Kramont, on the one hand, and a limited partner, in the case of the Limited Partners and Kramont, on the other hand, of Kramont OP and will have all the rights accruing to a general and/or limited partner under the Partnership Agreement. The consummation of the transactions contemplated by this Agreement will convey each Limited Partner good title to such Limited Partner's Kramont Common OP Units, free and clear of all Liens, except for those created by such Limited Partner, or those expressly set forth in the Partnership Agreement.

          (c) As of the Effective Time but prior to the transactions contemplated by Section 1, Kramont OP will have issued to Kramont only Kramont Common OP Units and Kramont OP Preferred Units (as defined in the Partnership Agreement) equal in number and having substantially similar economic terms, rights and preferences as the outstanding common shares and preferred shares, respectively, in Kranzco immediately prior to the transactions contemplated by the Reorganization Agreement. As of the Effective Time, other than the Kramont Common OP Units and Kramont OP Preferred Units described in the previous sentence (and the obligation of Kramont OP to issue Kramont Common OP Units to Kramont in the future in connection with the exercise by holders of outstanding stock options to acquire shares of Kramont), there will not be outstanding any securities convertible into or exchangeable for Kramont Common OP Units or Kramont OP Preferred Units, and Kramont OP shall not be party to any agreement to issue any such securities.

          (d) Disclosure. The information regarding Kramont and Kramont OP in the PPM provided by or on behalf of Kramont OP to the Limited Partners and Kramont, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     8. Representations and Warranties of Holdings. Holdings represents and warrants to Kramont and the Limited Partners as follows:

          (a) Organization; Authority. Holdings is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Holdings and constitutes the valid and legally binding obligation of Holdings, enforceable against Holdings, in accordance with its terms.

          (b) Issuance of Interests in Holdings. All action required to be taken by Holdings as a condition to the issuance and sale of the units of limited partner interest in Holdings to the Limited Partners pursuant hereto has been taken. Immediately following the Effective Time, such units of limited partner interest in Holdings will represent duly and validly issued units of limited partner interest in Holdings representing limited partner interests in Holdings, and each holder of such units will have all the rights accruing to a limited partner under the partnership agreement of Holdings. The consummation of the transactions contemplated by this Agreement will convey to such Limited Partners and to Kramont OP good title to the units of limited partner interest in Holdings, free and clear of all Liens, except for those created by such party, or those expressly set forth in the partnership agreement of Holdings.

          (c) No Prior Activities; Other Interests. Except for the obligations and liabilities incurred in connection with its formation and the negotiation and consummation of the transactions contemplated by this Agreement, Holdings has not engaged, and prior to the Effective Time Holdings will not engage, in any business of any type or kind or incurred any liabilities or obligations or entered into or will enter into any agreements or arrangements with any person or entity. Holdings does not own and, prior to the Effective Time will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity, except as contemplated by this Agreement.

     9.   Execution of Partnership Agreement; No Liability.  (a)
Concurrently with the execution of this Agreement, (i) each Limited Partner that is contributing its Limited Partner Contributed Interests to Kramont OP pursuant to Section 1(c)(i) hereof shall execute a counterpart signature page to the Amended and Restated Agreement of Limited Partnership of Kramont OP substantially in the form attached hereto as Exhibit C (the " Partnership Agreement") and (ii) each limited partner that is contributing its Limited Partner Contributed Interests to Holdings pursuant to Section 1(c)(ii) shall execute a counterpart signature page to the Agreement of Limited Partnership of Holdings substantially in the form attached hereto as Exhibit D and a counterpart signature page to the Partnership Agreement. By execution of this Agreement, each Limited Partner hereby appoints Meshon as his, her or its attorney-in-fact, with full power and authority in its, his or her name, place and stead to (i) approve any and all changes to the Partnership Agreement which in his good faith judgment do not adversely affect the economic rights of the Limited Partners as Meshon shall deem necessary or appropriate to effect the transactions contemplated by this Agreement and the Reorganization Agreement, such approval to be conclusively evidenced by Meshon's own execution of a counterpart signature page to the Partnership Agreement, in his capacity as a Limited Partner and an attorney-in-fact and
(ii) execute any and all documents and instruments and take all such other actions as may be necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

          (b) Anything in this Agreement notwithstanding, Meshon shall have no liability to any Limited Partner or any other Person for any act or omission in connection with the transactions contemplated hereunder or under the Reorganization Agreement except in the case of gross negligence or intentional malfeasance.

     10. Further Assurances. Each of the parties hereto shall use its reasonable best efforts, on and after the date hereof, to take or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or desirable under applicable laws and regulations to carry out the purposes of this Agreement and to vest (i) Kramont OP, with full record and beneficial ownership, as of the Closing, to (A) all Contributed Interests contributed by the Limited Partners to Kramont OP pursuant to Section 1(c)(i) hereof and (B) all of the units of limited partner interest in Holdings contributed by the Limited Partners to Kramont OP pursuant to Section 1(c)(ii) hereof and (ii) Holdings, with full record and beneficial ownership, as of the Closing, to all Limited Partner Contributed Interests contributed by the Limited Partners to Holdings pursuant to Section 1(c)(ii) hereunder. Without limiting the foregoing, Kramont OP shall use its best efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications and take all other actions which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings. Nothing in this paragraph requires any Limited Partner to incur any expenses.

     11. Closing. The closing of the transactions contemplated hereby shall occur without any further action on the part of Kramont, Holdings, Kramont OP or CV GP on the same day and immediately following the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing").
It is a condition to the obligation of each Limited Partner to consummate the transactions contemplated by this Agreement, that the representations and warranties of Kramont set forth in Section 5, of Kramont OP set forth in
Section 7 and of Holdings set forth in Section 8, shall be true and correct in all material respects. It is a condition to the obligation of Kramont OP and Holdings to consummate the transactions contemplated by this Agreement with respect to any Limited Partner that the representations and warranties of such Limited Partner set forth in Section 6 shall be true and correct in all material respects. To the extent the representations and warranties of any Limited Partner are not true and correct in any material respect, Kramont OP and Holdings will not be obligated to consummate the transactions contemplated by this Agreement with such Limited Partner but may consummate the transactions contemplated by this Agreement with such Limited Partner in Kramont OP and Holdings' discretion, but shall be obligated to consummate the transactions contemplated as this Agreement with any other Limited Partners. At the Closing, Meshon shall deliver the certificates representing the units of limited partner interest in CV Partnership and Assignments of Partnership Interest in Holdings in accordance with Section 3 and without further action on the part of any Limited Partner, and Holdings will issue the units of limited partner interest and Kramont OP will issue the Kramont Common OP Units in accordance with Section 2. Notwithstanding the provisions of this Paragraph 11, in the event that the Reorganization Agreement is terminated for any reason prior to the consummation of the Merger, this Agreement shall terminate and the Limited Partners, Kramont, Kramont OP, Holdings, and CV GP shall have no liability to each other and no further obligations pursuant to this Agreement, and the power of attorney granted to Meshon shall terminate.

     12. Effect of Transactions. The contributions of the Limited Partners contemplated by this Agreement are subject to and will become effective only upon consummation of the KRT Trust II Merger, the KRT Partnership Merger, and the transactions contemplated by the Reorganization Agreement. Thereafter, immediately upon admission of the Limited Partners signing this Agreement as limited partners of Kramont OP, the partnership interest of KRT Trust I LLC in Kramont OP will be cancelled without consideration. Upon the occurrence of the events set forth in this Section 12: (i) Kramont OP shall own all the assets formerly owned by Kranzco other than its interest in KRT Trust, and
(ii) all of the outstanding partnership interests in Kramont OP shall be the Kramont Preferred OP Units and Kramont Common OP Units described on Schedule 12 owned by Kramont, as general and limited partner, and the Kramont Common OP Units owned by the Limited Partners signing this Agreement as limited partners.

     13. Waiver. Each Limited Partner acknowledges that such Limited Partner has been offered the opportunity pursuant to Section 11.2D of the CV Partnership Agreement as in effect on the date hereof to exchange such Limited Partner's OP Units for an equal number of Common Shares of Kramont, effective upon and subject to the consummation of the Reorganization Agreement, and such Limited Partner has declined such offer.

     14. Binding Effect. This Agreement shall be binding on each limited partner of CV Partnership who executes this Agreement at the time such Limited Partner executes this Agreement, notwithstanding that less than all of the limited partners in CV Partnership may execute this Agreement and that different Limited Partners may execute at different times.

     15. Complete Agreement; Construction. This Agreement, including the exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     16. Survival of Agreements. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the parties contained in this Agreement will survive the consummation of the transactions contemplated hereby.

     17. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
Each party hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the City of New York, Borough of Manhattan (collectively, the "Courts") in respect of any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding), whether commenced or threatened, arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its Contributed Interests and any Kramont Common OP Units acquired by it, generally and unconditionally, jurisdiction to the Courts. The parties hereto irrevocably waives to the fullest extent it may effectively do so under applicable law any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in any Court and any claim that any such proceeding brought in any Court has been brought in an inconvenient forum. Each party hereby irrevocably waives, to the fullest extent permitted by law, personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING OUT OF THIS AGREEMENT.

     18. Notices. All notices and other communications hereunder must be in writing and must be delivered by hand, federal express or courier service (with proof of service), mailed by registered or certified mail (return receipt requested and first-class postage prepaid) or sent by facsimile transmission (confirmed by any of the methods that follow) to the party for whom it is intended at the following address: (a)If to Kramont or Kramont
OP: 128 Fayette Street, Conshohocken, PA 19428-0805, Attention: Mr. Norman M. Kranzdorf, Fax: (610) 941-9193, with copies to: (i) Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, NY 10104,
Attention: Alan S. Pearce, Esq., Fax: (212) 541-4630; (ii) CV, 100 Century Road, West Palm Beach, FL 33417, Attention: Louis P. Meshon, Sr., Fax: (561) 640-3160, with a copy to Montgomery CV Realty L.P., Plymouth Plaza, 580 Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention: Louis P. Meshon, Sr., Fax: (610) 834-8110, and (iii) Fox, Rothschild, O'Brien & Frankel LLP, 2000 Market Street, Tenth Floor, Philadelphia, PA 19103,
Attention: Stanley S. Cohen, Esq., Fax: (215) 299-2150, (b) if to Holdings:
Plymouth Plaza, 580 Germantown Pike, Suite 200, Plymouth Meeting, PA 19462,
Attention: Louis P. Meshon, Sr., Fax: (610) 834-6110, with a copy to Fox, Rothschild, O'Brien & Frankel LLP, 2000 Market Street, Tenth Floor, Philadelphia, PA 19103, Attention: Stanley S. Cohen, Esq., Fax: (215) 299-2150; (c) if to CV GP: 128 Fayette Street, Conshohocken, PA 19428-0805,
Attention: Mr. Norman M. Kranzdorf, Fax: (610) 941-9193, with copies to:
Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, NY 10104, Attention: Alan S. Pearce, Esq., Fax: (212) 541-4630; and (d) if to any of the Limited Partners, to the address set forth on the signature page executed by such Limited Partner, or at such other address for a party as may be specified by written notice as given, and such notice shall be deemed to have been delivered as of the date so delivered.

     19. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     20. Successors and Assigns. This Agreement is not assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     21. No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     22. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     23. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                              KRAMONT REALTY TRUST

                              By:_____________________________
                                Name:
                                Title:

                              KRT OPERATING PARTNERSHIP, L.P.

                              By:   KRT Trust, its general partner


                                    By:___________________________
                                       Name:
                                       Title:

                              CV PARTNER HOLDINGS, L.P.

                              By:   CV OP Holdings LLC, its general partner


                                    By:___________________________
                                       Name:
                                       Title:

                              CV GP LLC

                              By:   KRT Operating Partnership, L.P., its
                                    sole member
                                    By:  KRT Trust, its General Partner


                                    By:____________________________
                                       Name:
                                       Title:

MONTGOMERY CV REALTY TRUST,
general partner of CV Partnership, hereby consents to the transactions contemplated by this Agreement

MONTGOMERY CV REALTY TRUST

By:_____________________________________
   Name:
   Title:

CV OP HOLDINGS LLC,
hereby consents to the transactions
contemplated by this Agreement

CV OP HOLDINGS LLC

By:_____________________________________
      Name:    Louis P. Meshon, Sr.
      Title:   Managing Member

                                  EXHIBIT A

                     Assignment of Partnership Interest

                                                                 Exhibit A

                     ASSIGNMENT OF PARTNERSHIP INTEREST

     ASSIGNMENT made as of the __ day of _______, 2000, by holders of units of limited partner interest in CV Partner Holdings, L.P. ("Holdings"), a Delaware limited partnership (individually an "Assignor" and collectively the "Assignors"), to Kramont Operating Partnership, L.P., a Delaware limited partnership (the "Assignee").

     WHEREAS, Assignor is the holder of units of limited partner interest in Holdings, pursuant to that Agreement of Limited Partnership of Holdings dated as of December 10, 1999 (the "Partnership Agreement"); and

     WHEREAS, Assignor desires to assign to the Assignee all of the units of limited partner interest in Holdings owned by the Assignor [other than the Meshon Retained Interest, as defined in the Unit Contribution Agreement] and Assignee desires to acquire such interest pursuant to the terms of that certain Unit Contribution Agreement dated as of December 10, 1999 among Kramont Realty Trust, a Maryland real estate investment trust, the limited partners of Montgomery CV Realty L.P. signatories thereto ("Limited Partners"), Assignee, Holdings and CV GP LLC, a Delaware limited liability company ("CV GP") (the "Unit Contribution Agreement");

     NOW, THEREFORE, in accordance with the terms of the Unit Contribution Agreement, the Assignor does hereby assign unto the Assignee all of its right, title and interest in all of the units of limited partner interest in Holdings [other than the Meshon Retained Interest, as defined in the Unit Contribution Agreement] held by such Assignor in Holdings, subject, however, to all of the terms and conditions contained in the Partnership Agreement.

     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever;

     AND the assignee hereby accepts said interest and assumes and agrees to perform all of the terms, covenants and conditions on the part of the Assignor to be observed and performed under the Partnership Agreement.

     This Assignment of Partnership Interest shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

     This Assignment of Partnership Interest may be executed in one or more counterparts, all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the Assignor and the Assignee executed this instrument as of the date and the year first above written.

                         Assignor
                         [limited partner]

                         By:__________________
                            Name:
                            Title:

                         Assignee
                         KRAMONT OPERATING PARTNERSHIP, L.P.

                         By:__________________
                            Kramont Realty Trust
                            General Partner


                                  EXHIBIT B
                          CV Partnership Agreement

See Exhibit J to the Reorganization Agreement

EXHIBIT C

Kramont OP Partnership Agreement

See Exhibit N to the Reorganization Agreement

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 10th day of December, 1999.

                         GENERAL PARTNER:

                         CV OP HOLDINGS LLC


                         By:__________________________



                         INITIAL LIMITED PARTNER:


                         _____________________________
                         Louis P. Meshon, Sr.

                                  EXHIBIT D

                       Holdings Partnership Agreement

                      AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                          CV PARTNER HOLDINGS, L.P.

     This Agreement of Limited Partnership of CV Partner Holdings, L.P. (this "Agreement"), is entered into by and between CV OP Holdings LLC, as general partner (the "General Partner"), and Louis P. Meshon, Sr., as limited partner (the "Initial Limited Partner").

     The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Section 17-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

     1. Name. The name of the limited partnership formed hereby is CV Partner Holdings, L.P. (the "Partnership").

     2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

     3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

     4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

     5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

               General Partner:

               CV OP Holdings LLC
               c/o Louis P. Meshon, Sr.
               Montgomery CV Realty L.P.
               Plymouth Plaza
               580 West Germantown Pike
               Suite 200
               Plymouth Meeting, PA 19462

               Initial Limited Partner:

               Louis P. Meshon, Sr.
               Montgomery CV Realty L.P.
               Plymouth Plaza
               580 West Germantown Pike
               Suite 200
               Plymouth Meeting, PA  19462

     6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

     7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, (c) at any time there are no limited partners of the Partnership unless the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under
Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

     8. Capital Contributions. The General Partner and the Initial Limited Partner have not made any contributions to the Partnership.

     9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

     10. Allocation of Profits and Losses. The Partnership's profits and losses shall be allocated 100% to the Initial Limited Partner prior to consummation of the transactions described in Section 15 (and thereafter in accordance therewith).

     11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated solely to the Initial Limited Partner prior to consummation of the transactions described in
Section 15 (and thereafter in accordance therewith).

     12.  Assignments.

          (a) The Initial Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

          (b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of any limited partner of the Partnership.

     13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

     14.  Admission of Additional or Substitute Partners.

          (a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner. Notwithstanding anything to the contrary contained in this Agreement, upon the contribution of units of limited partner interest in the Partnership by KRT Partnership to CV GP, as contemplated by the Contribution Agreement, CV GP shall be admitted to the Partnership as an additional limited partner of the Partnership.

          (b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

     15. Authorization of Unit Contribution. Notwithstanding anything to the contrary contained in this Agreement, including Sections 10, 11, 12, 13 and 14 hereof, the Partnership, and the General Partner on behalf of the Partnership, without any further act, vote or approval of any other partner of the Partnership, is hereby authorized to execute, deliver and perform an agreement among the Partnership, KRT Operating Partnership, L.P., a Delaware limited partnership ("KRT Partnership"), Kramont Realty Trust, a Maryland real estate investment trust ("Kramont"), the limited partners of Montgomery CV Realty L.P., a Delaware limited partnership ("CV Partnership") who are parties thereto (the "CV LPs"), CV GP LLC, a Delaware limited liability company ("CV GP"), and such other persons or entities that may be parties to such agreement, in such form as the General Partner may determine in its sole discretion (the "Contribution Agreement"), that contemplates (i) the contribution of OP Units, representing limited partner interests in CV Partnership, by the CV LPs to the Partnership, (ii) the issuance of units of limited partner interest in the Partnership to the CV LPs on a one-for-one basis in return therefor and the admission of the Partnership as a limited partner of CV Partnership (following which all items of income or loss of the Partnership and all distributions of the Partnership (whether of ordinary cash flow, capital proceeds, liquidation proceeds, or otherwise) shall be allocated solely to the holders of units of limited partner interest in the Partnership in proportion to their units of limited partner interest in the Partnership), (iii) the contribution of the CV LPs' units of limited partner interest in the Partnership (other than the Meshon Retained Interest, as defined in the Contribution Agreement) to KRT Partnership, (iv) the issuance by KRT Partnership of units of limited partner interest in KRT Partnership to the CV LP's in exchange therefor, the admission of the CV LPs as limited partners of KRT Partnership, and the withdrawal of the CV LPs (other than Louis P. Meshon, Sr.) as limited partners of the Partnership, (v) the contribution of the units of limited partner interest in the Partnership (other than the Meshon Retained Interest as defined in the Contribution Agreement) from KRT Partnership to CV GP, and the admission of CV GP as a limited partner of the Partnership, and (vi) such other matters as may be contemplated therein. The General Partner may amend this Agreement to reflect the transactions contained in the agreement contemplated by the foregoing sentence without any further vote, act or approval of any other partner of the Partnership or any holder of units of limited partner interest in the Partnership. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any partner or holder of a unit of limited partner interest in the Partnership on account of its interest in the Partnership if such distribution would violate
Section 17-607 of the Act or any other applicable law. As used herein, a "unit of limited partner interest" means a fractional, undivided share of any and all benefits to which the holder of such an interest is entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

     16. Liability of Initial Limited Partner. The limited partners (including the Initial Limited Partner) shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

     17.  Term.  The term of the Partnership shall be perpetual.

     18. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

     19. Amendments. This Agreement may be amended with the written consent of the General Partner and the holders of a majority of the units of limited partner interest in the Partnership.


                                 SCHEDULE 1

                           Kramont Common OP Units
                    to be issued pursuant to Section 2(a)


     Name                       Number of Kramont Common OP Units

     Kramont                        7,966,621

                                 SCHEDULE 2

                           Kramont Common OP Units
                    to be issued pursuant to Section 2(b)


     Limited Partner             Number of Kramont Common OP Units



                                 SCHEDULE 12



     Name                       Number of Kramont Common OP Units

     Kramont                    [Common OP Units                 10,562,832]

                                [Class A-1 OP Preferred Units        11,155]
                                [Class B-1 OP Preferred Units       274,029]
                                [Class B-2 OP Preferred Units       909,248]
                                [Class D OP Preferred Units       1,800,000]



                         COUNTERPART SIGNATURE PAGE
                          TO CONTRIBUTION AGREEMENT

     The undersigned hereby agrees to be bound by the terms and conditions set forth in this Contribution Agreement.

                                Address for Notice provisions:
                                ___________________________
                                __________________________

                                State of legal residence: _____________

                                Number of units of limited partner interest currently owned in CV Partnership:_____


                                By checking the box below, the undersigned
                                confirms that, at the time specified in
                                Section 6(e), it was, and at the date hereof
                                it is, and at the Closing Date it will be,
                                an "accredited investor" as defined in Rule
                                501(a) under the Securities Act.      [ ]

                                Unless the box below is checked or the
                                undersigned has elected the Redemption
                                Right, the undersigned will contribute all of its Limited Partner Contributed Interests to Kramont OP. If the box below is checked, the undersigned will contribute its Limited Partner Contributed Interests to Holdings and will then contribute all of its limited partner interest in Holdings (except the Meshon Retained Interest) to Kramont OP. [ ]

                                [ ]  By checking this box, the undersigned
                                     elects pursuant to section 8.6A(i) of
                                     the Partnership Agreement to have the
                                     Redemption Right effective immediately.


                                ________________________
                                Name:___________________



                         COUNTERPART SIGNATURE PAGE
                     TO AGREEMENT OF LIMITED PARTNERSHIP
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     The undersigned hereby agrees to be bound by the terms and conditions set forth in the Agreement of Limited Partnership of Kramont Operating Partnership, L.P., dated as of __________.


                                ________________________________________
                                Name:___________________________________


                                Address for Notice provisions:
                                ________________________________________
                                ________________________________________

                         COUNTERPART SIGNATURE PAGE
                     TO AGREEMENT OF LIMITED PARTNERSHIP
                       OF CV PARTNER HOLDINGS, L.P.(1)


          The undersigned hereby agrees to be bound as a Limited Partner by the terms and conditions set forth in the Agreement of Limited Partnership of CV Partner Holdings, L.P., dated as of ______________.


                                [                   ]


                                By:_____________________________________
                                   Name:

                                Address for Notice provisions:

                                ________________________________________























------------------

(1) To be used in connection with the admission of (i) the limited partners of Montgomery CV Realty L.P. who transfer their interest to CV Partner Holdings, L.P., (ii) Kramont Operating Partnership, L.P. and (iii) CV GP LLC as limited partners of CV Partner Holdings, L.P.

                         COUNTERPART SIGNATURE PAGE
                    TO AMENDED AND RESTATED AGREEMENT OF
             LIMITED PARTNERSHIP OF MONTGOMERY CV REALTY L.P.(2)


          The undersigned hereby agrees to be bound as a Partner by the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P., dated as of ______________.


                                [                       ]


                                By:____________________________________
                                   Name:

                                Address for Notice provisions:

                                ______________________________


































----------------
(2) To be used in connection with the admission of (i) CV Partner Holdings, L.P., (ii) Kramont Operating Partnership, L.P. and (iii) CV GP LLC as partners of Montgomery CV Realty L.P.
                         COUNTERPART SIGNATURE PAGE
                   TO LIMITED LIABILITY COMPANY AGREEMENT
                          OF CV OP HOLDINGS LLC(3)


          The undersigned hereby agrees to be bound as a member by the terms and conditions set forth in the Limited Liability Company Agreement of CV OP Holdings LLC, dated as of ______________.


                                [                        ]


                                By:_____________________________________
                                   Name:

                                Address for Notice provisions:

                                ______________________________






























-------------

(3) To be used in connection with the admission of (i) Kramont Operating Partnership, L.P. and (ii) CV GP LLC as members of CV Partner Holdings, L.P.

                                                            Exhibit J to
                                                            Reorganization
                                                            Agreement



=============================================================================










                         SECOND AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                          MONTGOMERY CV REALTY L.P.













                               ________, 2000


=============================================================================

                              TABLE OF CONTENTS
                                                                         Page
ARTICLE 1 Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2 Organizational Matters . . . . . . . . . . . . . . . . . . . . . 14
     2.1  Continuation . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.2  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.3  Registered Office and Agent; Principal Office. . . . . . . . . . 14
     2.4  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . 15
     2.5  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 3 Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.1  Purpose and Business . . . . . . . . . . . . . . . . . . . . . . 16
     3.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 4 Capital Contributions. . . . . . . . . . . . . . . . . . . . . . 17
     4.1  Capital Contributions of the Partners. . . . . . . . . . . . . . 17
     4.2  Additional Funds . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.3  Issuance of Additional Partnership Interests;
          Admission of Additional Limited Partners . . . . . . . . . . . . 21
     4.4  Repurchase of Shares; Excess Shares. . . . . . . . . . . . . . . 22
     4.5  No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . 22
     4.6  No Interest; No Return . . . . . . . . . . . . . . . . . . . . . 23
     4.7  No Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 5 Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.1  Regular Distributions. . . . . . . . . . . . . . . . . . . . . . 23
     5.2  Qualification as a REIT. . . . . . . . . . . . . . . . . . . . . 23
     5.3  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.4  Additional Partnership Interests . . . . . . . . . . . . . . . . 24
     5.5  Distributions Upon Liquidation . . . . . . . . . . . . . . . . . 24

ARTICLE 6 Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 7 Management and Operations of Business. . . . . . . . . . . . . . 24
     7.1  Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     7.2  Certificate of Limited Partnership . . . . . . . . . . . . . . . 29
     7.3  Reimbursement of the General Partner's Allocable Expenses. . . . 29
     7.4  Outside Activities of the General Partner. . . . . . . . . . . . 30
     7.5  Contracts with Affiliates. . . . . . . . . . . . . . . . . . . . 30
     7.6  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.7  Liability of the General Partner . . . . . . . . . . . . . . . . 33
     7.8  Other Matters Concerning the General Partner . . . . . . . . . . 33
     7.9  Title to Partnership Assets. . . . . . . . . . . . . . . . . . . 34
     7.10 Reliance by Third Parties. . . . . . . . . . . . . . . . . . . . 35

ARTICLE 8 Rights and Obligations of Limited Partners . . . . . . . . . . . 35
     8.1  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . 35
     8.2  Management of Business . . . . . . . . . . . . . . . . . . . . . 35
     8.3  Outside Activities of Limited Partners . . . . . . . . . . . . . 35
     8.4  Return of Capital. . . . . . . . . . . . . . . . . . . . . . . . 36
     8.5  Rights of Limited Partners Relating to the Partnership . . . . . 36
     8.6  Redemption Rights. . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE 9 Books, Records, Accounting, and Reports. . . . . . . . . . . . . 41
     9.1  Records and Accounting . . . . . . . . . . . . . . . . . . . . . 41
     9.2  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.3  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE 10 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     10.1  Preparation of Tax Returns. . . . . . . . . . . . . . . . . . . 42
     10.2  Tax Elections . . . . . . . . . . . . . . . . . . . . . . . . . 42
     10.3  Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . 43
     10.4  Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . 44

ARTICLE 11 Transfers and Withdrawals . . . . . . . . . . . . . . . . . . . 46
     11.1  Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     11.2  Transfer of the General Partner's and the Company's Partnership
           Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     11.3  Limited Partners' Rights to Transfer. . . . . . . . . . . . . . 47
     11.4  Substituted Limited Partners. . . . . . . . . . . . . . . . . . 49
     11.5  Assignees . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     11.6  General Provisions. . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE 12 Admission of Partners . . . . . . . . . . . . . . . . . . . . . 51
     12.1  Admission of Successor General Partner. . . . . . . . . . . . . 51
     12.2  Admission of Additional Limited Partners. . . . . . . . . . . . 51
     12.3  Amendment of Agreement and Certificate of Limited Partnership . 52

ARTICLE 13 Dissolution, Liquidation, and Termination . . . . . . . . . . . 52
     13.1  Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     13.2  Winding Up. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     13.3  No Obligation to Contribute Deficit . . . . . . . . . . . . . . 54
     13.4  Rights of Limited Partners. . . . . . . . . . . . . . . . . . . 54
     13.5  Notice of Dissolution . . . . . . . . . . . . . . . . . . . . . 55
     13.6  Termination of Partnership and Cancellation of
           Certificate of Limited Partnership. . . . . . . . . . . . . . . 55
     13.7  Reasonable Time for Winding-Up. . . . . . . . . . . . . . . . . 55
     13.8  Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . 55

ARTICLE 14 Amendment of Partnership Agreement;
           Action by Limited Partners. . . . . . . . . . . . . . . . . . . 55
     14.1  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     14.2  Action by Limited Partners. . . . . . . . . . . . . . . . . . . 56

ARTICLE 15 General Provisions. . . . . . . . . . . . . . . . . . . . . . . 57
     15.1  Addresses and Notice. . . . . . . . . . . . . . . . . . . . . . 57
     15.2  Titles and Captions . . . . . . . . . . . . . . . . . . . . . . 58
     15.3  Certain Terms . . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.4  Further Action. . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.5  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.6  Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.7  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.9  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . 58
     15.10 Invalidity of Provisions. . . . . . . . . . . . . . . . . . . . 58
     15.11 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 59



EXHIBIT A  PARTNERS' CONTRIBUTIONS AND PARTNERSHIP INTERESTS
EXHIBIT B  ALLOCATIONS OF PARTNERSHIP ITEMS
EXHIBIT C  DESCRIPTION OF FLORIDA LAND
EXHIBIT D  FORM OF NOTICE OF REDEMPTION
EXHIBIT E  PROPERTIES TO WHICH SECTION 7.1A(3) IS APPLICABLE
EXHIBIT F  FORM OF LETTER

        SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                          MONTGOMERY CV REALTY L.P.


           This Second Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P. (the "Partnership"), dated as of ________, 2000, is entered into by and among CV GP LLC ("CV GP"), a Delaware limited liability company, and the other parties whose names are set forth on Exhibit A attached hereto.

           WHEREAS the Partnership was formed pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware by filing, on May 29, 1997, a certificate of limited partnership with the Secretary of State of the State of Delaware and entering into the Agreement of Limited Partnership, as such agreement was amended and restated as of December 31, 1997 (the "Original Agreement"); and

           WHEREAS, Montgomery CV Realty Trust ("CV Trust"), a Delaware business trust and wholly owned subsidiary of CV Reit, Inc., a Delaware corporation ("CV"), conveyed its general partner interest in the Partnership to CV in connection with the merger of CV Trust with and into CV, caused CV to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

           WHEREAS, CV assigned its general partner interest in the Partnership to Kramont Realty Trust ("Kramont"), a Maryland real estate investment trust, in connection with the merger of CV with and into Kramont, caused Kramont to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

           WHEREAS, Kramont assigned its general partner interest in the Partnership to Kramont Operating Partnership L.P. ("Kramont OP"), a Delaware limited partnership, caused Kramont OP to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

           WHEREAS, Kramont OP assigned its general partner interest in the Partnership to CV GP, caused CV GP to be admitted to the Partnership as successor General Partner and withdrew as general partner of the Partnership.

           WHEREAS, the Partners desire to continue the Partnership and to amend and to restate the Original Agreement as set forth herein.


           NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby amend and restate the Original Agreement in its entirety and agree as follows:

                                  ARTICLE 1

                                Defined Terms

           The following definitions shall be applied for all purposes of this Agreement, unless otherwise clearly indicated to the contrary:

           "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

           "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and who is shown as such on the books and records of the Partnership.

           "Adjusted Capital Account Deficit" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

               (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (b) debit to such Capital Account the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

           "Adjustment Factor" means 1.0 (as adjusted from time to time in accordance with this definition); provided that, in the event that Kramont
(i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or splits its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, or combination (assuming for such purposes that such dividend, distribution, subdivision, or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, or combination. Any adjustment to the Adjustment Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Adjustment Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed, or exchanged without corresponding issuance, redemption, or exchange of OP Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, the Adjustment Factor applicable to such redemption shall be adjusted to take into account such event.

           "Affiliate" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.

           "Assignee" means a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5.

           "Available Cash" means, with respect to any applicable period of measurement, the excess, if any, during such period of:

               (a) the gross cash receipts of the Partnership from all sources whatsoever, including, without limitation, the following:

                   (i) all rents, revenues, income, and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest;

                  (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties, or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

                 (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership;

                  (iv) all capital contributions or loans received by the Partnership;

                   (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved;

                  (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement; and

                 (vii) reductions in reserves not accompanied by cash expenditures;

     over (b) the sum of:

                   (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes, and other expenses of the Properties of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation, or other expenses not paid in cash or expenditures from reserves;

                  (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or acquisition, financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds;

                 (iii)  all fees, if any, provided for under this Agreement;

                  (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

                   (v) all capital contributions, advances, reimbursements, or similar payments made to any Person in which the Partnership has an interest;

                  (vi) all loans made by the Partnership in accordance with the terms of this Agreement;

                 (vii) all reimbursements to the General Partner or its Affiliates during such period; and

                (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, acquisitions, capital improvements, payments of periodic expenditures, debt service, or other purposes for the Partnership or any Person in which the Partnership has an interest.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

          "Capital Account" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with section 1.704-1(b) of the Regulations and the following provisions:

               a.   to each Partner's Capital Account there shall be credited
(i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

               b.   to each Partner's Capital Account there shall be debited
(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

               c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it related to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 upon the dissolution of the Partnership. Pursuant to Regulations section 1.704-1(b)(2)(iv)(f) and (h) and after giving effect to Section 2.1, but before giving effect to the remainder of Article 4, the balance in the Capital Account of each of the Trust and the Original Limited Partner shall equal zero.

          "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents, or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to
Article 4.

          "Cash Amount" means an amount of cash equal to the Value on the Specified Redemption Date of the Shares Amount.

          "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State, as amended or restated from time to time in accordance with the terms hereof and the Act.

          "Charter" means the Declaration of Trust (or other instrument serving a similar function) of Kramont, as amended and restated from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

          "Company" means Kramont, a Maryland real estate investment trust.

          "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including any deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Regulations promulgated under section 708 of the Code).

          "Depreciation" means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization, or other cost recovery deduction, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

          "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative, association or other entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

          "Florida Land" means the property described in Exhibit C.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "General Partner" means CV GP or its successors as the general partner of the Partnership from time to time.

          "General Partner Interest" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.

          "Gross Asset Value" means, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:

               1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof (as reflected on Exhibit A, as such Exhibit may be amended from time to time);

               2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

                    a. a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

                    b. the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

                    c. the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations;

               3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

               4. the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

          "Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law, and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

          "Incapacity" or "Incapacitated" means, (i) as to any individual Partner, death, total physical disability, or entry of an order, judgment, or decree by a court of competent jurisdiction adjudicating such Partner incompetent to manage such Partner's person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
(iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization, or other relief under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency, or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b), above; (e) the Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization, or other relief of or against such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver, or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

          "Indemnitee" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner or an Affiliate thereof, (2) a director, trustee, officer, manager or general partner of the Partnership or the General Partner (or an Affiliate thereof), or (3) in the case of a director, trustee, officer, manager or general partner of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) such Person's liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

          "Kramont" shall mean Kramont Realty Trust, a Maryland real estate investment trust, and the general partner of Kramont OP.

          "Lien" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, or right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other encumbrance of any nature whatsoever.

          "Limited Partner" means any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a limited partner of the Partnership. All Partners other than the General Partner (in its capacity as General Partner) are Limited Partners. For purposes of any vote of the Limited Partners in connection with any merger, consolidation, or conversion involving the Partnership (except as provided in the definition of "Qualifying Limited Partner Interest"), the Limited Partners shall be treated as a single class or group.

          "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units.

          "Liquidating Event" has the meaning set forth in Section 13.1.

          "Liquidator" has the meaning set forth in Section 13.2.

          "Master Agreement" means the Definitive Master Agreement dated as of September 19, 1997, among CV Reit, Inc., Montgomery CV Trust, Drexel Realty, Inc., and certain other Persons, as amended.

          "Meshon" means Louis P. Meshon, Sr.

          "Net Income" or "Net Loss" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for Federal income tax purposes by the General Partner, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in section 705(a)(2)(B) of the Code (or which is treated as a section 705(a)(2)(B) expenditure pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to sections 267(a)(1) or 707(b) of the Code as expenditures described in section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to sections 1.704-1(b)(2)(iv)(e), (f), and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B and Sections 4.1 and 7.3B.

          "Nonrecourse Deductions" has the meaning set forth in sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

          "Nonrecourse Liabilities" has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

          "OP Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.3. The number of OP Units outstanding and the Percentage Interests in the Partnership represented by such OP Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time. The General Partner may reflect on any such certificate any transfer or other restriction, forfeitability risk, or similar matter that pertains to the OP Units evidenced thereby.

          "Partner" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

          "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

          "Partner Nonrecourse Debt" has the meaning set forth in Regulations section 1.704-2(b)(4).

          "Partner Nonrecourse Deductions" has the meaning set forth in Regulations section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(2).

          "Partnership" means Montgomery CV Realty L.P., a Delaware limited partnership, and any successor thereto.

          "Partnership Interest" means a partnership interest in the Partnership held by either a Limited Partner, the General Partner, or the predecessor in interest of a Partner or of an Assignee and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided and limited in this Agreement, including specifically, but without limitation, Section 11.5, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units.

          "Partnership Minimum Gain" has the meaning set forth in Regulations section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(d).

          "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1.

          "Partnership Year" means the fiscal year of the Partnership, as set forth in Section 9.2.

          "Percentage Interest" means, as to a Partner or Assignee, owning OP Units the fractional part of the Partnership Interests owned by such Partner or Assignee and determined from time to time by dividing the number of OP Units owned by such Partner or Assignee at any such time by the total number of OP Units outstanding at such time.

          "Permitted Partners" has the meaning set forth in subparagraph 1(b) of Exhibit B.

          "Permitted Transferee" means any person to whom OP Units are permitted to be Transferred in accordance with Section 11.3 (determined without regard to Section 11.3E(iii)).

          "Person" means an individual or Entity.

          "Qualifying Limited Partner Interest" at any time means (a) if 5% or more of the OP Units at that time are not then held by the General Partner or its Affiliates, a majority of the OP Units of the Limited Partners (not including OP Units originally issued to the General Partner and then held by the General Partner or its Affiliates, but specifically including OP Units originally issued to other Limited Partners and subsequently acquired by the General Partner or its Affiliates pursuant to Section 8.6 or otherwise) and
(b) otherwise, the OP Units then held by the General Partner and its Affiliates.

          "Quarter" means each of the three month periods ending on March 31, June 30, September 30, and December 31.

          "Regulations" means the final, temporary, or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "REIT" means a real estate investment trust as defined in section 856 of the Code.

          "REIT Requirements" has the meaning set forth in Section 5.2.

          "Restricted Partner" has the meaning set forth in Section 1(b) of Exhibit B.

          "Section," "Article," or "Exhibit," when used without reference to the Code, ERISA, the Act, the Regulations, regulations of the Department of Labor, or other statute or document means a section or article of or exhibit to, as the case may be, this Agreement.

          "Share" means a common share of beneficial interest of the Company, par value $.01 per share.

          "Shares Amount" means a number of Shares equal to the product of the number of OP Units offered for redemption by a Redeeming Partner times the Adjustment Factor; provided that, in the event the Company issues to all holders of Shares rights, options, warrants, or convertible or exchangeable securities entitling such holders to subscribe for or to purchase Shares (collectively, the "rights"), then, for purposes of computing the Cash Amount and the Shares Amount, (i) but only if the Redeeming Partner shall tender to the General Partner the consideration then needed pursuant to such rights if such rights are then exercisable, the Shares Amount shall also include the number of Shares that a holder of Shares (in an amount equal to the product of the number of OP Units offered for redemption times the Adjustment Factor) would be entitled to receive upon exercise of such rights, options, warrants, or securities or (ii) if such rights are not at such time exercisable, the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive. In the case of a merger, consolidation, or recapitalization involving, or other change in identity, form or place of organization of, the Company, the "Shares Amount" shall mean a number of shares, certificates of beneficial interest, cash or other property or other securities of the successor to the Company in connection with such change equal to the product of the number of OP Units offered for redemption by a Redeeming Partner times the Adjustment Factor times the number (or fractional number) of such shares, certificates of beneficial interest, cash or other property or other securities issued or paid in exchange for one Share in connection with the transaction or series of related transactions effecting such change (and such shares, certificates of beneficial interest, cash or other property or other securities shall be considered "Shares" for purposes hereof).

          "Specified Redemption Date" means the tenth business day after receipt by the General Partner of a Notice of Redemption.

          "Stock Option Plans" means any plan adopted or assumed from time to time by the Company, Kramont OP, the General Partner, the Partnership or any of their respective Affiliates pursuant to which Shares are issued, or options to acquire Shares are granted, to employees, officers, directors or trustees of the General Partner, the Partnership, or their respective Affiliates in consideration for services or future services.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, or other Entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly (including, without limitation, through one or more other Subsidiaries), by such Person.

          "Substituted Limited Partner" means a Person who is admitted as a limited partner to the Partnership pursuant to Section 11.4.

          "Tax Items" has the meaning set forth in Exhibit B.

          "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

          "Transfer," as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance, or other transfer and, as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber, or otherwise transfer.

          "Value" means, with respect to any Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date on which the Notice of Redemption is received by the General Partner (or, if such date is not a trading day, on the next succeeding trading day). The market price for each such trading day shall be (i) if such shares are listed or admitted to trading on any securities exchange or the Nasdaq National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or (iii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations, if any, and other information as it considers, in its reasonable judgment, appropriate. In the event that any such Share includes rights that a holder of such share has or would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, and the value of such rights, as determined, shall be added to the value of a Share, as determined in accordance with this definition, to determine the Value of such Share.

          Certain additional terms and phrases have the meanings set forth in Exhibit B.


                                  ARTICLE 2

                           Organizational Matters

          2.1 Continuation. The Partners hereby agree to continue the Partnership under and pursuant to the Act. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

          2.2 Name. The name of the Partnership is Montgomery CV Realty L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partners, change the name of the Partnership.

          2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or such other address and/or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 580 West Germantown Pike, Plymouth Meeting, PA 19462, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

          2.4  Power of Attorney.


               A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                    (1) execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (a) all certificates, documents, and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms;
(c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to, or other events described in,
Article 11, 12, or 13 or the Capital Contribution of any Partner; and (e) all certificates, documents, and other instruments relating to the determination of the rights, preferences and privileges of any Partnership Interest; and

                    (2) execute, swear to, seal, acknowledge, and file all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with
Article 14 or as may be otherwise expressly provided for in this Agreement.


               B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's OP Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns, and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designations, powers of attorney, and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

          2.5 Term. The term of the Partnership commenced on the date the Certificate was filed and shall continue until December 31, 2096, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.


                                  ARTICLE 3

                                   Purpose

          3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, manage, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable, incidental, or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; all with a view to enabling the Partnership, consistent with operation of the Partnership in a prudent manner, to make pro rata distributions to all the Partners of at least 29 cents per OP Unit per quarter (or such greater amount as may be required to enable the General Partner to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay a regular quarterly dividend of at least 29 cents per share and any other dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), it being understood that no guarantee can be given that this purpose can be achieved. (In the event that an event described in clauses (i), (ii), or (iii) of the definition of "Adjustment Factor" occurs with respect to the Shares, the figure of 29 cents contained in this Section 3.1 and in Sections 4.2C and 4.3A shall be adjusted and shall be deemed to refer to the per share equivalent of a distribution by the Company of the same total amount as would have been distributed had no such event occurred and had 29 cents per share been distributed), provided, however, that such business shall be limited to and conducted in such a manner as to permit Kramont at all times to be classified as a real estate investment trust for federal income tax purposes. The Partnership shall have all powers necessary, advisable, desirable, incidental, or convenient to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions, and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge, or other Lien, and, directly or indirectly, to acquire and construct additional properties necessary or useful in connection with its business.

          3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership (including specifically, but without limitation, to exercise all of the powers set out in Section 7.1); provided, that the Partnership shall refrain from taking any action which, in the General Partner's good faith belief, (i) could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code) or to pay the regular quarterly dividend described in Section 3.1; (ii) could subject the Company to any additional taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of the Code; or (iii)
could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, or their respective securities or properties.


                                  ARTICLE 4

                            Capital Contributions

          4.1  Capital Contributions of the Partners.


               A. The Partners owning OP Units or their predecessors in interest have made the Capital Contributions and have been issued OP Units in exchange therefor and have the Percentage Interest in the Partnership, all as set forth in Exhibit A (as such Exhibit A may hereafter be amended or corrected by the General Partner to reflect the provisions hereof). To the extent the Partnership acquires any property by the merger of any other Entity into the Partnership, or by the contribution to the Partnership of interests in other Entities, Persons who receive Partnership Interests in exchange for their interests in the Entity merging into the Partnership or, in the case of a contribution to the Partnership of interests in other Entities, in exchange for such interests in the other Entities, shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement, the applicable contribution agreement, or any other applicable document and as set forth in Exhibit A. Each Partner shall own OP Units in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership set forth in Exhibit A (but such OP Units and Percentage Interests may be further adjusted pursuant to Sections 4.1C). The number of OP Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest.

                    The number of OP Units issued to each Partner and the Capital Account of certain Partners shall be further adjusted in the circumstances provided in Section 4.1 (and the Gross Asset Value of property contributed by any Partner whose Capital Account is so adjusted shall be correspondingly adjusted). No Partner whose number of OP Units is reduced pursuant to Section 4.1 shall be required solely by reason thereof to return to the Partnership any distributions received prior to such reduction (but such Person may otherwise have liability to the Partnership or to other Persons under the Master Agreement). If, as a result of the making of any distributions prior to any such reduction, the Capital Accounts of the Partners shall be disproportionate to their Percentage Interests following such reduction, gross income or gross deductions of the Partnership shall be allocated to eliminate the disproportion so resulting.

               B. The General Partner shall contribute (or shall cause the Company and its qualified REIT subsidiaries to contribute) to the Partnership the net cash flow of the Company and such qualified REIT subsidiaries (including net sales and refinancing proceeds) attributable to ownership of the Florida Land (after payment of any expenditures of the Company and such qualified REIT subsidiaries with respect to the Florida Land, including, without limitation, management fees and principal and interest on any debt of the Company and such qualified REIT subsidiaries attributable to the Florida
Land) and shall follow (and shall cause the Company and its qualified REIT subsidiaries to follow) the directions of the Partnership with respect to the management, ownership, leasing, development, financing, and sale of the Florida Land. Such contribution shall be made promptly upon the realization of such amounts. No additional OP Units shall be issued to the Company or the General Partner, or such qualified REIT subsidiaries in connection with such contribution. Although, notwithstanding Section 4.1A and unless the General Partner shall otherwise determine, title to the Florida Land and all interests therein shall remain vested in the Company or such qualified REIT subsidiaries and shall not be, and shall not be deemed to have been, granted, assigned, transferred, or otherwise conveyed to or vested in the Partnership, this Agreement, including without limitation the determination of Capital Contributions, Available Cash, and Net Income and Net Loss, shall be applied as though the Florida Land had been contributed to the Partnership by CV on December 31, 1997, subject to any debt of CV and such qualified REIT subsidiaries attributable to the Florida Land. The intent of this provision and of Section 7.3B is that the Partnership (and not the General Partner, Kramont OP, the Company, or such qualified REIT subsidiaries) shall have the economic benefits and burdens that the Partnership would have had if it did own the Florida Land, subject to any debt of the Company and such qualified REIT subsidiaries attributable to the Florida Land, with the effect that the income, loss, cash flow, and cash expenditures attributable to the Florida Land shall be treated as income, loss, cash flow, and cash expenditures of the Partnership and not of the General Partner, Kramont OP, the Company, or such qualified REIT subsidiaries (and, to the extent they are for any reason not so treated, the principles of the antepenultimate sentence of Section 7.3B shall apply). The General Partner may at any time transfer (or cause to be transferred) all or any portion of the Florida Land, or all or any portion of the ownership interests in an Entity owning the Florida Land, to the Partnership and, to the extent of such transfer, this Section 4.1B and
Section 7.3B, to the extent relating to the Florida Land, shall cease to apply. No additional OP Units shall be issued to the General Partner, Kramont OP, the Company, or its qualified REIT subsidiaries in connection with such a transfer.

               C. (1) Sections 1.6(c), 1.9, and 2.1 of the Master Agreement provide that the number of OP Units to be issued to the Meshon Parties and the Levy Parties (each as defined in the Master Agreement) may, in certain circumstances, be adjusted. Such Sections 1.6(c), 1.9, and 2.1 are hereby incorporated herein, to the extent relating to OP Units to be issued to the Meshon Parties and the Levy Parties, but not otherwise reflected on Exhibit A. Any OP Units issued pursuant to the preceding sentences of this Section 4.1C shall be deemed for purposes of Section 8.6 to have been issued on the date hereof. To the extent ascertainable on the date hereof, the amounts reflected on Exhibit A shall give effect to the provisions of this Section 4.1C and, to the extent ascertained hereafter, any adjustments to such amounts shall be reflected on an amended or corrected Exhibit A prepared by the General Partner pursuant to Section 4.1A.


                    (2) In the event of any inaccuracy in or breach of any representation or warranty made in the Master Agreement by any Limited Partner (or predecessor in interest of a Limited Partner or Assignee) other than the General Partner and if the Company exercises its rights under section 1.4(b) of the Master Agreement, but subject to the provisions of section 12.2 of the Master Agreement (relating to time limitations on representations and warranties), the number of OP Units held by such Limited Partner (or the successor in interest of such Limited Partner) shall be reduced. If such inaccuracy or breach related to matters entering into the calculation of net operating income of any real property, interests in which were directly or indirectly contributed to the Partnership by such Limited Partner (or predecessor in interest of a Limited Partner or Assignee), the number of OP Units shall be reduced by 1 for each $1.16 per annum by which the net operating income attributable to the interest so contributed was overstated. If such inaccuracy or breach related to any other matter, the number of OP Units shall be reduced by 1 for each $11 by which the Partnership is damaged by reason of such inaccuracy or breach. The provisions of this Section 4.1C shall not preclude the exercise of any other remedy otherwise available to any party for any inaccuracy in or breach of any representation or warranty made in the Master Agreement or other breach hereof or of the Master Agreement by any other party.

               D. The Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

               E. The General Partner shall give notice to any Partner or Assignee affected thereby at the time of making any adjustment under Section 4.1C.

          4.2  Additional Funds.

               A. The sums of money required to finance the business and affairs of the Partnership shall be derived from, among other things, the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Entity. The General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2C); (iii) in the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit, or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.2C); or (v) except as provided in Section 7.1A(3), sell any assets or properties of the Partnership.

               B. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

               C. If the Company shall, after the date of this Second Amended and Restated Agreement of Limited Partnership, issue any debt securities (otherwise than to enable the Company to pay its regular quarterly dividend of 29 cents per share and any other dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), preferred stock, or common stock (including additional Shares (otherwise than (i) in connection with payment of the Shares Amount or (ii) in connection with the conversion or exchange of securities of the Company solely in conversion or exchange for other securities of the Company) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "Securities"), the Company shall (i) in the case of debt securities, lend to Kramont OP, and Kramont OP shall lend to the General Partner, and the General Partner shall lend to the Partnership an amount equal to the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable); (ii) in the case of equity Securities senior or junior to the Shares as to dividends and distributions on liquidation, contribute to Kramont OP, and Kramont OP shall contribute to the General Partner, and the General Partner shall contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership interests in the Partnership in consideration therefor with the same economic terms and conditions, including dividend, dividend priority, and liquidation preference, as are applicable to such Securities; and (iii) in the case of Shares or other equity Securities on a parity with the Shares as to dividends and distributions on liquidation (including, without limitation, Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to Kramont OP, and Kramont OP shall contribute to the General Partner, and the General Partner shall contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Units in consideration therefor equal to the product of (x) the number of Shares or other equity Securities on a parity with Shares (appropriately adjusted if such parity is not share-for-share) issued the Company, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution. Any interests in the Partnership with rights different from OP Units held by the limited partners on the date hereof so issued to the General Partner shall be held at all times by the General Partner and shall not be transferable except to a successor General Partner hereunder. Notwithstanding the foregoing, if at any time the Company, Kramont OP or the General Partner issues any Shares pursuant to a Stock Option Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur with respect to each such Share: (i) the Company shall be deemed to contribute to the capital of Kramont OP, Kramont OP shall be deemed to contribute to the capital of CV GP, and CV GP shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a Share on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Partnership shall be deemed to purchase from the Company a Share for an amount of cash equal to the amount of cash deemed contributed by the Company to the Partnership in clause (i) above (and such Share is deemed delivered to its owner under the Stock Option Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Company with respect to such Share, if any, shall be concurrently transferred to the Partnership through Kramont OP and CV GP (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Partnership shall issue to CV GP for each such Share one (1) additional OP Unit registered in the name of CV GP and Kramont OP shall issue one OP Unit to the Company. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

          4.3  Issuance of Additional Partnership Interests;
               Admission of Additional Limited Partners.

               A. In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of OP Units or other Partnership Interests junior to the OP Units to any Persons at any time or from time to time, for consideration not less than the fair market value thereof (or the fair market value as of the date an option is granted) (as such fair market value is determined in the good faith discretion of the directors or trustees of the general partner of the General Partner), and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner (other than the Company, if the Company is not the General Partner) or any other Person; provided, however, that (i) such issuance does not effect a material adverse impact (as such material adverse impact is determined in the good faith discretion of the directors or trustees, of the general partner of the General Partner) on (A) the existing Limited Partners' right to exercise their rights under Section 8.6, (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this Section 4.3 or Section 4.2C), or (C) the ability of the Company to pay the regular quarterly dividend of at least 29 cents per share described in
Section 3.1; (ii) such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to title I of ERISA or section 4975 of the Code, a "party in interest" (as defined in section 3(14) of ERISA) or a "disqualified person" (as defined in section 4975(e) of the
Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to section 2510.3-101 of the regulations of the United States Department of Labor. Subject to the limitations set forth in the preceding sentence and in Articles 11 and 12, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit A, or any other provision of this Agreement (except as provided in Section 14.1C)

               B.   [INTENTIONALLY OMITTED]

          4.4 Repurchase of Shares; Excess Shares. In the event that the General Partner or any Affiliate thereof shall elect to purchase from the Company's shareholders Shares for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company or any Affiliate thereof, any employee stock purchase plan adopted by the Company or any Affiliate thereof, or any other obligation or arrangement undertaken by the Company or any Affiliate thereof in the future, the purchase price paid by the Company or any Affiliate thereof for such Shares and any other expenses incurred by the Company or any Affiliate thereof in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company or such Affiliate, subject to the condition that: (i) if such Shares subsequently are to be sold by the Company or any Affiliate thereof, as provided in Section 4.2C, the Company shall pay to the Partnership an amount equal to any net proceeds received by the Company or such Affiliate for such Shares (provided that an exchange of Shares for OP Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not sold by the Company or any Affiliate thereof within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited Partner, equal to the product of (x) the number of such Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution.

          4.5 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

          4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

          4.7 No Preemptive Rights. Subject to any preemptive rights that may be granted pursuant to Section 4.3, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any OP Units or other Partnership Interests.

                                  ARTICLE 5

                                Distributions

          5.1  Regular Distributions.  Except for distributions pursuant to
Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 5.3, 5.4, and 5.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all Available Cash, to the Partners, in accordance with each Partner's respective Percentage Interest; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such OP Unit has been exchanged.

          5.2 Qualification as a REIT. CV GP may (and, if CV GP is at any time not the general partner of the Partnership, the general partner of the Partnership shall use its best efforts, if so requested by CV GP, to) cause the Partnership (including, without limitation, by causing any Entity in which the Partnership holds an interest to make distributions to the Partnership) to distribute sufficient amounts under this Article 5 to enable CV GP to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any Federal income or excise tax liability of the Company (provided, however, that a general partner of the Partnership shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law).

          5.3 Withholding. With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.4.

          5.4 Additional Partnership Interests. If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

          5.5 Distributions Upon Liquidation. Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violation Section 17-607 of the Act or any other applicable law.

                                  ARTICLE 6

                                 Allocations

          The Net Income, Net Loss, and other items of the Partnership shall be allocated pursuant to the provisions of Sections 4.1 and 7.3B and Exhibit B.

                                  ARTICLE 7

                    Management and Operations of Business

          7.1  Management.

               A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof, and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

                    (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will enable the General Partner to make distributions to Kramont OP sufficient to permit Kramont OP to make distributions to the Company sufficient to permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any Federal income tax (including, for this purpose, any excise tax pursuant to section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidences of indebtedness (including the securing of the same by deed, mortgage, deed of trust, or other lien or encumbrance on the Partnership's assets), (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, and (e) the execution and delivery, on the Partnership's behalf, of evidences of indebtedness and documents granting security for the payment thereof (with or without warrant of attorney to confess judgment against the Partnership upon default) and, without limiting the generality of the foregoing, the granting of a warrant of attorney to confess judgment against the Partnership;

                    (2) the making of tax, regulatory, and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                    (3) the acquisition, disposition, transfer, mortgage, pledge, encumbrance, hypothecation, or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership), or the merger or other combination or conversion of the Partnership with or into another entity; provided that (a) no disposition of an interest in a property listed on Exhibit E (whether by disposition of such property or by disposition of the Partnership's interest in an Entity owning such property) may be made prior to the date listed with respect to such property on Exhibit E (but only to the extent the Person identified with reference to the property on Exhibit E is a Limited Partner hereunder), without the consent of each individual listed with respect to such property on Exhibit E (b) (x) prior to August 1, 2000, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Woodbourne Square Shopping Center shopping center, (y) prior to August 1, 1998, except with the consent or at the request of Meshon, in the case of the Rio Grande Plaza shopping center, or (z) prior to July 31, 2002, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Chesterbrook Shopping Center Plaza shopping center, or, notwithstanding clauses (x),
(y),and (z), except as required under the Master Agreement, the Partnership shall take no action (other than making capital improvements to the property involved, causing a sale not otherwise prohibited hereunder of the property involved or the Partnership's interest therein, making the principal amortization payments scheduled under the respective loan documents in effect on the date hereof, or issuing additional Partnership Interests under Section 4.3) which, of itself, would cause a reduction in the share of Meshon or Paul Cohen, (but only to the extent each is a Limited Partner hereunder) of the liabilities to which the Rio Grande Plaza, Woodbourne Square Shopping Center and Chesterbrook Shopping Center Plaza shopping centers are subject, if such reduction would, of itself, cause a realization or recognition of income to Meshon or Paul Cohen (to the extent a party hereto); provided that the consent of any individual described in this Section 7.1A(3) shall not be required after such individual's death;

                    (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company or its Affiliates, the Partnership, or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company or its Affiliates), and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

                    (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition, or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

                    (6) the negotiation, execution, and performance of any contracts, conveyances, or other instruments that the General Partner considers necessary, advisable, desirable, incidental, or convenient to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors, and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                    (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

                    (8) the holding, managing, investing, and reinvesting cash and other assets of the Partnership;

                    (9) the collection and receipt of revenues and income of the Partnership;

                    (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

                    (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                    (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures, or other relationships that it deems desirable (including, without limitation, the acquisition or disposal of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

                    (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration, or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations, or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                    (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

                    (15) the determination of the fair market value of any Partnership property distributed in kind using such method of valuation as the General Partner may adopt;

                    (16) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership or otherwise;

                    (17) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                    (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                    (19) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                    (20) the issuance of additional OP Units, in the General Partner's sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4;

                    (21) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries;

                    (22) the commencing of a case under title 11 of the United States Code, as the same may be amended from time to time, the making of an assignment for the benefit of creditors and the dissolution of the Partnership pursuant to the laws of the State of Delaware, as the same may be amended from time to time, the consenting to or the acquiescing in the filing of any of the foregoing by any Person other than the General Partner or to take any action in furtherance of any of the foregoing;

                    (23) the transfer of any property of the Partnership in complete or partial satisfaction of a creditor's claims including, without limitation, the holder of a mortgage or other lien on property of the Partnership, by executing and delivering a deed in lieu of foreclosure, bill of sale or otherwise;

                    (24) the confessing of a judgment;

                    (25) not contesting any foreclosure action commenced with respect to the property of the Partnership or any other action claiming a default under any mortgage or other lien on property of the Partnership; and

                    (26) the making, execution, and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, or legal instruments or agreements in writing necessary, advisable, desirable, incidental, or convenient in the judgment of the General Partner, for the accomplishment of any of the foregoing.

               B. Each of the Limited Partners agrees that the General Partner is authorized to perform the above-mentioned acts, and to execute, deliver and perform any agreements, and transactions on behalf of the Partnership without any further act, approval, or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule, or regulation. The execution, delivery, or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

               C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

               D. In exercising its authority under this Agreement, the General Partner may, but (except as provided in Sections 3.2, 7.1A(3), and 10.2) shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

          7.2 Certificate of Limited Partnership. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification, and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(3), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

          7.3  Reimbursement of the General Partner's Allocable Expenses.

               A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

               B. On such monthly or other basis as the General Partner may determine in its sole and absolute discretion, the Partnership shall pay for the account of the General Partner or reimburse the General Partner for (and, on a monthly basis or such other basis as the General Partner and the Company shall agree, the Partnership shall, if the Company or its Affiliate is not the General Partner, pay for the account of the Company or its Affiliate or reimburse the Company or its Affiliate for) the following "Reimbursable Amounts": all expenses that it (or any of its Affiliates) incurs relating to the ownership and operation of, or for the benefit of, the Partnership; including, without limitation, the allocable portion of: all of its (and its Affiliates') payroll and fringe benefit expense, professional fees (including, without limitation, legal, audit, advisory, directors', and management, executive service, and similar fees), corporate insurance expense (including, without limitation, directors' and officers' insurance), public company expenses, office expenses, Delaware franchise taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before December 31, 1997), Pennsylvania capital stock, loans, and corporate net income taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before December 31, 1997), and other expenses of a similar nature; and, so long as the Company (or any of its Affiliates) owns the Florida Land, any net negative cash flow (taking into account any expenditures of the Company or its qualified REIT subsidiaries with respect to the Florida Land, including, without limitation, management fees and payment of principal and interest on debt attributable to the Florida Land) attributable to the Florida Land. To the extent of Reimbursable Amounts not otherwise treated as expenses of the Partnership, gross income of the Partnership for the year of reimbursement or payment for a Partner's account shall be allocated to the Partner receiving such reimbursement and such reimbursement or payment for a Partner's account shall constitute a distribution from the Partnership to such Partner. To the extent of Reimbursable Amounts that are otherwise treated as expenses of the Partnership, payment of such amounts by the Partner receiving reimbursement shall be treated as a loan by such Partner to the Partnership and such reimbursement shall be treated as repayment of such loan. Any reimbursement or payment for a Partner's account pursuant to this Section 7.3B shall be in addition to any reimbursement made as a result of indemnification pursuant to
Section 7.6.

          7.4 Outside Activities of the General Partner. The General Partner or any of its Subsidiaries, other than the Partnership and any Subsidiaries of the Partnership, may not, directly or indirectly enter into or conduct any business not connected with the ownership, acquisition, development, and disposition of Partnership Interests and (subject to Sections 4.1B and 7.3B) the Florida Land and the management of the business of the Partnership and the management of (subject to Sections 4.1B and 7.3B) the Florida Land, and such activities as are incidental thereto, except that the General Partner may acquire, hold, develop, operate, and dispose of the properties which cannot be acquired by the Partnership or which the owner thereof is, for tax or other reasons, unwilling to transfer to the Partnership. If such properties are acquired by the General Partner, there shall be a proper allocation of expenses between the General Partner and the Partnership. The General Partner directly or indirectly may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.


          7.5  Contracts with Affiliates.

               A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

               B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations, or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable and in the best interests of the Partnership.

               C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates (or any officers or directors of either) shall sell, Transfer, or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

               D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership, or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

          7.6  Indemnification.

               A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint, several, or joint and several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, that relate to the operations of the Partnership or its Affiliates as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting gross negligence, willful misconduct, or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this
Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

               B. Reasonable expenses (including reasonable legal fees) incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

               C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement to which such Indemnitee is a party.

               D. The Partnership may, but shall not be obligated to, purchase and maintain insurance (including so-called "D&O insurance"), on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement.

               E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

               F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

               G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

               H. The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification, or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               I. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of
Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

          7.7  Liability of the General Partner.

               A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its officers or directors shall be liable for monetary damages to the Partnership, any Partners, or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith and without gross negligence or malfeasance.

               B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the partners of the Partnership, collectively, that the General Partner, subject to the provisions of Section 7.1D, is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions (except that the General Partner shall comply with Sections 3.2, 7.1A(3) and 10.2), and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and without gross negligence or malfeasance. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

               C. Subject to its obligations and duties as General Partner set forth in Section 7.1A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

               D.   Any amendment, modification, or repeal of this Section
7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers' and directors' liability to the Partnership and the Limited Partners under this
Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

          7.8  Other Matters Concerning the General Partner.

               A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

               B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants, and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion or advice of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice.

               C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

               D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code) or the ability of the General Partner to make distributions to Kramont OP sufficient to enable Kramont OP to make distributions to the Company sufficient to enable the Company to pay the regular quarterly dividend described in Section 3.1; or (ii) to avoid the Company's incurring any taxes or other liability under the Code, including specifically, but without limitation, under section 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857,
1294, or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

          7.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Florida Land is not a Partnership asset for purposes of this Section 7.9.

          7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell, or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate, or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document, or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document, or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document, or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE 8

                 Rights and Obligations of Limited Partners

          8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.4, or under the Act.

          8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent, member, manager, trustee or general partner of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such) shall take part in the operation, management, or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name, or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent, or trustee of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

          8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than CV
GP) and any officer, director, employee, agent, trustee, member, manager, Affiliate, or shareholder of any Limited Partner (other than CV GP) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

          8.4 Return of Capital. Except pursuant to Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided by Exhibit B (or Sections 4.1 or 7.3B) or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, or distributions.

          8.5  Rights of Limited Partners Relating to the Partnership.

               A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own reasonable expense (including such copying and administrative charges as the General Partner may establish from time to time):

                    (1) to obtain a copy of the Partnership's Federal, state, and local income tax returns for each Partnership Year;

                    (2) to obtain a current list of the name and last known mailing address of each Partner;

                    (3) to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

                    (4) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

               B. The General Partner shall provide to each Limited Partner, without cost, copies of the Company's annual and quarterly reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

               C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential. To the extent permitted by law, the General Partner shall keep confidential from the Limited Partners any information that the General Partner determines, in its sole and absolute discretion, to be in the nature of trade secrets or other confidential information of the General Partner (or any of its Affiliates) or to constitute material non-public information of or relating to the General Partner (or any of its Affiliates) the disclosure of which is not in the best interests of the General Partner (or any of its Affiliates) or its (or their) business or could involve a violation of law.

          8.6  Redemption Rights.

               A.   General.

                    (i) Subject to Section 8.6C, below, on or after the date one year (or such other period as may be agreed between the General Partner and the holder of such OP Unit) after the issuance of an OP Unit to a Limited Partner pursuant to Article 4 (or upon the earlier death of such Limited Partner), the holder of such OP Unit (other than an OP Unit that is or has been held by the General Partner or any Affiliate of the General Partner) shall have the right (the "Redemption Right") to require the Partnership to redeem such OP Unit on a Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption (in the form of Exhibit D hereto, as such form may be amended by the General Partner, in its reasonable discretion, from time to time, upon no less than 30 days' notice to the Limited Partners) delivered to the Partnership (with a copy simultaneously to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may not exercise the Redemption Right for fewer than 1,000 OP Units or, if such Redeeming Partner holds fewer than 1,000 OP Units, for fewer than all of the OP Units held by such Redeeming Partner. In the sole discretion of the General Partner at the request of any Limited Partner, the General Partner may substitute "six months" (or some period of time greater than six months, but less than one year) for "one year" in applying the first sentence of this Section 8.6A(i) to such Limited Partner and, in connection with the exercise of such discretion, the General Partner may require that the Redeeming Partner provide a letter to the Partnership and the General Partner in substantially the form of Exhibit F hereto.

                    (ii) The Redeeming Partner shall have no right with respect to any OP Units so redeemed to receive any distributions paid after the Specified Redemption Date.

                    (iii)The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

               B.   General Partner Assumption of Right.

                    (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, within 5 business days after receipt of such Notice, in its sole discretion (subject to any limitations on ownership and transfer of Shares set forth in Kramont's Declaration of Trust, as the same may be amended, restated, and supplemented from time to time (the "Declaration")), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or, but only if Kramont has in effect (or, at the request of the Redeeming Partner, consents and within 60 days after such election causes to be in effect) a registration statement (the "Registration Statement") covering the immediate resale of all the Shares to be issued to the Redeeming Partner pursuant to such election (or, under then-applicable law, the Shares upon issuance would be freely tradeable without such a registration statement's being in effect), the Shares Amount, as the General Partner determines in its sole discretion on the Specified Redemption Date, whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If it shall be necessary under the preceding sentence for a Registration Statement to be caused to be in effect, the General Partner will use commercially reasonable efforts to cause such Registration Statement to be filed within the 60-day period there described and to become effective as soon as reasonably practicable. Unless the General Partner, in its sole discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. In the event the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall, for Federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as follows: (1) Kramont shall be deemed to have acquired the OP Units from the Redeeming Partner in exchange for the Shares Amount, (2) Kramont shall be deemed to contribute such OP Units to Kramont OP in exchange for an equal number of OP Common Units (as defined in the amended and restated agreement of limited partnership of Kramont OP), and
(3) Kramont OP shall be deemed to contribute such OP Units to CV GP. Nothing contained in this Section 8.6B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to Section 8.6A.

                    (ii) In the event that the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's OP Units shall be the applicable Shares Amount. In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

                    (iii) Each Redeeming Partner agrees to provide in a timely fashion such information and to execute such documents as the General Partner and its Affiliates may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right and the registration of the resale of such Shares, including, without limitation, an agreement pursuant to which the Redeeming Partner agrees to indemnify and to hold harmless the General Partner, the Partnership, Kramont, the Affiliates of any of them, and the respective officers, directors, general partners, and agents of the General Partner, the Partnership, Kramont, and such Affiliates with respect to any information provided by the Redeeming Partner for inclusion in the Registration Statement and the General Partner agrees to indemnify and to hold harmless the Redeeming Partner with respect to information provided by Kramont in the Registration Statement.

                    (iv) So long as the Redeeming Partner confirms in writing that the Redeeming Partner continues to intend in good faith to sell all of its Shares received under this Section 8.6 under such Registration Statement, Kramont shall use its best efforts to keep the Registration Statement effective for up to one year after the effective date thereof, but only if the Redeeming Partner agrees not to make any offers or sales of any Shares under any such Registration Statement if the Redeeming Partner has received a notice from the General Partner to the effect that, for a stated period (not in excess of 60 days), it would not for any reason (including, without limitation, by reason of the General Partner's or any of its Affiliate's having a good business reason not to disclose publicly certain information which may be material) be in the best interests of the General Partner or any of its Affiliates for offers or sales to be effected under such Registration Statement. The General Partner shall not give any Redeeming Partner such a notice more than twice in any 12-month period.

                    (v) If a Limited Partner is considering exercising its Redemption Right with respect to its OP Units and desires that the Shares it receives from the General Partner in exchange for the redeemed OP Units, if any, be the subject to an effective Registration Statement at the time of receipt, it may, at its sole option, follow the procedure set forth in this clause (v). The Limited Partner shall give the General Partner written notice referring to this clause and stating that it is considering exercising its Redemption Right (a "Pre-Redemption Notice"). Upon receipt of the Pre-Redemption Notice, if the General Partner determines that it wishes to elect to assume the redemption obligation from the Partnership and wishes to give the Redeeming Partner Shares and Kramont consents to such election, Kramont shall file a Registration Statement with respect to the resale of all such Shares as soon as practicable and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible and within not more than 60 days. The General Partner shall notify the Limited Partner as soon as the Registration Statement has become effective. The other provisions of this Section 8.6 shall apply with respect to such Registration Statement and with respect to any Redemption Notice given by such Limited Partner. Neither the giving of the Pre-Redemption Notice nor the filing of the Registration Statement (nor its becoming effective) shall obligate the Limited Partner to give a Notice of Redemption nor, if a Notice of Redemption is subsequently given, obligate the General Partner to assume the redemption obligation and/or elect to give the Redeeming Partner Shares in exchange for its OP Units. If the Limited Partner which gave the Pre-Redemption Notice does not give the Partnership a Redemption Notice with respect to its OP Units within 180 days after the effective date of such Registration Statement, neither the Partnership, Kramont, nor the General Partner shall have any obligation to continue to maintain the effectiveness of such Registration Statement and the Limited Partner which gave the Pre-Redemption Notice shall be liable for the costs of the Partnership, Kramont and the General Partner in filing the Registration Statement (including without limitation, legal fees and disbursements and any filing fees). No Limited Partner may give more than one Pre-Redemption Notice (unless the General Partner shall otherwise consent).

               C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6A and 8.6B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6A if (but only as long as), in the written opinion of counsel to the General Partner, the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Declaration, (ii) would cause a violation of the REIT Requirements, or (iii) would be prohibited (after giving effect to any applicable exemptions) under applicable Federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right).

               D. No Liens on OP Units Delivered for Redemption. Each Limited Partner covenants and agrees with the Partnership and the General Partner that the Redeeming Partner shall transfer good title to all OP Units delivered for redemption to the Partnership or the General Partner, as the case may be, free and clear of all Liens (as defined in Exhibit D), and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire OP Units which are or may be subject to any Liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is imposed on the Limited Partner (or jointly on the Limited Partner and the transferee) as a result of the transfer of its OP Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

               E. Additional Partnership Interests. In the event that the Partnership issues OP Units to any Additional Limited Partner pursuant to
Article 4, the General Partner shall make such amendments to this Section 8.6 as it determines are necessary to reflect the issuance of such OP Units (including setting forth any restrictions on the exercise of the Redemption Right with respect to OP Units described in this Section 8.6E).

               F. Successor to CV GP. If CV GP shall cease to serve as General Partner, all of CV GP's rights under this Section 8.6 shall vest in CV GP's successor as General Partner, if such successor is an Affiliate of CV GP (or would have been an Affiliate of CV GP had CV GP continued to exist), and otherwise in such Affiliate of CV GP (or such Person that would have been an Affiliate of CV GP, had CV GP continued to exist) as CV GP may designate (or, if CV GP has not made any such designation, as any Person with authority to act on behalf of CV GP in connection with the winding up of its affairs or otherwise may designate).


                                  ARTICLE 9

                   Books, Records, Accounting, and Reports

          9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists, and copies of documents required to be provided pursuant to Sections 8.5A and 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on or be in the form of any information storage device or system, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP, and, for tax purposes, on an accrual basis, or such other bases as the General Partner determines to be necessary or appropriate.

          9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          9.3  Reports.

               A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountant selected by the General Partner in its sole discretion.

               B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.


                                 ARTICLE 10

                                 Tax Matters

          10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for Federal and state income tax reporting purposes. At the time of any sale or refinancing of any property listed on Exhibit E, the General Partner shall give notice thereof to each individual listed with respect to such property on Exhibit E.

          10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Except as provided in
Section 7.8D, the General Partner shall select (i) the "traditional method" of making allocations pursuant to Regulation section 1.704-3 (either without any curative allocations or with curative allocations to a contributing Partner solely of gain from sale of the property contributed) with respect to all Contributed Property received on or before the date of this Agreement, and (ii) select any method allowed pursuant to Regulations section 1.704-3 with respect to all Contributed Property received after the date of this Agreement. By executing this Agreement, each Partner hereby agrees to report income, gain, loss, and deduction on such Partner's Federal income tax return in a manner that is consistent with the use of the method so selected. The General Partner shall have the right to seek to revoke any tax election it makes, including, without limitation, the election under section 754 of the Code, upon the General Partner's determination, in its sole and absolute discretion, that it could have caused the Partnership to refrain from making such election in the first instance.

          10.3 Tax Matters Partner.

               A. CV GP (or, if, for Federal income tax purposes, CV GP's General Partner Interest is treated as an asset of some other Person, such other Person) shall serve as the "tax matters partner" of the Partnership for Federal income tax purposes for any taxable year of the Partnership for which it is eligible to serve as such (regardless of whether CV GP is at the time of serving as such the General Partner). The General Partner from time to time shall serve as the tax matters partner for any other taxable year of the Partnership (regardless of whether the General Partner was a partner in the Partnership at any time during such year). All Partners and Assignees shall, at the request of a tax matters partner described in the preceding sentence, take such actions as are necessary, appropriate, or convenient to effect the designation of such tax matters partner pursuant to section 301.6231(a)(7)-1 of the Regulations. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the tax matters partner by the Limited Partners and the Assignees.

               B.   The tax matters partner is authorized, but not required:

                    (1) to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a "notice partner" (as defined in section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in section 6223(b)(2) of the Code);

                    (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                    (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                    (4) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                    (5) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                    (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 shall also be fully applicable to the tax matters partner in its capacity as such. Notwithstanding the foregoing provisions of this Section 10.3B, no tax matters partner described in the second sentence of Section 10.3A may, without the prior written consent of the Company (which may be withheld in the Company's sole discretion), bind the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership to any settlement agreement under section 6224 of the Code, file a petition for readjustment of partnership items in any court other than the Tax Court, or extend the period for assessing tax under section 6229 of the Code with respect to the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership. The tax matters partner shall comply with the responsibilities imposed on it by section 301.6223(g)-1T of the Regulations.

               C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging one or more law or accounting firms to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

          10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of Federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required by law to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to section 1441, 1442, 1445, or 1446 of the Code. Any amount so paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4.
In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.4, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                 ARTICLE 11

                          Transfers and Withdrawals

          11.1 Transfer.

               A. The term "Transfer," when used in this Article 11 with respect to an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign or pledge all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign or pledge all or any part of its Limited Partner Interest to another Person. The term "Transfer" when used in this Article 11 does not include any exchange of OP Units for Shares pursuant to Section 8.6 or any grant of a security interest to the Partnership pursuant to Section 10.4.

               B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

          11.2 Transfer of the General Partner's and the Company's Partnership Interests.

               A. The General Partner may not Transfer its General Partnership Interest or withdraw as General Partner, but such Transfer or withdrawal shall be permitted (1) if Limited Partners holding a Qualifying Limited Partner Interest consent to such Transfer or withdrawal or (2) in the case of a Transfer of all or a portion of the General Partner Interest to an entity which is, directly or indirectly, wholly-owned by the Company (including a qualified REIT subsidiary under section 856(i) of the Code). In the case of any Transfer permitted by this Section 11.2A, the transferee may be admitted as a General Partner with the consent of the transferor, but without any requirement that any Limited Partner consent thereto, all as provided in Section 12.1.

               B. In the event the General Partner withdraws as General Partner, except in accordance with clause (A), above, the General Partner's General Partner Interest shall immediately be converted into a Limited Partner Interest.

               C. CV GP may Transfer any of its OP Units reflecting Limited Partner Interests without the Consent of the General Partner or any Limited Partner, but may not transfer any other Partnership Interest except to a successor General Partner.

               D. Except in the case of a change in identity, form, or place of organization of the Company, however, effected, the Company shall not engage in any merger (including a triangular merger), consolidation, or other combination with or into another person, sale of all or substantially all of its assets, or reclassification, recapitalization, or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Adjustment Factor") ("Termination Transaction"), unless the Termination Transaction has been approved by the consent of Partners holding a majority or more of the then outstanding OP Units (including any OP Units held by the General Partner) and in connection with the Termination Transaction all Limited Partners either will receive or will have the right to elect to receive, for each OP Unit, an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities, or other property paid to a holder of Shares in consideration of one Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender, or exchange offer shall have been made to and accepted by the holders or more than 50% of the outstanding Shares, each holder of OP Units shall receive or shall have the right to elect to receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender, or exchange offer and had thereupon accepted such purchase, tender, or exchange offer. Any Termination Transaction permitted under this Section 11.2D shall be permitted notwithstanding the provisions of Section 7.4 or any other provision of this Article 11.

          11.3 Limited Partners' Rights to Transfer.

               A. (1) Subject to the provisions of Sections 11.3C, 11.3D, 11.3E, and 11.4, a Limited Partner (other than CV GP) may, without the consent of the General Partner:

                         (a)  Transfer such Limited Partner's OP Units to any
other Limited Partner, to a member of the family (as defined in section 267(c)(4) of the Code) of such transferring Limited Partner, or to a trust all of the beneficiaries of which are members of the family of such transferring Limited Partner, or pursuant to Section 8.6; and

                         (b)  pledge such Limited Partner's OP Units to any
financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.

                    (2) Subject to the provisions of Sections 11.3C, 11.3D and 11.3E, a Limited Partner may Transfer any of such Limited Partner's OP Units, otherwise than in accordance with clause (1), above, only with the prior written consent of the General Partner.

               B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of the Incapacitated Limited Partner's interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

               C. The General Partner may prohibit any Transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership or the OP Units. The General Partner may require (but shall not be obligated to accept) an opinion of legal counsel to the Limited Partner, in form and substance acceptable to the General Partner, to the effect that such filing would not be required and that such laws and regulations would not be violated.

               D. No Transfer by a Limited Partner of its OP Units may be made to any Person if: (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership's being treated as an association or a publicly traded partnership taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA other than a plan maintained by the General Partner or any Affiliate thereof, a "party-in-interest" (as defined in section 3(14) of ERISA) or, with respect to any "plan" (as defined in section 4975(e)(1) of the Code) other than a plan maintained by the General Partner or any Affiliate thereof, a "disqualified person" (as defined in section 4975(e)(2) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.3-101; (iv) such Transfer would subject the General Partner, any of its Affiliates, or the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the Employee Retirement Income Security Act of 1974, each as amended; (v) except with the consent of the General Partner, such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged; (vi) it would require the Partnership to register under the Investment Company Act of 1940; (vii) except with the consent of the General Partner, it would cause the Partnership to be considered for purposes of section 1.7704-1(h)(1)(ii) of the Regulations to have more than 100 partners at any time during any taxable year; or (viii) in the opinion of legal counsel to the Company, it could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code), subject the Company to additional taxes or other liability under the Code, or violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, the Partnership, or their respective securities or properties.

               E. Section 11.3A shall not prohibit a Limited Partner from taking the following actions, to the extent otherwise permitted under this
Agreement: (i) exercising any options to purchase Shares issued to such Limited Partner under a Stock Option Plan, (ii) in connection with an exercise permitted by the preceding clause (i), delivering to the Company Shares in payment of the exercise price of such options or the withholding taxes payable in connection with such exercise, or (iii) transferring OP Units or Shares to a Permitted Transferee of such Limited Partner, provided that such transferee agrees in writing to the transfer restrictions contained in this Agreement (including this Section 11.3E).

          11.4 Substituted Limited Partners.

               A. Subject in each case to Section 11.4D: (1) the General Partner shall have the right to add or substitute a transferee which receives OP Units pursuant to Section 11.2C as a Limited Partner and (2) each Limited Partner shall have the right to substitute a Permitted Transferee which receives OP Units pursuant to Section 11.3A(1) as a Limited Partner in such Limited Partner's place.

               B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units pursuant to Section 11.3A(2), which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

               C. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

               D. No Permitted Transferee will be admitted as a Substituted Limited Partner unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) in the case of a transferee who receives OP Units in accordance with Section 11.3A(2), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, the General Partner shall reflect the name, address, number of OP Units, and Percentage Interest of such Substituted Limited Partner on the records of the Partnership and eliminate or adjust, if necessary, the name, address, and interest of the predecessor of such Substituted Limited Partner.

          11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, and any other items, gain, loss deduction, and credit of the Partnership attributable to the OP Units assigned to such transferee and, as to the OP Units which were transferred to such Person in a manner permitted under this Agreement, shall have the rights and obligations set forth in Section 8.6 as though a Limited Partner, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed, to the extent permitted by law, to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

          11.6 General Provisions.

               A. No Limited Partner may withdraw from the Partnership otherwise than as a result of a permitted Transfer of all of such Limited Partner's OP Units in accordance with this Article 11 or pursuant to an exchange of all of its OP Units pursuant to Section 8.6.

               B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall Transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to Section 8.6 shall cease to be a Limited Partner.

               C. Except with the consent of the General Partner, transfers pursuant to this Article 11 (other than Transfers pursuant to Section 8.6B) may be made only as of the first day of each calendar month.

               D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this Article 11 or exchanged pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such OP Units with respect to which the Partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such OP Units shall be made to the transferee Partner.

               E. Ownership of an OP Unit shall be determined by the identity of the registered holder thereof on the books of the Partnership. Transfer of an OP Unit can be made only in conformity with all provisions of this Agreement and upon compliance with the further requirement that such transfer can be made only upon presentation of the certificate evidencing such OP Unit, if any, accompanied by satisfactory and duly executed instruments of transfer.

                                 ARTICLE 12

                            Admission of Partners

          12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer, and such admission shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the assignor ceases to be a general partner of the Partnership. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner's executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D.

          12.2 Admission of Additional Limited Partners.

               A. After the admission to the Partnership of the Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

               B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

               C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

          12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.


                                 ARTICLE 13

                  Dissolution, Liquidation, and Termination

          13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

               A.   the expiration of its term as provided in Section 2.5;

               B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy listed in Sections 17-402(4) and (5) of the Act), unless, at the time, there is at least one other General Partner, who is hereby permitted to carry on the business of the Partnership, and such General Partner does so (in accordance with Section 12.1 or otherwise) or, within 90 days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

               C. an election to dissolve the Partnership made by the General Partner;

               D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

               E. the sale of all or substantially all of the assets and properties of the Partnership;

               F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any Federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner; and

               G. at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

          13.2 Winding Up.

               A. Upon the occurrence of a Liquidating Event that results in the dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and termination of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the General Partner or an Affiliate thereof) shall be applied and distributed in the following order:

                    (1) First, to the payment and discharge (or making reasonable provision for paying) of all of the Partnership's debts and liabilities to creditors other than the Partners;

                    (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

                    (3) The balance, if any, to the General Partner and Limited Partners to the extent of and in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

               B. Notwithstanding the provisions of Section 13.2A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

               C. In the sole discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

                    (1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities or obligations (including contingent) of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

                    (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

          13.3 No Obligation to Contribute Deficit. If any Partner has a deficit balance in such Partner's Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

          13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

          13.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election, objection, consent, or agreement by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

          13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership's assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

          13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

          13.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                 ARTICLE 14

                    Amendment of Partnership Agreement;
                    Action by Limited Partners

          14.1 Amendments.

               A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partner or Limited Partners holding in the aggregate 25% or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting on 15 days' notice to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1B, 14.1C, or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of Limited Partners holding a Qualifying Limited Partner Interest.

               B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement (other than Sections 4.3, 7.4, 7.5, 11.2, and 14.2) to the extent expressly set forth herein (including, without limitation, in Section 8.6E) or as may be required to facilitate or implement any of the following purposes:

                    (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                    (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

                    (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

                    (4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; to cure any ambiguity, correct, or supplement in an inconsequential manner any provision in this Agreement not inconsistent with law or with other provisions; or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                    (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a Federal or state agency or contained in Federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.

               C. Notwithstanding Section 14.1A and 14.1B, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partnership interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;
(iii) alter rights of the Partner to receive distributions pursuant to
Article 5 or Article 13 or the allocations specified in Article 6 (except as permitted pursuant to Article 4 and Sections 5.4 and 14.1B(3)); (iv) cause the termination of the Partnership prior to the time set forth in Sections
2.5 and 13.1; or (v) amend Section 5.4 or 7.1A(3) or this Section 14.1C (or, in the case of an amendment pursuant to Section 14.1B, amend Section 4.1B, 8.5A, 8.6, or 9.3, the final sentence of Section 10.3B, or, except as provided in Article 4, Exhibit A).

          14.2 Action by Limited Partners.

               A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Limited Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners by the holders of such percentage of the Percentage Interests or OP Units as is expressly required by this Agreement or may be given in accordance with the procedure prescribed in Section 14.1A or in accordance with the procedure prescribed in Section 14.2B.

               B. Any vote or consent of the Limited Partners permitted or required under this Agreement and action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if written consent(s) setting forth the action so taken is signed by the holders of such percentage of the Percentage Interests or the OP Units as is expressly required by this Agreement. Such consent may be in one instrument or in several instruments. Such consent shall be filed with the records of the Partnership.

               C. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or such Limited Partner's attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

               D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.


                                 ARTICLE 15

                             General Provisions

          15.1 Addresses and Notice. Any notice, demand, request, or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or three business days after being sent by first class United States mail or one business day after being sent by nationally recognized overnight delivery service or, upon receipt, when sent by facsimile transmission to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

          15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.

          15.3 Certain Terms. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to the "sole discretion" of the General Partner or Liquidator mean the sole and absolute discretion of the General Partner or Liquidator, as the case may be.

          15.4 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns. Any reference to the "Company" herein shall also be deemed to include any successor thereto in connection with a change in identity, form, or place of organization of the Company.

          15.6 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

          15.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

          15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

          15.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          15.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                         GENERAL PARTNER:

                         CV GP LLC

                         By: Kramont Operating Partnership, L.P., Sole
                             Member

                             By:  Kramont Realty Trust, its General Partner


                                  By:________________________________
                                     Print Name:
                                     Title:


                         LIMITED PARTNERS:

                         CV PARTNER HOLDINGS, L.P.

                         By: CV GP LLC, its General Partner

                                  By:  Kramont Operating Partnership, L.P.
                                       its Sole Member

                                       By:  Kramont Realty Trust, its
                                            General Partner


                                            By:________________________
                                               Print Name:
                                               Title:

                         CV GP LLC

                         By: Kramont Operating Partnership, L.P., Sole
                             Member

                             By:  Kramont Realty Trust, its General Partner


                                  By:______________________________
                                     Print Name:
                                     Title:

Kramont is executing this
Agreement solely to indicate
its acceptance of the matters
set forth in Sections 4.1B and 8.6B

KRAMONT REALTY TRUST

By:___________________________________
  Name:   Louis P. Meshon, Sr.
  Title:  President and
          Chief Executive Officer

                                                                                                                           Exhibit A
                                                           [To be updated]

                                          Partners' Contributions and Partnership Interests


Name and Address         Cash         Gross Asset Value of                   Total Net      OP       Percentage
   of Partner        Contributions    Contributed Property     Liabilities   Contribution   Units      Interest
----------------     -------------    --------------------     -----------   ------------   -----    ----------

General Partner
---------------



Limited Partners
----------------


                                                                    Exhibit B

                      Allocations of Partnership Items

1.   Allocation of Net Income and Net Loss.

     (a) Net Income. Except as otherwise provided in Sections 4.1 and 7.3B and this Exhibit B, Net Income (or items thereof) for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (b) Net Loss. Except as otherwise provided in Section 4.1 and this Exhibit B, Net Loss (or items thereof) of the Partnership for each fiscal year or other applicable period shall be allocated to the Partners in accordance with the Partners' respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to a Partner under this subparagraph (b) would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (hereinafter, the "Permitted Partners") pro rata in accordance with each Permitted Partner's Percentage Interest.

     (c) Terminating Capital Transaction; Liquidation. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or Liquidation (as defined in Treasury Regulation section 1.704-1(b)(2)(ii)(g)) of the Partnership shall be made so that, to the extent possible, the Partners' respective Capital Account balances are proportionate to their Percentage Interests. In the event that the Capital Account balance of more than one Partner is disproportionate to such Partner's Percentage Interest, the largest such relative disproportion shall be cured first, until it is equal, on a relative basis, to the next largest such disproportion, and so on, to the extent Net Income or Net Loss (or items thereof) are available. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph
(c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partners pro rata in accordance with each Permitted Partner's Percentage Interest.

     (d)  Rules of Construction.

          (1) Capital Account Increases. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit B, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

          (2) Change in Percentage Interests. In the event any Partner's Percentage Interest changes during a fiscal year for any reason (except by reason of Section 4.1C), including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit B shall be applied as necessary to reflect the varying interests of the Partners during such year. In the event any Partner's Percentage Interest changes by reason of Section 4.1C, the principles of subparagraph 1(c) of this Exhibit B shall be applied.

2.   Special Allocations.

     Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations section 1.704-2(f). The items to be so allocated shall be determined in accordance with sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b)  Partner Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     (d) Other Chargeback of Impermissible Negative Capital Account. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this paragraph 2(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

     (g) Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall result in final Capital Account balances of the Partners that are in proportion to the Partners' respective Percentage Interests, so that when liquidating distributions are made in accordance with such final Capital Account balances under Section 13.2A(3), such distributions will be made in proportion to the Partners' respective Percentage Interests. To the extent that such final Capital Account balances would not so reflect the provisions of this Exhibit B, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the Partners so as to result in final Capital Account balances reflecting the provisions of this Exhibit B. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

     (h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to section 734(b) of the Code or section 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

3.   Tax Allocations.

     (a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B or in the Code and Regulations, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction, and item of tax-exempt income or Code section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing Net Income or Net Loss. Tax Items with respect to Partnership property that is subject to Code section 704(c) and/or Regulations section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with Code section 704(c) and Regulations section 1.704-3.

     (b) Section 1245/1250 Recapture. To the extent not otherwise required by the Code or Regulations, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code section 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For the purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period. Items governed by section 1.1245-1(e) of the Regulations shall be allocated in accordance with that section.

     (c)  Excess Nonrecourse Liability Safe Harbor.  Pursuant to Regulations
section 1.752-3(a)(3), solely for purposes of determining each Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (as defined in Regulations section 1.752-3(a)(3)), the Partners' respective interest in the Partnership profits shall be determined in accordance with each Partner's Percentage Interest; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner's being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income that would otherwise be realized by such Partner pursuant to section 731 of the Code in connection with the contribution of such asset to the Partnership or with any reduction in "section 704(c) minimum gain" with respect thereto prior to the end of the taxable year of the contribution (the "Liability Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

     (d) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

     (e) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, and other items of Partnership income, gain, loss, deduction, and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

                                                                    Exhibit C

                                Florida Land


PROPERTY

1.   Century Village Administration Building
     100 Century Boulevard
     West Palm Beach, Florida

2.   The Land of the Presidents
     West Palm Beach, Florida

3.   Village Marina
     Griffin Road
     Dania Beach, Florida

4.   2 parcels located at the
     intersection of Palm Avenue
     and Miramar Boulevard
     Miramar, Florida

5.   Mobil Station
     2326 Okeechobee Boulevard
     West Palm Beach, Florida

6.   Partnership interests in Partnerships owning:

     (a)  Warehouse
          4560 SW 72nd Avenue
          Miami, Florida

     (b)  Warehouse
          1547 N. Florida Mang Road
          West Palm Beach, Florida

     (c)  Warehouse
          4555 SW 72nd Avenue
          Miami, Florida

                                                                    Exhibit D

                        Form of Notice of Redemption









To:

CV GP LLC
580 West Germantown Pike
Plymouth Meeting, PA  19462


1. The undersigned (the "Redeeming Partner") hereby elects to redeem ______ OP Units, pursuant to Section 8.6 of that certain Second Amended and Restated Agreement of Limited Partnership of Montgomery CV Realty L.P., dated as of ________, 1999, and entered into by and among CV GP LLC ("CV GP"), a Delaware limited liability company, and certain other parties set forth on Exhibit A thereto (the "Partnership Agreement"). Capitalized terms used in this Notice of Redemption and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

2. The Redeeming Partner, intending that the Company, CV GP, L.P., their Affiliates, and Montgomery CV Realty L.P. (the "Partnership") rely on the representations and warranties in this Notice of Redemption, hereby represents and warrants as follows:

(i) The Redeeming Partner is the registered holder of ______ OP Units evidenced by Certificate number(s) _______ enclosed with this Notice of Redemption (the "Certificate"); (ii) the Redeeming Partner is the sole legal and beneficial owner (with any exceptions noted below) of the OP Units evidenced by the Certificate, free and clear of all liens, claims, encumbrances, restrictions, agreements or rights of third parties of any kind whatsoever ("Liens"); (iii) the Redeeming Partner has full power and authority to execute this Certificate and redeem the OP Units to which it relates and this Certificate is enforceable against the Redeeming Partner in accordance with its terms.

[State exceptions to full legal and beneficial ownership of the OP Units by the Redeeming Partner, free and clear of Liens, if any:
_____________________________________________________________________________
_____________________________________________________________________________

3. The Redeeming Partner understands that, upon receipt of this Notice by the Partnership, General Partner may, in its sole and absolute discretion, elect (the "Payment Election") to assume directly and satisfy the Redemption Right being exercised herewith either by paying to the Redeeming Partner the Cash Amount or, with certain qualifications more fully detailed in the Partnership Agreement, issuing to the Redeeming Partner the Shares Amount.

4. In order for the General Partner to make an informed decision regarding the Payment Election, the Redeeming Partner hereby confirms, acknowledges, represents, and warrants that assuming the Redeeming Partner were to receive Shares in lieu of the Cash Amount:

     (i) the Redeeming Partner understands that, subject to certain registration rights in the Partnership Agreement, offer and sale of the Shares are restricted under the Federal securities laws;

     (ii) the Redeeming Partner will not offer, sell, or otherwise transfer the Shares without registration under the Securities Act or an exemption therefrom and compliance with and any applicable state securities laws;

     (iii) the Redeeming Partner is not domiciled in nor a resident of California (nor is any direct or indirect owner of the Redeeming Partner domiciled in or a resident of California);

     (iv) the Redeeming Partner is not a "benefit plan investor" within the meaning of 29 C.F.R. Section 2510.3-101;

     (v) the Redeeming Partner is able to bear the economic risk attendant with the ownership of the Shares;

     (vi) the Redeeming Partner agrees that the following legend or a substantially similar legend may be placed on the certificates representing the Shares and a stop transfer order may be placed with respect thereto:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CAN NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, IS AVAILABLE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION.";

     (vii) No provision of the Redeeming Partner's certificate of incorporation or by-laws, or of any agreement, instrument, or understanding to which the Redeeming Partner is a party or by which it is bound, has been or would be violated by the execution and delivery of this Notice of Redemption or the transactions contemplated hereby, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction of this Notice of Redemption or the transactions contemplated hereby shall have been, at or prior to the delivery of this Notice of Redemption, duly obtained;

     (viii) If the General Partner shall transfer Shares to the Redeeming Partner in satisfaction of the Redemption Right and the Redeeming Partner shall be entitled to include such Shares under a Registration Statement of the Company, the Redeeming Partner:

          [check whichever is applicable]

               ___  Does

               ___  Does Not

intend to offer and to sell the Shares received under such Registration Statement and will provide such information and sign such documents as the Company shall reasonably request with respect to inclusion of the sale of such Shares in such Registration Statement.

4. If the General Partner elects to satisfy the Redemption Rights which are the subject of this Notice of Redemption by paying to the Redeeming Partner the Shares Amount, please issue a certificate or certificates representing the Shares Amount such Redeeming Partner is entitled receive in the name of the Redeeming Partner.

5. Please issue a new certificate of OP Unit ownership evidencing the number of OP Units owned by the Redeeming Partner subsequent to the redemption which is the subject of this Notice of Redemption.

6. The Redeeming Partner hereby agrees to indemnify and save the General Partner and its Affiliates harmless from and defend it from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any inaccuracy or breach of any representation or warranty of the Redeeming Partner contained in this Notice of Redemption.


Dated: ______________


For Corporate, Partnership, Limited          For Individual Investors:
Liability Company, Trust, Employee
Benefit Plan or Other Entity Redeeming
Partner:


_______________________________                ______________________________
(Print Name of Entity)                                 (Signature)

By:  ___________________________   Print Name:  ___________________
       (Signature)

Print Name:  ____________________

Title:  _________________________


                                                                    Exhibit E

                             Properties to Which
                      Section 7.1A(3)(a) Is Applicable



       Property                    Individuals                  Date
       --------                    -----------                  ----

Chesterbrook Shopping         Paul Cohen                    July 31, 2002
Center                        Louis P. Meshon, Sr.


Woodbourne Square             Paul Cohen                    August 1, 2000
Shopping Center               Louis P. Meshon, Sr.


Rio Grande Shopping           Louis P. Meshon, Sr.          January 1, 2000
Center


The rights under Section 7.1A(3) and the final sentence of Section 10.1 granted to the persons listed on this Exhibit E shall terminate as to any such person when such person no longer owns, directly or indirectly (giving effect to the principles of section 267(c)(1) of the Code), any interest in the Partnership.


                                                        Exhibit F


                               Form of Letter


[Montgomery CV Realty] L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Kramont Operating Partnership, L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Gentlemen:

          This letter is being issued pursuant to Section 8.6A(i) of the Second Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Montgomery CV Realty L.P. (the "Partnership"), dated as of ____________, 1999, under which the General Partner of the Partnership has consented to reduce, from one year to ___ months, the period of time following which I, as a holder of OP Units, may elect to exercise the Redemption right provided under Section 8.6A of the Partnership Agreement, on condition that I provide to the Partnership, the General Partner, and their respective Affiliates certain representations and indemnities relating to such consent. (Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as contained in the Partnership Agreement.)

          Accordingly, I hereby acknowledge that my exercise of the Redemption Right pursuant to Section 8.6A of the Partnership Agreement is being undertaken with full knowledge and understanding of the income tax consequences of such exercise and that no representations or warranties have been or are being made to me with respect to my ability to maintain my tax basis in the property contributed by me to the Partnership or to avoid the recognition of gain and the incurrence of tax liability in connection with the structure or completion of any of the transactions contemplated by the Partnership Agreement (including but not limited to the granting by the General Partner of the consent referred to in the preceding paragraph). I hereby agree that neither the Partnership, the General Partner, nor any of their respective Affiliates (including the Company), nor any of their respective general partners, limited partners, members, trustees, officers, directors, or employees shall have any liability or obligations in connection with any such occurrences and I hereby agree to protect, defend, indemnify, and hold harmless each of such Persons from and against any and all claims, demands, losses, expenses, and other damages (including without limitation taxes, fines and penalties, legal fees, and expenses) incurred by them, or any of them, as a result of any such liability or obligation or otherwise arising out of the reduction of such time period or such exercise.

                                   Very truly yours,

                                                                    EXHIBIT K


                          FORM OF AFFILIATE LETTER


Kramont

[Address]


Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of [KRT Trust, a Maryland real estate investment trust ("KRT Trust")] [CV Reit, Inc., a Delaware corporation ("CV")], as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of December __, 1999 (the "Agreement"), among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, [a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust")], CV[, a Delaware corporation,] and Kramont Realty Trust, a Maryland real estate investment trust ("Kramont"). Each of KRT Trust and CV will be merged with and into Kramont (the "Reorganization").

     As a result of the Reorganization , I may receive shares of Common Shares of Beneficial Interest, par value $.01 per share, of Kramont in exchange for [shares of Common Stock, par value $.01 per share, of CV] [common shares of beneficial interest, par value $.01 per share, of KRT Trust] owned by me (such shares of Kramont Common Shares, collectively, the "Kramont Securities").

     I represent, warrant and covenant to Kramont that in the event I receive any Kramont Securities as a result of the Reorganization :

            A. I shall not make any sale, transfer or other disposition of the Kramont Securities in violation of the Act or the Rules and Regulations.

            B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Kramont Securities to the extent I felt necessary, with my counsel or counsel for [CV] [KRT Trust].

            C. I have been advised that the issuance of Kramont Securities to me pursuant to the Reorganization has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Reorganization was submitted for a vote of the shareholders of [CV] [KRT Trust], I may be deemed to have been an affiliate of [CV] [KRT Trust] and the distribution by me of the Kramont Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Kramont Securities issued to me in the Reorganization unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to [KRT Trust] [CV], or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

            D. I understand that Kramont is under no obligation to register the sale, transfer or other disposition of the Kramont Securities by me or on my behalf under the Act or, except as expressly set forth in the Agreement, to take any other action necessary in order to make compliance with an exemption from such registration available.

            E. I also understand that stop transfer instructions will be given to Kramont's transfer agents with respect to the Kramont Securities and that there will be placed on the certificates for the Kramont Securities issued to me, or any substitutions therefor, a legend stating in substance:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN
            AGREEMENT DATED                  , 1999 BETWEEN THE REGISTERED
            HOLDER HEREOF AND KRAMONT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF KRAMONT."

            F. I also understand that unless the transfer by me of my [Kranzco] [CV] Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Kramont reserves the right to put the following legend on the certificates issued to my transferee:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Kramont Securities received in the Reorganization and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Kramont Securities received in the Reorganization and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Kramont has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Kramont , or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of [CV] [KRT Trust] as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                   Very truly yours,


                                   ________________________________
                                   Name:


Accepted this __ day of
____________________, 2000 by
Kramont


By:_______________________
    Name:_________________
    Title:________________

                                                       Exhibit L to
                                                       Reorganization
                                                       Agreement

                            EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of ___________, 1999, between KRAMONT REALTY TRUST, a Maryland real estate investment trust with offices at Plymouth Plaza, Suite 200, 580 West Germantown Pike, Plymouth, PA 19462 (the "Company"), and Norman M. Kranzdorf, an individual residing at _________________________________ ("NMK").

     NMK has been the President and Chief Executive Officer of Kranzco Realty Trust and its controlled affiliates for many years. CV Reit, Inc. and Kranzco Realty Trust have entered into an Agreement dated ______________, 1999 (the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of CV Reit, Inc. and Kranzco Realty Trust will be merged and combined in an "Upreit Structure" in which the Company will be the surviving company. The Company desires to assure itself of the continued availability of the knowledge, advice and board of trustee services of NMK following the merger. Effective upon the Effective Time (as defined in the Reorganization Agreement) the Company desires to employ NMK and NMK desires to accept such employment on the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

          1.   Employment.

          The Company hereby offers and NMK hereby accepts employment with the Company on the terms and conditions contained herein. It is understood that NMK shall serve as a trustee of the Company for no additional compensation. It is also understood that NMK will serve as the Chairman of the Board although his compensation hereunder shall continue and shall not be reduced if his title is changed to such other title as may be agreed upon by the Company and NMK.

          2.   Duties.

               (a) NMK shall have only such duties, not inconsistent with his status as the Chairman of the Board, as may from time to time be assigned to him by the Board of Trustees of the Company. NMK has agreed to serve as a trustee of such controlled affiliates of the Company as the Company may request, and represent the Company on committees of NAREIT and ICSC and such other trade association groups as the Company may deem appropriate. NMK shall fulfill his duties hereunder faithfully and responsibly and to further the best interests of the Company.

               (b) NMK shall devote such time, attention and energies during business hours to the performance of his duties hereunder as is necessary to properly carry out his responsibilities under this Agreement.

               (c) NMK shall not be required to relocate outside the metropolitan Philadelphia, Pennsylvania area. If NMK agrees to undertake any business travel, he shall be reimbursed pursuant to Paragraph 6 of this Agreement for reasonable costs and expenses incurred in connection therewith.

               (d) Under the Merger Agreement NMK is designated as a trustee of the Company following the Effective Time. If NMK's term of employment has not been terminated pursuant to Paragraph 7 of this Agreement, the Company will, upon the expiration of NMK's term as a trustee, include NMK in its slate of nominees for reelection upon the expiration of each term as trustee so that he shall be a trustee for the remainder of NMK's term of employment. NMK agrees, if requested, to resign as a trustee effective at the termination of his term of employment, except if his term of employment is terminated by the Company without proper cause.

          3.   Employment Term.

          Subject to the provisions of Paragraph 7 of this Agreement, NMK's term of employment shall be for a five year period commencing on the Effective Time.

          4.   Compensation.

          For all services rendered by NMK pursuant to this Agreement, the Company shall pay NMK salary at the rate of $350,000 per annum for the period from the Effective Time until the third anniversary of the Effective Time, and at the rate of $175,000 per annum from such date until the fifth anniversary of the Effective Time. NMK's salary shall be payable bi-weekly or at such other regular intervals, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company.

          Nothing herein contained shall preclude the Board of Trustees of the Company in its sole discretion from increasing NMK's salary hereunder or from awarding NMK any bonus, any options to purchase shares, share appreciation rights, grants of shares or other forms of compensation.

          5.   Definition of a "Change of Control".

               (a) For purposes of this Agreement, a "change in control of the Company" shall be deemed to occur if:

               (i) there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of
          Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that there shall not be deemed to be a "change in control of the Company" if immediately prior to the occurrence of what would otherwise be a "change in control of the Company" (a) NMK is the other party to the transaction (a "Control Event") that would otherwise result in a "change in control of the Company" or (b) NMK is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control Event or of any entity, directly or indirectly, controlling such other party,

               (ii) the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a "Transaction") provided, however, that a Transaction shall not be deemed to result in a "change in control of the Company" if (a) immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist, or (b) (1) the shareholders of the Company, immediately before such Transaction own, directly or indirectly, immediately following such Transaction, in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction, and (2) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation, or

               (iii) the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each, an "Other Transaction") and (a) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction, fifty percent (50%) or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction, or (b) the individuals who were members of the Company's Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a "change in control of the Company" if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

Neither the definition of a Control Event or any other provision hereof is intended to limit NMK's fiduciary obligation to refrain from taking personal advantage of any corporate opportunity of the Company.

          6.   Benefits.

               (a) During the term of employment NMK shall be entitled to participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time. Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans. The Company shall reimburse NMK, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder. NMK shall be entitled to take such vacation time as he deems appropriate without any reduction in compensation. NMK shall be provided with such other benefits and perquisites as may be determined by the Board of Trustees of the Company. NMK shall have the right to continued use of his current automobile and/or a similar automobile and the Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

               (b) During the term of this Agreement, NMK shall be permitted to attend, at the Company's expense, ISCS, NAREIT, New America International, Wharton Realty Advisory Board and other real estate industry conferences and the Company shall pay for all membership fees, and expenses (including travel) related to membership, in trade and industry organizations, the Penn Club and other similar organizations.

          7.   Termination and Severance Benefits.

               (a) If NMK shall die during the term of employment under this Agreement, the compensation provided in Paragraph 4 of this Agreement shall be paid in such installments as would be required under Paragraph 4 of this Agreement to the person designated from time to time in writing by NMK and, if not so designated, to NMK's estate, until the fifth anniversary of the Effective Time. The person designated by NMK and, if not so designated, NMK's estate, shall also receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable and no longer subject to restrictions.

               (b) NMK may terminate this Agreement for "Good Reason" if any of the following events occurs:

               (i) the assignment to NMK of any duties materially inconsistent with his status;

               (ii) the Company's material breach of any of its agreements or obligations under this Agreement including the failure by the Company to pay NMK any installment of his salary or a previous award under any bonus or incentive compensation arrangement;

               (iii)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Paragraph 15 hereof;

               (iv) any purported termination of NMK's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 8 below;

               (v) any purported termination of NMK's employment for proper cause which is not effected pursuant to the procedures of Paragraph 7(c) below (and for purposes of this Agreement, no such purported termination shall be effective); or

               (vi) any change in control of the Company.

          Upon termination of NMK's employment under this Paragraph 7(b) (except as a result of a change in control of the Company), the Company shall pay NMK a lump sum severance payment equal to his salary during the remainder of the term of employment plus accrued and unpaid bonuses, if any, such severance payment to be paid within fifteen (15) days of such termination. Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the Company, the Company shall pay NMK a lump sum severance payment of $1,040,000 if the termination is prior to the third anniversary of the Effective Time or of $520,000 if the termination is on or after the third anniversary of the Effective Time. Upon termination of NMK's employment under this Paragraph 7(b) following any change in control of the Company, the Company shall, in addition, pay NMK an amount (the "Additional Amount"), if any, equal to taxes actually payable by NMK under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to any "excess parachute payment" within the meaning of the Code and the Treasury regulations thereunder, plus all federal, state and local income taxes payable by him with respect to such Additional Amount, such payment or payments to be made at least five (5) days prior to the due date of such taxes pursuant to NMK's certification by notice to the Company to the effect that the tax payment is payable by him on such due date. NMK shall promptly after such due date, certify to the Company that such tax payment has been made by him. Upon termination of NMK's employment under this Paragraph 7(b), NMK shall also be entitled to receive any accrued but unpaid bonus, award or other benefit and, to the extent not inconsistent with any plan under which shares of stock of the Company or options therefor have been granted to NMK, all options and restricted stock awards shall vest and be immediately exercisable or no longer subject to restrictions.

               (c) The Company, by notice to NMK, may terminate NMK's term of employment under this Agreement for proper cause. As used herein, "proper cause" shall mean (i) the willful and continued failure by NMK to substantially perform his duties with the Company (other than any such failure resulting from the NMK's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by NMK for Good Reason) after a written demand for substantial performance is delivered to NMK by the trustees of the Company, which demand specifically identifies the manner in which the trustees believe that NMK has not substantially performed his duties, or (ii) the willful engaging by NMK in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection 7(c), no act, or failure to act, on NMK's part shall be deemed "willful" unless done, or omitted to be done, by NMK otherwise than in good faith and in a manner that NMK reasonably believed was in or not opposed to the best interests of the Company and its shareholders. Notwithstanding the foregoing, NMK shall not be deemed to have been terminated for proper cause unless and until there shall have been delivered to NMK a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of all of the trustees of the Company at a meeting of the trustees called and held for such purpose (after reasonable notice to NMK and an opportunity for him, together with counsel of his choosing, to be heard before the trustees not less than ten (10) business days after the giving of such notice), finding that in the good faith opinion of the trustees, NMK conducted himself as set forth above in clause (i) or
(ii) of the first sentence of this Paragraph 7(c) and specifying the particulars of such conduct in detail.

          Upon termination of NMK's term of employment under this Agreement for proper cause, the Company shall pay NMK's salary through the Date of Termination and shall have no further obligations to NMK under this Agreement.

               (d) In the event that a reputable medical doctor ("Consulting Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that NMK, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), NMK's term of employment under this Agreement shall be terminated but the Company shall continue to pay NMK's salary in such installments as would be required under Paragraph 4 of this Agreement and continue NMK in such health and dental insurance programs and life insurance plans and programs, until the fifth anniversary of the Effective Time, except that the Company may reduce payments made thereafter to NMK by the amount of any disability insurance benefits received by NMK under any employee benefit plan of the Company.

               (e) The Company agrees that the terms of any restricted stock awards granted to NMK shall provide that such awards shall immediately vest and no longer be subject to forfeiture in the event of the death of NMK or the termination of his employment for "Good Reason". The Company further agrees that the terms of any options granted to NMK shall provide that such options shall, in the event of the death of NMK or the termination of his employment for "Good Reason", not terminate but immediately vest in full and be exercisable by NMK at any time during the one year period commencing on the date NMK so terminates this Agreement or dies. Nothing herein shall obligate the Company to make any restricted stock awards or grant any options to NMK.

          8.   Notice of Termination.     Any purported termination of the
NMK's employment by the Company or by NMK shall be communicated by a written Notice of Termination to the other party hereto in accordance with Paragraph 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of NMK's employment under the provision so indicated.

          9.   Date of Termination, Etc.

               (a) "Date of Termination" shall mean if NMK's employment is terminated pursuant to Paragraph 7(b), 7(c) or 7(d) above, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a binding arbitration award rendered pursuant to the provision of Paragraph 12 hereof (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), except that with respect to a termination of this Agreement by reason of expiration of its term as provided in Paragraph 3, the Date of Termination shall be the date the term hereof expires pursuant to Paragraph 3, regardless of whether a dispute exists with respect thereof; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the dispute, the Company will continue to pay NMK his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary and installments under any bonus plan) and continue NMK as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Paragraph. Amounts paid under this Paragraph 9 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If it is finally determined by a binding arbitration award (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that NMK was terminated for proper cause, NMK shall promptly remit to the Company the amount of any cash payments and the value of any non-cash benefits paid pursuant to this Paragraph 9 to which NMK would not otherwise have been entitled.

               (b) In addition to all other amounts payable to NMK under Paragraph 7 of this Agreement, NMK shall be entitled to receive all benefits payable to him under the Company's Pension Plans applicable to him in accordance with the terms of such plans as in effect from time to time and any other plan or agreement relating to retirement benefits as in effect upon the occurrence of a change in control.

               (c) NMK shall not be required to mitigate the amount of any payment provided for in Paragraph 7 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in this Agreement.

          10. Indemnification. The Company shall defend and hold NMK harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by NMK of service for, or action of NMK as a director or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request.

          11.  Noncompetition.

          NMK agrees that during the term of employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

               (a) Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company, any controlled affiliates of the Company, or the predecessors of any of them.

               (b) Not to directly or indirectly solicit, induce or influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each a "Restricted Party") anywhere within a geographical area in which the Company and NMK, any affiliate of NMK, any entity which employs NMK or any entity in which NMK owns a beneficial interest (an "NMK Affiliate") are then in competition ("Restricted Territory") to discontinue or reduce the extent of such Restricted Party's relationship with the Company or any of its affiliates in the Restricted Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

               (c) To hold in a fiduciary capacity for the benefit of the Company and its affiliates, and not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that NMK may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret. In addition to the foregoing and not in limitation thereof, NMK agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that NMK may have acquired (whether or not developed or compiled by NMK and whether or not NMK was authorized to have access to such information) during the term of, in the course of or as a result of his employment by the Company or any predecessor. "Trade Secret" means information including, but not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy. "Confidential or Proprietary Information" means any secret, Confidential or Proprietary Information of the Company or any affiliate not otherwise included in the definition of Trade Secret. The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

               (d) NMK acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the definition of Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and its affiliates, and are a material inducement to the Company and
its affiliates to enter into the Merger Agreement.   In the event of a breach
or attempted breach of this Paragraph, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security. NMK hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          12. Arbitration. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be concluded in Philadelphia, Pennsylvania by a panel of three (3) arbitrators and will beheld in accordance with the rule of the American Arbitration Association. Of these three arbitrators, one will be selected by the Company, one will be selected by NMK and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this Paragraph 12. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

          13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law principles.

          14. Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements including, without limitation, the Severance Agreement between Klein Realty Trust and NMK dated March 28, 1997. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

          15.  Successors; Binding Agreement.

               (a) This Agreement shall inure to the benefit of and be enforceable by NMK's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If NMK should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the NMK's devisee, legatee or other designee or, if there is no such designee, to the NMK's estate.

               (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to NMK such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

          16. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Paragraph 16. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

          17. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   KRAMONT REALTY TRUST


                                   By:___________________________
                                      Name:
                                      Title:




                                   _______________________________
                                   NMK

                                                       Exhibit M to
                                                       Reorganization
                                                       Agreement


                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into _______________, 2000, by and between KRAMONT REALTY TRUST a Maryland real estate investment trust with offices at Plymouth Plaza, Suite 200, 580 West Germantown Pike, Plymouth, PA 19462 (the "Company"), and LOUIS P. MESHON, SR. ("Executive").

                                 BACKGROUND:

     Executive is employed as the President of C V Reit, Inc. and of its
controlled affiliates      pursuant to an employment agreement dated December
31, 1997 between Montgomery CV Trust and Executive. C V Reit, Inc. and Kranzco Realty Trust have entered into an agreement dated ______________, 1999 (the "Reorganization Agreement") pursuant to which, as a result of various transactions, the business and properties of C V Reit, Inc. and Kranzco Realty Trust will be merged and combined in an "Upreit Structure" in which Kramont Realty Trust will be the surviving company. Effective upon the Effective Time (as defined in the Reorganization Agreement) the Company desires to employ Executive as its President and Chief Executive Officer and Executive desires to accept such employment, on the terms and conditions of this Agreement. Effective upon the Effective Time, this Agreement shall supersede the aforementioned employment agreement dated December 31, 1997.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

     1.   Employment.

     The Company hereby on the terms and conditions contained herein. It is understood that Executive shall simultaneously serve as Chief Executive Officer of all controlled affiliates of the Company and as a director or trustee (as applicable) of the Company and of any controlled affiliates, for no additional compensation.

     2.   Duties.

     As President and Chief Executive Officer the Executive shall be responsible for the operations and the management of the Company and its controlled affiliates under the supervision of the Board of Trustees of the Company. Executive shall have the power to hire and/or terminate all officers, executives and employees of the Company. All officers, executives and employees of the Company shall, either directly or through subordinates, report to Executive. Executive shall report directly to the Board of Trustees of the Company and shall have such duties and authority as are consistent with his position of President and Chief Executive Officer. Executive will devote his entire business time and efforts to his duties hereunder, subject to his health and his community and charitable interests, and shall fulfill those duties faithfully and responsibly and to further the best interests of the Company.

     3.   Term.

     Subject to the provisions of Paragraph 7 of this Agreement, the initial term of Executive's employment shall commence at the Effective Time and shall end on the fifth anniversary of the Effective Time (the "Initial Term of Employment") . At the expiration of the Initial Term of Employment, the term of employment under this Agreement shall continue for successive one (1) year periods unless Executive's employment is terminated as provided in Paragraph 7 of this Agreement or unless either the Company or Executive shall have given the other at least ninety (90) days' written notice prior to the termination of the then current term of Executive's employment of his or its desire to terminate this Agreement at the termination of the then current period.

     4.   Base Salary and Bonuses.

     During the term of employment, the Company shall compensate the Executive in the following manner:

          (a) Base Salary. The Company shall compensate Executive at the base salary of $325,000 per annum ("Base Salary"), payable in by-weekly or such other installments, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company.

          (b) Discretionary Salary Review. The Board of Trustees of the Company may in their sole discretion at any time increase the Base Salary or other compensation of Executive.

          (c) Performance Bonus. In addition to the Base Salary and any other compensation provided under this Agreement, the Company will pay to Executive a Performance Bonus for each calendar year (or portion thereof). During the term of this Agreement the Performance Bonus shall be determined by the Company's independent auditor and shall be paid to the Executive not later than 100 days after the calendar year. The Performance Bonus shall be in an amount calculated as follows: if the FFO Per Share (as hereinafter defined) shall be no less than $1.50 and no more than $1.60, the Performance Bonus shall be $200,000. If the FFO Per Share shall be more than $1.60, the Performance Bonus shall be $200,000 plus $10,000 for each one cent the FFO Per Share exceeds $1.60 up to $1.80 and $5,000 for each one cent the FFO Per Share exceeds $1.80. If the FFO Per Share shall be less than $1.50, the Performance Bonus shall be reduced from $200,000 by $10,000 for each one cent that the FFO Per Share is less than $1.50, so that at an FFO Per Share of $1.30 or less, the Executive shall not be entitled to any Performance Bonus. In determining the Performance Bonus for any portion of a calendar year, the FFO Per Share during the portion of the calendar which is included in the Executive's term of employment shall be annualized and the amount of the Performance Bonus shall be that fraction of the amount determined pursuant to the immediately preceding sentences as the number of days during the term of employment is over 365.

               "FFO Per Share" for any calendar year (or portion thereof) means the "Funds From Operations" (as hereinafter defined) of the Company for such calendar year (or such portion), as shown in the financial statements prepared in the ordinary course of business in accordance with the guidelines of the National Association of Real Estate Investment Trusts ("NAREIT"), divided by a number equal to the weighted average number of fully diluted shares during such year as shown on such financial statements without giving effect to any stock splits, stock dividends or similar events.

               "Funds From Operations" means net income as reflected on the Company's year end financial statements prepared in the ordinary course of business, as adjusted in accordance with the guidelines of NAREIT for purposes of determining Funds From Operations, computed in connection with preparation of the Company's public filings.

          (d) Restricted Stock Award. (A) At the Effective Time the Company shall sell to Executive 75,000 restricted shares of Common Stock of the Company (the "Restricted Stock"). The agreement pursuant to which the Restricted Stock is awarded shall provide that the Restricted Stock shall become nonforfeitable ("vest") with respect to one fifth of such shares on each of the anniversaries of the Effective Time; provided that Executive is employed by the Company on each such vesting date. Furthermore, the agreement shall provide that the Restricted Stock shall fully vest (i) on a termination of Executive's employment for any reason following a Change in Control (as defined herein); (ii) upon Executive's death or termination of employment by the Company due to Disability (as defined herein), (iii) if Executive terminates his employment for Good Reason (as defined herein), or
(iv) if Executive's employment is terminated by the Company without Cause (as defined herein). The agreement shall also provide that upon a termination of employment by the Company for Cause or a voluntary termination of employment by the Executive without Good Reason, the Company shall be obligated to purchase from the Executive and Executive shall be obligated to sell to the Company any unvested shares of Restricted Stock for the lesser of: (i) the Purchase Price and (ii) the fair market value of the Common Stock on the date the Executive's employment terminates.

               (B) The total purchase price for the Restricted Stock is [$ __________] (the "Purchase Price"). The Purchase Price shall be evidenced by the Executive's full recourse promissory note (the "Note") maturing on the fifth anniversary of its issue date, bearing interest at the rate specified in the Note (the "Note Obligations"). The Note shall provide that upon the earliest to occur of: (i) the full satisfaction of any and all Note Obligations, (ii) the fifth anniversary of the issue date, if the Executive is employed by the Company on such date or (iii) the termination of the Executive's employment with the Company: (w) for any reason following a Change in Control (as defined herein); (x) by the Company without Cause (as defined herein); (y) by the Executive for Good Reason (as defined herein) or
(z) due to the Executive's death or Disability (as defined herein), the Note and any security interest created thereby shall terminate and the Executive shall have no obligations under the Note. The Company shall pay the Executive the additional amount necessary to provide the Executive with a full gross up (the "Gross Up Payment") for any federal, state or local income taxes or employment taxes (including any of the foregoing taxes imposed on or attributable to the Gross Up Payment) due at the time his obligations under the Note terminate.

     5.   Employee Benefit Plans.

     During the term of employment Executive shall be entitled to participate in all of the Company's employee benefit plans (including pension, retirement, savings benefit, health and dental insurance programs, group and life insurance plans and programs) maintained by the Company from time to time in accordance with the terms of such employee benefit plans as in effect from time to time. Notwithstanding the foregoing, nothing herein shall obligate the Company to continue, maintain or establish any such employee benefit plans. The Company will maintain at its expense throughout the Executive's term of employment term life insurance or split dollar insurance arrangements in the face amount of at least $5 million for the benefit of the Executive's estate or designated beneficiaries. The Executive agrees that the Company may also maintain life insurance policies on the life of the Executive as to which the Company is the beneficiary. The Executive agrees to cooperate by performing all of the requirements of the life insurer(s) which may be conditions to the requirements of the life insurer(s).

     6.   Other Benefits.

     The Company shall reimburse Executive, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of his duties hereunder. The Executive shall be entitled to four
(4) weeks of vacation without reduction in salary. Executive shall be provided with such other benefits and perquisites which are generally made available from time to time to senior management employees of the Company. Executive shall have the right to continued use of an automobile and the Company shall pay all costs related to the operation, insurance and maintenance of such automobile.

     7.   Termination and Severance Benefits.

          (a) Executive's employment under this Employment Agreement shall immediately terminate and all rights, benefits and obligations hereunder shall cease in the event of Executive's death except for benefits accrued but unpaid for any period prior to his death, including, but not limited to, any Performance Bonus or other benefit provided for under Paragraph 4 of this Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (b) In the event that a reputable medical doctor ("Consulting Physician") selected by the Board of Trustees of the Company and engaged at the expense of the Company determines that Executive, by reason of physical or mental disability, is and has been unable to perform substantially his usual and customary duties under this Agreement for a period of ninety (90) consecutive days or on hundred twenty (120) days in the aggregate in any twelve (12) month period ("Disability"), Executive's employment under this Employment Agreement shall be terminated and all benefits and obligations hereunder shall cease except for benefits accrued but unpaid for any period prior to the beginning of such Disability, including, but not limited to, any Performance Bonus or other benefit provided for under Paragraph 4 of this Agreement, and except as provided in Paragraphs 4(d) and 7(c).

          (c) Upon termination of Executive's employment under this Agreement resulting from his death or Disability, the Company shall continue to pay the Executive's salary to the estate of the Executive (in the event of death) or to the Executive (in the event of Disability) for a period of twelve (12) months from the date of termination (the "Severance Period"). In the event of the Executive's Disability, Executive shall also receive, during the Severance Period, those fringe benefits, perquisites and coverages described in Paragraphs 5 and 6. The amount of any payments to be paid to Executive as a result of Disability shall be reduced by any payments received by the Executive from any disability or other policies paid for by the Company.

          (d) The Company shall have the right to terminate Executive's employment under this Agreement for Cause. "Cause" means an act or omission:
(i) causing material injury to the Company or any affiliates of the Company and involving financial gain or benefit to the Executive, his family or his affiliates; (ii) involving repeated material breach of the Executive's obligations; (iii) which is a material failure of the Executive to perform his duties or failure to adhere to instructions from the Board of Trustees after written notice from the Board; (iv) constituting a felony, or involving any material financial defalcation; (v) involving public intoxication or use of controlled substances without a prescription therefor; or (vi) causing material damage to the reputation of the Company or any affiliate of the Company;

          (e) Executive shall have the right to terminate his employment under this Agreement for Good Reason. "Good Reason" means (i) the assignment to Executive of any duties materially inconsistent with his status as President and Chief Executive Officer of the Company; (ii) a material breach by the Company of any material provision of this Agreement which breach is not remedied within thirty (30) days after receipt by the Company of notice thereof from Executive or, notwithstanding such cure, repeated or systematic and material breaches by the Company of any material provision of this Agreement; (iii) any Change in Control of the Company. "Change in Control" means the closing of a transaction or a series of related transactions which has not been approved in advance by the Board of Trustees of the Company which involves (i) a transfer of all or substantially all of the Company's assets and business (whether structured as an acquisition, sale of assets, merger, consolidation or otherwise, and whether or not the Company is the surviving entity of the transaction) or (ii) an exchange of equity securities of the Company or a controlled affiliate for assets or stock of another entity or person, after which transaction less than 50% of the equity (regardless of the form of the equity interests) of the Company or controlled affiliate (or the surviving entity, as the case may be) is owned by the persons and entities who were the shareholders of the Company or partners in any affiliate immediately prior to the closing of the transaction.

          (f) Upon termination of Executive's employment under Paragraph 7(d) of this Agreement, the Company shall pay the Executive's salary through the date of termination and, except as provided in Paragraph 4(d), shall have no further obligations to the Executive under this Agreement. Upon termination of Executive's employment under Paragraph 7(e) of this Agreement, the Company shall, in addition to the benefits provided under Paragraph 4(d), pay to Executive a severance benefit, in four (4) equal quarterly payments beginning at the end of the calendar quarter in which termination occurs, in an amount equal to the greater of (A) the aggregate sum of all compensation due to the Executive hereunder during the balance of the term of employment, assuming that the annual bonuses payable to the Executive during such period equal the average of the annual bonuses paid to the Executive under this Agreement prior to the termination of employment, or (B) 199% of Executive's annual salary and bonus for the year immediately prior to such termination; and shall continue the medical, dental and life insurance coverages (or coverage similar thereto) being provided Executive immediately prior to the date of termination of employment which shall be continued in effect, at the Company's expense (provided that coverage can be obtained at commercially reasonable rates), for a period ending on the sooner of three years from the date of termination of employment or the date on which Executive obtains new employment which provides him with such coverage; provided, however, that in no event shall any payment be made under this Section 7(f) to the extent such payment would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code, of 1986, as amended (the "Code") determined without regard to Section 280G(b)(4) of the Code.

     8.   Indemnification.

     The Company shall defend and hold Executive harmless to the fullest extent permitted by law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any affiliate of the Company, or of any other person or enterprise at the Company's request. To the extent required, the Company shall amend its by-laws and articles to reflect the foregoing.

     9.   Noncompetition.

     Executive agrees that during the Term of Employment and for a period of one (1) year following the termination of this Agreement ("Covenant Period"):

          (a) Not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was an employee of the Company.

          (b) Not to directly or indirectly solicit, induce or influence any person, including without limitation any tenant or prospective tenant of any retail shopping center or other commercial real estate owned, directly or indirectly, in whole or in part, by the Company or its affiliates or with whom the Company or any of its affiliates has a direct or indirect business relationship (each, a "Restricted Party") anywhere within a geographical area in which the Company and the Executive, any affiliate of Executive, any entity which employs Executive or any entity in which Executive owns a beneficial interest (an "Executive Affiliate") are then in competition ("Restricted Territory") to discontinue or reduce the extent of such Restricted Party's relationship with the Company or any of its affiliates in the Restricted Territory (including, without limitation, to terminate a lease before the stated expiration date, to reduce the amount of space demised pursuant to a lease, to fail to enter into a proposed lease or to fail to exercise any renewal or expansion in any then existing lease).

          (c) To hold in a fiduciary capacity for the benefit of the Company and its affiliates, and not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that the Executive may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret. In addition to the foregoing and not in limitation thereof, the Executive agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorized to have access to such information) during the term of, in the course of or as a result of his
employment by the Company.   "Trade Secret" means information including, but
not limited to, technical or nontechnical data, a formula, a pattern, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company or any affiliate to maintain its secrecy. "Confidential or Proprietary Information" means any secret, Confidential or Proprietary Information of the Company or any affiliate not otherwise included in the definition of Trade Secret. The term does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any affiliate.

          (d) The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the definition of Restricted Territory, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and its affiliates, and are a material inducement to the Company and its affiliates to enter into the Reorganization Agreement. In the event of a breach or attempted breach of this Paragraph 9, the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security. The Executive hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

          (e) Notwithstanding the foregoing, the Executive's ownership interests in, and participation in the management and operation of, Laurel Mall Associates, Renaissance Plaza Associates and Lane Plaza Associates shall not be deemed to violate the provisions of this Paragraph 9.

     10.  Arbitration.

          The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be concluded in Philadelphia, Pennsylvania by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Company, one will be selected by the Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred by him or it within fifteen (15) days after the giving of the written notice referred to in this Paragraph 10. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

     11.  Conflicting Agreements.

          Each party hereto hereby represents and warrants to the other party that the entering into this Agreement, and the obligations and duties undertaken by such party hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he or it is a party.

     12.  Successors and Assigns.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives but may not be assigned by the Executive.

          (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to properly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to Executive such assumption and agreement prior to (but effective only upon) such succession shall be a material breach of this Agreement.

     13.  Notices.

          All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given when delivered by hand or 5 days after being mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

          If to The Company:

               Plymouth Plaza
               580 W. Germantown Pike, Suite 200
               Plymouth Meeting, PA 19462
               Attention:  Managing Trustees
               (with copies to all the Board of the Company at their addresses as reflected on the records of the Company)

          If to Executive:

               1120 Ivymont Road
               Rosemont, PA 19010
               With a copy to:
               Stanley S. Cohen, Esquire
               2000 Market Street - 10th Floor
               Philadelphia, PA 19103

Addresses may be changed by written notice sent to the other party at the last recorded address of that party. The Company's right to terminate the Executives's employment under this Agreement pursuant to Paragraph 7(d) may only be exercised following at least 30 days notice to the Executive hereunder, such notice to specify the basis for such termination and be accompanied by a copy of a resolution duly adopted by the affirmative vote by a majority of all of the Trustees of the Company at a meeting of the Trustees held pursuant to notice thereof given to the Executive.

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Pennsylvania, without regard to conflicts of law.

     15.  Severability.

          If any provision of this Agreement is deemed, by a court of competent jurisdiction, to be unenforceable as written it shall be construed more narrowly to be as broad as is enforceable. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

     16.  Prior Understandings.

          This Agreement embodies the entire understanding of the parties hereof, and, except as hereinafter provided, supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Without limiting the generality of the foregoing, the provisions of the employment agreement dated December 31, 1997 with respect to the reduction in base salary, the restriction on OP Units, as well as the provision with respect to management and leasing termination bonuses shall have no further effect. Notwithstanding the foregoing, the stock options heretofore granted to Executive by CV Reit, Inc. shall remain in effect and shall, on at the Effective Time, be assumed by the Company. Simultaneously with the execution of this Agreement, the Company is granting Executive stock options with respect to ________ shares. No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     17.  Execution in Counterparts.

          This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              KRAMONT REALTY TRUST


Attest: _______________________         By: ______________________________
        Secretary                      Name:
                                  Title:


                              _________________________________
                                           Louis P. Meshon, Sr.

                                                       Exhibit N to
                                                       Reorganization
                                                       Agreement

=============================================================================








                            AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.












                               ________, 2000



=============================================================================

                              TABLE OF CONTENTS

                                                                         Page

ARTICLE 1 Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2 Organizational Matters . . . . . . . . . . . . . . . . . . . . . 15
     2.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.2  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.3  Registered Office and Agent; Principal Office. . . . . . . . . . 15
     2.4  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . 16
     2.5  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 3 Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.1  Purpose and Business . . . . . . . . . . . . . . . . . . . . . . 17
     3.2  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 4 Capital Contributions. . . . . . . . . . . . . . . . . . . . . . 20
     4.1  Capital Contributions of the Partners. . . . . . . . . . . . . . 20
     4.2  Additional Funds . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.3  Issuance of Additional Partnership Interests; Admission of
          Additional Limited Partners. . . . . . . . . . . . . . . . . . . 22
     4.4  Repurchase of Shares; Excess Shares. . . . . . . . . . . . . . . 23
     4.5  No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . 24
     4.6  No Interest; No Return . . . . . . . . . . . . . . . . . . . . . 24
     4.7  No Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 5 Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.1  Regular Distributions. . . . . . . . . . . . . . . . . . . . . . 24
     5.2  Qualification as a REIT. . . . . . . . . . . . . . . . . . . . . 25
     5.3  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     5.4  Distributions in Kind. . . . . . . . . . . . . . . . . . . . . . 25
     5.5  Distributions Upon Liquidation . . . . . . . . . . . . . . . . . 25

ARTICLE 6 Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 7 Management and Operations of Business. . . . . . . . . . . . . . 26
     7.1  Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.2  Certificate of Limited Partnership . . . . . . . . . . . . . . . 30
     7.3  Reimbursement of the General Partner . . . . . . . . . . . . . . 31
     7.4  Outside Activities of the General Partner. . . . . . . . . . . . 31
     7.5  Contracts with Affiliates. . . . . . . . . . . . . . . . . . . . 32
     7.6  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.7  Liability of the General Partner . . . . . . . . . . . . . . . . 34
     7.8  Other Matters Concerning the General Partner . . . . . . . . . . 35
     7.9  Title to Partnership Assets. . . . . . . . . . . . . . . . . . . 36
     7.10 Reliance by Third Parties. . . . . . . . . . . . . . . . . . . . 36

ARTICLE 8 Rights and Obligations of Limited Partners . . . . . . . . . . . 37
     8.1  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . 37
     8.2  Management of Business . . . . . . . . . . . . . . . . . . . . . 37
     8.3  Outside Activities of Limited Partners . . . . . . . . . . . . . 37
     8.4  Return of Capital. . . . . . . . . . . . . . . . . . . . . . . . 37
     8.5  Rights of Limited Partners Relating to the Partnership . . . . . 38
     8.6  Redemption Rights. . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE 9 Books, Records, Accounting, and Reports. . . . . . . . . . . . . 43
     9.1  Records and Accounting . . . . . . . . . . . . . . . . . . . . . 43
     9.2  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.3  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE 10 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     10.1  Preparation of Tax Returns. . . . . . . . . . . . . . . . . . . 44
     10.2  Tax Elections . . . . . . . . . . . . . . . . . . . . . . . . . 44
     10.3  Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . 44
     10.4  Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE 11 Transfers and Withdrawals . . . . . . . . . . . . . . . . . . . 47
     11.1  Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     11.2  Transfer of the General Partner's and
           the Company's Partnership Interests . . . . . . . . . . . . . . 47
     11.3  Limited Partners' Rights to Transfer. . . . . . . . . . . . . . 48
     11.4  Substituted Limited Partners. . . . . . . . . . . . . . . . . . 50
     11.5  Assignees . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     11.6  General Provisions. . . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE 12 Admission of Partners . . . . . . . . . . . . . . . . . . . . . 52
     12.1  Admission of Successor General Partner. . . . . . . . . . . . . 52
     12.2  Admission of Additional Limited Partners. . . . . . . . . . . . 52
     12.3  Amendment of Agreement and Certificate of Limited Partnership . 53

ARTICLE 13 Dissolution, Liquidation, and Termination . . . . . . . . . . . 53
     13.1  Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     13.2  Winding Up. . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     13.3  No Obligation to Contribute Deficit . . . . . . . . . . . . . . 56
     13.4  Rights of Limited Partners. . . . . . . . . . . . . . . . . . . 56
     13.5  Notice of Dissolution . . . . . . . . . . . . . . . . . . . . . 56
     13.6  Termination of Partnership and Cancellation of
           Certificate of Limited Partnership. . . . . . . . . . . . . . . 56
     13.7  Reasonable Time for Winding-Up. . . . . . . . . . . . . . . . . 56
     13.8  Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . 56

ARTICLE 14 Amendment of Partnership Agreement;
           Action by Limited Partners. . . . . . . . . . . . . . . . . . . 57
     14.1  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     14.2  Action by Limited Partners. . . . . . . . . . . . . . . . . . . 58

ARTICLE 15 General Provisions. . . . . . . . . . . . . . . . . . . . . . . 59
     15.1  Addresses and Notice. . . . . . . . . . . . . . . . . . . . . . 59
     15.2  Titles and Captions . . . . . . . . . . . . . . . . . . . . . . 59
     15.3  Certain Terms . . . . . . . . . . . . . . . . . . . . . . . . . 59
     15.5  Further Action. . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.6  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.7  Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.8  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.9  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.10 Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . 60
     15.11 Invalidity of Provisions. . . . . . . . . . . . . . . . . . . . 60
     15.12 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 60


EXHIBIT A  PARTNERS' CONTRIBUTIONS AND PARTNERSHIP INTERESTS
           (OP COMMON UNITS)
EXHIBIT B  ALLOCATIONS OF PARTNERSHIP ITEMS
EXHIBIT C  FORM OF NOTICE OF REDEMPTION
EXHIBIT D  PROPERTIES TO WHICH SECTION 7.1A(3) IS APPLICABLE
EXHIBIT E  FORM OF LETTER
EXHIBIT F  CLASS A OP PREFERRED UNITS
EXHIBIT G  CLASS B-1 OP PREFERRED UNITS
EXHIBIT H  CLASS B-2 OP PREFERRED UNITS
EXHIBIT I  CLASS D OP PREFERRED UNITS
EXHIBIT J  LIMITED PARTNERS
EXHIBIT K  FLORIDA LAND

            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                     OF

                     KRAMONT OPERATING PARTNERSHIP, L.P.


            This Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P. (the "Partnership"), dated as of ________, 2000, is entered into by and among KRT Trust, a Maryland real estate investment trust ("KRT Trust"), KRT Trust I LLC, a Delaware limited liability company ("KRT Trust I LLC") and the other parties whose names are set forth on Exhibit A attached hereto.

           WHEREAS, Kramont Operating Partnership, L.P. (formerly named "KRT Operating Partnership, L.P.") was formed pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware by filing, on November 5, 1999, a certificate of limited partnership with the Secretary of State of the State of Delaware and the execution of an Agreement of Limited Partnership (the "Original Agreement") by KRT Trust, as general partner and KRT Trust I LLC, as limited partner;

           WHEREAS, pursuant to a certain Agreement and Plan of Reorganization and Merger, dated as of December __, 1999 (the "Merger Agreement"), among Kranzco Realty Trust ("Kranzco"), a Maryland real estate investment trust, KRT Trust, a wholly owned subsidiary of Kranzco, CV Reit, Inc. ("CV"), a Delaware corporation, and Kramont Realty Trust ("Kramont"), a Maryland real estate investment trust, among other things, KRT Trust will merge with and into Kramont (the "KRT Trust Merger") and Kramont, the surviving entity, shall become the general partner of the Partnership and of Montgomery CV Realty, L.P. ("CV Partnership"), an affiliate of CV;

           WHEREAS, following consummation of the transactions contemplated by the Merger Agreement and pursuant to the terms of a Unit Contribution Agreement ("Contribution Agreement"), dated as of _________, 2000, Kramont will contribute to the Partnership its units of general and limited partner interest in CV Partnership in exchange for additional units of limited partner interest in the Partnership;

           WHEREAS, pursuant to the terms of the Contribution Agreement, certain holders of units of limited partner interest in CV Partnership ("CV LP Holders"), will either (i) contribute to the Partnership units of limited partner interest in CV Partnership held by such holders in exchange for units of limited partner interest in the Partnership, at which time the CV LP Holders shall be admitted as limited partners of the Partnership, or (ii) (A) first contribute to CV Partner Holdings, L.P., a Delaware limited partnership ("Holdings"), the units of limited partner interest in CV Partnership held by such holders in exchange for units of limited partner interest in Holdings and (B) then contribute to the Partnership the units of limited partner interest in Holdings then held by such holders in exchange for units of limited partner interest in the Partnership;

           WHEREAS, pursuant to the terms of the Contribution Agreement, after acquisition of the units of general partner and limited partner interest in CV Partnership and the units of limited partner interest in Holdings, described above, the Partnership will contribute all of such units of general partner and limited partner interest in CV Partnership and Holdings to CV GP LLC, a Delaware limited liability company (the "LLC"); and

           WHEREAS, the Partners desire to continue the Partnership and to amend and to restate the Original Agreement as set forth herein.

           NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby amend and restate the Original Agreement in its entirety and agree as follows:

                                  ARTICLE 1

                                Defined Terms

           The following definitions shall be applied for all purposes of this Agreement, unless otherwise clearly indicated to the contrary:

           "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

           "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 and who is shown as such on the books and records of the Partnership.

           "Adjusted Capital Account Deficit" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

               (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (b) debit to such Capital Account the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations.

           "Adjustment Factor" means 1.0 (as adjusted from time to time in accordance with this definition); provided that, in the event that the Company (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares,
(ii) subdivides or splits its outstanding Shares, or (iii) combines its outstanding Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision, or combination (assuming for such purposes that such dividend, distribution, subdivision, or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision, or combination. Any adjustment to the Adjustment Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Adjustment Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed, or exchanged without corresponding issuance, redemption, or exchange of OP Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, the Adjustment Factor applicable to such redemption shall be adjusted to take into account such event.

           "Affiliate" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           "Agreement" means this Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.

           "Assignee" means a Person to whom one or more OP Common Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5.

           "Available Cash" means, with respect to any applicable period of measurement, the excess, if any, during such period of:

               (a) the gross cash receipts of the Partnership from all sources whatsoever, including, without limitation, the following:

                   (i) all rents, revenues, income, and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest;

                  (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties, or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

                 (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership;

                  (iv) all capital contributions or loans received by the Partnership;

                   (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved;

                  (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement; and

                 (vii) reductions in reserves not accompanied by cash expenditures;

     over (b) the sum of:

                   (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes, and other expenses of the Properties of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation, or other expenses not paid in cash or expenditures from reserves);

                  (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or acquisition, financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds;

                 (iii)  all fees, if any, provided for under this Agreement;

                  (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

                   (v) all capital contributions, advances, reimbursements, or similar payments made to any Person in which the Partnership has an interest;

                  (vi) all loans made by the Partnership in accordance with the terms of this Agreement;

                 (vii) all reimbursements to the General Partner or its Affiliates during such period; and

                (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, acquisitions, capital improvements, payments of periodic expenditures, debt service, or other purposes for the Partnership or any Person in which the Partnership has an interest.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

          "Capital Account" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with section 1.704-1(b) of the Regulations and the following provisions:

               a.   to each Partner's Capital Account there shall be credited
(i) such Partner's Capital Contributions, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

               b.   to each Partner's Capital Account there shall be debited
(i) the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

               c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it related to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 upon the dissolution of the Partnership. The Capital Accounts of the Partners immediately after the execution of this Agreement are set forth on Exhibit A hereto and have been determined in accordance with Regulations Section 1.704-1(b)(2)(iv).

          "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents, or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to
Article 4.

          "Cash Amount" means an amount of cash equal to the Value on the Specified Redemption Date of the Shares Amount.

          "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State, as amended or restated from time to time in accordance with the terms hereof and the Act.

          "Charter" means the Declaration of Trust (or other instrument serving a similar function) of the General Partner, as amended and restated from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

          "Company" means KRT Trust and, after the effective time of the KRT Trust Merger, Kramont.

          "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including any deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Regulations promulgated under section 708 of the Code).

          "Depreciation" means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization, or other cost recovery deduction, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the Federal income tax depreciation, depletion, amortization, or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

          "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative, association or other entity.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

          "Florida Land" means the property described in Exhibit K.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "General Partner" means KRT Trust and, after the effective time of the KRT Trust Merger, Kramont, or any of their successors as the general partner of the Partnership from time to time.

          "General Partner Interest" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.

          "Gross Asset Value" means, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:

               1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof (as reflected on Exhibit A, as such Exhibit may be amended from time to time);

               2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

                    a. a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

                    b. the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

                    c. the liquidation of the Partnership within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations;

               3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

               4. the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

          "Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law, and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

          "Incapacity" or "Incapacitated" means, (i) as to any individual Partner, death, total physical disability, or entry of an order, judgment, or decree by a court of competent jurisdiction adjudicating such Partner incompetent to manage such Partner's person or estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
(iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization, or other relief under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency, or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b), above; (e) the Partner seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization, or other relief of or against such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver, or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

          "Indemnitee" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner or an Affiliate thereof, (2) a director, trustee, officer, manager or general partner of the Partnership or the General Partner (or an Affiliate thereof), or (3) in the case of a director, trustee, officer, manager or general partner of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) such Person's liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

          "Kramont" means Kramont Realty Trust, a Maryland real estate investment trust.

          "KRT Trust" means KRT Trust, a Maryland real estate investment trust.

          "Lien" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, or right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other encumbrance of any nature whatsoever.

          "Limited Partner" means any Person named as a Limited Partner (other than the General Partner in its capacity as the holder of OP Preferred Units) in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a limited partner of the Partnership. All Partners other than the General Partner (in its capacity as General Partner) are Limited Partners. For purposes of any vote of the Limited Partners in connection with any merger, consolidation, or conversion involving the Partnership (except as provided in the definition of "Qualifying Limited Partner Interest"), the Limited Partners shall be treated as a single class or group.

          "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Common Units.

          "Liquidating Event" has the meaning set forth in Section 13.1.

          "Liquidator" has the meaning set forth in Section 13.2.

          "Master Agreement" means the Definitive Master Agreement dated as of September 19, 1997, among CV Reit, Inc., Montgomery CV Trust, Drexel Realty, Inc., and certain other Persons, as amended.

          "Meshon" means Louis P. Meshon, Sr.

          "Net Income" or "Net Loss" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for Federal income tax purposes by the General Partner, determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in section 705(a)(2)(B) of the Code (or which is treated as a section 705(a)(2)(B) expenditure pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to sections 267(a)(1) or 707(b) of the Code as expenditures described in section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to sections 1.704-1(b)(2)(iv)(e), (f), and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B and Sections 4.1 and 7.3B.

          "Nonrecourse Deductions" has the meaning set forth in sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

          "Nonrecourse Liabilities" has the meaning set forth in section 1.704-2(b)(3) of the Regulations.

          "OP Common Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2, and 4.3, but does not include any OP Preferred Unit or any other OP Unit not designated as an OP Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights, preferences and privileges as specified in this Agreement. The number of OP Common Units outstanding and the Percentage Interests in the Partnership represented by such OP Common Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Common Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by such form of certificate for OP Common Units as the General Partner may adopt from time to time. The General Partner may reflect on any such certificate any transfer or other restriction, forfeitability risk, or similar matter that pertains to the OP Common Units evidenced thereby.

          "OP Preferred Unit" means a fractional undivided share of the Partnership Interests of all Partners that the General Partner has authorized pursuant to Section 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the OP Common Units.

          "OP Unit" shall mean an OP Common Unit, an OP Preferred Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.3 hereof (an "Other OP Unit").

          "OP Unit Designation" shall have the meaning set forth in Section 4.3A hereof.

          "Partner" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

          "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

          "Partner Nonrecourse Debt" has the meaning set forth in Regulations section 1.704-2(b)(4).

          "Partner Nonrecourse Deductions" has the meaning set forth in Regulations section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(2).

          "Partnership" means Kramont Operating Partnership, L.P., a Delaware limited partnership, and any successor thereto.

          "Partnership Interest" means a partnership interest in the Partnership held by either a Limited Partner or the General Partner (or the predecessor in interest of an Assignee) and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided and limited in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Common Units, OP Preferred Units or other OP Units.

          "Partnership Minimum Gain" has the meaning set forth in Regulations section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations section 1.704-2(d).

          "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1.

          "Partnership Year" means the fiscal year of the Partnership, as set forth in Section 9.2.

          "Percentage Interest" means, as to a Partner owning OP Common Units the fractional part of the Partnership Interests owned by such Partner and determined from time to time by dividing the number of OP Common Units owned by such Partner at any such time by the total number of OP Common Units outstanding at such time.

          "Permitted Partners" has the meaning set forth in subparagraph 1(b) of Exhibit B.

          "Permitted Transferee" means any person to whom OP Units are permitted to be Transferred in accordance with Section 11.3 (determined without regard to Section 11.3E(iii)).

          "Person" means an individual or Entity.

          "Qualifying Limited Partner Interest" at any time means (a) if 5% or more of the OP Common Units at that time are not then held by the General Partner or its Affiliates, a majority of the OP Common Units of the Limited Partners (not including OP Common Units originally issued to the General Partner and then held by the General Partner or its Affiliates, but specifically including OP Common Units originally issued to other Limited Partners and subsequently acquired by the General Partner or its Affiliates pursuant to Section 8.6 or otherwise) and (b) otherwise, the OP Common Units then held by the General Partner and its Affiliates.

          "Regulations" means the final, temporary, or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "REIT" means a real estate investment trust as defined in section 856 of the Code.

          "REIT Requirements" has the meaning set forth in Section 5.2.

          "Restricted Partner" has the meaning set forth in Section 1(b) of Exhibit B.

          "Section," "Article," or "Exhibit," when used without reference to the Code, ERISA, the Act, the Regulations, regulations of the Department of Labor, or other statute or document means a section or article of or exhibit to, as the case may be, this Agreement.

          "Share" means a common share of beneficial interest of the General Partner, if the General Partner is a trust, and a share of common stock of the General Partner, if the General Partner is a corporation.

          "Shares Amount" means a number of Shares equal to the product of the number of OP Common Units offered for redemption by a Redeeming Partner times the Adjustment Factor; provided that, in the event the General Partner issues to all holders of Shares rights, options, warrants, or convertible or exchangeable securities entitling such holders to subscribe for or to purchase Shares (collectively, the "rights"), then, for purposes of computing the Cash Amount and the Shares Amount, (i) but only if the Redeeming Partner shall tender to the General Partner the consideration then needed pursuant to such rights if such rights are then exercisable, the Shares Amount shall also include the number of Shares that a holder of Shares (in an amount equal to the product of the number of OP Common Units offered for redemption times the Adjustment Factor) would be entitled to receive upon exercise of such rights, options, warrants, or securities or (ii) if such rights are not at such time exercisable, the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive. In the case of a merger, consolidation, or recapitalization involving, or other change in identity, form or place of organization of, the General Partner, the "Shares Amount" shall mean a number of shares, certificates of beneficial interest, cash or other property or other securities of the successor General Partner in connection with such change equal to the product of the number of OP Common Units offered for redemption by a Redeeming Partner times the Adjustment Factor times the number (or fractional number) of such shares, certificates of beneficial interest, cash or other property or other securities issued or paid in exchange for one Share in connection with the transaction or series of related transactions effecting such change (and such shares, certificates of beneficial interest, cash or other property or other securities shall be considered "Shares" for purposes hereof).

          "Specified Redemption Date" means the tenth business day after receipt by the General Partner of a Notice of Redemption.

          "Stock Option Plans" means any plan adopted or assumed from time to time by the General Partner pursuant to which Shares are issued, or options to acquire Shares are granted, to employees, officers, directors or trustees of the General Partner, the Partnership, or their respective Affiliates in consideration for services or future services.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, or other Entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly (including, without limitation, through one or more other Subsidiaries), by such Person.

          "Substituted Limited Partner" means a Person who is admitted as a limited partner to the Partnership pursuant to Section 11.4.

          "Tax Items" has the meaning set forth in Exhibit B.

          "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

          "Transfer," as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance, or other transfer and, as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber, or otherwise transfer.

          "Value" means, with respect to any Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date on which the Notice of Redemption is received by the General Partner (or, if such date is not a trading day, on the next succeeding trading day). The market price for each such trading day shall be (i) if such shares are listed or admitted to trading on any securities exchange or the Nasdaq National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or (iii) if such shares are not listed or admitted to trading on any securities exchange or the Nasdaq National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations, if any, and other information as it considers, in its reasonable judgment, appropriate. In the event that any such Share includes rights that a holder of such share has or would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, and the value of such rights, as determined, shall be added to the value of a Share, as determined in accordance with this definition, to determine the Value of such Share.

          Certain additional terms and phrases have the meanings set forth in Exhibit B.


                                  ARTICLE 2

                           Organizational Matters

          2.1 Organization. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. KRT Trust hereby continues as the General Partner until the effective time of the KRT Trust Merger, and KRT Trust I LLC hereby continues as a Limited Partner until the CV LP Holders are admitted to the Partnership as Limited Partners. At the effective time of the KRT Trust Merger, notwithstanding anything to the contrary contained in this Agreement, including Articles 11 and 12 hereof, Kramont shall automatically and without further action be admitted to the Partnership as the General Partner and a Limited Partner, and thereafter KRT Trust will cease to be the General Partner. Notwithstanding anything to the contrary contained in this Agreement, including Articles 11 and 12 hereof: (i) upon the contribution to the Partnership of their units of limited partner interest in CV Partnership or Holdings, as contemplated by the Contribution Agreement, the CV LP Holders shall automatically and without further action be admitted to the Partnership as Limited Partners; and (ii) effective immediately after the admission to the Partnership of the CV LP Holders as Limited Partners, all rights of KRT Trust I LLC as a Limited Partner and all of its interests in the Partnership shall be canceled without any consideration, and the only partners of the Partnership shall be Kramont as General Partner and as a Limited Partner and the CV LP Holders as Limited Partners. The Partnership Interest of each Partner shall be personal property for all purposes.

          2.2 Name. The name of the Partnership is Kramont Operating Partnership, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partners, change the name of the Partnership.

          2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 or such other address and/or registered agent as the General Partner may from time to time designate. The principal office of the Partnership shall be 580 West Germantown Pike, Plymouth Meeting, PA 19462, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

          2.4  Power of Attorney.

               A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                    (1) execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (a) all certificates, documents, and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify, or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms;
(c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to, or other events described in,
Article 11, 12, or 13 or the Capital Contribution of any Partner; and (e) all certificates, documents, and other instruments relating to the determination of the rights, preferences and privileges of any Partnership Interest; and

                    (2) execute, swear to, seal, acknowledge, and file all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with
Article 14 or as may be otherwise expressly provided for in this Agreement.

               B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's OP Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns, and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designations, powers of attorney, and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

          2.5 Term. The term of the Partnership commenced on the date the Certificate was filed and shall continue until December 31, 2096, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.


                                  ARTICLE 3

                                   Purpose

          3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, manage, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable, incidental, or convenient to the business of the Partnership; to acquire, hold, own, sell, transfer, encumber, convey, exchange, and otherwise dispose of general partner and limited partner interests in CV Partnership and Holdings (and the membership interests in CV OP Holdings LLC) which may be held directly by the Partnership or through the LLC, and to act and to cause the LLC to act as a general partner and a limited partner of CV Partnership and Holdings (and as sole member of CV OP Holdings LLC); to acquire, hold, own, sell, transfer, encumber, convey, exchange, and otherwise dispose of limited liability company interests in the LLC, and to act as a member of the LLC; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes, all with a view to enabling the Partnership, consistent with operation of the Partnership in a prudent manner, to make pro rata distributions to all Partners sufficient to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply; provided, however, that such business shall be limited to and conducted in such a matter as to permit the General Partner at all times to be classified as a real estate investment trust for federal income tax purposes. The Partnership shall have all powers necessary, advisable, desirable, incidental, or convenient to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions, and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge, or other Lien, and, directly or indirectly, to acquire and construct additional properties necessary or useful in connection with its business. Notwithstanding anything in this Agreement to the contrary, the Company has the right to fail to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply.

          3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership (including specifically, but without limitation, to exercise all of the powers set out in Section 7.1); provided, that the Partnership shall refrain from taking any action which, in the General Partner's good faith belief, (i) could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the Code); (ii) could subject the Company to any additional taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of the Code; or
(iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, or their respective securities or properties.

          3.3  Representations and Warranties by the Parties.

               A. Each Partner that is an individual admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner's property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

               B. Each Partner admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) that is not an individual represents and warrants to each other Partner(s) that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner of any of its partners, members trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e) and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

               C. Each Partner admitted to the Partnership as a Partner after the date hereof (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each such Partner further represents and warrants that (together with its advisors and/or investor representative) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership.

               D. The representations and warranties contained in Sections 3.3.A, 3.3.B and 3.3.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

               E. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, taxable income or loss, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that any projections submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no projections as to taxable income or loss in respect to the Partnership or the General Partner or the business or financial condition or property of the Partnership or the General Partner have been submitted to such Partner by any Partner or an employee or representative or Affiliate of any Partner, and each Partner is relying on its own tax advisors with respect to the transactions contemplated by this Agreement.


                                  ARTICLE 4

                            Capital Contributions

          4.1  Capital Contributions of the Partners.

               A. The Limited Partners owning OP Common Units have made, or upon the consummation of the transactions contemplated by the Contribution Agreement, will have made, the Capital Contributions and have been issued, or upon consummation of the transactions contemplated by the Contribution Agreement, will have been issued, OP Common Units in exchange therefor and have, or upon consummation of the transactions contemplated by the Contribution Agreement, will have, the Percentage Interest in the Partnership, all as set forth in Exhibit A (as such Exhibit A may hereafter be amended or corrected by the General Partner to reflect the provisions hereof). The General Partner has made the Capital Contributions and has been issued the OP Common Units and the OP Preferred Units in exchange therefor, all as set forth in Exhibit A (and footnote 3 thereto) (as such Exhibit A may be amended or corrected by the General Partner to reflect the provisions hereof). To the extent the Partnership acquires any property by the merger of any other Entity into the Partnership, or by the contribution to the Partnership of interests in other Entities, including general partner or limited partner interests of CV Partnership or Holdings (and the membership interests in CV OP Holdings LLC), Persons who receive Partnership Interests in exchange for their interests in the Entity merging into the Partnership or, in the case of a contribution to the Partnership of interests in other Entities, in exchange for such interests in the other Entities, shall be deemed to have made Capital Contributions as provided in the applicable merger agreement, the applicable contribution agreement, or any other applicable document and as set forth in Exhibit A. The number of OP Common Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest.

               B. The Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

          4.2  Additional Funds.

               A. The sums of money required to finance the business and affairs of the Partnership shall be derived from, among other things, the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Entity. The General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2B); (iii) in the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit, or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.2B); or (v) except as provided in Section 7.1A(3), sell any assets or properties of the Partnership.

               B. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

               C. If the Company shall issue any debt securities (otherwise than to enable the Company to pay any dividend required to cause the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply), preferred stock, or common stock (including additional Shares (otherwise than (i) in connection with payment of the Shares Amount pursuant to Section 8.6 of this Agreement (but not pursuant to Section 8.6 of the Second Amended and Restated Agreement of Limited Partnership of CV Partnership) or (ii) in connection with the conversion or exchange of securities of the Company solely in conversion or exchange for other securities of the Company)) or rights, options, warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "Securities"), the Company shall (i) in the case of debt securities, lend to the Partnership an amount equal to the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any exercise, exchange, or conversion thereof (if applicable);
(ii) in the case of equity Securities senior or junior to the Shares as to dividends and distributions on liquidation, contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership interests in the Partnership in consideration therefor with the same economic terms and conditions, including dividend, dividend priority, and liquidation preference, as are applicable to such Securities; and (iii) in the case of Shares or other equity Securities on a parity with the Shares as to dividends and distributions on liquidation (including, without limitation, Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to the Partnership an amount equal to the proceeds of or consideration (including any property or other non-cash assets) received for such Shares or other Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange, or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Common Units in consideration therefor equal to the product of
(x) the number of Shares or other equity Securities on a parity with Shares (appropriately adjusted if such parity is not share-for-share) issued by the Company, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution. Notwithstanding the foregoing, if at any time the Company issues any Shares pursuant to a Stock Option Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur with respect to each such Share: (i) the Company shall be deemed to contribute to the capital of the Partnership an amount of cash equal to the current per share market price of a Share on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Partnership shall be deemed to purchase from the Company a Share for an amount of cash equal to the amount of cash deemed contributed by the Company to the Partnership in clause (i) above (and such Share is deemed delivered to its owner under the Stock Option Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Company with respect to such Share, if any, shall be concurrently transferred to the Partnership (and such net proceeds so transferred shall not constitute a capital contribution); and
(iv) the Partnership shall issue to the Company for each such Share one (1) additional OP Common Unit registered in the name of the Company. The Partnership shall retain any net proceeds that are paid directly to the Partnership.

          4.3  Issuance of Additional Partnership Interests;
               Admission of Additional Limited Partners.

               A. General. The General Partner is hereby authorized to cause the Partnership (i) to issue additional Partnership Interests, in the form of OP Common Units for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, and (ii) to issue additional Partnership Interests, in the form of OP Preferred Units or other OP Units to the General Partner, without further consideration, but only to the extent and with such economic terms and for such periods as shall be necessary to provide the General Partner with distributions at such times and in such amounts as shall be required to meet its payment obligations under the provisions of any class of preferred stock or other equity securities of the General Partner then issued and outstanding, provided that (y) such OP Units shall not be transferable by the General Partner except to a successor to the Company which becomes General Partner and (z) such OP Preferred Units or other OP Units (other than OP Common Units) issued to the General Partner shall not entitle the holder thereof to vote on matters on which the Partners holding OP Common Units may vote; in each case, all without the approval of any Limited Partners. Subject to the foregoing, the General Partner is expressly authorized to cause the Partnership to issue OP Units (i) upon the conversion, redemption or exchange of any Debt, OP Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the Partnership, and (iii) in connection with any merger of any other Person into the Partnership. Subject to Delaware law and only as permitted by the first sentence of this Section 4.3A, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and such rights, powers and duties shall be set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, an "OP Unit Designation"). On the date hereof, the Partnership has issued Class A-1, Class B-1, Class B-2 and Class D OP Preferred Units, in the amounts and with the designations, preferences and rights, powers and duties set forth on the OP Unit Designations attached hereto as Exhibits F, G, H and I, respectively. Without limiting the generality of the foregoing and only as permitted by the first sentence of this Section 4.3A, the General Partner shall have authority to specify (a) the allocation of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests;
(b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership;
(d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests and such other rights, preferences and privileges as the General Partner may determine. Upon the issuance of any additional Partnership Interests, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

               B. Notwithstanding the foregoing, no issuance of Partnership Interests pursuant to this Section 4.3 shall be made if (i) such issuance has a material adverse impact (as such material adverse impact is determined in the good faith discretion of the General Partner's Board of Directors) on (A) the existing Limited Partners' right to exercise their rights under Section 8.6, (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this Section 4.3), (ii) such issuance causes the Partnership to become, with respect to any employee benefit plan subject to title I of ERISA or section 4975 of the Code, a "party in interest" (as defined in section 3(14) of ERISA) or a "disqualified person" (as defined in section 4975(e) of the Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute "plan assets" within the meaning of the regulations promulgated by the Department of Labor, at 29 C.F.R. Section 2510.3-101. Subject to the limitations set forth in the preceding sentence and in Articles 11 and 12, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending Exhibit A or any other provisions of this Agreement (except as provided in Section 14.1C)

          4.4 Repurchase of Shares; Excess Shares. In the event that the General Partner or any Affiliate thereof shall elect to purchase from the Company's shareholders Shares for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company or any Affiliate thereof, any employee stock purchase plan adopted by the Company or any Affiliate thereof, or any other obligation or arrangement undertaken by the Company or any Affiliate thereof in the future, the purchase price paid by the Company or any Affiliate thereof for such Shares and any other expenses incurred by the Company or any Affiliate thereof in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company or such Affiliate, subject to the condition that: (i) if such Shares subsequently are to be sold by the Company or any Affiliate thereof, as provided in Section 4.2B, the Company shall pay to the Partnership an amount equal to any net proceeds received by the Company or such Affiliate for such Shares (provided that an exchange of Shares for OP Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not sold by the Company or any Affiliate thereof within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited Partner, equal to the product of (x) the number of such Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Adjustment Factor in effect on the date of such contribution.

          4.5 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

          4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

          4.7 No Preemptive Rights. Subject to any preemptive rights that may be granted pursuant to Section 4.3, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any OP Units or other Partnership Interests.


                                  ARTICLE 5

                                Distributions

          5.1 Regular Distributions. Subject to the payment of any amounts required to be made to the General Partner in priority to the Limited Partners pursuant to any OP Unit Designation, and except for distributions pursuant to Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 5.3, 5.4, and 5.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all or such portion as the General Partner may in its sole discretion determine, of Available Cash generated by the Partnership during such quarter, to the holders of OP Common Units in accordance with their respective OP Common Units held on the Partnership Record Date with respect to such quarter; provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such OP Unit has been exchanged. Except as may otherwise be provided in the terms of any OP Unit Designation, distributions payable with respect to OP Units (other than OP Units held by the General Partner and any other OP Common Units issued pursuant to the Contribution Agreement) that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period such interests were outstanding.

          5.2 Qualification as a REIT. The General Partner may cause the Partnership (including, without limitation, by causing any Entity in which the Partnership holds an interest to make distributions to the Partnership) to distribute sufficient amounts under this Article 5 to enable the General Partner to make distributions sufficient to (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any Federal income or excise tax liability of the Company (provided, however, that a general partner of the Partnership shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law).

          5.3 Withholding. With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.4.

          5.4 Distributions in Kind. No right is given to any Unit holder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole discretion, to make a pro rata distribution in kind of Partnership assets to the Partners.

          5.5 Distributions Upon Liquidation. Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2. Notwithstanding any provision to the contrary contained in this Agreement (including any OP Unit Designation), the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or holder of an OP Unit on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or any other applicable law.


                                  ARTICLE 6

                                 Allocations

          Subject to the allocations provided in any OP Unit Designation, the Net Income, Net Loss, and other items of the Partnership shall be allocated pursuant to the provisions of Section 7.3B and Exhibit B.


                                  ARTICLE 7

                    Management and Operations of Business

          7.1  Management.

               A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof, and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:


                    (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts sufficient to permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any Federal income tax (including, for this purpose, any excise tax pursuant to section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidences of indebtedness (including the securing of the same by deed, mortgage, deed of trust, or other lien or encumbrance on the Partnership's assets), (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, and (e) the execution and delivery, on the Partnership's behalf, of evidences of indebtedness and documents granting security for the payment thereof (with or without warrant of attorney to confess judgment against the Partnership upon default) and, without limiting the generality of the foregoing, the granting of a warrant of attorney to confess judgment against the Partnership;

                    (2) the making of tax, regulatory, and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                    (3) the acquisition, disposition, transfer, mortgage, pledge, encumbrance, hypothecation, or exchange of any assets of the Partnership, the LLC or of CV Partnership, of which the Partnership or the LLC is the General Partner (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership), or the merger or other combination or conversion of the Partnership with or into another entity; provided that (a) no disposition of an interest in a property listed on Exhibit D (whether by disposition of such property or by disposition of the Partnership's interest in an Entity owning such property) may be made prior to the date listed with respect to such property on Exhibit D (but only to the extent the person listed with respect to such property on Exhibit D is a Limited Partner hereunder), without the consent of each person listed with respect to such property on Exhibit D (b) (x) prior to August 1, 2000, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Woodbourne Square Shopping Center shopping center, or (y) prior to July 31, 2002, except with the consent or at the request of Meshon and Paul Cohen (but only to the extent each is a Limited Partner hereunder), in the case of the Chesterbrook Shopping Center Plaza shopping center, or (z) prior to June 24, 2002, except with the consent or at the request of Marlton Crossing Shopping Center Limited Partnership, a New Jersey limited partnership (but only to the extent it is a Limited Partner), in the case of the Marlton Crossing Shopping Center Phase I (the "Marlton Center"), or, notwithstanding clauses (x), (y), and (z), except as required under the Master Agreement, the Partnership shall take no action (other than making capital improvements to the property involved, causing a sale not otherwise prohibited hereunder of the property involved or the Partnership's interest therein, making the principal amortization payments scheduled under the respective loan documents in effect on the date hereof, or issuing additional Partnership Interests under Section 4.3) which, of itself, would cause a reduction in the share of Meshon or Paul Cohen, (but only to the extent each is a Limited Partner hereunder) of the liabilities to which the Woodbourne Square Shopping Center and Chesterbrook Shopping Center Plaza shopping centers are subject, if such reduction would, of itself, cause a realization or recognition of income to Meshon or Paul Cohen (in each case, to the extent a party hereto); provided that the consent of any individual described in this Section 7.1A(3) shall not be required after such individual's death;

                    (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company or its Affiliates, the Partnership, or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company or its Affiliates), and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

                    (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition, or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

                    (6) the negotiation, execution, and performance of any contracts, conveyances, or other instruments that the General Partner considers necessary, advisable, desirable, incidental, or convenient to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors, and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                    (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

                    (8) the holding, managing, investing, and reinvesting cash and other assets of the Partnership;

                    (9) the collection and receipt of revenues and income of the Partnership;

                    (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

                    (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                    (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures, or other relationships that it deems desirable (including, without limitation, the acquisition or disposal of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

                    (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration, or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations, or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                    (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

                    (15) the determination of the fair market value of any Partnership property distributed in kind using such method of valuation as the General Partner may adopt;

                    (16) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership or otherwise;

                    (17) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                    (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                    (19) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                    (20) the issuance of additional OP Units, in the General Partner's absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4;

                    (21) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries;

                    (22) the commencing of a case under title 11 of the United States Code, as the same may be amended from time to time, the making of an assignment for the benefit of creditors and the dissolution of the Partnership pursuant to the laws of the State of Delaware, as the same may be amended from time to time, the consenting to or the acquiescing in the filing of any of the foregoing by any Person other than the General Partner or to take any action in furtherance of any of the foregoing;

                    (23) the transfer of any property of the Partnership in complete or partial satisfaction of a creditor's claims including, without limitation, the holder of a mortgage or other lien on property of the Partnership, by executing and delivering a deed in lieu of foreclosure, bill of sale or otherwise;

                    (24) the confessing of a judgment;

                    (25) not contesting any foreclosure action commenced with respect to the property of the Partnership or any other action claiming a default under any mortgage or other lien on property of the Partnership;

                    (26) the making, execution, and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, or legal instruments or agreements in writing necessary, advisable, desirable, incidental, or convenient in the judgment of the General Partner, for the accomplishment of any of the foregoing; and

                    (27) the execution, delivery and performance of the Contribution Agreement and any other documents necessary, advisable or incidental in the judgment of the General Partner, for the accomplishment of the transactions contemplated thereby.

               B. Each of the Limited Partners agrees that the General Partner is authorized to perform the above-mentioned acts, and to execute, deliver and perform any agreements, and transactions on behalf of the Partnership without any further act, approval, or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule, or regulation. The execution, delivery, or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

               C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

               D. In exercising its authority under this Agreement, the General Partner may, but (except as provided in Sections 3.2, 7.1A(3), and 10.2) shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

          7.2 Certificate of Limited Partnership. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification, and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(3), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

          7.3  Reimbursement of the General Partner.

               A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

               B. On such monthly or other basis as the General Partner may determine in its sole and absolute discretion, the Partnership shall pay for the account of the General Partner or reimburse the General Partner for the following "Reimbursable Amounts": all expenses that it (or any of its Affiliates) incurs relating to the ownership and operation of, or for the benefit of, the Partnership; all of its (and its Affiliates') payroll and fringe benefit expense, professional fees (including, without limitation, legal, audit, advisory, directors', and management, executive service, and similar fees), corporate insurance expense (including, without limitation, directors' and officers' insurance), public company expenses, office expenses, Delaware franchise taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before the date hereof), Pennsylvania capital stock, loans, and corporate net income taxes (regardless of whether or not included in the Company's liability for deferred income taxes on the date hereof, but not including any taxes attributable, under the rules of Treasury Regulation section 1.704-1(b)(2)(iv)(n), to periods ending on or before the date hereof), and other expenses of a similar nature. To the extent of Reimbursable Amounts not otherwise treated as expenses of the Partnership, gross income of the Partnership for the year of reimbursement or payment for a Partner's account shall be allocated to the Partner receiving such reimbursement and such reimbursement or payment for a Partner's account shall constitute a distribution from the Partnership to such Partner. To the extent of Reimbursable Amounts that are otherwise treated as expenses of the Partnership, payment of such amounts by the Partner receiving reimbursement shall be treated as a loan by such Partner to the Partnership and such reimbursement shall be treated as repayment of such loan. Any reimbursement or payment for a Partner's account pursuant to this Section 7.3B shall be in addition to any reimbursement made as a result of indemnification pursuant to
Section 7.6.

          7.4 Outside Activities of the General Partner. The General Partner or any of its Subsidiaries, other than the Partnership and any Subsidiaries of the Partnership, may not, directly or indirectly enter into or conduct any business not connected with the ownership, acquisition, development, and disposition of Partnership Interests and (subject to Sections 4.1B and 7.3B of the limited partnership agreement of CV Partnership) the Florida Land and the management of the business of the Partnership and the management of (subject to Sections 4.1B and 7.3B of the limited partnership agreement of CV Partnership) the Florida land, and such activities as are incidental thereto, except that the General Partner may acquire and contribute properties to the Partnership for additional OP Units as provided in Section 4.2C. The General Partner directly or indirectly may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

          7.5  Contracts with Affiliates.

               A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

               B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations, or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable and in the best interests of the Partnership.

               C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates (or any officers or directors of either) shall sell, Transfer, or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

               D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership, or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

          7.6  Indemnification.

               A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint, several, or joint and several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, that relate to the operations of the Partnership or its Affiliates as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting gross negligence, willful misconduct, or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this
Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

               B. Reasonable expenses (including reasonable legal fees) incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

               C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement to which such Indemnitee is a party.

               D. The Partnership may, but shall not be obligated to, purchase and maintain insurance (including so-called "D&O insurance"), on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement.

               E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

               F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

               G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

               H. The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification, or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               I. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of
Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

          7.7  Liability of the General Partner.

               A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its officers or directors shall be liable for monetary damages to the Partnership, any Partners, or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith and without gross negligence or malfeasance.

               B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the partners of the Partnership, collectively, that the General Partner, subject to the provisions of Section 7.1D, is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions (except that the General Partner shall comply with Sections 3.2, 7.1A(3) and 10.2), and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith and without gross negligence or malfeasance. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

               C. Subject to its obligations and duties as General Partner set forth in Section 7.1A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

               D.   Any amendment, modification, or repeal of this Section
7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers' and directors' liability to the Partnership and the Limited Partners under this
Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

               E. To the fullest extent permitted by law, no officer, director, trustee or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services.

          7.8  Other Matters Concerning the General Partner.

               A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

               B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants, and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion or advice of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice.

               C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

               D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code); or (ii) to avoid the Company's incurring any taxes or other liability under the Code, including specifically, but without limitation, under sections 30, 42, 45A, 49, 50, 55, 453, 453A, 531, 541, 857, 1294, or 4981 of
the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

          7.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

          7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell, or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate, or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document, or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document, or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document, or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document, or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE 8

                 Rights and Obligations of Limited Partners

          8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.4, or under the Act.

          8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent, or trustee of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such) shall take part in the operation, management, or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name, or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent, or trustee of the General Partner, the Partnership, or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

          8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate, or shareholder of any Limited Partner (other than the Company) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

          8.4 Return of Capital. Except pursuant to Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided by Exhibit B (or Sections 4.1 or 7.3B) or as otherwise expressly provided in this Agreement or any OP Unit Designation, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, or distributions.

          8.5  Rights of Limited Partners Relating to the Partnership.

               A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own reasonable expense (including such copying and administrative charges as the General Partner may establish from time to time):

                    (1) to obtain a copy of the Partnership's Federal, state, and local income tax returns for each Partnership Year;

                    (2) to obtain a current list of the name and last known mailing address of each Partner;

                    (3) to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

                    (4) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

               B. The General Partner shall provide to each Limited Partner, without cost, copies of the Company's annual and quarterly reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

               C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential. To the extent permitted by law, the General Partner shall keep confidential from the Limited Partners any information that the General Partner determines, in its sole and absolute discretion, to be in the nature of trade secrets or other confidential information of the General Partner (or any of its Affiliates) or to constitute material non-public information of or relating to the General Partner (or any of its Affiliates) the disclosure of which is not in the best interests of the General Partner (or any of its Affiliates) or its (or their) business or could involve a violation of law.

          8.6  Redemption Rights.

               A.   General.

                    (i) Subject to Section 8.6C, below, on or after the date one year (or such other period as may be agreed between the General Partner and the holder of an OP Common Unit hereafter acquired pursuant to Section
4.2 or 4.3 or, in the case of an OP Common Unit acquired pursuant to the Contribution Agreement by a Limited Partner who so elects in the Contribution Agreement, immediately) after the issuance of an OP Common Unit to a Limited Partner pursuant to Article 4 (or upon the earlier death of such Limited Partner), the holder of such OP Common Unit (if other than the General Partner or any Subsidiary of the General Partner) shall have the right (the "Redemption Right") to require the Partnership to redeem such OP Common Unit on a Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption (in the form of Exhibit C hereto, as such form may be amended by the General Partner, in its reasonable discretion, from time to time, upon no less than 30 days' notice to the Limited Partners) delivered to the Partnership (with a copy simultaneously to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may not exercise the Redemption Right for fewer than 1,000 OP Common Units or, if such Redeeming Partner holds fewer than 1,000 OP Common Units, for fewer than all of the OP Common Units held by such Redeeming Partner. In the sole discretion of the General Partner at the request of any Limited Partner, the General Partner may substitute "six months" (or some period of time greater than six months, but less than one year) for "one year" in applying the first sentence of this Section 8.6A(i) to such Limited Partner and, in connection with the exercise of such discretion, the General Partner may require that the Redeeming Partner provide a letter to the Partnership and the General Partner in substantially the form of Exhibit E hereto.

               (ii) The Redeeming Partner shall have no right with respect to any OP Common Units so redeemed to receive any distributions paid after the Specified Redemption Date.

               (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

               B.   General Partner Assumption of Right.

                    (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, within 5 business days after receipt of such Notice, in its sole discretion (subject to any limitations on ownership and transfer of Shares set forth in the Company's Certificate of Incorporation), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or, but only if the Company has in effect (or, at the request of the Redeeming Partner, consents and within 60 days after such election causes to be in effect) a registration statement (the "Registration Statement") covering the immediate resale of all the Shares to be issued to the Redeeming Partner pursuant to such election (or, under then-applicable law, the Shares upon issuance would be freely tradeable without such a registration statement's being in effect), the Shares Amount, as the General Partner determines in its sole discretion on the Specified Redemption Date, whereupon the General Partner shall acquire the OP Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such OP Common Units. If it shall be necessary under the preceding sentence for a Registration Statement to be caused to be in effect, the General Partner will use commercially reasonable efforts to cause such Registration Statement to be filed and to become effective as soon as reasonably practicable and within the 60-day period theretofore described. Unless the General Partner, in its sole discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. In the event the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall, for Federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's OP Common Units to the General Partner. Nothing contained in this Section 8.6B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to
Section 8.6A.

                    (ii) In the event that the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's OP Common Units shall be the applicable Shares Amount. In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

                    (iii) Each Redeeming Partner agrees to provide in a timely fashion such information and to execute such documents as the General Partner and its Affiliates may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right and the registration of the resale of such Shares, including, without limitation, an agreement pursuant to which the Redeeming Partner agrees to indemnify and to hold harmless the General Partner, the Partnership, the Company, the Affiliates of any of them, and the respective officers, directors, general partners, and agents of the General Partner, the Partnership, the Company, and such Affiliates with respect to any information provided by the Redeeming Partner for inclusion in the Registration Statement and the General Partner agrees to indemnify and to hold harmless the Redeeming Partner with respect to information provided by the Company in the Registration Statement.

                    (iv) So long as the Redeeming Partner confirms in writing that the Redeeming Partner continues to intend in good faith to sell all of its Shares received under this Section 8.6 under such Registration Statement, the Company shall use its best efforts to keep the Registration Statement effective for up to one year after the effective date thereof, but only if the Redeeming Partner agrees not to make any offers or sales of any Shares under any such Registration Statement if the Redeeming Partner has received a notice from the General Partner to the effect that, for a stated period (not in excess of 60 days), it would not for any reason (including, without limitation, by reason of the General Partner's or any of its Affiliate's having a good business reason not to disclose publicly certain information which may be material) be in the best interests of the General Partner or any of its Affiliates for offers or sales to be effected under such Registration Statement. The General Partner shall not give any Redeeming Partner such a notice more than twice in any 12-month period.

                    (v) If a Limited Partner is considering exercising its Redemption Right with respect to its OP Common Units and desires that the Shares it receives from the General Partner in exchange for the redeemed OP Common Units, if any, be the subject to an effective Registration Statement at the time of receipt, it may, at its sole option, follow the procedure set forth in this clause (v). The Limited Partner shall give the General Partner written notice referring to this clause and stating that it is considering exercising its Redemption Right (a "Pre-Redemption Notice"). Upon receipt of the Pre-Redemption Notice, if the General Partner determines that it wishes to elect to assume the redemption obligation from the Partnership and wishes to give the Redeeming Partner Shares and the Company consents to such election, the Company shall file a Registration Statement with respect to the resale of all such Shares as soon as practicable and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as possible and within not more than 60 days. The General Partner shall notify the Limited Partner as soon as the Registration Statement has become effective. The other provisions of this Section 8.6 shall apply with respect to such Registration Statement and with respect to any Redemption Notice given by such Limited Partner. Neither the giving of the Pre-Redemption Notice nor the filing of the Registration Statement (nor its becoming effective) shall obligate the Limited Partner to give a Notice of Redemption nor, if a Notice of Redemption is subsequently given, obligate the General Partner to assume the redemption obligation and/or elect to give the Redeeming Partner Shares in exchange for its OP Common Units. If the Limited Partner which gave the Pre-Redemption Notice does not give the Partnership a Redemption Notice with respect to its OP Common Units within 180 days after the effective date of such Registration Statement, neither the Partnership, the Company, nor the General Partner shall have any obligation to continue to maintain the effectiveness of such Registration Statement and the Limited Partner which gave the Pre-Redemption Notice shall be liable for the costs of the Partnership, the Company and the General Partner in filing the Registration Statement (including without limitation, legal fees and disbursements and any filing fees). No Limited Partner may give more than one Pre-Redemption Notice (unless the General Partner shall otherwise consent).

               C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6A and 8.6B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6A if (but only as long as), in the written opinion of counsel to the General Partner, the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Certificate of Incorporation, (ii) would cause a violation of the REIT Requirements, or (iii) would be prohibited (after giving effect to any applicable exemptions) under applicable Federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right).

               D. No Liens on OP Common Units Delivered for Redemption. Each Limited Partner covenants and agrees with the Partnership and the General Partner that the Redeeming Partner shall transfer good title to all OP Common Units delivered for redemption to the Partnership or the General Partner, as the case may be, free and clear of all Liens (as defined in Exhibit C), and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire OP Common Units which are or may be subject to any Liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is imposed on the Limited Partner (or jointly on the Limited Partner and the transferee) as a result of the transfer of its OP Common Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

               E. Additional Partnership Interests. In the event that the Partnership issues OP Common Units to any Additional Limited Partner pursuant to Article 4, the General Partner shall make such amendments to this Section
8.6 as it determines are necessary to reflect the issuance of such OP Common Units (including setting forth any restrictions on the exercise of the Redemption Right with respect to OP Common Units described in this Section 8.6E).

               F. Successor to the Company. If the Company shall cease to serve as General Partner, all of the Company's rights under this Section 8.6 shall vest in the Company's successor as General Partner, if such successor is an Affiliate of the Company (or would have been an Affiliate of the Company had the Company continued to exist), and otherwise in such Affiliate of the Company (or such Person that would have been an Affiliate of the Company, had the Company continued to exist) as the Company may designate (or, if the Company has not made any such designation, as any Person with authority to act on behalf of the Company in connection with the winding up of its affairs or otherwise may designate).


                                  ARTICLE 9

                   Books, Records, Accounting, and Reports

          9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists, and copies of documents required to be provided pursuant to Sections 8.5A and 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on or be in the form of any information storage device or system, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP, and, for tax purposes, on an accrual basis, or such other bases as the General Partner determines to be necessary or appropriate.

          9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          9.3  Reports.

               A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountant selected by the General Partner in its sole discretion.

               B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.


                                 ARTICLE 10

                                 Tax Matters

          10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use reasonable efforts to furnish, within one hundred sixty-five (165) days of the close of each taxable year, the tax information reasonably required by Limited Partners for Federal and state income tax reporting purposes. At the time of any sale or refinancing of any property listed on Exhibit D, the General Partner shall give notice thereof to each individual listed with respect to such property on Exhibit D.

          10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Except as provided in
Section 7.8D, the General Partner shall (i) select (and cause Montgomery CV Realty L.P. to select) the "traditional method" of making allocations pursuant to Regulation section 1.704-3 (either without any curative allocations or with curative allocations to a contributing Partner solely of gain from sale of the property contributed) with respect to all Contributed Property received on or before the date of this Agreement, and (ii) select any method allowed pursuant to Regulations section 1.704-3 with respect to all Contributed Property received after the date of this Agreement. By executing this Agreement, each Partner hereby agrees to report income, gain, loss, and deduction on such Partner's Federal income tax return in a manner that is consistent with the use of the method so selected. The General Partner shall have the right to seek to revoke any tax election it makes, including, without limitation, the election under section 754 of the Code, upon the General Partner's determination, in its sole and absolute discretion, that it could have caused the Partnership to refrain from making such election in the first instance.

          10.3 Tax Matters Partner.

               A. The Company shall serve as the "tax matters partner" of the Partnership for Federal income tax purposes for any taxable year of the Partnership for which it is eligible to serve as such (regardless of whether the Company is at the time of serving as such the General Partner). The General Partner from time to time shall serve as the tax matters partner for any other taxable year of the Partnership (regardless of whether the General Partner was a partner in the Partnership at any time during such year). All Partners and Assignees shall, at the request of a tax matters partner described in the preceding sentence, take such actions as are necessary, appropriate, or convenient to effect the designation of such tax matters partner pursuant to section 301.6231(a)(7)-1 of the Regulations. Pursuant to
Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the tax matters partner by the Limited Partners and the Assignees.

               B.   The tax matters partner is authorized, but not required:

                    (1) to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a "notice partner" (as defined in section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in section 6223(b)(2) of the Code);

                    (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                    (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                    (4) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                    (5) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                    (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 shall also be fully applicable to the tax matters partner in its capacity as such. Notwithstanding the foregoing provisions of this Section 10.3B, no tax matters partner described in the second sentence of Section 10.3A may, without the prior written consent of the Company (which may be withheld in the Company's sole discretion), bind the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership to any settlement agreement under section 6224 of the Code, file a petition for readjustment of partnership items in any court other than the Tax Court, or extend the period for assessing tax under section 6229 of the Code with respect to the Company, any of its Affiliates, or any qualified REIT subsidiary, partnership, limited liability company, or other Entity through which the Company or any of its Affiliates was a partner in the Partnership. The tax matters partner shall comply with the responsibilities imposed on it by section 301.6223(g)-1T of the Regulations.

               C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging one or more law or accounting firms to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

          10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of Federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required by law to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to sections 1441, 1442, 1445, or 1446 of the Code. Any amount so paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4.
In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.4, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                 ARTICLE 11

                          Transfers and Withdrawals

          11.1 Transfer.

               A. The term "Transfer," when used in this Article 11 with respect to an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign or pledge all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign or pledge all or any part of its Limited Partner Interest to another Person. The term "Transfer" when used in this Article 11 does not include any exchange of OP Common Units for Shares pursuant to Section 8.6 or any grant of a security interest to the Partnership pursuant to Section 10.4.

               B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

          11.2 Transfer of the General Partner's and the Company's Partnership Interests.

               A. The General Partner may not Transfer its General Partnership Interest or withdraw as General Partner, but such Transfer or withdrawal shall be permitted (1) if Limited Partners holding a Qualifying Limited Partner Interest consent to such Transfer or withdrawal or (2) in the case of a Transfer of all or a portion of the General Partner Interest to an entity which is, directly or indirectly, wholly-owned by the Company (including a qualified REIT subsidiary under section 856(i) of the Code). In the case of any Transfer permitted by this Section 11.2A, the transferee may be admitted as a General Partner with the consent of the transferor, but without any requirement that any Limited Partner consent thereto, all as provided in Section 12.1.

               B. In the event the General Partner withdraws as General Partner, except in accordance with clause (A), above, the General Partner's General Partner Interest shall immediately be converted into a Limited Partner Interest.

               C. The Company may Transfer any of its Limited Partner Interest without the Consent of the General Partner or any Limited Partner, but may not transfer any OP Preferred Unit or Other OP Units except to a successor General Partner.

               D. Except in the case of a change in identity, form, or place of organization of the Company, however, effected, the Company shall not engage in any merger (including a triangular merger), consolidation, or other combination with or into another person, sale of all or substantially all of its assets, or reclassification, recapitalization, or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Adjustment Factor") ("Termination Transaction"), unless the Termination Transaction has been approved by the consent of Partners holding a majority or more of the then outstanding OP Units (including any OP Units held by the General Partner) and in connection with the Termination Transaction all Limited Partners either will receive or will have the right to elect to receive, for each OP Unit, an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities, or other property paid to a holder of Shares in consideration of one Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender, or exchange offer shall have been made to and accepted by the holders or more than 50% of the outstanding Shares, each holder of OP Units shall receive or shall have the right to elect to receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender, or exchange offer and had thereupon accepted such purchase, tender, or exchange offer. Any Termination Transaction permitted under this Section 11.2D shall be permitted notwithstanding the provisions of Section 7.4 or any other provision of this Article 11.

          11.3 Limited Partners' Rights to Transfer.

               A. (1) Subject to the provisions of Sections 11.3C, 11.3D, 11.3E, and 11.4, a Limited Partner (other than the Company) may, without the consent of the General Partner:

                    (a) Transfer such Limited Partner's OP Units to any other Limited Partner, to a member of the family (as defined in section 267(c)(4) of the Code) of such transferring Limited Partner, or to a trust all of the beneficiaries of which are members of the family of such transferring Limited Partner, or pursuant to Section 8.6; and

                    (b) pledge such Limited Partner's OP Units to any financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.


                    (2) Subject to the provisions of Sections 11.3C, 11.3D and 11.3E, a Limited Partner may Transfer any of such Limited Partner's OP Units, otherwise than in accordance with clause (1), above, only with the prior written consent of the General Partner.

               B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of the Incapacitated Limited Partner's interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

               C. The General Partner may prohibit any Transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership or the OP Units. The General Partner may require (but shall not be obligated to accept) an opinion of legal counsel to the Limited Partner, in form and substance acceptable to the General Partner, to the effect that such filing would not be required and that such laws and regulations would not be violated.

               D. No Transfer by a Limited Partner of its OP Units may be made to any Person if: (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership's being treated as an association or a publicly traded partnership taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA other than a plan maintained by the General Partner or any Affiliate thereof, a "party-in-interest" (as defined in section 3(14) of ERISA) or, with respect to any "plan" (as defined in section 4975(e)(1) of the Code) other than a plan maintained by the General Partner or any Affiliate thereof, a "disqualified person" (as defined in section 4975(e)(2) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.3-101; (iv) such Transfer would subject the General Partner, any of its Affiliates, or the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the Employee Retirement Income Security Act of 1974, each as amended; (v) except with the consent of the General Partner, such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged; (vi) it would require the Partnership to register under the Investment Company Act of 1940; (vii) except with the consent of the General Partner, it would cause the Partnership to be considered for purposes of section 1.7704-1(h)(1)(ii) of the Regulations to have more than 100 partners at any time during any taxable year; or (viii) in the opinion of legal counsel to the General Partner, it could adversely affect the ability of the Company to continue to qualify as a REIT to which the provisions of part II of subchapter M of chapter 1 of the Code apply (and as a "corporation subject to a tax imposed by subchapter M," within the meaning of section 11(c) of the
Code), subject the Company to additional taxes or other liability under the Code, or violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its Affiliates, the Partnership, or their respective securities or properties.

               E. Section 11.3A shall not prohibit a Limited Partner from taking the following actions, to the extent otherwise permitted under this
Agreement: (i) exercising any options to purchase Shares issued to such Limited Partner under a Stock Option Plan, (ii) in connection with an exercise permitted by the preceding clause (i), delivering to the Company Shares in payment of the exercise price of such options or the withholding taxes payable in connection with such exercise, or (iii) transferring OP Units or Shares to a Permitted Transferee of such Limited Partner, provided that such transferee agrees in writing to the transfer restrictions contained in this Agreement (including this Section 11.3E).

          11.4 Substituted Limited Partners.

               A. Subject in each case to Section 11.4D: (1) the General Partner shall have the right to add or substitute a transferee which receives OP Units pursuant to Section 11.2C as a Limited Partner and (2) each Limited Partner shall have the right to substitute a Permitted Transferee which receives OP Units pursuant to Section 11.3A(1) as a Limited Partner in such Limited Partner's place.

               B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units pursuant to Section 11.3A(2), which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

               C. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

               D. No Permitted Transferee will be admitted as a Substituted Limited Partner unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) in the case of a transferee who receives OP Units in accordance with Section 11.3A(2), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, the General Partner shall reflect the name, address, number of OP Common Units, and Percentage Interest of such Substituted Limited Partner on the records of the Partnership and eliminate or adjust, if necessary, the name, address, and interest of the predecessor of such Substituted Limited Partner.

          11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, and any other items, gain, loss deduction, and credit of the Partnership attributable to the OP Units assigned to such transferee and, as to the OP Units which were transferred to such Person in a manner permitted under this Agreement, shall have the rights and obligations set forth in Section 8.6 as though a Limited Partner, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed, to the extent permitted by law, to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

          11.6 General Provisions.

               A. No Limited Partner may withdraw from the Partnership otherwise than as a result of a permitted Transfer of all of such Limited Partner's OP Units in accordance with this Article 11 or pursuant to an exchange of all of its OP Units pursuant to Section 8.6.

               B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall Transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to Section 8.6 shall cease to be a Limited Partner.

               C. Except with the consent of the General Partner, transfers pursuant to this Article 11 (other than Transfers pursuant to Section 8.6B) may be made only as of the first day of each calendar month.

               D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this Article 11 or exchanged pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such OP Units with respect to which the Partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such OP Units shall be made to the transferee Partner.

               E. Ownership of an OP Unit shall be determined by the identity of the registered holder thereof on the books of the Partnership. Transfer of an OP Unit can be made only in conformity with all provisions of this Agreement and upon compliance with the further requirement that such transfer can be made only upon presentation of the certificate evidencing such OP Unit, if any, accompanied by satisfactory and duly executed instruments of transfer.


                                 ARTICLE 12

                            Admission of Partners

          12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer, and such admission shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the assignor ceases to be a general partner of the Partnership. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner's executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D.

          12.2 Admission of Additional Limited Partners.

               A. The limited partners named in the signature pages are all admitted, or will be admitted as provided in Section 2.1 hereof, to the Partnership as Limited Partners with the OP Common Units set forth opposite the name of such Limited Partner on Exhibit J. After the admission to the Partnership of the Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4, and (ii) such other documents or instruments as may be required in the sole discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

               B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

               C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof, and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with section 706(d) of the Code, using such method as the General Partner shall determine in its sole discretion. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

          12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.


                                 ARTICLE 13

                  Dissolution, Liquidation, and Termination

          13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

               A.   the expiration of its term as provided in Section 2.5;

               B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy listed in Sections 17-402(4) and (5) of the Act), unless, at the time, there is at least one other General Partner, who is hereby permitted to carry on the business of the Partnership, and such General Partner does so (in accordance with Section 12.1 or otherwise) or, within 90 days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

               C. an election to dissolve the Partnership made by the General Partner;

               D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

               E. the sale of all or substantially all of the assets and properties of the Partnership;

               F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any Federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner; and

               G. at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

          13.2 Winding Up.

               A. Upon the occurrence of a Liquidating Event that results in the dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and termination of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the General Partner or an Affiliate thereof) shall be applied and distributed in the following order:

                    (1) First, to the payment and discharge (or making reasonable provision for paying) of all of the Partnership's debts and liabilities to creditors other than the Partners;

                    (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners;

                    (3) Third, to the General Partner to the extent required under any OP Preferred Units or Other OP Units senior to the OP Common Units, in accordance with the terms and priorities set forth in the respective OP Unit Designations; and

                    (4) The balance, if any, to the Partners and Assignees owning OP Common Units in proportion to their respective Percentage Interests (and to the holders of any Other OP Units junior to OP Common Units, to the extent of their entitlement, if any).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

               B. Notwithstanding the provisions of Section 13.2A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

               C. In the sole discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

                    (1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any liabilities or obligations (including contingent) of the Partnership or the General Partner arising out of or in connection with the Partnership.
The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same priorities and proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

                    (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

          13.3 No Obligation to Contribute Deficit. If any Partner has a deficit balance in such Partner's Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

          13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

          13.5 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election, objection, consent, or agreement by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

          13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership's assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

          13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

          13.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.


                                 ARTICLE 14

                     Amendment of Partnership Agreement;
                     Action by Limited Partners

          14.1 Amendments.

               A. Amendments to this Agreement may be proposed by the General Partner or in writing by any Limited Partner or Limited Partners holding in the aggregate 25% or more of the Partnership Interests. Within such reasonable period of time as shall be determined by the General Partner following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting on not less than 10 days' notice to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1B or 14.1C, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of Partners holding a majority or more of the then outstanding OP Units (including OP Units held by the General Partner) (except for amendments to this Section 14.1 or Sections 4.3, 7.4, 7.5, 8.5A, 8.6, 9.3, 11.2 and 14.2, and the final sentence of Section 10.3B which, so long as Limited Partners other than the General Partner own more than 5% of all Limited Partner Interests, must be approved by Partners holding a majority of the Limited Partner Interests (other than the General Partner)).

               B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, which consent is hereby deemed to have been given, to amend this Agreement (other than this Section 14.1 or Sections 4.3, 7.4, 7.5, 11.2, and 14.2) to the extent expressly set forth herein (including, without limitation, in Section 8.6E) or as may be required to facilitate or implement any of the following purposes:

                    (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                    (2) to reflect the admission, substitution, termination, or withdrawal of Partners, or changes in the number or type of OP Units held by a Partner, accomplished in accordance with this Agreement;

                    (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

                    (4) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect; to cure any ambiguity, correct, or supplement in an inconsequential manner any provision in this Agreement not inconsistent with law or with other provisions; or to make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                    (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a Federal or state agency or contained in Federal or state law, rules or regulations.

After taking any action under this Section 14.1B, the General Partner shall provide notice to the Limited Partners of the taking of such action.

               C. Notwithstanding Section 14.1A and 14.1B, this Agreement shall not be amended without the consent of the General Partner and each Limited Partner materially adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partner interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter a Partner's right to receive distributions by specifically amending Section 5.1 or Section 13.2, or specifically alter the allocations specified in Article 6 by amending
Article 6, Section7.3B or Exhibit B (except as permitted pursuant to Article 4 and Sections 5.4 and 14.1B(3)), provided that any amendment of any provision of this Agreement that, in the good faith judgment of the General Partner, does not have the effect of amending in a manner materially adverse to the Limited Partners considered as a whole Section 5.1, Section 13.2,
Article 6, Section 7.3B or Exhibit B shall not be subject to this Section 14.1C(iii); (iv) cause the termination of the Partnership prior to the time set forth in Sections 2.5 and 13.1; or (v) amend Section 7.1A(3) or this
Section 14.1C (or, in the case of an amendment pursuant to Section 14.1B, amend Sections 8.5A, 8.6, or 9.3, the final sentence of Section 10.3B, or, except as provided in Article 4, Exhibit A).

          14.2 Action by Limited Partners.

               A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of the Limited Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Partners by the holders of such percentage of the Percentage Interests or OP Common Units as is expressly required by this Agreement or may be given in accordance with the procedure prescribed in Section 14.1A or in accordance with the procedure prescribed in Section 14.2B.

               B. Any vote or consent of the Limited Partners permitted or required under this Agreement and action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if written consent(s) setting forth the action so taken is signed by the holders of such percentage of the Percentage Interests or the OP Common Units as is expressly required by this Agreement. Such consent may be in one instrument or in several instruments. Such consent shall be filed with the records of the Partnership.

               C. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or such Limited Partner's attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

               D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.


                                 ARTICLE 15

                             General Provisions

          15.1 Addresses and Notice. Any notice, demand, request, or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or three business days after being sent by first class United States mail or one business day after being sent by nationally recognized overnight delivery service or, upon receipt, when sent by facsimile transmission to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

          15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.

          15.3 Certain Terms. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to the "sole discretion" of the General Partner or Liquidator mean the sole and absolute discretion of the General Partner or Liquidator, as the case may be.

          15.4 Effectiveness of Certain Provisions. The provisions of this Agreement relating to the Persons who will be admitted as limited partners in the Partnership in connection with the transactions contemplated by the Contribution Agreement shall not be effective with respect to each such Person until consummation of the transactions contemplated by the Contribution Agreement and admission of such Person as a limited partner of the Partnership which admission shall occur without any further action of any Person upon such consummation.

          15.5 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

          15.7 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

          15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

          15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

          15.10 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

          15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          15.12 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                         GENERAL PARTNER:

                         KRT TRUST

                         By:________________________________
                            Print Name:
                            Title:


                         LIMITED PARTNERS:

                         KRT TRUST I LLC

                         By:________________________________
                            Print Name:
                            Title:

                         COUNTERPART SIGNATURE PAGE
                      TO AMENDED AND RESTATED AGREEMENT
                                     OF
                             LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.

          The undersigned agrees to be bound as successor General Partner by all of the terms and conditions of the Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P.


                         KRAMONT REALTY TRUST


                         By:________________________________
                            Name:
                            Title:

                            Address for Notice:


Dated:   _____________, 2000



                         COUNTERPART SIGNATURE PAGE
                      TO AMENDED AND RESTATED AGREEMENT
                                     OF
                             LIMITED PARTNERSHIP
                                     OF
                     KRAMONT OPERATING PARTNERSHIP, L.P.

          The undersigned agrees to be bound as a Limited Partner by all of the terms and conditions of the Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P.


                           Name:


                           By:________________________________
                              Name:
                              Title:

                              Address for Notice:


Dated:   _____________, 2000

                                                                                                                        Exhibit A

                              Partners' Contributions and Partnership Interests as of ___________, 2000



Name and Address                  Cash      Gross Asset Value of                       Total Net       OP Common      Percentage
   of Partner                Contributions  Contributed Property(1)  Liabilities(1)  Contribution(2)     Units        Interest(3)
----------------             -------------  --------------------     -----------     ------------      ---------      --------

General Partner
---------------
Kramont Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462                                                                                      1       0.000005%

Limited Partners
----------------
Kramont Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462                                                                             18,529,452      92.728727%

Louis P. Meshon, Sr.
580 West Germantown Pike
Plymouth Meeting, PA  19462                                                                                570,338       2.854198%

Louis P. Meshon
& Patricia G. Meshon
580 West Germantown Pike
Plymouth Meeting, PA  19462                                                                                 89,909       0.449940%

Other Limited Partners                                                                                     792,729       3.967130%
                                                                                                       -----------     ----------
                                                                                                       19,982,4294     100.000000%
                                                                                                       ===========     ==========

1.   All assets, including partnership interests, should be valued "gross" and all liabilities should be separately listed hereon.
     All capitalized terms used in the notes to this Exhibit A and not otherwise defined herein shall have the meanings ascribed to them in this Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P.

2.   Provided that the Kranzco Reorganization and the Trust Merger (as those terms are defined in the Agreement and Plan of
     Reorganization and Merger among Kranzco Realty Trust, KRT Trust, CV Reit, Inc. and Kramont Realty Trust, dated as of December
     10, 1999 (the "Plan of Reorganization")) shall have occurred immediately prior to the Effective Time (as defined in the Plan of
     Reorganization) and that the transactions described in section 5.3 of the Plan of Reorganization shall have occurred immediately after the Effective Time, it is appropriate to treat, and this Exhibit A accordingly does treat, all of the assets that are being contributed to the Partnership through the date hereof as having been contributed in a single transaction, without any need for revaluation under clause 2 of the definition of "Gross Asset Value."

     For purposes of this footnote, "Newco Preferred Amount" means the liquidation preference (exclusive of accumulated or accrued and unpaid dividends) of the Kramont Preferred Shares (as defined in the Plan of Reorganization) corresponding to the OP
     Preferred Units issued to the Company  (hereafter "Kramont") on the date hereof, as such value is determined by Kramont in its reasonable discretion.

     All of Kranzco's (as defined in the Plan of Reorganization) and its qualified REIT subsidiaries' existing tangible and intangible assets, including goodwill and going concern value will be transferred to the Partnership, and all assets acquired by Kramont  in the CV Merger (as defined in the Plan of Reorganization), including specifically, but without limitation, the interest of Montgomery CV Realty Trust (f/k/a Montgomery CV Trust) in Montgomery CV Realty L.P. (as such terms are defined in the Plan of Reorganization), except for (1) stock and beneficial interests in qualified REIT Subsidiaries, and (2) the Florida
     Land, will be contributed to the Partnership.  The foregoing contributions will be subject to and the Partnership will assume all of Kranzco's and CV Reit, Inc.'s ("CV") (and their respective qualified REIT subsidiaries') liabilities.  No cash will be retained at the Kramont level, except, possibly, cash needed to pay dividends declared (or relating to the current quarter), but not yet paid, on the closing date.  Kramont's total net contribution (to which liabilities will be added back and from which cash contributed will be subtracted to determine the Gross Asset Value of Kramont's contribution of property other than cash) will be set at fair market value, which Kramont may determine to be not higher than the highest of and not lower than the lowest of (1) $___________ [an agreed upon fair market value of Kramont on a pro forma basis reflecting the Newco Preferred
     Amount and the values used to establish the exchange ratios used in the Reorganization (as defined in the Plan of
     Reorganization)], (2) the sum of the Newco Preferred Amount plus 175.42% of the excess of Kranzco's net GAAP book value on the date of signing of the Plan of Reorganization over the Newco Preferred Amount, (3) the sum of the Newco Preferred Amount plus
     175.42% of the excess of Kranzco's net GAAP book value immediately prior to the Effective Time over the Newco Preferred Amount,
     (4) the sum of the Newco Preferred Amount plus the product of 18,529,453 multiplied by the price per share of one common share of beneficial interest in Kramont (such product, "Kramont's Market Capitalization") on the date of signing of the Plan of
     Reorganization, and (5) the sum of the Newco Preferred Amount plus Kramont's Market Capitalization immediately prior to the
     Effective Time, in each case appropriately adjusted for payment of transaction costs and retention of cash by Kramont.

     After subtracting the Newco Preferred Amount from Kramont's total net contribution (as determined above), the total net contributions for all Partners will be proportionate to their OP Common Units.

3.   Percentage Interests may not add to exactly 100.000000% due to rounding.  Kramont will also be issued the following OP
     Preferred Units:  11,155 Series A-1 OP Preferred Units; 274,029 Series B-1 OP Preferred Units; 909,248 Series B-2 OP Preferred
     Units; and 1,800,000 Series D Preferred Units.  The Capital Contributions attributable to each of the OP Preferred Units shall be equal to their respective liquidation preferences (excluding accumulated or accrued and unpaid dividends) of the corresponding Kramont Preferred Shares, as determined by Kramont in its reasonable discretion.

4.   Derived as follows and assuming participation by (i) Kramont, (ii) all former limited partners in Montgomery CV Realty L.P. who contribute such limited partner interests to CV Partner Holdings, L.P. ("Holdings") and then contribute their interests in
     Holdings to the Partnership (except Louis P. Meshon, Sr., as to a 0.1% indirect interest in Montgomery CV Realty L.P.), and
     (iii) all other limited partners in Montgomery CV Realty L.P. and without "rounding up for cash":  There are currently outstanding 9,429,026 OP Units in Montgomery CV Realty L.P., of which direct and indirect interests in 99.9%, or 9,419,597 are assumed to be exchanged for 9,419,597 OP Common Units in the Partnership, at an exchange ratio of 1:1.  Kranzco has outstanding today (prior to the Reorganization) 10,562,832 Common Shares.  In exchange for transferring the Kranzco net assets to the
     Partnership, Kramont will be issued 10,562,832 OP Common Units plus the OP Preferred Units described in note 3 above.  The sum of 9,419,597 and 10,562,832 is 19,982,429.

     The number of OP Common Units issued to Kramont equals the sum of 10,562,832 plus  7,966,621 (the number of OP Units in
     Montgomery CV Realty L.P. owned by CV and acquired by Kramont in the CV Merger).  The number of OP Common Units issued to Louis
     P. Meshon, Sr. equals the excess of 579,767 (the number of OP Units in Montgomery CV Realty L.P. owned by him) over 9,429 (0.1%
     of the total number of OP Units, which 0.1% is to be retained by him indirectly through Holdings).  The number of OP Common
     Units issued to Louis P. Meshon and Patricia G. Meshon equals  89,909 (the number of OP Units now owned by them).  The OP
     Common Units for the other Limited Partners would be computed similarly.

     It is acknowledged that, pursuant to the Unit Contribution Agreement, the number of OP Units retained by Louis P. Meshon, Sr.
     indirectly through Holdings will in fact be less than 9,429 and that, the number of OP Common Units issued to him and the aggregate number of OP Common Units will increase in like amount.


                                                                 Exhibit B

                      Allocations of Partnership Items

1.   Allocation of Net Income and Net Loss.

     (a) Net Income. (1) Except as otherwise provided in Section 7.3B, this Exhibit B and any OP Unit Designation, Net Income (or items thereof) for any fiscal year or other applicable period shall be allocated to the OP Common Unit Partners in accordance with their respective Percentage Interests.

          (2) Notwithstanding paragraph 1(a)(1) above, Net Income (or items thereof) shall first be allocated among the OP Preferred Unit Partners, in proportion to the amounts of Net Loss (or items thereof) that have been allocated to them pursuant to paragraph 1(b)(2) below, until the cumulative amounts of Net Income (or items thereof) allocated hereunder to each OP Preferred Unit Partner equals the cumulative amounts of Net Loss (or items thereof) theretofore allocated to each such OP Preferred Unit Partner.

     (b) Net Loss. (1) Except as otherwise provided in this Exhibit B, Net Loss (or items thereof) of the Partnership for each fiscal year or other applicable period shall be allocated to the OP Common Unit Partners in accordance with the OP Common Unit Partners' respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to an OP Common Unit Partner under this subparagraph
(b)(1) would cause such OP Common Unit Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other OP Common Unit Partner(s) (hereinafter, the "Permitted Partners") pro rata in accordance with each Permitted Partner's Percentage Interest.

          (2) If there is no OP Common Unit Partner who does not have an Adjusted Capital Account Deficit, then Net Loss (or items thereof) shall be allocated among the OP Preferred Unit Partners in accordance with their respective positive Capital Account balances until such balances reach zero.

     (c) Terminating Capital Transaction; Liquidation. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or Liquidation (as defined in Treasury Regulation section 1.704-1(b)(2)(ii)(g)) of the Partnership shall be made so that, to the extent possible, (i) first, the OP Preferred Unit Partners' respective Capital Account balances are equal (as nearly as possible) to the amounts they are entitled to receive pursuant to their respective OP Unit Designations, and
(ii) second, the OP Common Unit Partners' respective Capital Account balances are proportionate to their Percentage Interests. In the event that the Capital Account balance of more than one OP Common Unit Partner is disproportionate to such OP Common Unit Partner's Percentage Interest, the largest such relative disproportion shall be cured first, until it is equal, on a relative basis, to the next largest such disproportion, and so on, to the extent Net Income or Net Loss (or items thereof) are available. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph
(c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partners pro rata in accordance with each Permitted Partner's Percentage Interest.

     (d)  Rules of Construction.

          (1) Capital Account Increases. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit B, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

          (2) Change in Percentage Interests. In the event any Partner's Percentage Interest changes during a fiscal year for any reason, including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit B shall be applied as necessary to reflect the varying interests of the Partners during such year.

2.   Special Allocations.

     Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations section 1.704-2(f). The items to be so allocated shall be determined in accordance with sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (b)  Partner Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

     (c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     (d) Other Chargeback of Impermissible Negative Capital Account. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this paragraph 2(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

     (g) Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall result in final Capital Account balances of the (i) OP Preferred Unit Partners, equal to the amounts they are entitled to receive pursuant to their respective OP Unit Designations, and (ii) OP Common Unit Partners, that are in proportion to the OP Common Unit Partners' respective Percentage Interests, so that when liquidating distributions are made in accordance with Sections 13.2A(3) and (4), such distributions will be made to the (a) OP Preferred Unit Partners, in amounts equal to their respective Capital Account balances, and (b) OP Common Unit Partners, in proportion to respective Percentage Interests. To the extent that such final Capital Account balances would not so reflect the provisions of this Exhibit B, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the OP Preferred Unit Partners and the OP Common Unit Partners so as to result in final Capital Account balances reflecting the provisions of this Exhibit B. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

     (h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to section 734(b) of the Code or section 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.



3.   Tax Allocations.

     (a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B or in the Code and Regulations, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction, and item of tax-exempt income or Code section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing Net Income or Net Loss. Tax Items with respect to Partnership property that is subject to Code section 704(c) and/or Regulations section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with Code section 704(c) and Regulations section 1.704-3.

     (b) Section 1245/1250 Recapture. To the extent not otherwise required by the Code or Regulations, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code section 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). Items governed by section 1.1245-1(e) of the Regulations shall be allocated in accordance with that section.

     (c) Excess Nonrecourse Liabilities. Each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner's being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income that would otherwise be realized by such Partner pursuant to section 731 of the Code in connection with the contribution of such asset to the Partnership or with any reduction in "section 704(c) minimum gain" with respect thereto prior to the end of the taxable year of the contribution (the "Liability Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

     (d) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

     (e) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, and other items of Partnership income, gain, loss, deduction, and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

          For purposes of this Exhibit B the following terms have the meanings set forth below:

          "OP Common Unit Partner" means a holder of one or more OP Common Units; and

          "OP Preferred Unit Partner" means a holder of one or more OP Preferred Units.




                                                                    Exhibit C

                        Form of Notice of Redemption





To:

Kramont Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462

1. The undersigned (the "Redeeming Partner") hereby elects to redeem ______ OP Units, pursuant to Section 8.6 of that certain Amended and Restated Agreement of Limited Partnership of Kramont Operating Partnership, L.P., dated as of ________, 1999, and entered into by and among ________ (the "Company"), a Maryland real estate investment trust, and certain other parties set forth on Exhibit A thereto (the "Partnership Agreement"). Capitalized terms used in this Notice of Redemption and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

2. The Redeeming Partner, intending that the Company, its Affiliates, and Kramont Operating Partnership, L.P. (the "Partnership") rely on the representations and warranties in this Notice of Redemption, hereby represents and warrants as follows:

(i) The Redeeming Partner is the registered holder of ______ OP Units evidenced by Certificate number(s) _______ enclosed with this Notice of Redemption (the "Certificate") (to the extent OP Units are evidenced by certificates); (ii) the Redeeming Partner is the sole legal and beneficial owner (with any exceptions noted below) of the OP Units evidenced by the Certificate, free and clear of all liens, claims, encumbrances, restrictions, agreements or rights of third parties of any kind whatsoever ("Liens"); (iii) the Redeeming Partner has full power and authority to execute this Certificate and redeem the OP Units to which it relates and this Certificate is enforceable against the Redeeming Partner in accordance with its terms.

[State exceptions to full legal and beneficial ownership of the OP Units by the Redeeming Partner, free and clear of Liens, if any:

3. The Redeeming Partner understands that, upon receipt of this Notice by the Partnership, General Partner may, in its sole and absolute discretion, elect (the "Payment Election") to assume directly and satisfy the Redemption Right being exercised herewith either by paying to the Redeeming Partner the Cash Amount or, with certain qualifications more fully detailed in the Partnership Agreement, issuing to the Redeeming Partner the Shares Amount.

4. In order for the General Partner to make an informed decision regarding the Payment Election, the Redeeming Partner hereby confirms, acknowledges, represents, and warrants that assuming the Redeeming Partner were to receive Shares in lieu of the Cash Amount:

     (i) the Redeeming Partner understands that, subject to certain registration rights in the Partnership Agreement, offer and sale of the Shares are restricted under the Federal securities laws;

     (ii) the Redeeming Partner will not offer, sell, or otherwise transfer the Shares without registration under the Securities Act or an exemption therefrom and compliance with and any applicable state securities laws;

     (iii) the Redeeming Partner is not domiciled in nor a resident of California (nor is any direct or indirect owner of the Redeeming Partner domiciled in or a resident of California);

     (iv) the Redeeming Partner is not a "benefit plan investor" within the meaning of 29 C.F.R. Section 2510.3-101;

     (v) the Redeeming Partner is able to bear the economic risk attendant with the ownership of the Shares;

     (vi) the Redeeming Partner agrees that the following legend or a substantially similar legend may be placed on the certificates representing the Shares and a stop transfer order may be placed with respect thereto:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CAN NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, IS AVAILABLE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION.";

     (vii) No provision of the Redeeming Partner's certificate of incorporation or by-laws, or of any agreement, instrument, or understanding to which the Redeeming Partner is a party or by which it is bound, has been or would be violated by the execution and delivery of this Notice of Redemption or the transactions contemplated hereby, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction of this Notice of Redemption or the transactions contemplated hereby shall have been, at or prior to the delivery of this Notice of Redemption, duly obtained;

     (viii) If the General Partner shall transfer Shares to the Redeeming Partner in satisfaction of the Redemption Right and the Redeeming Partner shall be entitled to include such Shares under a Registration Statement of the Company, the Redeeming Partner:

          [check whichever is applicable]

               ___  Does

               ___  Does Not

intend to offer and to sell the Shares received under such Registration Statement and will provide such information and sign such documents as the Company shall reasonably request with respect to inclusion of the sale of such Shares in such Registration Statement.

4. If the General Partner elects to satisfy the Redemption Rights which are the subject of this Notice of Redemption by paying to the Redeeming Partner the Shares Amount, please issue a certificate or certificates representing the Shares Amount such Redeeming Partner is entitled receive in the name of the Redeeming Partner.

5. To the extent OP Units are evidenced by a certificate, please issue a new certificate of OP Unit ownership evidencing the number of OP Units owned by the Redeeming Partner subsequent to the redemption which is the subject of this Notice of Redemption.

6. The Redeeming Partner hereby agrees to indemnify and save the General Partner and its Affiliates harmless from and defend it from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any inaccuracy or breach of any representation or warranty of the Redeeming Partner contained in this Notice of Redemption.


Dated: ______________


For Corporate, Partnership, Limited          For Individual Investors:
Liability Company, Trust, Employee
Benefit Plan or Other Entity Redeeming
Partner:


_______________________________                _______________________
(Print Name of Entity)                                (Signature)

By:  ___________________________   Print Name:  ___________________
       (Signature)

Print Name:  ____________________

Title:  _________________________

                                                            Exhibit D




                             Properties to Which
                      Section 7.1A(3)(a) Is Applicable



       Property                     Individuals                 Date
       --------                     -----------                 ----

Chesterbrook Shopping         Paul Cohen                    July 31, 2002
Center                        Louis P. Meshon, Sr.


Woodbourne Square             Paul Cohen                    August 1, 2000
Shopping Center               Louis P. Meshon, Sr.


Marlton Crossing Shopping     Marlton Crossing Shopping     June 24, 2002
Center Phase I                Center Limited Partnership


The rights under Section 7.1A(3) and the final sentence of Section 10.1 granted to the persons listed on this Exhibit D shall terminate as to any such person when such person no longer owns, directly or indirectly (giving effect to the principles of section 267(c)(1) of the Code), any interest in the Partnership.

                                                        Exhibit E


                               Form of Letter


Kramont Operating Partnership, L.P.
580 West Germantown Pike
Plymouth Meeting, PA  19462

Kranzco Realty Trust
580 West Germantown Pike
Plymouth Meeting, PA  19462

Gentlemen:

          This letter is being issued pursuant to Section 8.6A(i) of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Kramont Operating Partnership, L.P. (the "Partnership"), dated as of ____________, 1999, under which the General Partner of the Partnership has consented to reduce, from one year to ___ months, the period of time following which I, as a holder of OP Units, may elect to exercise the Redemption right provided under Section 8.6A of the Partnership Agreement, on condition that I provide to the Partnership, the General Partner, and their respective Affiliates certain representations and indemnities relating to such consent. (Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as contained in the Partnership Agreement.)

          Accordingly, I hereby acknowledge that my exercise of the Redemption Right pursuant to Section 8.6A of the Partnership Agreement is being undertaken with full knowledge and understanding of the income tax consequences of such exercise and that no representations or warranties have been or are being made to me with respect to my ability to maintain my tax basis in the property contributed by me to the Partnership or to avoid the recognition of gain and the incurrence of tax liability in connection with the structure or completion of any of the transactions contemplated by the Partnership Agreement (including but not limited to the granting by the General Partner of the consent referred to in the preceding paragraph). I hereby agree that neither the Partnership, the General Partner, nor any of their respective Affiliates (including the Company), nor any of their respective general partners, limited partners, members, trustees, officers, directors, or employees shall have any liability or obligations in connection with any such occurrences and I hereby agree to protect, defend, indemnify, and hold harmless each of such Persons from and against any and all claims, demands, losses, expenses, and other damages (including without limitation taxes, fines and penalties, legal fees, and expenses) incurred by them, or any of them, as a result of any such liability or obligation or otherwise arising out of the reduction of such time period or such exercise.

                                   Very truly yours,

                                  EXHIBIT F

                         OP UNIT DESIGNATION OF THE
                         CLASS A OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class A OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 11,155.

     2.   DEFINITIONS.

     For purposes of the Class A OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class A OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit F. It is the intention of the General Partner that each Class A OP Preferred Unit shall be substantially the economic equivalent of one Series A Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series A Preferred Shares.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 8 of this Exhibit F.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 8 of this Exhibit F.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series A Preferred Shares" means the Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 8 of this Exhibit F.

     3.    DISTRIBUTIONS.

     On every Distribution Payment Date, the General Partner as holder of Class A OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class A OP Preferred Unit equal to the per share distribution payable on the Series A Preferred Shares on such Distribution Payment Date. No distribution or other payment with respect to redemption, purchase or other acquisition of OP Common Units or of any other Junior OP Units (other than distributions in OP Common Units or in any other Junior OP Units) shall be declared or paid or set apart for payment or other distribution upon the OP Common Units or upon any other Junior OP Units, unless full cumulative distributions on the Class A OP Preferred Units have been paid or declared and a sum sufficient for such full payment on the next Distribution Payment Date set apart in trust for payment for all past distribution periods. Each such distribution shall be payable to the General Partner as holder of the Class A OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series A Preferred Shares on such Distribution Payment Date. The General Partner, as holder of Class A OP Preferred Units, shall not be entitled to any distributions on the Class A OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Partnership, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Partnership, the General Partner as holder of Class A OP Preferred Units shall be entitled to receive, in cash, out of the remaining assets of the Partnership legally available therefor, the amount of One Thousand Dollars ($1,000) per Class A OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class A OP Preferred Unit equal to all distributions accrued and unpaid on each Series A Preferred Share up to the date of such distribution of assets before any payment or distribution shall be made to the holders of OP Common Units or any other holders of Junior OP Units. If upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the General Partner as holder of Class A OP Preferred Units and holders of all Parity OP Units shall be insufficient to pay in full the preferential amount aforesaid and preferential amounts on any Parity OP Units, then the entire assets of the Partnership thus distributable shall be distributed ratably among the General Partner as holder of Class A OP Preferred Units and any holders of such Parity OP Units in proportion to the respective amounts that would be payable per Unit if all amounts payable thereon were paid in full.

          (b) For purposes of this Section 4, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Partnership with or into any other entity,
(ii) any dissolution, liquidation, winding up or reorganization of the Partnership immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Partnership's assets to another entity; provided, however, that, in each case, effective provision is made in the organization documents of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the General Partner as holder of Class A OP Preferred Units.

          (c) Upon any liquidation, dissolution or winding up of the Partnership, after the payment of the full preferential amounts set forth herein to the General Partner as holder of Class A OP Preferred Units and any holders of Parity OP Units, as provided in this Section 4 or funds necessary for such payment have been set aside in trust for the holders thereof, such holders of the Class A OP Preferred Units shall be entitled to no other or further participation in the distribution of the assets of the Partnership.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series A Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class A OP Preferred Units, at a redemption price per Class A OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series A Preferred Shares.

          (b) From and after any date fixed for redemption of the Class A OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class A OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class A OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class A OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   CONVERSION.

     Class A OP Preferred Units shall be convertible by the General Partner as holder thereof as follows:

          (a) Upon conversion of any number of Series A Preferred Shares into Common Shares, an equal number of Class A OP Preferred Units shall automatically be converted into OP Common Units. The conversion ratio in effect from time to time for the conversion of Class A OP Preferred Units into OP Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series A Preferred Shares into Common Shares.

          (b) The General Partner, as holder of Class A OP Preferred Units shall be entitled, with respect to such Class A OP Preferred Units held, at the close of business on a Record Date, to receive the distribution payable on such units on the corresponding Distribution Payment Date (the period with respect which a distribution is made on a Distribution Payment Date called the "quarter"); provided, however, that if Class A OP Preferred Units are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date then the General Partner as such holder, in addition to all accrued and unpaid distributions with respect to prior quarters, shall be entitled to receive a pro rata portion of the distribution which would have been payable on such converted Class A OP Preferred Units had such Units been outstanding for the entire quarter determined by multiplying the amount of the distribution which would have been payable on such converted Class A OP Preferred Unit had such Units been outstanding for the entire such quarter by a fraction the numerator of which is the number of days in the current quarter elapsed through the day immediately preceding the date of conversion of such converted Class A OP Preferred Units and the denominator of which is the total number of days in the current quarter; provided, further, that the General Partner as such converting holder will be required to pay to the Partnership (and the Partnership shall be entitled to deduct from the pro rata distribution which the General Partner as such holder is entitled to receive with respect to the converted Class A OP Preferred Units for such quarter) at the time of such conversion a pro rata portion of the distribution which the General Partner as such converting holder is expected to receive on the OP Common Units into which his Class A OP Preferred Units were converted for such quarter determined by multiplying the amount of the distribution which would have been payable on such OP Common Units for the immediately preceding quarter by a fraction the numerator of which is the number of days in the current quarter elapsed through the day immediately preceding the date of conversion of such converted Class A OP Preferred Units and the denominator of which is the total number of days in the current quarter. In the event that the distribution on the OP Common Units for the quarter in which the Class A OP Preferred Units are converted to OP Common Units is less than the distribution on the OP Common Units for the immediately preceding quarter, the Partnership will pay the General Partner as such holder an amount equal to the difference between (i) the pro rata portion of the distribution on the OP Common Units which the General Partner as holder was expected to receive and which was deducted by the Partnership pursuant to the last proviso of the preceding sentence and (ii) the pro rata portion of the distribution on the OP Common Units which the holder actually received.

          (c) No fractional OP Common Units shall be issued upon conversion of Class A OP Preferred Units. Instead of any fractional OP Common Units that would otherwise be deliverable upon the conversion of Class A OP Preferred Units, the Partnership shall pay to the General Partner as holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series A Preferred Shares in lieu of fractional Common Shares.

          (d) The Partnership will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of (i) the issue or delivery of OP Common Units or other securities or property on conversion or redemption of Class A OP Preferred Units pursuant hereto, and
(ii) the issue or delivery of Common Shares or other securities or property on conversion or redemption of Series A Preferred Shares pursuant to the terms of the General Partner's Declaration of Trust, as the same may be amended, restated or supplemented from time to time.

     8.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class A OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class A OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class A OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class A OP Preferred Units if such class or series of OP Units shall be Class B-1 OP Preferred Units, Class B-2 OP Preferred Units or Class D OP Preferred Units, and (ii) on a parity with the Class A OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class A OP Preferred Units, if the holders of such class or series of OP Units and the Class A OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class A OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class A OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, the General Partner as holder of Class A OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").

     9.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class A OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class A OP Preferred Units receive distributions on any Class A OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but are made with respect to such Fiscal Year).

          (b) If any Class A OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class A OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class A OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class A OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class A OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class A OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class A OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class A OP Preferred Units shall be determined solely with respect to Class A OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     10.  RESTRICTIONS ON OWNERSHIP.

     The Class A OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     11.  VOTING RIGHTS.

     The General Partner, as holder of Class A OP Preferred Units, shall not be entitled to vote on any matters.

     12.  GENERAL.

          (a) The ownership of Class A OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class A OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class A OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class A OP Preferred Units.


                                  EXHIBIT G

                         OP UNIT DESIGNATION OF THE
                        CLASS B-1 OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class B-1 OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 1,235,000.

     2.   DEFINITIONS.

     For purposes of the Class B-1 OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class B-1 OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit G. It is the intention of the General Partner that each Class B-1 OP Preferred Unit shall be substantially the economic equivalent of one Series B-1 Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series B-1 Preferred Shares.

     "Distribution Period" shall mean each quarterly period from and including any Distribution Payment Date (or from ________, 2000 if there has been no Distribution Payment Date since the date of the Agreement) to, but not including, the next Distribution Date.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 8 of this Exhibit G.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 8 of this Exhibit G.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series B-1 Preferred Shares" means the 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 8 of this Exhibit G.

     3.    DISTRIBUTIONS.

          (a) On every Distribution Payment Date, the General Partner as holder of Class B-1 OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class B-1 OP Preferred Unit equal to the per share distribution payable on the Series B-1 Preferred Shares on such Distribution Payment Date. Except as provided in the next sentence, if any Class B-1 OP Preferred Units are outstanding, no distributions (other than in Junior OP Units or OP Common Units) shall be authorized, declared, set apart for payment or paid on any class or series of Junior OP Units or Parity OP Units unless all accrued distributions on the Class B-1 OP Preferred Units for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Class B-1 OP Preferred Units and any other class or series of Parity OP Units, all distributions authorized or declared upon the Class B-1 OP Preferred Units and any such class or series of Parity OP Units shall be authorized or declared pro rata so that the amount of distributions authorized or declared per Unit on the Class B-1 OP Preferred Units and such class or series of Parity OP Units shall in all areas bear to each other the same ratio that accrued and unpaid distributions per Unit on the Class B-1 OP Preferred Units and such class or series of Parity OP Units bear to each other. Each such distribution shall be payable to the General Partner as holder of the Class B-1 OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series B-1 Preferred Shares on such Distribution Payment Date. The General Partner as holder of Class B-1 OP Preferred Units, shall not be entitled to any distributions on the Class B-1 OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

          (b) Except as provided in Section 3(a) hereof, unless all accrued distributions on the Class B-1 OP Preferred Units have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior OP Units or Parity OP Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for Junior OP Units or OP Common Units).

     4.   LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution shall be made to the holders of any Junior OP Units, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior OP Units, if any, of the Partnership, the General Partner as holder of Class B-1 OP Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the General Partner (or a combination thereof)), in the amount of Twenty-five Dollars ($25.00) per Class B-1 OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class B-1 OP Preferred Unit equal to all distributions accrued and unpaid (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distribution) to the date of such liquidation, dissolution or winding up. After the payment of the full amount of liquidating distributions to which they are entitled as provided herein in this Section 4(a), the General Partner as holder of Class B-1 OP Preferred Units will have no right or claim to any of the remaining assets of the Partnership and shall not be entitled to any other distribution.

          (b) Notwithstanding the provisions of Section 4(a) hereof, in the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets legally available for payment of distributions are insufficient to pay (x) the full amount of the liquidating distributions to which the General Partner as holder of Class B-1 OP Preferred Units would otherwise be entitled pursuant to Section 4(a) hereof and (y) the corresponding amounts of the liquidating distributions to which holders of Parity OP Units would be entitled upon liquidation, dissolution or winding up of the affairs of the Partnership, then the General Partner as holder of the Class B-1 OP Preferred Units and the holders of the Parity OP Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series B-1 Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class B-1 OP Preferred Units, at a redemption price per Class B-1 OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series B-1 Preferred Shares.

          (b) From and after any date fixed for redemption of the Class B-1 OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class B-1 OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class B-1 OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class B-1 OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   CONVERSION.

     Class B-1 OP Preferred Units shall be convertible by the General Partner as holder thereof as follows:

          (a) Upon conversion of any number of Series B-1 Preferred Shares into Common Shares, an equal number of Class B-1 OP Preferred Units shall automatically be converted into OP Common Units. The conversion ratio in effect from time to time for the conversion of Class B-1 OP Preferred Units into OP Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series B-1 Preferred Shares into Common Shares.

          (b) Notwithstanding the conversion of Class B-1 OP Preferred Units into OP Common Units, all accrued distributions with respect to such Class B-1 OP Preferred Units for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the General Partner as holder of such Class B-1 OP Preferred Units in the same manner as if the General Partner continued to be the holder of such converted Class B-1 OP Preferred Units following such conversion or, if upon conversion of such Class B-1 OP Preferred Units there will be no more Class B-1 OP Preferred Units outstanding, then at the time of such conversion. In addition, upon the conversion of Class B-1 OP Preferred Units into OP Common Units, the General Partner as holder of such converted Class B-1 OP Preferred Units shall be entitled to receive a distribution on such Class B-1 OP Preferred Units converted for the portion of the current Distribution Period such holder owned the Class B-1 OP Preferred Units surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Class B-1 OP Preferred Unit converted equal to the product of (i) the distribution payable on each Class B-1 OP Preferred Unit converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

          If upon conversion of Class B-1 OP Preferred Units into OP Common Units and as a result thereof the General Partner as holder of such converted Class B-1 OP Preferred Units is or will be entitled to receive distributions with respect to both such Class B-1 OP Preferred Units converted and such OP Common Units into which such Class B-1 OP Preferred Units were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such OP Common Units has not yet been determined, at the time of such determination), the Partnership shall withhold from any distribution payable on such Class B-1 OP Preferred Units converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Class B-1 OP Preferred Units converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Partnership to withhold from any distribution payable to such holder on any Class B-1 OP Preferred Units owned by such holder or, to the extent permissible, on any OP Common Units owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each OP Common Unit into which such Class B-1 OP Preferred Units were converted for the distribution period relating to the OP Common Units in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the OP Common Units in which the Overlapping Period occurs.

          (c) No fractional OP Common Unit or scrip representing a fractional OP Common Unit shall be issued upon conversion of Class B-1 OP Preferred Units. Instead of any fractional OP Common Units which would otherwise be issuable upon the conversion of Class B-1 OP Preferred Units, the Partnership shall pay to the General Partner as holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series B-1 Preferred Shares in lieu of fractional Common Shares.

          (d) The Partnership will pay, at the time of and as a condition precedent to conversion, any documentary, stamp, or similar issue or transfer tax due on the issuance of OP Common Units upon conversion. The holder, however, shall pay to the Partnership the amount of any tax which is due (or shall establish to the satisfaction of the Partnership payment thereof) if the Units are to be issued in a name other than the name of the person in whose name such Class B-1 OP Preferred Units are registered.

     8.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class B-1 OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class B-1 OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class B-1 OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-1 OP Preferred Units if such class or series of OP Units shall be Class A OP Preferred Units, Class B-2 OP Preferred Units or Class D OP Preferred Units, and (ii) on a parity with the Class B-1 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-1 OP Preferred Units if the holders of such class or series of OP Units and the Class B-1 OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class B-1 OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class B-1 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class B-1 OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").


     9.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class B-1 OP Preferred Units receive distributions on any Class B-1 OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but which are made with respect to such Fiscal Year).

          (b) If any Class B-1 OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class B-1 OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class B-1 OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-1 OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class B-1 OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class B-1 OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class B-1 OP Preferred Units shall be determined solely with respect to Class B-1 OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     10.  RESTRICTIONS ON OWNERSHIP.

     The Class B-1 OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     11.  VOTING RIGHTS.

     The General Partner, as holder of Class B-1 OP Preferred Units, shall not be entitled to vote on any matters.

     12.  GENERAL.

          (a) The ownership of Class B-1 OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class B-1 OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class B-1 OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class B-1 OP Preferred Units.


                                  EXHIBIT H

                         OP UNIT DESIGNATION OF THE
                        CLASS B-2 OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class B-2 OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 1,235,000.

     2.   DEFINITIONS.

     For purposes of the Class B-2 OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class B-2 OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit H. It is the intention of the General Partner that each Class B-2 OP Preferred Unit shall be substantially the economic equivalent of one Series B-2 Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series B-2 Preferred Shares.

     "Distribution Period" shall mean each quarterly period from and including any Distribution Payment Date (or from ________, 2000 if there has been no Distribution Payment Date since the date of the Agreement) to, but not including, the next Distribution Date.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 8 of this Exhibit H.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 8 of this Exhibit H.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series B-2 Preferred Shares" means the 9.75% Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 8 of this Exhibit H.

     3.    DISTRIBUTIONS.

          (a) On every Distribution Payment Date, the General Partner as holder of Class B-2 OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class B-2 OP Preferred Unit equal to the per share distribution payable on the Series B-2 Preferred Shares on such Distribution Payment Date. Except as provided in the next sentence, if any Class B-2 OP Preferred Units are outstanding, no distributions (other than in Junior OP Units or OP Common Units) shall be authorized, declared, set apart for payment or paid on any class or series of Junior OP Units or Parity OP Units unless all accrued distributions on the Class B-2 OP Preferred Units for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Class B-2 OP Preferred Units and any other class or series of Parity OP Units, all distributions authorized or declared upon the Class B-2 OP Preferred Units and any such class or series of Parity OP Units shall be authorized or declared pro rata so that the amount of distributions authorized or declared per Unit on the Class B-2 OP Preferred Units and such class or series of Parity OP Units shall in all areas bear to each other the same ratio that accrued and unpaid distributions per Unit on the Class B-2 OP Preferred Units and such class or series of Parity OP Units bear to each other. Each such distribution shall be payable to the General Partner as holder of the Class B-2 OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series B-2 Preferred Shares on such Distribution Payment Date. The General Partner, as holder of Class B-2 OP Preferred Units, shall not be entitled to any distributions on the Class B-2 OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

          (b) Except as provided in Section 3(a) hereof, unless all accrued distributions on the Class B-2 OP Preferred Units have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior OP Units or Parity OP Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for Junior OP Units or OP Common Units).

     4.   LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution shall be made to the holders of any Junior OP Units, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior OP Units, if any, of the Partnership, the General Partner as holder of Class B-2 OP Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the General Partner (or a combination thereof)), in the amount of Twenty-five Dollars ($25.00) per Class B-2 OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class B-2 OP Preferred Unit equal to all distributions accrued and unpaid (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distribution) to the date of such liquidation, dissolution or winding up. After the payment of the full amount of liquidating distributions to which they are entitled as provided herein in this Section 4(a), the General Partner as holder of Class B-2 OP Preferred Units will have no right or claim to any of the remaining assets of the Partnership and shall not be entitled to any other distribution.

          (b) Notwithstanding the provisions of Section 4(a) hereof, in the event that, upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets legally available for payment of distributions are insufficient to pay (x) the full amount of the liquidating distributions to which the General Partner as holder of Class B-2 OP Preferred Units would otherwise be entitled pursuant to Section 4(a) hereof and (y) the corresponding amounts of the liquidating distributions to which holders of Parity OP Units would be entitled upon liquidation, dissolution or winding up of the affairs of the Partnership, then the General Partner as holder of the Class B-2 OP Preferred Units and the holders of the Parity OP Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series B-2 Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class B-2 OP Preferred Units, at a redemption price per Class B-2 OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series B-2 Preferred Shares.

          (b) From and after any date fixed for redemption of the Class B-2 OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class B-2 OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class B-2 OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class B-2 OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   CONVERSION.

     Class B-2 OP Preferred Units shall be convertible by the General Partner as holder thereof as follows:

          (a) Upon conversion of any number of Series B-2 Preferred Shares into Common Shares, an equal number of Class B-2 OP Preferred Units shall automatically be converted into OP Common Units. The conversion ratio in effect from time to time for the conversion of Class B-2 OP Preferred Units into OP Common Units pursuant to this Section 7 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series B-2 Preferred Shares into Common Shares.

          (b) Notwithstanding the conversion of Class B-2 OP Preferred Units into OP Common Units, all accrued distributions with respect to such Class B-2 OP Preferred Units for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the General Partner as holder of such Class B-2 OP Preferred Units in the same manner as if the General Partner continued to be the holder of such converted Class B-2 OP Preferred Units following such conversion or, if upon conversion of such Class B-2 OP Preferred Units there will be no more Class B-2 OP Preferred Units outstanding, then at the time of such conversion. In addition, upon the conversion of Class B-2 OP Preferred Units into OP Common Units, the General Partner as holder of such converted Class B-2 OP Preferred Units shall be entitled to receive a distribution on such Class B-2 OP Preferred Units converted for the portion of the current Distribution Period such holder owned the Class B-2 OP Preferred Units surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Class B-2 OP Preferred Unit converted equal to the product of (i) the distribution payable on each Class B-2 OP Preferred Unit converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

          If upon conversion of Class B-2 OP Preferred Units into OP Common Units and as a result thereof the General Partner as holder of such converted Class B-2 OP Preferred Units is or will be entitled to receive distributions with respect to both such Class B-2 OP Preferred Units converted and such OP Common Units into which such Class B-2 OP Preferred Units were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such OP Common Units has not yet been determined, at the time of such determination), the Partnership shall withhold from any distribution payable on such Class B-2 OP Preferred Units converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Class B-2 OP Preferred Units converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Partnership to withhold from any distribution payable to such holder on any Class B-2 OP Preferred Units owned by such holder or, to the extent permissible, on any OP Common Units owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each OP Common Unit into which such Class B-2 OP Preferred Units were converted for the distribution period relating to the OP Common Units in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the OP Common Units in which the Overlapping Period occurs.

          (c) No fractional OP Common Unit or scrip representing a fractional OP Common Unit shall be issued upon conversion of Class B-2 OP Preferred Units. Instead of any fractional OP Common Units which would otherwise be issuable upon the conversion of Class B-2 OP Preferred Units, the Partnership shall pay to the General Partner as holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series B-2 Preferred Shares in lieu of fractional Common Shares.

          (d) The Partnership will pay, at the time of and as a condition precedent to conversion, any documentary, stamp, or similar issue or transfer tax due on the issuance of OP Common Units upon conversion. The holder, however, shall pay to the Partnership the amount of any tax which is due (or shall establish to the satisfaction of the Partnership payment thereof) if the Units are to be issued in a name other than the name of the person in whose name such Class B-2 OP Preferred Units are registered.

     8.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class B-2 OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class B-2 OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class B-2 OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-2 OP Preferred Units if such class or series of OP Units shall be Class A OP Preferred Units, Class B-1 OP Preferred Units or Class D OP Preferred Units, and (ii) on a parity with the Class B-2 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class B-2 OP Preferred Units if the holders of such class or series of OP Units and the Class B-2 OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class B-2 OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class B-2 OP Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class B-2 OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").


     9.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class B-2 OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class B-2 OP Preferred Units receive distributions on any Class B-2 OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but which are made with respect to such Fiscal Year).

          (b) If any Class B-2 OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-2 OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class B-2 OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class B-2 OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class B-2 OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class B-2 OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class B-2 OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class B-2 OP Preferred Units shall be determined solely with respect to Class B-2 OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     10.  RESTRICTIONS ON OWNERSHIP.

     The Class B-2 OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     11.  VOTING RIGHTS.

     The General Partner as holder of Class B-2 OP Preferred Units, shall not be entitled to vote on any matters.

     12.  GENERAL.

          (a) The ownership of Class B-2 OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class B-2 OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class B-2 OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class B-2 OP Preferred Units.


                                  EXHIBIT I

                         OP UNIT DESIGNATION OF THE
                         CLASS D OP PREFERRED UNITS
                   OF KRAMONT OPERATING PARTNERSHIP, L.P.


     1.   NUMBER OF UNITS AND DESIGNATION.

     A class of OP Preferred Units is hereby designated as "Class D OP Preferred Units," and the number of OP Preferred Units constituting such class shall be 2,070,000.

     2.   DEFINITIONS.

     For purposes of the Class D OP Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

     "Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of ______, 2000, as amended from time to time.

     "Class D OP Preferred Unit" means an OP Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit I. It is the intention of the General Partner that each Class D OP Preferred Unit shall be substantially the economic equivalent of one Series D Preferred Share.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Shares" shall mean the Common Shares of Beneficial Interest, $.01 par value per share, of the General Partner.

     "Distribution Payment Date" shall mean any date on which cash distributions are paid on the Series D Preferred Shares.

     "Distribution Period" shall mean each quarterly period from and including any Distribution Payment Date (or from ________, 2000 if there has been no Distribution Payment Date since the date of the Agreement) to, but not including, the next Distribution Date.

     "Junior OP Units" shall have the meaning set forth in paragraph (c) of
Section 7 of this Exhibit I.

     "Parity OP Units" shall have the meaning set forth in paragraph (b) of
Section 7 of this Exhibit I.

     "Partnership" shall mean Kramont Operating Partnership, L.P., a Delaware limited partnership.

     "Series D Preferred Shares" means the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the General Partner.

     "Senior OP Units" shall have the meaning set forth in paragraph (a) of
Section 7 of this Exhibit I.

     3.    DISTRIBUTIONS.

          (a) On every Distribution Payment Date, the General Partner as holder of Class D OP Preferred Units shall be entitled to receive distributions payable in cash in an amount per Class D OP Preferred Unit equal to the per share distribution payable on the Series D Preferred Shares on such Distribution Payment Date. Each such distribution shall be payable to the General Partner as holder of the Class D OP Preferred Units, as they appear on the records of the Partnership at the close of business on the record date (the "Record Date") for the distribution payable with respect to the Series D Preferred Shares on such Distribution Payment Date. The General Partner, as holder of Class D OP Preferred Units, shall not be entitled to any distributions on the Class D OP Preferred Units, whether payable in cash, property or stock, except as provided herein.

          (b) If any Class D OP Preferred Units are outstanding, no distributions shall be authorized or paid or set apart for payment on any other class or series of Junior OP Units or Parity OP Units for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Class D OP Preferred Units for all past Distribution Periods and the then current Distribution Period. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class D OP Preferred Units and any other class or series of Parity OP Units, all distributions authorized or declared upon the Class D OP Preferred Units and any such class or series of Parity OP Units shall be authorized pro rata so that the amount of distributions authorized per Unit on the Class D OP Preferred Units and such class or series of Parity OP Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Class D OP Preferred Units and such class or series of Parity OP Units bear to each other.

          (c) Except as provided in Section 3(b) hereof, unless full cumulative distributions on the Class D OP Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment therefor set apart for payment for all past Distribution Periods and the then current Distribution Period, no distributions (other than in Junior OP Units) shall be authorized or paid or set apart for payment or other distribution shall be authorized or made upon any Junior OP Units or Parity OP Units nor shall any Junior OP Units or Parity OP Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for Junior OP Units).

     4.   LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, subject to the prior preferences and other rights of any Senior OP Units as to liquidation preferences, but before any distribution shall be made to the holders of any Junior OP Units as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Class D OP Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution to its partners, liquidating distributions in cash or property at its fair market value as determined by the General Partner in the amount of Twenty-Five Dollars ($25.00) per Class D OP Preferred Unit (the "Liquidation Preference"), plus an amount per Class D OP Preferred Unit equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner as holder of Class D OP Preferred Units will have no right or claim to any of the remaining assets of the Partnership and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Partnership.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the legally available assets of the Partnership are insufficient to pay in full the amount of the Liquidation Preference per Unit of Class D OP Preferred Units plus an amount equal to all distributions accrued and unpaid on the Class D OP Preferred Units and the corresponding amounts payable on all Parity OP Units as to the distribution of assets upon liquidation, dissolution or winding up, then the General Partner as holder of the Class D OP Preferred Units and holders of all such Parity OP Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) Neither the consolidation or merger of the Partnership into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Partnership immediately followed by organization of another entity to which such assets are distributed nor the sale, lease, transfer or conveyance of all or substantially all of the Partnership's assets to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Partnership within the meaning of this
Section 4; provided, however, that, in each case, effective provision is made in the organization documents of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the General Partner as holder of Class D OP Preferred Units.

     5.   REDEMPTION.

          (a) At any time that the General Partner redeems any Series D Preferred Shares for cash, the General Partner shall concurrently cause the Partnership to redeem an equal number of Class D OP Preferred Units, at a redemption price per Class D OP Preferred Unit payable in cash and equal to the redemption price paid by the General Partner for such Series D Preferred Shares.

          (b) From and after any date fixed for redemption of the Class D OP Preferred Units pursuant to paragraph (a) of this Section 5 (unless the Partnership shall fail to make available the amount of cash necessary to effect such redemption), (i) except for payment of the redemption price, all distributions on the Class D OP Preferred Units so called for redemption shall cease to accrue, (ii) said units shall no longer be deemed to be outstanding, and (iii) all rights of the General Partner as holder of Class D OP Preferred Units of the Partnership shall cease and terminate except the rights to receive the cash payable upon such redemption, without interest thereon.

     6.   STATUS OF REACQUIRED UNITS.

     All Class D OP Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7.   RANKING.

     Any class or series of OP Units of the Partnership shall be deemed to rank:

          (a) prior or senior to the Class D OP Preferred Units, as to the payment of distributions or as to distributions of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class D OP Preferred Units ("Senior OP Units");

          (b) (i) on a parity with the Class D OP Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class D OP Preferred Units if such class or series of OP Units shall be Class A OP Preferred Units, Class B-1 OP Preferred Units or Class B-2 OP Preferred Units, and (ii) on a parity with the Class D OP Preferred Units, as to payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class D OP Preferred Units if the holders of such class or series of OP Units and the Class D OP Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid distributions per Unit or other denomination or liquidation preferences, without preference or priority one over the other (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity OP Units"); and

          (c) (i) junior to the Class D OP Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of OP Units shall be OP Common Units and (ii) junior to the Class D OP Preferred Units, as to the payment of distribution or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if the holders of Class D OP Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of OP Units (the OP Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior OP Units").


     8.   SPECIAL ALLOCATIONS.

          (a) Gross income and, if necessary, gain shall be allocated to the General Partner as holder of Class D OP Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the General Partner as holder of Class D OP Preferred Units receive distributions on any Class D OP Preferred Units (other than an amount included in any redemption pursuant to Sections 4 or 5 hereof) with respect to such Fiscal Year (including distributions received after the end of such Fiscal Year but are made with respect to such Fiscal Year).

          (b) If any Class D OP Preferred Units are redeemed pursuant to Sections 4 or 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class D OP Preferred Units to the extent that the redemption amounts paid or payable with respect to such Class D OP Preferred Units so redeemed exceeds the aggregate Capital Account balance allocable to the Class D OP Preferred Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the General Partner as holder of Class D OP Preferred Units to the extent that the aggregate Capital Account balance allocable to the Class D OP Preferred Units so redeemed exceeds the redemption amount paid or payable with respect to the Class D OP Preferred Units so redeemed. The Capital Account balance of the General Partner as holder of Class D OP Preferred Units shall be determined solely with respect to Class D OP Preferred Units immediately prior to the redemption and after taking into account all other allocations of Net Income and Net Loss and distributions.

     9.   RESTRICTIONS ON OWNERSHIP.

     The Class D OP Preferred Units shall be owned and held solely by the General Partner but may be transferred to a successor General Partner.

     10.  VOTING RIGHTS.

     The General Partner, as holder of Class D OP Preferred Units, shall not be entitled to vote on any matters.

     11.  GENERAL.

          (a) The ownership of Class D OP Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion, redemption, or any other event having an effect on the ownership of, Class D OP Preferred Units.

          (b) The rights of the General Partner in its capacity as holder of the Class D OP Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as holder of the Class D OP Preferred Units.



                                                                    Exhibit J


                              Limited Partners

                                                                    Exhibit K



                                Florida Land


PROPERTY

1.   Century Village Administration Building
     100 Century Boulevard
     West Palm Beach, Florida

2.   The Land of the Presidents
     West Palm Beach, Florida

3.   Village Marina
     Griffin Road
     Dania Beach, Florida

4.   2 parcels located at the
     intersection of Palm Avenue
     and Miramar Boulevard
     Miramar, Florida

5.   Mobil Station
     2326 Okeechobee Boulevard
     West Palm Beach, Florida

6.   Partnership interests in Partnerships owning:

     (a)  Warehouse
          4560 SW 72nd Avenue
          Miami, Florida

     (b)  Warehouse
          1547 N. Florida Mang Road
          West Palm Beach, Florida

     (c)  Warehouse
          4555 SW 72nd Avenue
          Miami, Florida

                                                       Exhibit O to
                                                       Reorganization
                                                       Agreement
Contact:
     Louis P. Meshon, Sr.     Norman M. Kranzdorf      Michael Cimini
     CV Reit, Inc.            Kranzco Realty Trust     Stern & Co.
     (610) 825-7100           (610) 941-9292           (212) 888-0044

For Immediate Release:

           CV REIT AND KRANZCO REALTY TRUST SIGN MERGER AGREEMENT
                  TO FORM NEW UPREIT, KRAMONT REALTY TRUST

    New Community Shopping Center REIT Will Have $800 Million Asset Base;
               Projected Kramont Distribution Policy Announced


     WEST PALM BEACH, FL/CONSHOHOCKEN, PA, December 13, 1999 - CV Reit, Inc. (NYSE:CVI), a shopping center real estate investment trust (REIT), and Kranzco Realty Trust (NYSE:KRT), a shopping center REIT, jointly announced that they signed a definitive merger agreement and reorganization plan to merge their operations to create a new community shopping center umbrella partnership real estate investment trust (UPREIT) to be called Kramont Realty Trust.

     Terms of the merger call for shareholders of CV Reit and Kranzco to receive one share of Kramont Realty Trust common stock for each outstanding share of CV Reit and Kranzco on a tax-free basis. The merger agreement is subject to approval by shareholders of both companies and other customary conditions.

     Louis P. Meshon, Sr., president and chief executive officer of CV Reit, will assume the same titles and responsibilities at the newly created Kramont Realty Trust with CV Reit to hold a majority of board seats. Norman M. Kranzdorf, president and chief executive officer of Kranzco, will assume the title of chairman of the board at Kramont, whose shares will trade on the New York Stock Exchange. Corporate headquarters will be located at the existing facilities of Montgomery CV Realty, L.P., in Plymouth Meeting, Pennsylvania.

     Kramont Realty Trust will consist of 84 properties encompassing approximately 11 million square feet in 16 states with an asset base of approximately $800 million. Major anchor tenants include supermarkets, discount stores and drug stores such as Albertson's, Wal-Mart, Kmart, Home Depot, CVS and Eckerd's.

     Noting CV Reit's occupancy rate of more than 98 percent, Meshon said, "We are excited about the tremendous potential for internal growth of this merger given CV Reit's expertise in successfully acquiring, retenanting and redeveloping properties combined with Kranzco's larger geographic market diversification and property base. Through aggressive leasing, renovation, upgrading and maintenance of properties, we expect to sharply increase Kranzco's 92 percent occupancy rate, while increasing the value and revenue stream from fully leased properties over the long term."

     Commenting on the merger agreement, Kranzdorf said, " Kramont shall seek to enhance shareholder value in a consolidating industry. Kramont will enable shareholders to participate in an excellent growth opportunity. The addition of CV Reit's management team and its existing properties, coupled with a diverse portfolio, creates an exceptional entity that will better serve the shareholders."

     The merger agreement anticipates that the initial distribution policy of Kramont will be paid at the annual rate of $1.30 per common share. As a result, the annual distributions to Kranzco shareholders will be equal to the current annual payout rate and CV Reit shareholders will receive distributions about 12 percent greater than the $1.16 per share current annual payout.

     Salomon Smith Barney acted as financial advisor to CV Reit and ING Barings was financial advisor to Kranzco.

     CV Reit and Kranzco are, and the newly created Kramont will be, self-administered, self-managed equity REITs, specializing in shopping center acquisition, leasing, development and management. CV Reit owns 22 income producing properties, aggregating approximately 2 million square feet, principally neighborhood shopping canters located in the Mid-Atlantic region and Florida. Kranzco owns 62 properties encompassing approximately 9 million square feet. Kramont will have 84 properties totaling approximately 11 million square feet in 16 states.

     Safe Harbor Statement: This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Certain forward-looking statements contained in this press release reflect management's current views as well as risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company. All forward-looking statements included in the press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

                                    ####

                                                       Exhibit P to
                                                       Reorganization
                                                       Agreement


                            THIRD LEASE AMENDMENT

    THIS THIRD LEASE AMENDMENT is made this ____ day of _______, 2000 (the "Effective Date"), by and between Norman M. Kranzdorf ("Lessor") and Kranzco Realty Trust, a Maryland real estate investment trust ("Lessee").

                                 WITNESSETH:

    WHEREAS, Lessor and Lessee, or their predecessors in interest, are parties to that certain Lease dated January 13, 1989, which lease was amended by that certain Lease Amendment dated October 11, 1993, and which was further amended by that certain Second Lease Amendment dated April 9, 1998 (collectively, the "Lease"), wherein Lessor leased to Lessee those premises located at hereinafter referred to as the "Demised Premises"; and

    WHEREAS, Lessor and Lessee now desire to amend the Lease as hereinafter set forth.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Lease.

Right of Termination. A new Section 2.18 shall be added to the Lease, as follows:

    "Section 2.18. Lessor and Lessee agree that, in the event that Lessor enters into an agreement to sell its interest in the Demised Premises, Lessor shall, within two days of entering into such agreement, deliver notice ("Lessor's Notice") of Lessor's entering into such agreement to Lessee. Lessor and Lessee shall have the right to terminate this Lease by delivering written notice (the "Termination Notice") to the other within sixty days after Lessee's receipt of Lessor's Notice. If Lessor or Lessee so elects to terminate this Lease, the term of this Lease shall end on the date the purchase and sale of Lessor's interest in the Demised Premises closes, as fully and completely as if such date were the date originally set forth in the Lease for the end of the term. In the event said sale and purchase is not consummated, this Lease shall continue in full force and effect until the termination date set forth in this Lease. Any proposed future sale by Lessor of the Demised Premises shall also be subject to this Section 2.18."

Right to Assign / Sublease. Section 3.13 of the Lease shall be deleted in its entirety, and shall be replaced with the following:

    "Section 3.13. Lessee shall have the right, with the consent of Lessor, not to be unreasonably withheld or delayed, to assign its interest in this Lease or sublease all or a portion of the Demised Premises, provided that (i) Lessor is given at least ten (10) days to review the document of assignment or sublease, (ii) Lessee agrees to remain liable to Lessor for the obligations of Lessee under the Lease after such assignment or sublease, and
(iii) that the sublessee or assignee in question agrees to use the Demised Premises (or portion thereof sublet) in a manner substantially similar to that of Lessee. In the event Lessor unreasonably withholds its consent to such proposed assignment or sublease by Lessee, and Lessee has so agreed to remain liable to Lessor under the terms of the Lease, and the sublessee or assignee in question agrees to use the Demised Premises (or portion thereof sublet) in a manner substantially similar to that of Lessee, then (a) in the event of a proposed assignment or sublease of substantially all of the Demised Premises, Lessee shall have the right to terminate this Lease by delivering a Termination Notice to Lessor within ten days after Lessor refuses to so consent, or (b) in the event of a proposed sublease of less than substantially all of the Demised Premises, Lessee shall have the right to terminate this Lease only as to that portion of the Demised Premises that Lessee intended to sublet by delivering a Termination Notice to Lessor within ten days after Lessor refuses to so consent. If Lessee elects to terminate this Lease pursuant to either (a) or (b) above, the term of this Lease shall end (as to either all or the portion of the Demised Premises Lessee intended to sublet, as the case may be) as of a date set forth in the Termination Notice delivered to Lessor, which date shall not be less than 90 days from the date Lessor receives Lessee's Termination Notice, as fully and completely as if such date were the date originally set forth in this Lease for the end of the term."

Miscellaneous.

In the event that there are any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

Except as specifically amended hereby, all of the other terms, conditions and covenants contained in the Lease shall continue in full force and effect and are hereby ratified, approved and republished.

This Amendment shall be binding upon and inure to the benefit of parties hereto and their respective heirs, executors, administrators, successors and assigns.

This Amendment may be executed in counterparts.


    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


LESSOR:                            LESSEE:

                                   Kranzco Realty Trust


__________________________         By:__________________________
Norman M. Kranzdorf                   Name:
                                      Title: